U.S. Prospectus	Filed pursuant to Rule 424(b)(3)

Registration No. 333-125037

EXCHANGE OFFER BY ROYAL DUTCH SHELL PLC FOR THE OUTSTANDING ORDINARY

SHARES OF ROYAL DUTCH PETROLEUM COMPANY
(N.V. KONINKLIJKE NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ)

         The boards of directors of Royal Dutch Petroleum Company (N.V. Koninklijke Nederlandsche Petroleum Maatschappij) (“Royal Dutch”) and The “Shell” Transport and Trading Company, p.l.c. (“Shell Transport”) have agreed to propose to their shareholders that Royal Dutch and Shell Transport will become subsidiaries of a new parent company, Royal Dutch Shell plc (“Royal Dutch Shell”). To implement the proposal, (i) Royal Dutch Shell is making an offer to acquire all of the issued and outstanding ordinary shares of Royal Dutch in exchange for Royal Dutch Shell Class A ordinary shares or American depositary receipts (“ADRs”) representing Royal Dutch Shell Class A ordinary shares and (ii) Royal Dutch Shell proposes to become the parent company of Shell Transport pursuant to a United Kingdom reorganizational procedure referred to as a “scheme of arrangement” under section 425 of the UK Companies Act 1985, as amended. As a result of the Scheme of Arrangement, holders of Shell Transport ordinary shares will receive Royal Dutch Shell Class B ordinary shares and holders of Shell Transport ADRs will receive ADRs representing Royal Dutch Shell Class B ordinary shares.

         The Royal Dutch supervisory board and the Royal Dutch board of management have unanimously reached the conclusion, on the basis of the considerations stated in this prospectus, that the transaction described above is in the best interest of Royal Dutch, holders of Royal Dutch’s ordinary shares and Royal Dutch’s other stakeholders. The Royal Dutch supervisory board and the Royal Dutch board of management are furthermore of the opinion that the offer is fair and reasonable and accordingly unanimously recommend its acceptance.

         Under the terms of the offer:

•	for every Royal Dutch ordinary share held in New York registry form you tender in the offer, you will receive one Royal Dutch Shell Class A ADR; and

•	for every Royal Dutch ordinary share held in bearer or Hague registry form you tender in the offer, you will receive two Royal Dutch Shell Class A ordinary shares.

         Each Royal Dutch Shell Class A ADR will represent two Royal Dutch Shell Class A ordinary shares.

         The offer will expire at 5.00 p.m. New York City time (11:00 p.m. Amsterdam time) on July 18, 2005, unless the offer is extended.

         The offer is subject to the conditions listed in this prospectus under “The Offer — Conditions to the Offer” on page 53, including, but not limited to, (i) the condition that, prior to the expiration of the offer, the number of Royal Dutch ordinary shares that have been validly tendered and not withdrawn shall represent at least 95% of the issued share capital of Royal Dutch that is then outstanding and (ii) the condition that the “scheme of arrangement” shall become effective. As of the date of this prospectus, we do not own any Royal Dutch ordinary shares.

         Applications have been made for our Class A ordinary shares and Class B ordinary shares to be admitted to the official list of the UK Listing Authority and to trading on the market for listed securities of the London Stock Exchange under the symbols “RDSA” and “RDSB”, respectively. We have applied, subject to the offer being declared unconditional (gestanddoening), to list our Class A ordinary shares and Class B ordinary shares on Eurolist by Euronext Amsterdam (“Euronext Amsterdam”) under the symbols RDSA and RDSB, respectively. We have been approved, subject to official notice of issuance, to list our Class A ADRs and Class B ADRs on the New York Stock Exchange under the symbols “RDS.A” and “RDS.B”, respectively.

We urge you to read this prospectus carefully, including the section “RISK FACTORS” beginning on page 25, before deciding to accept the offer.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Citigroup Global Markets Inc.	Rothschild Inc.

Dealer Managers for the offer in the United States

Date of this prospectus is May 19, 2005

CERTAIN DEFINED TERMS

      Unless otherwise specified or if the context otherwise requires:

      “Royal Dutch Shell”, “the company”, “we”, “us” or “our” refer to Royal Dutch Shell plc, a company incorporated in England and Wales.

      “Royal Dutch” refers to N.V. Koninklijke Nederlandsche Petroleum Maatschappij (also known as Royal Dutch Petroleum Company), a company organized under the laws of The Netherlands.

      “Shell Transport” refers to The “Shell” Transport and Trading Company, p.l.c., a company incorporated in England and Wales.

      “Royal Dutch/ Shell Group” or “Group” refers to the companies (other than Royal Dutch Shell) in which Royal Dutch and Shell Transport together or separately, either directly or indirectly, have control either through a majority of the voting rights or the right to exercise a controlling influence or to obtain the majority of the benefits and be exposed to the majority of the risks. The companies in which Royal Dutch and Shell Transport directly or indirectly own investments are separate and distinct entities. However, in this prospectus “Royal Dutch/ Shell Group” and “Group” are sometimes used for convenience in contexts where reference is made to companies in the Royal Dutch/ Shell Group in general. These expressions are also used where no specific purpose is served by identifying a particular company or companies.

      “Parent Companies” refer to Royal Dutch and Shell Transport.

      “Transaction” refers to the proposed transaction pursuant to which we will, through the offer and the Scheme, become the parent company of Royal Dutch and Shell Transport and the Royal Dutch/ Shell Group.

      “Admitted Institution” means the institutions which hold Royal Dutch ordinary shares in bearer form and/ or, after the consummation of the Transaction, Royal Dutch Shell ordinary shares on behalf of their clients through Euroclear Nederland as an admitted institution of Euroclear Nederland or, as the context so permits, which hold Royal Dutch ordinary shares in bearer form and/ or, after the consummation of the Transaction, Royal Dutch Shell ordinary shares on behalf of their clients through an institution which is an admitted institution of Euroclear Nederland.

      “AFM” refers to The Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten).

      “Business day” means a day (other than a Saturday or Sunday) on which banks are open in London, New York and Amsterdam.

      “Clear days” means calendar days and excludes the date of mailing, the date of receipt of the notice and the date of the meeting itself.

      “Companies Act” refers to the Companies Act of England and Wales 1985, as amended.

      “Euronext Amsterdam trading day” refers to a day on which Euronext Amsterdam is open for trading.

      “Exchange Act” refers to the U.S. Securities Exchange Act of 1934.

      “Expiration date of the offer” means 5.00 p.m., New York City time (11.00 p.m. Amsterdam time) on July 18, 2005, unless we extend the period of time for which the offer is open in compliance with Dutch tender offer regulations and U.S. federal securities laws, in which case the term “expiration date of the offer” means the latest time and date on which the offer, as so extended, expires.

      “Form 20-F” refers to Royal Dutch’s and Shell Transport’s Annual Report on Form 20-F for the year ended December 31, 2004, as amended on May 4, 2005.

      “HMRC” refers to Her Majesty’s Revenue and Customs.

      “Q1 Form 6-K” refers to Royal Dutch’s and Shell Transport’s Report on Form 6-K furnished to the SEC on May 9, 2005.

      “RDS Group” means Royal Dutch Shell and its subsidiaries, after the consummation of the Transaction.

      “Royal Dutch ordinary shares” refers to Royal Dutch ordinary shares in bearer form, Royal Dutch ordinary shares in Hague registry form and Royal Dutch ordinary shares in New York registry form, collectively.

      “Scheme” or “Scheme of Arrangement” refers to the proposed scheme of arrangement under section 425 of the Companies Act, between Shell Transport and the holders of Shell Transport ordinary shares and Shell Transport bearer warrants.

      “SEC” refers to the U.S. Securities and Exchange Commission.

      “Securities Act” refers to the U.S. Securities Act of 1933.

      “UK High Court” refers to the High Court of Justice in England and Wales.

      “UKLA” or “UK Listing Authority” refers to the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the UK Financial Services and Markets Act 2000.

      “United States” or “U.S.” refers to the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

      “U.S. business day” means any day, other than a Saturday, Sunday or federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

      References in this prospectus to Royal Dutch ordinary shares in bearer form or to Royal Dutch Shell shares shall, where the relevant shares are held by Euroclear Nederland in its capacity as central institute (centraal instituut) under the Dutch Securities Giro Act (Wet giraal effectenverkeer) and the context so permits, include references to interests held in such shares by other persons in accordance with the Dutch Securities Giro Act.

      Certain other terms are defined in other sections of this prospectus.

REFERENCE TO ADDITIONAL INFORMATION

      This prospectus incorporates important business and financial information about Royal Dutch, Shell Transport and the Royal Dutch/Shell Group from other documents that are not included in or delivered with this prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this prospectus by requesting them in writing or by telephone or from the information agent at the following address:

Georgeson Shareholder Communications Inc.

17 State Street
10th Floor
New York, NY 10004
U.S. Toll-Free No.: 1-877-278-6357
E-mails: shellinfo@gscorp.com

      If you would like to request documents, please do so by July 11, 2005, in order to receive them in a timely manner. If you request any incorporated document from the information agent, the information agent will mail the requested document to you by first class mail, or send it by other equally prompt means, within 1 business day after it receives your request. You can also obtain the documents incorporated by reference in this prospectus from the SEC’s website at http://www.sec.gov. For a list of the documents that are incorporated by reference into this prospectus, see “Where You Can Find More Information” on page 132.

      In deciding whether to tender your Royal Dutch ordinary shares in the offer, you should rely only on the information contained or incorporated by reference into this prospectus or in the related U.S. offer documents. We have not authorized any person to provide you with any information that is different from, or in addition to, the information that is contained in this prospectus or in the related offer documents.

      The information contained in this prospectus speaks only as of the date indicated on the cover of this prospectus unless the information specifically indicates that another date applies.

REGULATORY STATEMENT

      Citigroup Global Markets Inc., which is acting as one of the dealer managers and is a registered broker dealer in the U.S., is an affiliate of Citigroup Global Markets Limited (“Citigroup”). Citigroup, which is regulated in the United Kingdom by the Financial Services Authority, is acting as sponsor of Royal Dutch Shell in connection with the listing of Royal Dutch Shell ordinary shares on the London Stock Exchange. In this capacity, Citigroup provides listing related services to Royal Dutch Shell and makes certain representations on behalf of Royal Dutch Shell in accordance with the regulations of the Financial Services Authority. Citigroup is also acting as co-listing agent in connection with the listing of Royal Dutch Shell ordinary shares on Euronext Amsterdam. Citigroup is also acting as a financial adviser to Royal Dutch Shell and as a financial adviser to Royal Dutch, Shell Transport and the Royal Dutch/ Shell Group and no one else in connection with the Transaction and the listing of Royal Dutch Shell ordinary shares on the London Stock Exchange and Euronext Amsterdam. Citigroup will not be responsible under the provisions of the Financial Services and Markets Act 2000 or any regulations made thereunder to anyone (including shareholders of Royal Dutch or Shell Transport) other than Royal Dutch Shell, Royal Dutch and Shell Transport for providing the protections afforded to clients of Citigroup, or for providing advice in relation to the Transaction and the listing of Royal Dutch Shell ordinary shares on the London Stock Exchange and Euronext Amsterdam.

      Rothschild Inc., which is acting as one of the dealer managers and is a registered broker dealer in the U.S., is an affiliate of NM Rothschild & Sons Limited (“Rothschild”). Rothschild, which is regulated in the United Kingdom by the Financial Services Authority, is acting as sponsor of Royal Dutch Shell in connection with the listing of Royal Dutch Shell ordinary shares on the London Stock Exchange. In this capacity, Rothschild provides listing related services to Royal Dutch Shell and makes certain representations on behalf of Royal Dutch Shell in accordance with the regulations of the Financial Services Authority. Rothschild is also acting as co-listing agent in connection with the listing of Royal Dutch Shell ordinary shares on Euronext Amsterdam. Rothschild is also acting as a financial adviser to Royal Dutch Shell and as a financial adviser to Royal Dutch, Shell Transport and the Royal Dutch Shell/ Group and no one else in connection with the Transaction and the listing of Royal Dutch Shell ordinary shares on the London Stock Exchange and Euronext Amsterdam. Rothschild will not be responsible under the provisions of the Financial Services and Markets Act 2000 or any regulations made thereunder to anyone, (including shareholders of Royal Dutch or Shell Transport) other than Royal Dutch Shell, Royal Dutch and Shell Transport for providing the protections afforded to clients of Rothschild, or for providing advice in relation to the Transaction and the listing of Royal Dutch Shell ordinary shares on the London Stock Exchange and Euronext Amsterdam.

      ABN AMRO Bank N.V. (“ABN AMRO”) is acting for Royal Dutch (and has provided certain financial services, and may continue to provide certain financial or investment banking services to Royal Dutch Shell, Shell Transport, Royal Dutch and the Royal Dutch/Shell Group, including acting as Dutch exchange agent in the offer and co-listing agent in connection with the listing of the Class A Shares and the Class B Shares on Euronext Amsterdam) and no-one else in connection with the Transaction and will not be responsible under the provisions of the Financial Services and Markets Act 2000 or any regulations made thereunder to anyone other than Royal Dutch for providing the protections afforded to clients of ABN AMRO or for providing advice in relation to the Transaction and the listing of Royal Dutch Shell ordinary shares on Euronext Amsterdam.

      This prospectus must not be distributed in whole or in part into Japan. This prospectus and other documents related to the Transaction may not be electronically provided to, nor accessed by, residents of Japan or persons who are in Japan. Copies of this prospectus and any other documents related to the Transaction are not being, and must not be, mailed or otherwise distributed or sent to any person or company in or from Japan. Persons receiving this prospectus (including custodians, nominees and trustees) or other documents related to the Transaction must not distribute or send them to any person or company in or from Japan.

      The offer is not being made, directly or indirectly, in or into or by the use of the mails or any other means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or internet) of interstate or foreign commerce of, or any such facilities of a national securities exchange of, Japan, and is not capable of acceptance by any such use, means, instrumentality or facilities from or within Japan. The offer is not being made to residents of Japan or in Japan.

      The offer has not been notified to the Commissione Nazionale per le Societa’ e la Borsa pursuant to applicable Italian securities laws and implementing regulations. Absent such notification, no public offer can be carried out in the Republic of Italy. This prospectus, and its accompanying documents, have not been, and cannot be, disclosed to any Italian residents or person or entity in the Republic of Italy and no other form of solicitation has been, and can be, carried out in the Republic of Italy. This prospectus and any accompanying or related document, may not be mailed, distributed, disseminated or otherwise disclosed to any Italian residents or person or entity in the Republic of Italy. Royal Dutch ordinary shares may not be tendered by Italian residents or persons or entities in the Republic of Italy and Royal Dutch Shell may not accept shares thus tendered.

      This prospectus does not constitute an offer to sell securities and it is not soliciting an offer to buy securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the laws of any such jurisdiction.

      In accordance with, and subject to the restrictions under, Dutch law and pursuant to exemptive relief granted by the SEC from Rule 14e-5 under the U.S. Securities Exchange Act of 1934, as amended, Royal Dutch and its affiliates may make certain purchases of, or arrangements to purchase, Royal Dutch ordinary shares outside the United States during the period in which the offer remains open for acceptance. In accordance with the requirements of Rule 14e-5 under the Exchange Act and with the exemptive relief granted by the SEC, such purchases, or arrangements to purchase, must comply with applicable Dutch rules, including the provisions of the 1995 Act on the supervision of the securities trade (Wet toezicht effectenverkeer 1995 / Wte 1995) (Netherlands) and the 1995 Decree on the supervision of the securities trade (Besluit toezicht effectenverkeer 1995 / Bte 1995) (Netherlands) and the rules of Euronext Amsterdam. Royal Dutch will disclose promptly in the U.S. and The Netherlands by means of a press release, information regarding such purchases of Royal Dutch ordinary shares outside the offer in reliance on the exemptive relief granted by the SEC, shall provide such information to holders

v

of or beneficial owners of Royal Dutch ordinary shares upon their request without charge to such persons and shall disclose information regarding such purchases to the AFM as required by the Dutch rules.

      This prospectus is only addressed to holders of Royal Dutch ordinary shares in New York registry form wherever located and holders of Royal Dutch ordinary shares in bearer or Hague registry form located in the U.S. Holders of Royal Dutch ordinary shares in bearer or Hague registry form located outside the U.S. should refer to the separate offer document (which may incorporate by reference all or a portion of this prospectus and documents incorporated by reference herein) which can be obtained from ABN AMRO, which is acting as the Dutch exchange agent.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

      The following are some questions that you, as a holder of Royal Dutch ordinary shares, may have about the Transaction and the offer and answers to those questions. These questions and answers may not address all questions that may be important to you. We urge you to carefully read the remainder of this prospectus, and the accompanying letter of transmittal, because the information in these questions and answers is not complete and additional important information is contained in the remainder of this prospectus, the documents referred to or incorporated by reference in this prospectus and the accompanying letter of transmittal.

Q:	What are we proposing to do?

A:	We have entered into an implementation agreement with Royal Dutch and Shell Transport pursuant to which (i) our Class A ordinary shares (“Class A Shares”) and ADRs representing Class A Shares (“Class A ADRs”) are being offered in exchange for all of the issued and outstanding Royal Dutch ordinary shares, and (ii) we plan to issue our Class B ordinary shares (“Class B Shares”) and the applicable depositary will issue ADRs representing Class B Shares (“Class B ADRs”) in exchange for the cancelation of Shell Transport’s ordinary shares (including Shell Transport ordinary shares to which holders of Shell Transport bearer warrants are entitled) and Shell Transport’s ordinary shares underlying the Shell Transport ADRs as a result of the Scheme of Arrangement. After the offer and the Scheme of Arrangement are completed, we would become the single parent company of Royal Dutch and Shell Transport and, through the Parent Companies, the Royal Dutch/ Shell Group.

Q:	What is the Scheme of Arrangement?

A:	Concurrent with the offer, we intend to acquire Shell Transport pursuant to an English law procedure known as a “scheme of arrangement”. A scheme of arrangement is an arrangement between a company and its members (or any class of them) pursuant to section 425 of the Companies Act. A company can effect almost any kind of reorganization, merger or demerger restructuring by way of a scheme of arrangement.

The Scheme of Arrangement requires approval by a majority in number representing three-quarters in value of the Shell Transport ordinary shareholders who are present and vote either in person or by proxy at the meeting convened by the UK High Court for the purpose of considering the Scheme (including those holders of Shell Transport bearer warrants present and voting, either in person or by proxy at the meeting). It also requires UK High Court approval. As the proposed Scheme of Arrangement includes a reduction of capital, a separate special resolution of the Shell Transport shareholders (requiring a 75% majority of those voting) is also necessary. The Shell Transport ordinary shares will be canceled and holders thereof whose names appear in the register of members of Shell Transport at the Scheme record time (6:00 p.m. London time on the business day before the Scheme becomes effective) will receive Class B Shares.

Once approved by the Shell Transport ordinary shareholders and sanctioned by the UK High Court, the arrangements are binding on all holders of Shell Transport ordinary shares (including holders of Shell Transport bearer warrants) and on Shell Transport.

Q:	After the expiration of the offer period, when will the offer be declared unconditional?

A:	Our obligation to accept Royal Dutch ordinary shares for exchange is subject to the satisfaction or, if permitted and consented to by Royal Dutch and Shell Transport, waiver of the conditions to the offer. All conditions to the offer other than the sanctioning of the Scheme by the UK High Court and the subsequent registration of the order sanctioning the Scheme by the Registrar of Companies of England and Wales (the “scheme condition”) must be satisfied or waived on or prior to the expiration of the offer period. In order to facilitate the concurrent completion of the offer and the Scheme, the scheme condition will survive the expiration of the offer period for up to 5 Euronext Amsterdam trading days. We expect to make a public announcement on or immediately prior to the date of the hearing by the UK High Court of the petition to sanction the Scheme, stating that all conditions except for the scheme condition have been satisfied or waived, and subject to and immediately upon the satisfaction of the scheme condition, the offer will thereafter automatically be declared to be unconditional (gestand gedaan) upon the registration of the order sanctioning the Scheme by the Registrar of Companies of England and Wales. We expect the order sanctioning the Scheme to be registered by the Registrar of Companies in England and Wales on July 20, 2005. See “Important Dates” on page 12 for information on important dates relating to the offer.

Once the offer has expired, you will not be able to withdraw any Royal Dutch ordinary shares that you have tendered. For a discussion of the timing of delivery of Class A Shares or Class A ADRs in exchange for Royal Dutch ordinary shares previously tendered and accepted for exchange in the offer, see the discussion below under the heading “The Offer — Acceptance and Delivery of Securities”.

Q:	What will I receive if the offer is completed?

A:	If you tender Royal Dutch ordinary shares in New York registry form in the offer and the offer is completed, you will receive one Class A ADR for every Royal Dutch ordinary share in New York registry form you validly tender and do not properly withdraw. Each Class A ADR will represent two Class A Shares.

If you tender Royal Dutch ordinary shares in bearer or Hague registry form in the offer and the offer is completed, you will receive two Class A Shares for every Royal Dutch bearer or Hague registry share you validly tender and do not properly withdraw.

Q:	What is our tax residency?

A:	Although we are incorporated in England and Wales, we are resident in The Netherlands for Dutch and UK tax purposes. For a discussion of the material tax consequences to holders of our tax residency being in The Netherlands, see “Material Tax Consequences — Dutch Tax Considerations” on page 78.

Q:	Does Royal Dutch support the offer?

A:	Yes. The Royal Dutch supervisory board and the Royal Dutch board of management have unanimously reached the conclusion, on the basis of the considerations described in this prospectus, that the Transaction between Royal Dutch and Shell Transport is in the best interest of Royal Dutch, holders of Royal Dutch ordinary shares and Royal Dutch’s other stakeholders. They are furthermore of the opinion that the offer is fair and reasonable and accordingly unanimously recommend its acceptance. The Royal Dutch supervisory board and the Royal Dutch board of management have received a written opinion from ABN AMRO that, as at October 27, 2004, based upon and subject to matters considered, assumptions used and qualifications set forth therein, the exchange ratio to be used in the offer was fair, from a financial point of view, to the holders of Royal Dutch ordinary shares. ABN AMRO confirmed its opinion by delivering a written opinion dated 13 May, 2005 to the Royal Dutch supervisory board and the Royal Dutch board of management.

Information about the recommendation of the Royal Dutch board of management and the Royal Dutch supervisory board is set forth under “The Transaction — Recommendation of Royal Dutch’s Management and Supervisory Board” on page 43. The Royal Dutch supervisory board and the Royal Dutch board of management received certain corporate finance advice from Citigroup and Rothschild. Information about the corporate finance advice received from Citigroup and Rothschild and the fairness opinions delivered by ABN AMRO is set forth herein, under “The Transaction — Background to the Transaction” on page 32 and “The Transaction — Opinion of Royal Dutch’s Financial Advisor” on page 43 respectively.

Q:	If I decide not to tender, how will the offer affect my Royal Dutch ordinary shares?

A:	You will continue to own your Royal Dutch ordinary shares in their current form. However, if the offer is completed, the number of Royal Dutch ordinary shares remaining in public circulation may be so small that there would no longer be an active trading market for Royal Dutch ordinary shares. The absence of an active trading market could reduce the liquidity and market value of the Royal Dutch ordinary shares that you do not tender. In addition, Royal Dutch ordinary shares in New York registry form may no longer be eligible for trading on the New York Stock Exchange.

Following completion of the offer and depending on the level of acceptance, we intend to request that Royal Dutch seeks to delist the

Royal Dutch ordinary shares from the London Stock Exchange and Euronext Amsterdam and the Royal Dutch ordinary shares in New York registry form from the New York Stock Exchange. If Royal Dutch’s ordinary shares in New York registry form are delisted from the New York Stock Exchange and Royal Dutch has fewer than 300 holders of record of Royal Dutch ordinary shares in the United States, Royal Dutch may seek to deregister its New York registry shares under the Exchange Act.

In addition, we reserve the right to use any legally permitted method to obtain 100% of the Royal Dutch ordinary shares, including engaging in a squeeze-out, one or more corporate restructuring transactions, changes to the Royal Dutch articles or in one or more transactions with holders of minority shares, including public or private exchanges or tender offers or purchases.

Q:	Will there be a “squeeze-out” following the offer?

A:	If the number of Royal Dutch ordinary shares that have been validly tendered and not withdrawn represent at least 95% of the issued share capital of Royal Dutch that is then outstanding, we expect, but are not obligated, to initiate squeeze-out proceedings with a view to acquiring 100% of the outstanding share capital of Royal Dutch, in accordance with Article 2:92a of the Dutch Civil Code. To initiate squeeze-out proceedings, we would have to issue a notice of summons in accordance with Dutch law. If we are able to effectuate a squeeze-out, the Royal Dutch ordinary shares held by minority Royal Dutch shareholders will be acquired for cash and a Dutch court will determine the price to be paid for the shares. Upon payment of such amount into a specified bank account (in accordance with the procedures prescribed by Dutch law), the Royal Dutch ordinary shares of the minority will transfer to us by operation of law. The price determined by the Dutch court in squeeze-out proceedings may be higher or lower than the cash equivalent of the Royal Dutch Shell securities offered in exchange for the Royal Dutch ordinary shares.

Q:	Will I have to pay any fees or commissions?

A:	No, if:

•	you hold Royal Dutch ordinary shares in New York registry form that are registered in your name and you tender them to the U.S. exchange agent,

•	you hold Royal Dutch ordinary shares in bearer form with a bank or broker that is an Admitted Institution of Euroclear Netherlands or an institution which holds Royal Dutch ordinary shares in bearer form through such Admitted Institutions, which directly tenders, and delivers your shares to the Dutch exchange agent, or

•	you hold Royal Dutch ordinary shares in Hague registry form (aandelen op naam).

If you hold your Royal Dutch ordinary shares with a bank, broker or other nominee which does not directly tender and deliver your shares to the Dutch exchange agent, you are advised to consult with them to determine whether any charges will apply to you.

Q:	Will I be taxed on the Royal Dutch Shell securities I receive?

A:	If you are a U.S. taxpayer, as a general matter, you will not recognize gain or loss on the exchange.

For more information on the UK, Dutch and U.S. tax consequences of the offer, see “Material Tax Consequences” beginning on page 74. You are advised to consult your own tax advisor on the tax consequences to you of participating in the offer.

Q:	What percentage of our shares will current Royal Dutch ordinary shareholders own after the offer?

A:	Assuming all Royal Dutch shareholders validly tender, and none properly withdraw, their Royal Dutch ordinary shares in the offer, after completion of the Transaction (i) the former holders of Royal Dutch ordinary shares would own Class A Shares (including Class A Shares represented by Class A ADRs), representing 60% of our outstanding issued ordinary share capital and voting rights and (ii) the former holders of Shell Transport ordinary shares would own Class B Shares (including Class B Shares represented by Class B ADRs), representing 40% of our out-

standing issued ordinary share capital and voting rights.

To the extent that the Transaction is consummated but not all the former holders of Royal Dutch ordinary shares tender their shares, the percentage of our share capital and voting rights held by former holders of Royal Dutch ordinary shares will be less than 60%. Accordingly, in such a situation, the amount of our issued ordinary share capital and voting rights held by former Shell Transport shareholders would be greater than 40%.

Q:	What is the difference between Class A Shares and Class B Shares?

A:	Class A Shares and Class B Shares will have identical voting rights and will vote together as a single class on all matters, including the election of directors, unless a matter affects the rights of one class as a separate class. Class A Shares and Class B Shares will have identical rights upon our liquidation, and dividends declared on each will be equivalent in amount. However, in seeking to preserve the current tax treatment of dividends, holders of Class A Shares will receive Dutch source dividends, while holders of Class B Shares will receive dividends that are UK sourced to the extent that these dividends are paid through the dividend access mechanism (as described on page 69 under “The Scheme of Arrangement — Dividend Access Mechanism”).

Q:	Do I need to do anything if I want to retain my Royal Dutch ordinary shares?

A:	No. If you want to retain your Royal Dutch ordinary shares, you do not need to take any action.

Please see “Risk Factors — Risks to Royal Dutch shareholders who do not tender their Royal Dutch ordinary shares in the Offer” on page 26 for a discussion of potential consequences to you if you do not tender your Royal Dutch ordinary shares and the Transaction is consummated.

Q:	What happens if the offer is not completed?

A:	If the offer is not completed:

•	your tendered Royal Dutch ordinary shares in New York registry form will be returned to you without interest or any other payment being due. This should occur several business days following the announcement that the offer has terminated;

•	if you hold Royal Dutch ordinary shares in bearer form, your shares delivered to ABN AMRO will be re-delivered to the relevant Admitted Institution(s) of Euroclear Nederland upon public announcement thereof; and

•	if you hold Royal Dutch ordinary shares in Hague registry form (aandelen op naam), your acceptance communicated to N.V. Algemeen Nederlands Trustkantoor ANT (“ANT”) will be considered withdrawn.

Q:	Who can answer my questions?

A:	If you hold Royal Dutch ordinary shares in New York registry form and have questions about the offer, you may contact Georgeson Shareholder Communications Inc., which is acting as information agent for the offer.

If you hold Royal Dutch ordinary shares in bearer form and have questions about the offer, you should contact your bank or broker or ABN AMRO, which is acting as Dutch exchange agent.

If you hold Royal Dutch ordinary shares in Hague registry form and have questions about the offer, you should contact ANT at (011) 31-20-522-2510 and email: registers@ant-trust.nl.

SUMMARY

      This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the offer fully and for a more complete description of the legal terms of the offer, you should read carefully this entire prospectus and the other documents to which we have referred you. See “Where You Can Find More Information” on page 132.

The Companies

Royal Dutch Shell

      We were incorporated in England and Wales on February 5, 2002, as a private company limited by shares under the name Forthdeal Limited. On October 27, 2004, we re-registered as a public company limited by shares and changed our name to Royal Dutch Shell plc.

      We are registered at Companies House, Cardiff with company number 04366849, and the Chamber of Commerce, The Hague under number 34179503. Our registered office is at Shell Centre, London, SE1 7NA, UK and our headquarters are at Carel van Bylandtlaan 30, 2596 HR The Hague, The Netherlands. Tel.: +31 (0) 70 377 9111. We are considered a resident of The Netherlands for Dutch and UK tax purposes. Our authorised agent in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark Delaware 19711. Our agent for service of process in the United States is CT Corporation Systems, 111 Eighth Avenue, 13th floor, New York NY 10019 Tel (212) 894-8400.

      The Transaction will result in our becoming the parent company of Royal Dutch, Shell Transport and, through Royal Dutch and Shell Transport, of the Royal Dutch/ Shell Group. Our primary object is to carry on the business of a holding company.

Royal Dutch/ Shell Group

      Currently, Royal Dutch and Shell Transport are the Parent Companies of the Royal Dutch/ Shell Group but are not themselves part of it. The Royal Dutch/ Shell Group has grown out of a scheme of amalgamation between Royal Dutch and Shell Transport dated 12 September 1906 and agreements from 1907 by which the scheme of amalgamation was implemented and pursuant to which they combined their interests in the oil industry through the transfer of all the significant operating assets of each Parent Company to companies owned 60% by Royal Dutch and 40% by Shell Transport. Throughout the twentieth century, the Royal Dutch/ Shell Group expanded with acquisitions in Europe, Africa and the Americas and continued to develop its business interests around the world, now operating in over 140 countries and territories and employing more than 114,000 people. Whilst best known to the public for its service stations and for exploring and producing oil and gas on land and at sea, the Royal Dutch/ Shell Group’s activities include transporting and trading oil and gas, marketing natural gas, producing and selling fuel for ships and planes, generating electricity and providing energy efficiency advice. The Royal Dutch/ Shell Group also produces and sells petrochemical building blocks to industrial consumers globally and is investing in making renewable and lower-carbon energy sources competitive for large-scale use.

Royal Dutch

      Royal Dutch Petroleum Company (N.V. Koninklijke Nederlandsche Petroleum Maatschappij), was incorporated on June 16, 1890, under the laws of The Netherlands.

      Royal Dutch does not engage in operational activities. It derives the whole of its income — except for interest income on cash balances or short-term investments — from its interests in the Royal Dutch/ Shell Group.

      The principal trading markets for Royal Dutch ordinary shares are Euronext Amsterdam and the New York Stock Exchange.

      The address of Royal Dutch’s registered office, head office and principal place of business is at Carel van Bylandtlaan 30, 2596 HR The Hague, The Netherlands. Tel.: (011 31 70) 377 9111.

Shell Transport

      The “Shell” Transport and Trading Company, p.l.c. was incorporated on October 18, 1897, under the laws of England and Wales.

      Shell Transport does not engage in operational activities. It derives the whole of its income — except for interest income on cash balances or short-term investments — from its interests in the Royal Dutch/ Shell Group.

      The principal trading market for the Shell Transport ordinary shares is the London Stock Exchange. American Depositary Receipts evidencing Shell Transport ordinary shares are listed on the New York Stock Exchange. Each Shell Transport ADS represents six Shell Transport ordinary shares.

The Transaction

Reasons for the Transaction (page 41)

      In making their decision that Royal Dutch should propose the Transaction and in making their recommendation that holders of Royal Dutch ordinary shares accept the offer and tender their Royal Dutch ordinary shares, the Royal Dutch board of management and Royal Dutch supervisory board considered, among other things, the following:

•	Terms of the Transaction: the fact that the exchange ratio to be proposed reflects the ownership of the Royal Dutch/ Shell Group by Royal Dutch and Shell Transport and the other terms of the unification protocol and implementation agreement.

•	Advice and opinion of financial advisors: the written opinion of ABN AMRO addressed to the Royal Dutch board of management and the Royal Dutch supervisory board that, as at October 27, 2004, the exchange ratio to be used in the offer was fair, from a financial point of view, to holders of Royal Dutch shares; and the corporate finance advice provided by Citigroup and Rothschild. ABN AMRO confirmed its opinion by delivering a written opinion dated May 13, 2005 to the Royal Dutch board of management and the Royal Dutch supervisory board. The full text of the written opinions of ABN AMRO dated October 27, 2005 and May 13, 2005 are attached hereto as Annex B and Annex C, respectively, and set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by ABN AMRO in rendering its opinions. Additional detail concerning the written opinion of ABN AMRO and the corporate finance advice provided by Citigroup and Rothschild is contained under “The Transaction — Opinion of Royal Dutch’s Financial Advisor” on page 43 and “The Transaction — Background to the Transaction” on page 32, respectively.

•	Increased clarity and simplicity of governance: the belief that the Transaction will result in a clearer and simpler governance structure, including:

—	a single, smaller board initially comprised of 10 non-executive members and 5 executive directors and

—	a simplified senior management structure with a single non-executive Chairman of the board, a single Chief Executive and clear lines of authority. This is expected to result from the fact that following completion of the Transaction the executive committee of Royal Dutch Shell will report through the Chief Executive Officer to a single board of directors with a single non-executive Chairman.

•	Increased accountability: the expectation that the Transaction will lead to increased accountability and clarify lines of authority.

•	Increased management efficiency: the belief that the Transaction will increase the efficiency of decision making and management processes generally, including through the elimination of dual corporate headquarters in favor of a single corporate headquarters, the elimination of duplication and the centralization of functions.

•	Tax treatment: the fact that (a) the exchange of Royal Dutch ordinary shares in the Transaction would not be subject to tax for Dutch and U.S. federal income tax purposes and (b) the Transaction would be broadly tax neutral for the Royal Dutch/ Shell Group. See “Material Tax Consequences” for a description of the material tax consequences to U.S. holders of the offer.

•	Expected accounting treatment: the fact that it was expected that the Transaction would be accounted for on an historical cost (or carry-over) basis under International Financial Reporting Standards and U.S. GAAP rather than as a business combination (see Unaudited Condensed Pro Forma Combined Financial Information on page 134 for a more detailed explanation of the accounting treatment for the Transaction).

•	Index inclusion: the fact that our shares would be expected to be included in the FTSE All-Share and FTSE 100 indices with a weighting reflecting our full market capitalization (i.e., both Class A Shares and Class B Shares). Because these indices are widely tracked by investors, we expect this inclusion to have a positive impact on overall demand for our shares.

•	Flexibility in issuing equity and debt: the fact that the Transaction would result in a single publicly traded entity that would facilitate equity and debt issuances, including on an SEC-registered basis.

The Offer (page 53)

      If the offer is completed:

•	for every Royal Dutch ordinary share in New York registry form you tender, you will receive one Class A ADR. Each Class A ADR will represent two Class A Shares; and

•	for every Royal Dutch ordinary share in bearer or Hague registry form you tender, you will receive two Class A Shares.

      Assuming that all outstanding Royal Dutch ordinary shares are tendered, a total of 4,139,040,000 Class A Shares, including Class A Shares represented by Class A ADRs, will be in issue.

Conditions to the Offer (page 53)

      Our obligation to accept Royal Dutch ordinary shares for exchange is subject to the satisfaction or, if permitted and consented to by Royal Dutch and Shell Transport, waiver of the conditions to the offer. These conditions are set forth more fully under the heading “The Offer — Conditions to the Offer” on page 53 and include, but are not limited to, the following:

•	the number of Royal Dutch ordinary shares that have been validly tendered for exchange before the expiration of the offer and that have not been withdrawn representing at least 95% of the issued share capital of Royal Dutch that is then outstanding (the “minimum acceptance condition”);

•	prior to the expiration date of the offer, the Royal Dutch Annual General Meeting having been held in accordance with Dutch law to inform Royal Dutch shareholders about the offer and the Royal Dutch Annual General Meeting having resolved to approve the entering into by Royal Dutch of the implementation agreement;

•	the sanctioning of the Scheme of Arrangement by the UK High Court and the subsequent registration of the order sanctioning the Scheme of Arrangement by the Registrar of Companies of England and Wales (the “scheme condition”); and

•	approval of applications to list and trade our ordinary shares on Euronext Amsterdam and the London Stock Exchange and our ADRs on the New York Stock Exchange, subject only to the limited conditions described under the applicable clause under the heading “The Offer — Conditions to the Offer” on page 53.

      We may, with Royal Dutch’s and Shell Transport’s prior written consent, waive the minimum acceptance condition and certain other conditions to the offer.

Conditions to the Scheme of Arrangement (page 67)

      The Scheme of Arrangement is subject to the satisfaction or, if consented to by Royal Dutch, waiver of certain conditions. These conditions are set forth more fully under the heading “The Scheme of Arrangement — Conditions to the Scheme of Arrangement” on page 67 and include, but are not limited to, the following

•	the conditions to the offer (other than the scheme condition) having been satisfied or waived on or before the date on which the order sanctioning the Scheme of Arrangement is made or expressed to take effect;

•	receipt of specified approvals by the Shell Transport shareholders, the sanctioning of the Scheme of Arrangement by the UK High Court and the subsequent registration of the order sanctioning the Scheme of Arrangement by the Registrar of Companies of England and Wales; and

•	approval of applications to list and trade our ordinary shares on Euronext Amsterdam and the London Stock Exchange and to list our ADRs on the New York Stock Exchange, subject only to the limited conditions described under the applicable clause under the heading “The Scheme of Arrangement — Condition to the Scheme of Arrangement”.

      Shell Transport may, with Royal Dutch’s prior written consent, waive certain conditions to the Scheme of Arrangement.

The Offer

Procedures for Tendering (page 56)

      If you hold your Royal Dutch ordinary shares in New York registry form in a brokerage or custody account, you should instruct your broker, dealer, commercial bank, trust company or other entity through which you hold your Royal Dutch ordinary shares in New York registry form to arrange to tender your Royal Dutch ordinary shares in the offer to the U.S. exchange agent in book-entry form through The Depository Trust Company’s (“DTC”) automated tender offer system (ATOPs).

      If you hold one or more share certificates for Royal Dutch ordinary shares in New York registry form, to accept the offer, complete and sign the enclosed letter of transmittal and deliver it, before the expiration date of the offer, together with share certificate(s) representing your Royal Dutch ordinary shares in New York registry form and any other required documents, to JPMorgan Chase Bank, N.A., the U.S. exchange agent for the offer, at one of the addresses set forth on the letter of transmittal.

      Holders of Royal Dutch ordinary shares in bearer form who hold their Royal Dutch ordinary shares with a bank or stockbroker should make their acceptance of the offer known to the Dutch exchange agent, ABN AMRO, via their respective bank or stockbroker during the period beginning on May 20, 2005 and ending on the expiration date of the offer.

      The bank or stockbroker may set an earlier deadline for communication by holders of such Royal Dutch ordinary shares in bearer form in order to permit the bank or stockbroker to communicate their acceptances to ABN AMRO in a timely manner.

      Holders of Royal Dutch ordinary shares in Hague registry form registered in the name of the relevant holders (aandelen op naam) will receive an application form to make their acceptance of the offer known. The application form should be completed, signed and returned so as to reach ANT at PO Box 11063, 1001 GB Amsterdam, The Netherlands, by no later than the expiration date of the offer.

      Holders of Royal Dutch ordinary shares in bearer form represented by already issued share certificates to bearer provided with separate dividend coupons (K-stukken) should note that, in accordance with Royal Dutch’s articles of association, such certificates have been abolished. If such holders wish to tender these Royal Dutch ordinary shares, they should make their acceptance known by transferring their certificates via their bank or stockbroker to the Dutch exchange agent, ABN AMRO, during the period beginning on May 20, 2005 and ending on the expiration date of the offer. The bank or stockbroker may set an earlier deadline for communication by holders of such Royal Dutch ordinary shares in bearer form in order to permit the bank or stockbroker to communicate their acceptances to ABN AMRO in a timely manner.

Offer Period and Extension (page 54)

      The offer is currently scheduled to expire at 5:00 p.m. New York City time (11:00 p.m. Amsterdam time) on July 18, 2005; however, we may, from time to time, extend the offer until all the conditions listed in this prospectus under the heading “The Offer — Conditions to the Offer” beginning on page 53 have been satisfied or waived.

      If we extend the offer, we will make an announcement to that effect no later than 3:00 a.m. New York City time (9:00 a.m. Amsterdam time) on the next Euronext Amsterdam trading day after the previously scheduled expiration date.

      We reserve the right to provide a subsequent offer period (also known as a “grace period”) of up to 15 Euronext Amsterdam trading days, but in no event more than 20 U.S. business days, following the expiration date of the offer. If we decide to provide a subsequent offer period, it will not commence until we have determined that all conditions to the offer (including the scheme condition) have been satisfied or, to the extent permitted, waived.

      During a subsequent offer period, if provided, you would be permitted to tender Royal Dutch ordinary shares that you did not tender in the offer. A subsequent offer period, if provided, is not an extension of the offer. If you tender Royal Dutch ordinary shares during a subsequent offer period, you will not be able to withdraw your tendered shares. We would promptly accept for exchange any Royal Dutch ordinary shares tendered during a subsequent offer period at the same exchange ratio as in the offer. Any subsequent offer period will be announced simultaneously with an announcement that the offer has become unconditional (gestanddoening), and we have accepted shares for exchange in the offer.

      As it is expected that we will not be able to determine that the scheme condition has been satisfied until after the expiration date of the offer (which determination is expected to occur on July 20, 2005), the subsequent offer period, if any, would commence after such determination. Subject to the satisfaction or, to the extent permitted, waiver of all conditions to the offer other than the scheme condition, we expect to make a public announcement on or immediately prior to the date of the hearing by the UK High Court of the petition to sanction the Scheme (the “hearing date”), stating that all conditions except for the scheme condition have been satisfied or waived, and subject to and immediately upon the satisfaction of the scheme condition, the offer will thereafter automatically be declared to be unconditional (gestand gedaan) upon the registration of the order sanctioning the Scheme by the Registrar of Companies of England and Wales.

Withdrawal Rights (page 59)

      You will have the right to withdraw tendered Royal Dutch ordinary shares prior to the expiration date of the offer. Once the offer has expired, you will not be able to withdraw any Royal Dutch ordinary shares that you have tendered. You should be aware that we will not be able to determine if the scheme condition has been satisfied until the order sanctioning the Scheme of Arrangement has been registered by the Registrar of Companies of England and Wales. Consequently, you will not be able to withdraw your tendered Royal Dutch ordinary shares during the period between the expiration date of the offer and the determination of whether or not the scheme condition has been satisfied, which is expected to occur on July 20, 2005. Further, we will not be obligated to accept tendered Royal Dutch ordinary shares unless the scheme condition has been satisfied.

Risk Factors (page 25)

      In deciding whether to tender your Royal Dutch ordinary shares, you should carefully consider the risks described under “Risk Factors”.

Delisting of Royal Dutch Ordinary Shares (page 64)

      Following completion of the offer and depending on the level of acceptance, we intend to request that Royal Dutch seeks to delist the Royal Dutch ordinary shares from the London Stock Exchange and Euronext Amsterdam and the Royal Dutch ordinary shares in New York registry form from the New York Stock Exchange. In addition, depending on the number of Royal Dutch ordinary shares in New York registry form acquired pursuant to the offer, the Royal Dutch ordinary shares in New York registry form may no longer be eligible for trading on the New York Stock Exchange. While the Royal Dutch ordinary shares could continue to be traded in the over-the-counter market and price quotations could be reported, there can be no assurance that such an over-the-counter market will develop. The extent of the public market for Royal Dutch ordinary shares and the availability of such quotations would depend upon such factors as the number of holders remaining at such time, the interest on the part of securities firms in maintaining a market in Royal Dutch ordinary shares, and the possible termination of registration of Royal Dutch ordinary shares under the Exchange Act, which would adversely affect the amount of publicly available information with respect to Royal Dutch.

Regulatory Matters (page 52)

      It is a condition to completion of the offer that all necessary filings or applications have been made in connection with the Transaction and all statutory or regulatory obligations in any jurisdiction have been complied with in connection with the Transaction except as noted in clause (vii) under the heading “The Offer — Conditions to the Offer” on page 53.

Appraisal Rights (page 52)

      There are no appraisal rights with respect to the offer or the Transaction.

Material Tax Consequences (page 74)

      The exchange of Royal Dutch ordinary shares pursuant to the offer will not be a taxable transaction for U.S. federal income tax purposes for U.S. holders. U.S. holders of Royal Dutch ordinary shares who are neither resident nor ordinarily resident in the UK for UK tax purposes will not generally be subject to UK taxation of chargeable gains in respect of the exchange of Royal Dutch ordinary shares pursuant to the offer unless they carry on a trade, profession or vocation in the UK through a branch or agency or a permanent establishment and their Royal Dutch ordinary shares are or have been used, held or acquired for the purposes of such trade, branch, agency or permanent establishment. U.S. holders of Royal Dutch ordinary shares who are not resident in The Netherlands will generally not be subject to Dutch taxes in respect of the exchange of Royal Dutch ordinary shares in the offer.

      You are advised to consult your own tax advisor concerning the particular tax consequences to you of tendering your Royal Dutch ordinary shares in the offer.

      See “Material Tax Consequences” on page 74.

Shareholders’ Meetings

Royal Dutch Annual General Meeting to Approve the Implementation Agreement and Consider the Offer

      The Royal Dutch annual general meeting will be held at 10:30 a.m. Amsterdam time on June 28, 2005 at the Circus Theater in The Hague.

      The agenda for the Royal Dutch annual general meeting will include the following matters specifically related to the Transaction:

(1)	explanation and discussion of the offer in accordance with section 9q of the Dutch 1995 Decree on the Supervision of the Securities Trade; and

(2)	approval of the implementation agreement.

      In addition, the agenda will also include the proposal, which will not be subject to the Offer being declared unconditional (gestanddoening), that the Royal Dutch Annual General Meeting resolves to amend the Royal Dutch articles of association and to grant the Royal Dutch Board of Management authorisation to buy back all the outstanding Royal Dutch priority shares and subsequently cancel all the Royal Dutch priority shares thus obtained.

      The Royal Dutch Annual General Meeting will be called on or about May 27, 2005 in accordance with past practice and in accordance with the Royal Dutch articles of association and Dutch law.

      A majority vote of Royal Dutch Shareholders is required to approve the implementation agreement

      As of May 13, 2005, the directors of Royal Dutch and managing directors of the companies of the Royal Dutch/ Shell Group and Royal Dutch’s affiliates beneficially owned and were entitled to vote approximately 102,547 Royal Dutch ordinary shares representing less than 1% of the shares outstanding on that date.

Shell Transport Meetings to Approve Scheme of Arrangement

      The Scheme of Arrangement is subject to approval at the court meeting by a majority in number representing three-fourths in value of those Shell Transport ordinary shareholders present and voting, either in person or by proxy (including those holders of Shell Transport bearer warrants present and voting, either in person or by proxy at the meeting) and its implementation will also require the approval of Shell Transport shareholders at the separate Shell Transport Extraordinary General Meeting to be held on June 28, 2005 by not less than 75 per cent of the Shell Transport shareholders as (being entitled to do so) vote in person or by proxy.

Important Dates

Event	Date

Commencement of the offer	May 19, 2005

Latest time for lodging forms of proxy for the Royal Dutch Annual General Meeting	June 21, 2005

Royal Dutch Annual General Meeting	June 28, 2005, 10:30 a.m. Amsterdam time

Shell Transport Annual General Meeting	June 28, 2005, 11:00 a.m. London time

Shell Transport Court Meeting	June 28, 2005, 12:00 noon London time(a)

Shell Transport Extraordinary General Meeting	June 28, 2005, 12:10 p.m. London time(b)

Expiration date of the offer	July 18, 2005, 5:00 p.m. New York City time, (11:00 p.m. Amsterdam time) unless the offer is extended in accordance with Dutch and U.S. federal securities laws (in which case an announcement to that effect will be made no later than the next Euronext Amsterdam trading day)

Expected announcement that the offer is unconditional (gestand wordt gedaan), except for the Scheme Condition	July 19, 2005, 2:00 a.m. New York City time (8:00 a.m. Amsterdam time)(d)

Hearing of petition to sanction the Scheme of Arrangement	July 19, 2005, 10:30 a.m. London time(a)

Expected date of registration of the order sanctioning the Scheme by the Registrar of Companies in England and Wales	July 20, 2005 by 9:00 a.m. Amsterdam time (8:00 a.m. London time)(c)

Expected date that the offer will be declared unconditional (gestanddoening) and the Royal Dutch ordinary shares will be accepted for exchange	July 20, 2005, before opening Euronext Amsterdam, unforeseen circumstances excepted (c)

Expected commencement of subsequent offer period assuming July 20, 2005 as the date of acceptance of shares for exchange	July 20, 2005

Effective date of the Transaction, expected date and time of commencement of dealings of our ordinary shares on Euronext Amsterdam and the London Stock Exchange	July 20, 2005, 9:00 a.m. Amsterdam time, (8:00 a.m. London time)(c)(d)(e)

Expected date of listing and time of start of trading of our ADRs on the New York Stock Exchange	July 20, 2005, 9:30 a.m. (New York City time)(c)(d)

Expected settlement date	No later than July 25, 2005(c)

End of subsequent offer period, if any, assuming July 20, 2005 as the date of acceptance of shares for exchange	August 9, 2005, 9:00 a.m. New York City time, (3:00 p.m. Amsterdam time)(c)(d)

(a)	Or as soon thereafter as the Shell Transport Annual General Meeting is concluded or adjourned.

(b)	Or as soon thereafter as the Court Meeting is concluded or adjourned.

(c)	These dates are indicative only and will depend, inter alia, on the date upon which the High Court sanctions the Scheme.

(d)	Unless the offer is extended in accordance with Dutch and U.S. federal securities laws.

(e)	Or as soon thereafter as the order sanctioning the Scheme has been registered by the Registrar of Companies in England & Wales.

SUMMARY HISTORICAL FINANCIAL DATA

      Presented below is summary historical financial data for Royal Dutch Shell as at and for the period ended December 31, 2004 and as at and for the quarter ended March 31, 2005 and for the Royal Dutch/ Shell Group, Royal Dutch and Shell Transport as at and for each of the years in the five-year period ended December 31, 2004 and as at and for the quarters ended March 31, 2004 and 2005. The summary historical financial data of Royal Dutch Shell has been derived from Royal Dutch Shell’s audited financial statements and unaudited financial information included elsewhere in this prospectus, which have been prepared in accordance with UK GAAP or, in the case of condensed interim financial information as at and for the periods ended March 31, 2004 and 2005, International Financial Reporting Standards. The summary historical financial data for each of the Royal Dutch/ Shell Group, Royal Dutch and Shell Transport has been derived from the “Selected Financial Data” and their respective audited financial statements included in the Form 20-F, which is incorporated by reference in this prospectus, and unaudited financial information included in the Q1 Form 6-K, which is incorporated by reference in this prospectus. The historical financial information of the Royal Dutch/ Shell Group has been prepared in accordance with U.S. GAAP or, in the case of condensed interim financial information as at and for the quarters ended March 31, 2004 and 2005, International Financial Reporting Standards, and presented in U.S. dollars. The historical financial information of Royal Dutch has been prepared in accordance with Netherlands GAAP or, in the case of condensed interim financial information as at and for the quarters ended March 31, 2004 and 2005, International Financial Reporting Standards, and presented in euros. The historical financial information of Shell Transport has been prepared in accordance with UK GAAP or, in the case of condensed interim financial information as at and for the quarters ended March 31, 2004 and 2005, International Financial Reporting Standards, and presented in pounds sterling.

      You should read the following summary historical financial data together with the financial information of Royal Dutch Shell included elsewhere in this prospectus, the financial information of the Royal Dutch/ Shell Group, Royal Dutch and Shell Transport and the section entitled “Discussion and Analysis of Financial Condition and Results of Operations” included in the Form 20-F, which is incorporated by reference into this prospectus, and the condensed interim financial reports of the Royal Dutch/ Shell Group, Royal Dutch and Shell Transport and the section entitled “Discussion and Analysis of Financial Condition and Results of Operations” included in the Q1 Form 6-K, which is incorporated by reference in this prospectus.

Royal Dutch Shell

      Royal Dutch Shell has not engaged in any operational activities since its incorporation. Apart from the contemplated Transaction, Royal Dutch Shell has only borne the costs of administration expenses, acquired investments and issued share capital. At December 31, 2004, the end of its most recent fiscal year, under UK GAAP, Royal Dutch Shell had accumulated net profits of $1 million, total assets of $404 million and shareholders’ funds of $397 million. Under U.S. GAAP, at December 31, 2004 Royal Dutch Shell’s accumulated losses were $2 million, its total assets were $404 million and its shareholders’ funds were $397 million. At March 31, 2005, the end of its most recent fiscal period, under International Financial Reporting Standards, Royal Dutch Shell had accumulated net profits of $2 million, total assets of $386 million and total equity of $379 million. Under U.S. GAAP, at March 31, 2005, Royal Dutch Shell’s accumulated losses were $1 million, its total assets were $386 million and its shareholders’ funds were $379 million.

Royal Dutch/ Shell Group

(Prepared in accordance with U.S. GAAP)

	2004	2003(a)	2002(a)	2001(a)	2000(a)

	$ million
Income statement data (year ended December 31)
Sales proceeds
Oil and gas(b)	308,660	243,566	202,861	149,005	161,219
Chemicals	27,780	19,459	14,659	13,767	15,658
Other	1,082	864	767	589	481

Gross proceeds	337,522	263,889	218,287	163,361	177,358
Sales taxes, excise duties and similar levies	72,332	65,527	54,834	40,908	41,122

Net proceeds(c)	265,190	198,362	163,453	122,453	136,236

Earnings by industry segment
Exploration & Production	8,957	8,590	6,641	7,882	9,902
Gas & Power	2,069	2,271	747	1,199	92
Oil Products	6,281	2,821	2,485	1,919	3,371
Chemicals	930	(209)	565	127	1,031
Other industry segments	(141)	(267)	(110)	(287)	(12)

Total operating segments	18,096	13,206	10,328	10,840	14,384
Corporate	(847)	(820)	(684)	(216)	(706)
Minority interests	(626)	(353)	(175)	(360)	(357)

Income from continuing operations	16,623	12,033	9,469	10,264	13,321
Income from discontinued operations, net of tax	1,560	25	187	37	(508)
Cumulative effect of a change in accounting principle, net of tax	—	255	—	—	—

Net income	18,183	12,313	9,656	10,301	12,813

Assets and liabilities data (at December 31)
Total fixed and other long-term assets	130,963	125,946	111,476	80,729	76,836
Net current assets/(liabilities)	1,184	(10,813)	(13,546)	(2,750)	3,778
Total debt	14,422	20,127	19,691	5,820	7,427
Parent Companies’ interest in Royal Dutch/ Shell Group net assets	84,576	72,497	60,276	56,142	57,616
Minority interests	5,309	3,415	3,568	3,466	2,897

Capital employed	104,307	96,039	83,535	65,428	67,940

Cash flow data (year ended December 31)
Cash flow provided by operating activities	25,587	21,719	16,283	16,905	18,278
Capital expenditure (including acquisitions)	12,734	12,252	21,027	9,598	6,128
Cash flow used in investing activities	5,643	8,252	20,633	9,080	1,490
Dividends paid	8,754	6,548	7,189	9,627	5,501
Cash flow used in financing activities	12,792	12,586	53	11,562	9,125
Increase/(decrease) in cash and cash equivalents	6,507	396	(5,114)	(4,761)	7,388

Other statistics
Total debt ratio(d)	13.8%	21.0%	23.6%	8.9%	10.9%

(a)	As set out in the Form 20-F, the financial statements for these periods have been restated.

(b)	Certain prior period amounts have been reclassified, resulting in a reduction in sales proceeds and a corresponding reduction in cost of sales following the implementation of US accounting guidance EITF Issue No. 02-03.

(c)	Includes net proceeds related to buy/ sell contracts of $24,744, $19,795 and $14,267 in 2004, 2003 and 2002, respectively. Costs related to these buy/ sell contracts were $24,719, $19,713, and $14,419 in 2004, 2003 and 2002, respectively.

(d)	The total debt ratio is defined as short-term plus long-term debt as a percentage of capital employed. Capital employed is Royal Dutch/ Shell Group net assets before deduction of minority interests plus short-term and long-term debt. Management of the Royal Dutch/ Shell Group believes that the debt ratio calculated on this basis (rather than the ratio of total debt to shareholders’ equity) is useful to investors because it takes account of all amounts of capital employed in the business. Management uses this measure to assess the level of debt relative to the capital invested in the business. The derivation of capital employed from Royal Dutch/ Shell Group net assets is shown in the table above.

Royal Dutch/Shell Group

(Prepared in accordance with IFRS)

	First Quarter 2005	First Quarter 2004

	$ million
Income statement data
Sales proceeds
Oil and gas	81,499	68,610
Chemicals	8,277	5,768
Other	292	370

Gross proceeds	90,068	74,748
Sales taxes, excise duties and similar levies	17,912	17,480

Revenue(a)	72,156	57,268
Earnings by industry segment(b)
Exploration & Production	2,955	2,707
Gas & Power	476	522
Oil Products	3,051	1,573
Chemicals	663	201
Other industry segments	(8)	(16)

Total operating segments	7,137	4,987
Corporate	(119)	(160)

Income from continuing operations	7,018	4,827
Income from discontinued operations	(214)	20

Income for the period	6,804	4,847

Attributable to minority interests	131	145

Income attributable to Parent Companies	6,673	4,702

	As at	As at
	March 31,	December 31,
	2005	2004
Balance sheet data
Total assets	195,499	186,664
Total liabilities	106,160	101,252
Total debt	13,732	14,653
Equity attributable to Parent Companies	83,662	80,099
Minority interests	5,677	5,313

Total equity	89,339	85,412

Total liabilities and equity	195,499	186,664

Cash flow data
Cash flow from operating activities	8,093	8,118
Capital expenditure	2,934	2,636
Cash flow from investing activities	1,898	1,289
Dividends paid	5,184	46
Cash flow from financing activities	5,667	3,033
Increase/(decrease) in cash and cash equivalents	435	3,781
Other statistics
Total debt ratio(c)	13.3%	14.6%

(a) Includes net proceeds related to buy/sell contracts:	7,155 5,625

Includes costs related to buy/sell contracts:	7,114 5,619

(b)	Segment results include equity accounted investments and after tax, which is the basis upon which they are appraised by management.

(c)	The total debt ratio is defined as total debt as a percentage of total equity plus total debt. Management of the Royal Dutch/ Shell Group believes that the debt ratio calculated on this basis (rather than the ratio of total debt to shareholders’ equity) is useful to investors because it takes account of all amounts of capital employed in the business. Management uses this measure to assess the level of debt relative to the capital invested in the business.

Royal Dutch

(Prepared in accordance with Netherlands GAAP)

	per €0.56 ordinary share(a)

	2004		2003(b)	2002(b)	2001(b)	2000(b)

Net assets — €	19.63		18.29	18.49	20.35	19.63
Total assets — €	19.63		18.30	18.49	20.36	19.64
Basic earnings — €(c)	4.31		3.15	2.96	3.30	3.91
from continuing operations	3.94		3.14	2.90	3.29	4.06
from discontinued operations	0.37		0.01	0.06	0.01	(0.15)
Diluted earnings — €(c)	4.30		3.15	2.96	3.30	3.91
from continuing operations	3.93		3.14	2.90	3.29	4.06
from discontinued operations	0.37		0.01	0.06	0.01	(0.15)
Dividends declared — €	1.79	(d)	1.76	1.72	1.66	1.59
Dividends — equivalent payment in US dollars	2.23	(d)	2.06	1.80	1.50	1.40

(a)	Following the redenomination from guilders into euros in May 2002, the authorised share capital of Royal Dutch as set forth in its Articles of Association consists of 3,198,800,000 ordinary shares, par value €0.56 each, and 1,500 priority shares, par value €448 each. The number of ordinary shares and priority shares issued and paid up at the end of 2000 was 2,144,296,352 ordinary shares and 1,500 priority shares, at the end of 2001 was 2,126,647,800 ordinary shares and 1,500 priority shares, at the end of 2002 was 2,099,285,000 ordinary shares and 1,500 priority shares, and at the end of 2003 were 2,083,500,000 ordinary shares and 1,500 priority shares, and at the end of 2004 was 2,081,725,000 ordinary shares and 1,500 priority shares. The issued and paid-up share capital at the end of 2000 was €1,216,979,748, at the end of 2001 was €1,206,969,043, at the end of 2002 was €1,176,271,600, at the end of 2003 was €1,167,432,000 and at the end of 2004 was €1,166,438,000.

(b)	As set out in the Form 20-F, the financial statements for these periods have been restated.

(c)	The basic earnings per share amounts shown are related to profit after taxation and after deducting the 4% cumulative preference dividend on priority shares. The 2004 calculation uses a weighted-average number of 2,023,212,126 shares (2003: 2,036,687,755; 2002: 2,057,657,737; 2001: 2,095,731,261; 2000: 2,128,592,305). The basic earnings per share number has been restated to exclude shares held by Group companies for stock options and other incentive compensation plans. For the purpose of the calculation, shares repurchased under the buyback programme are deemed to have been cancelled on purchase date.

The diluted earnings per share are based on the same profit figures. For this calculation, weighted-average number of shares is increased by 2,283,163 for 2004 (2003: 674,120; 2002: 442,580; 2001: 1,124,897; 2000: 1,394,975). These numbers relate to stock options schemes as mentioned above.

(d)	Includes interim dividend of €0.75 ($0.90) made payable in September 2004 and a second interim dividend of €1.04 ($1.33) made payable in March 2005. This together will constitute the total dividend for 2004, subject to finalization by the General meeting of Shareholders to be held on June 28, 2005.

Royal Dutch

(Prepared in accordance with IFRS)

	per €0.56 ordinary share(a)

	Quarter ended		Quarter ended
	March 31, 2005		March 31, 2004

Net assets — €	46.62		19.25
Total assets — €	46.82		19.26
Basic earnings — €(b)	0.59		1.08
Diluted earnings — €(b)	0.59		1.08
Dividends declared — €	0.46	(c)	—
Dividends — equivalent payment in US dollars	0.59	(c)	—

(a) Following the redenomination from guilders into euros in May 2002, the authorised share capital of Royal Dutch as set forth in its Articles of Association consists of 3,198,800,000 ordinary shares, par value €0.56 each, and 1,500 priority shares, par value €448 each. The number of ordinary shares and priority shares issued and paid up at the end of March 31, 2004 was 2,083,500,000 ordinary shares and 1,500 priority shares and at the end of March 31, 2005 was 2,081,725,000 ordinary shares and 1,500 priority shares. The issued and paid-up share capital at the end of March 31, 2004 was €1,167,432,000 and at the end of March 31, 2005 was €1,166,438,000.

(b) The basic earnings per share calculation uses a weighted-average number of shares at March 31, 2005 of 2,011,503,515 (March 31, 2004: 2,033,223,756). The basic earnings per share number has been restated to exclude shares held by Group companies for stock options and other incentive compensation plans. For the purpose of the calculation, shares repurchased under the buyback programme are deemed to have been cancelled on purchase date.

The same earnings figure is used in the basic and diluted earnings per share calculation. For the diluted earnings per share calculation, the weighted-average number of shares has increased by 5,970,220 for March 31, 2005 (March 31, 2004: 15,033). These numbers relate to stock options schemes as mentioned above.

(c) Includes an interim dividend of €0.46 ($0.59) to be paid on June 15, 2005.

Shell Transport

(Prepared in accordance with UK GAAP)

	per 25p ordinary share(a)

	2004		2003(b)	2002(b)	2001(b)	2000(b)

Net assets — pence	187.1		173.1	161.2	169.3	164.9
Total assets — pence	198.2		183.1	170.7	178.5	173.9

Adjusted basic earnings — continuing operations (pro forma) — pence	37.9		30.7	26.0	29.2	36.8
Adjusted basic earnings — discontinued operations (pro forma) — pence	3.6		0.1	0.5	0.1	(1.4)

Adjusted basic earnings (pro forma) — pence(c)	41.5		30.8	26.5	29.3	35.4

Adjusted diluted earnings — continuing operations (pro forma) — pence	37.9		30.7	26.0	29.2	36.7
Adjusted diluted earnings — discontinued operations (pro forma) — pence	3.6		0.1	0.5	0.1	(1.4)

Adjusted diluted earnings (pro forma) — pence(c)	41.5		30.8	26.5	29.3	35.3

Dividends declared — pence	16.95	(d)	15.75	15.25	14.80	14.60

(a)	The authorised share capital of Shell Transport as set forth in its Memorandum of Association consists of £2,500,000,000 divided into 9,948,000,000 Ordinary shares of 25 pence each and 3,000,000 First Preference shares of £1 each and 10,000,000 Second Preference shares of £1 each.

(b)	As set out in the Form 20-F, the financial statements for these periods have been restated.

(c)	Adjusted earnings includes Shell Transport’s share of earnings retained by companies of the Royal Dutch/Shell Group. A reconciliation between this Adjusted earnings per share measure and Shell Transport’s earnings per share is provided on page S2 of the Form 20-F. The basic earnings per share amounts shown are calculated after deducting 5.5% and 7% cumulative dividend on First and Second Preference shares respectively. The calculation uses a weighted-average number of shares of 9,480,407,909 (2003: 9,528,797,724; 2002: 9,608,614,760; 2001: 9,758,574,437; 2000: 9,882,388,055). The basic earnings per share calculation has been restated to exclude shares held by Group companies for share options and other incentive compensation plans. The same earnings figure is used in the basic and diluted earnings per share calculation. For the diluted earnings per share calculation the weighted-average number of shares is increased by 4,772,177 for 2004 (2003: 2,722,083; 2002: 4,661,292; 2001: 12,602,362; 2000: 17,170,048). These numbers relate to share option schemes as mentioned above.

(d)	Includes an interim dividend of 6.25p paid on September 15, 2004, and a second interim dividend of 10.7p paid on March 15, 2005.

The number of issued and paid up Ordinary shares, First Preference shares and Second Preference shares of Shell Transport at the end of 2000-2004 inclusive was:

	Number of issued shares

	2004	2002-2003	2001	2000

Ordinary share	9,624,900,000	9,667,500,000	9,748,625,000	9,943,509,726
First Preference	2,000,000	2,000,000	2,000,000	2,000,000
Second Preference	10,000,000	10,000,000	10,000,000	10,000,000

The amount of issued and paid up share capital of Shell Transport at the end of 2000-2004 inclusive was:

Issued and paid up capital (£)

2004	2002-2003	2001	2000

2,418,225,000	2,428,875,000	2,449,156,250	2,497,877,432

	per New York Share(a)

	2004	2003	2002	2001	2000

Dividends and tax credits — equivalent payment in US dollars	1.89	1.62	1.44	1.29	1.24

(a)	One New York share, which is evidenced by a Depositary Receipt, equals six 25p Ordinary shares.

Shell Transport

(Prepared in accordance with IFRS)

	per 25p ordinary share(a)

	Quarter ended	Quarter ended
	March 31, 2005	March 31, 2004

Net assets — pence	473.3	177.0
Total assets — pence	473.7	186.9

Basic earnings — pence(b)	5.8	—

Diluted earnings — pence(b)	5.8	—

Dividend declared — pence(c)	4.55	—

(a)	The authorised share capital of Shell Transport as set forth in its Memorandum of Association consists of £2,500,000,000 divided into 9,948,000,000 Ordinary shares of 25 pence each and 3,000,000 First Preference shares of £1 each and 10,000,000 Second Preference shares of £1 each.

(b)	The basic earnings per share calculation uses a weighted average number of shares at March 31, 2005 of 9,434,732,591 (March 31, 2004: 9,519,320,000). The basic earnings per share calculation has been restated to exclude shares held by Group companies for share options and other incentive compensation plans. The same earnings figure is used in the basic and diluted earnings per share calculation. For the diluted earnings per share calculation the weighted-average number of shares is increased by 20,290,426 for March 31, 2005 (March 31, 2004: 279,000). These numbers relate to share option schemes mentioned above.

(c)	Includes an interim dividend of 4.55p to be paid on June 15, 2005.

     The number of issued and paid up Ordinary shares, First Preference shares and Second Preference shares of Shell Transport at the end of March 31, 2004 and March 31, 2005 was:

	Number of issued shares

	Quarter ended	Quarter ended
	March 31, 2005	March 31, 2004

Ordinary share	9,603,350,000	9,667,500,000
First Preference	2,000,000	2,000,000
Second Preference	10,000,000	10,000,000

      The amount of issued and paid up share capital of Shell Transport at the end of March 31, 2004 and March 31, 2005 inclusive was:

Issued and paid up share capital (£)(a)

Quarter ended	Quarter ended
March 31, 2005	March 31, 2004

2,412,837,500	2,428,875,000

	per New York Share(b)

	Quarter ended	Quarter ended
	March 31, 2005	March 31, 2004

Dividends and tax credits — equivalent payment in US dollars	0.52	—

(a)	The issued and paid up share capital includes £12,000,000 in respect of First and Second Preference shares which are classified as liabilities under IFRS.

(b)	One New York share, which is evidenced by a Depositary Receipt, equals six 25p Ordinary shares.

SUMMARY UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION

      The unaudited condensed pro forma combined financial information as at and for each of the years ended December 31, 2004, 2003 and 2002 has been presented in U.S. GAAP. With effect from January 1, 2005 we will present our financial statements using IFRS and 2004 periods will be restated accordingly. The unaudited condensed pro forma combined financial information as at and for the quarters ended March 31, 2005 and 2004 have been prepared in accordance with IFRS and presented in U.S. dollars. A reconciliation to U.S. GAAP is provided.

      The summary unaudited condensed pro forma combined financial information of Royal Dutch Shell set forth below has been derived from the unaudited condensed pro forma combined financial information included elsewhere in this prospectus. The historical financial information of Royal Dutch Shell have been prepared in accordance with UK GAAP or, in the case of condensed interim financial information as at and for the quarters ended March 31, 2004 and 2005, International Financial Reporting Standards, and presented in U.S. dollars. The historical financial information of the Royal Dutch/ Shell Group have been prepared in accordance with U.S. GAAP or, in the case of condensed interim financial information as at and for the quarters ended March 31, 2004 and 2005, International Financial Reporting Standards, and presented in U.S. dollars. The historical financial information of Royal Dutch have been prepared in accordance with Netherlands GAAP or, in the case of condensed interim financial information as at and for the quarters ended March 31, 2004 and 2005, International Financial Reporting Standards, and presented in euros. The historical financial information of Shell Transport have been prepared in accordance with UK GAAP or, in the case of condensed interim financial information as at and for the quarters ended March 31, 2004 and 2005, International Financial Reporting Standards, and presented in pounds sterling. For the purposes of the unaudited condensed pro forma combined financial information as at and for periods ended December 31, 2004, 2003 and 2002, information derived from the financial statements of Royal Dutch Shell, Royal Dutch and Shell Transport has been converted to U.S. GAAP and presented in U.S. dollars. For purposes of the unaudited condensed pro forma combined financial information as at and for the quarters ended March 31, 2004 and 2005, information derived from the condensed interim financial information of Royal Dutch Shell, Royal Dutch and Shell Transport have been presented under IFRS and in U.S. dollars. You should read the following information together with the unaudited condensed pro forma combined financial information, including the related notes, included under “Unaudited Condensed Pro Forma Combined Financial Information” on page 134.

	Year ended	Year ended	Year ended
	December 31, 2004	December 31, 2003	December 31, 2002

	$ million	$ million	$ million
	(except per share amounts)	(except per share amounts)	(except per share amounts)
(U.S. GAAP)
Income statement data
Sales proceeds — gross	337,522	263,889	218,287
Sales proceeds — net	265,190	198,362	163,453
Operating profit	31,907	21,306	17,848
Interest and other income	1,730	1,996	782
Interest expense	(1,213)	(1,324)	(1,291)
Income before taxation	32,385	21,747	17,314
Net income	18,182	12,322	9,671
Earnings per share ($)
Basic	2.69	1.81	1.41
Diluted	2.68	1.81	1.41

	As at December 31, 2004	As at December 31, 2003	As at December 31, 2002

	$ million	$ million	$ million
(U.S. GAAP)
Balance sheet data
Total fixed and other long-term assets	130,963	125,946	111,476
Net current assets/(liabilities)	7,033	(5,203)	(7,771)
Total debt	14,362	19,669	19,082
Shareholders’ equity	90,425	78,107	66,051

	Quarter ended	Quarter ended
	March 31, 2005	March 31, 2004

	$ million	$ million
	(except per share amounts)	(except per share amounts)
(IFRS)
Income Statement Data
Sales proceeds — gross	90,068	74,748
Revenue	72,156	57,268
Gross profit	13,591	9,831
Net finance costs and other income	(68)	178
Income for the period attributable to equity holders	6,674	4,700
Earnings per share ($)
Basic	0.99	0.69
Diluted	0.99	0.69

	As at March 31, 2005	As at March 31, 2004

	$ million	$ million
	(except per share amounts)	(except per share amounts)
(IFRS)
Balance Sheet Data
Total non current assets	123,905	120,280
Total net current assets	7,992	(856)
Total debt	13,694	17,417
Total equity	92,328	79,338

UNAUDITED COMPARATIVE PER SHARE DATA

      The following table sets forth selected information regarding earnings, dividends and book value per share for Royal Dutch ordinary shares and Shell Transport ordinary shares on historical and unaudited pro forma bases that reflect the completion of the Transaction based on the historical financial statements of Royal Dutch and Shell Transport. The pro forma data are not indicative of the results of future operations or the actual results that would have occurred had the Transaction consummated at the beginning of the periods presented. You should read this information in conjunction with Royal Dutch’s and Shell Transport’s financial statements, including the related notes, incorporated by reference in this prospectus and with the unaudited condensed pro forma combined information, including the related notes, included under “Unaudited Condensed Pro Forma Combined Financial Information” on page 134.

2004

Royal Dutch (historical)
Amounts under Netherlands GAAP
Basic earnings per share — euros	4.31
Dividends per share — euros	1.79
Book value per share — euros	19.63
Amounts under U.S. GAAP
Basic earnings per share — euros	4.35
Shell Transport (historical)
Amounts under UK GAAP
Adjusted earnings — pence	41.5
Dividends per share — pence	16.95
Book value per share — pence	187.1
Amounts under U.S. GAAP
Earnings per share — pence	41.9
Royal Dutch Shell (pro forma)
Amounts under U.S. GAAP
Earnings per share — dollars	2.69
Dividends per share — dollars	1.11
Book value per share — dollars	13.36
Royal Dutch (pro forma equivalent per share)
Amounts under U.S. GAAP
Basic earnings per share — dollars	5.39
Shell Transport (pro forma equivalent per share)
Amounts under U.S. GAAP
Adjusted earnings — dollars	0.77

Quarter ended
March 31, 2005

Royal Dutch (historical)
Amounts under IFRS
Basic earnings per share — euros	0.59
Dividends per share — euros	0.45
Book value per share — euros	46.62
Shell Transport (historical)
Amounts under IFRS
Adjusted earnings — pence	5.8
Dividends per share — pence	4.55
Book value per share — pence	473.3
Royal Dutch Shell (pro forma)
Amounts under IFRS
Earnings per share — dollars	0.99
Dividends per share — dollars	0.30
Book value per share — dollars	13.71
Royal Dutch (pro forma equivalent per share)
Amounts under IFRS
Basic earnings per share — dollars	0.78
Shell Transport (pro forma equivalent per share)
Amounts under IFRS
Adjusted earnings — dollars	0.11

COMPARATIVE MARKET PRICE INFORMATION

      Royal Dutch ordinary shares in New York registry form are listed and traded on the New York Stock Exchange under the symbol “RD”, and Shell Transport ADRs are listed and traded on the New York Stock Exchange under the symbol “SC”. The following table presents the high and low closing sales prices of Royal Dutch ordinary shares in New York registry form and Shell Transport ADRs on the New York Stock Exchange for the periods indicated.

	Royal Dutch		Shell Transport

	High	Low	High	Low

	$	$	$	$
1998
Annual	60.38	39.75	46.50	31.00
1999
Annual	67.38	39.56	52.56	30.50
2000
Annual	65.69	50.44	54.06	40.00
2001
First Quarter	64.15	53.63	52.44	46.35
Second Quarter	62.46	53.30	53.65	45.70
Third Quarter	59.09	39.75	50.97	38.72
Fourth Quarter	54.48	45.62	47.90	39.38
Annual	64.15	39.75	53.65	38.72
2002
First Quarter	55.48	46.62	44.87	38.48
Second Quarter	56.34	50.48	47.03	41.99
Third Quarter	57.30	38.60	46.70	34.59
Fourth Quarter	44.93	39.76	40.02	35.56
Annual	57.30	38.60	47.03	34.59
2003
First Quarter	46.88	36.69	41.25	32.28
Second Quarter	49.81	40.56	43.18	35.81
Third Quarter	46.79	42.84	40.25	37.30
Fourth Quarter	52.70	43.95	45.19	37.50
Annual	52.70	36.69	45.19	32.28
2004
First Quarter	54.00	45.79	46.17	39.12
Second Quarter	53.24	47.48	46.36	39.85
Third Quarter	53.82	48.94	47.15	42.58
Fourth Quarter	57.79	51.63	51.70	44.37
Annual	57.79	45.79	51.70	39.12
2005
January	58.73	55.37	52.70	49.78
February	63.77	57.95	57.34	52.52
March	65.11	59.10	58.72	53.40
April	62.00	57.75	56.25	53.38
May (through May 16)	59.75	56.28	54.93	50.88

RISK FACTORS

      By tendering your Royal Dutch ordinary shares, you will be choosing to invest in Class A Shares or Class A ADRs. An investment in us involves risk. In addition to the other information included in this prospectus, holders of Royal Dutch ordinary shares should consider carefully the matters described below in determining whether to accept the offer.

Risks Related to the Transaction

Trading prices in our ordinary shares and/or our ADRs may be subject to fluctuation.

      If you tender your Royal Dutch ordinary shares in the offer and the offer is consummated, you will either receive Class A Shares or Class A ADRs. Before completion of the Transaction, there will be no public market for our ordinary shares or our ADRs. The trading prices of our ordinary shares and/or our ADRs may be subject to wide fluctuations. Prices of our ordinary shares and/or our ADRs may fluctuate as a result of a variety of factors beyond our control, including changes in our business, operations and prospects, regulatory considerations and general market and economic conditions.

We may fail to realize the anticipated benefits of the Transaction.

      We may not realize the anticipated benefits of the Transaction. Royal Dutch and Shell Transport are proposing the Transaction because they believe it will result in, among other things, (i) increased clarity and simplicity of governance, (ii) increased accountability, (iii) increased management efficiency and (iv) flexibility in issuing equity and debt. We may encounter substantial difficulties in achieving these anticipated benefits and/or these anticipated benefits may not materialize.

Our Class A Shares and Class B Shares and Class A ADRs and Class B ADRs may trade at different prices.

      Upon the consummation of the Transaction, we would have two classes of ordinary shares and ADRs outstanding. Each of these may trade at different prices based on, among other things, the fact that dividends to be received by holders of Class A Shares or Class A ADRs will have a Dutch source and dividends to be received by holders of Class B Shares or Class B ADRs are intended to have a UK source (pursuant to the Dividend Access Mechanism). Prices may also differ owing to differing levels of demand in different markets for reasons external to the Royal Dutch/Shell Group such as index inclusion and relative index performance.

Our dividend policy may be different from Royal Dutch’s historical dividend policy.

      There can be no assurance that following the Transaction we will continue to declare dividends at the same rate as Royal Dutch has in the past. In setting the level of the dividend, our board will seek to increase dividends at least in line with inflation over time, with the base for the 2005 financial year being the dividends paid by Royal Dutch in respect of the financial year ended December 31, 2004. However, we may change this dividend policy at any time following completion of the Transaction.

      We intend to pay dividends quarterly, rather than semi-annually (which has been Royal Dutch’s previous practice). However, we may change this frequency of payment at any time following completion of the Transaction.

Our Articles of Association and your rights thereunder will differ from the Royal Dutch Articles of Association and the rights of Royal Dutch shareholders thereunder and you may be adversely affected by these changes.

      Your rights as a holder of our ordinary shares will differ from your rights as a holder of Royal Dutch ordinary shares. In addition, differences arise due to the fact that rights of our shareholders are governed by English law, while the rights of Royal Dutch shareholders are governed by Dutch law. These differences will impact, among other things, meetings of shareholders, information rights, dividends, liquidation rights and pre-emptive rights. In addition, our articles of association require that all disputes (i) between a shareholder in its capacity as such and us or any of our subsidiaries or any of our or our subsidiaries’ directors or former directors arising out of or in connection with our articles of association or otherwise, and (ii) to the fullest extent permitted by law, between us or our subsidiaries and any of our or our subsidiaries’ directors or former directors, including all claims made by us or any of our subsidiaries or on our behalf or on behalf of any of our subsidiaries against any such director, and (iii) between a shareholder in its capacity as such and any of our professional service providers (which could include our auditors, legal counsel, bankers and ADR depositaries) that have agreed with us to be bound by the arbitration and exclusive jurisdiction provisions of our articles of association, and (iv) between us and our professional service providers arising in connection with any claim under (iii) above, shall be exclusively and finally resolved by arbitration in The Hague, The Netherlands under the Rules of Arbitration of the International Chamber of Commerce. This would include all disputes arising under UK, Dutch or U.S. law (including securities laws) between covered parties. Our articles will also provide that if the arbitration provision is held for any reason by a court or other competent authority in any jurisdiction to be invalid or unenforceable in any particular dispute in that jurisdiction, the dispute may only be brought in the courts of England and Wales. These provisions may affect the ability of shareholders to obtain monetary or other relief, including for claims arising under U.S. securities and other laws and may increase the cost of seeking and obtaining recoveries in any dispute. See “Comparison of Rights of Royal Dutch Shell Shareholders and Royal Dutch Shareholders” for a summary of the material differences between your rights as a holder of our ordinary shares and as a holder of Royal Dutch ordinary shares.

We will prepare our financial statements in accordance with International Financial Reporting Standards, which differ from the accounting standards applicable to Royal Dutch’s historical financial statements.

      The condensed interim financial information included in this prospectus as at and for the quarter ended March 31, 2005 have been prepared in accordance with accounting standards under the first time adoption provisions set out in International Financial Reporting Standards 1 and the policies described in the notes to the quarterly financial information set forth in the Q1 Form 6-K and on pages G6 - G12. International Financial Reporting Standards (IFRS) is currently being applied in Europe and in other parts of the world simultaneously for the first time. Furthermore, due to a number of new and revised standards included within the body of standards that comprise IFRS, there is not yet a significant body of established practice on which to draw in forming judgements regarding interpretation and application. Accordingly, practice is continuing to evolve and the full financial effect of reporting under IFRS as it will be applied and reported on in our and the Royal Dutch/Shell Group’s first IFRS Financial Statements cannot be determined with certainty at this stage.

      In the future, Royal Dutch Shell will prepare its financial information in accordance with IFRS. These accounting standards and policies adopted under IFRS differ from those applicable to Royal Dutch’s historical financial information included, and incorporated by reference, in this prospectus. As at the date of this prospectus, the accounting policies of Royal Dutch Shell are in accordance with both IFRS and those accounting standards that have been adopted for use in the EU.

Risks to Royal Dutch Shareholders who do not tender their Royal Dutch Ordinary Shares in the Offer

The market for Royal Dutch ordinary shares will be less liquid following completion of the offer, and the value of any retained Royal Dutch ordinary shares may be lower.

      The market for Royal Dutch ordinary shares will be less liquid following completion of the offer, and the value of any Royal Dutch ordinary shares you retain may be lower following completion of the offer than before completion of the offer. The exchange of Royal Dutch ordinary shares for Class A Shares and Class A ADRs pursuant to the offer will reduce the number of holders of Royal Dutch ordinary shares as well as the number of Royal Dutch ordinary shares that might otherwise trade publicly and, depending upon the number of Royal Dutch ordinary shares so exchanged, will adversely affect the liquidity and market value of the remaining Royal Dutch ordinary shares held by the public. We may also take steps following the offer to change the corporate structure or assets of Royal Dutch and these steps could affect the liquidity and trading value of the Royal Dutch ordinary shares.

We may be able to utilize a Dutch squeeze-out procedure to acquire the Royal Dutch ordinary shares of non-tendering Royal Dutch shareholders.

      If the number of Royal Dutch ordinary shares that have been validly tendered and not withdrawn represent at least 95% of the issued share capital of Royal Dutch that is then outstanding, we expect, but are not obligated, to initiate squeeze-out proceedings in accordance with Article 2:92a of the Dutch Civil Code with a view to acquiring all Royal Dutch ordinary shares held by minority holders of Royal Dutch ordinary shares against payment of a price in cash to be determined by a Dutch court. Under these proceedings, the price paid for Royal Dutch ordinary shares held by minority holders of Royal Dutch ordinary shares will be determined by a Dutch court, which could appoint experts to advise it on the value of Royal Dutch ordinary shares. Further, if the squeeze-out proceedings are successful, the minority holders of Royal Dutch ordinary shares will be required to transfer their Royal Dutch ordinary shares against payment of the price determined. Also, upon payment of the amount required to purchase the Royal Dutch ordinary shares into a prescribed bank account, we would become the holder of the Royal Dutch ordinary shares by operation of law. The only remaining right of the minority holders of Royal Dutch ordinary shares would be to receive payment for their Royal Dutch ordinary shares. If you do not tender your Royal Dutch ordinary shares in the offer and we are able to effectuate a squeeze-out, the price determined for the purchase of Royal Dutch ordinary shares may be different from what might have been received upon a sale of such shares prior to the squeeze-out and could be less than such price. Also, if we are able to effectuate a squeeze-out, minority holders of Royal Dutch ordinary shares that are purchased in the squeeze-out will lose the ability to have a continuing interest in the Royal Dutch/Shell Group.

We may restructure Royal Dutch after the completion of the Transaction or take other steps to acquire Royal Dutch ordinary shares.

      In addition to the squeeze-out procedures described above, we would have the right following the Transaction to use any other legally permitted method to obtain 100% of the Royal Dutch ordinary shares, including engaging in one or more corporate restructuring transactions, such as a merger, liquidation, transfer of assets or conversion of Royal Dutch into another form or corporate entity, or changing the Royal Dutch articles to alter the corporate or capital structure in a manner beneficial to Royal Dutch Shell, or engaging in one or more transactions with minority holders of Royal Dutch ordinary shares including public or private exchanges or tender offers or purchases for consideration which may consist of Royal Dutch Shell ordinary shares, other securities or cash.

Royal Dutch ordinary shares may be delisted after completion of the offer, and Royal Dutch ordinary shares in New York registry form may no longer meet New York Stock Exchange listing requirements.

      Following completion of the offer and depending on the level of acceptance, we intend to request that Royal Dutch seeks to delist the Royal Dutch ordinary shares from the London Stock Exchange and Euronext Amsterdam and the Royal Dutch ordinary shares in New York registry form from the New York Stock Exchange, all as soon as reasonably practicable. In addition, depending on the number of Royal Dutch ordinary shares in New York registry form acquired pursuant to the offer, the Royal Dutch ordinary shares in New York registry form may no longer be eligible for trading on the New York Stock Exchange. While the Royal Dutch ordinary shares could continue to be traded in the over-the-counter market and price quotations could be reported, there can be no assurance that such an over-the-counter market will develop. The extent of the public market for Royal Dutch ordinary shares and the availability of such quotations would depend upon such factors as the number of holders remaining at such time, the interest on the part of securities firms in maintaining a market in Royal Dutch ordinary shares and the possible termination of registration of Royal Dutch ordinary shares under the Exchange Act, which would adversely affect the amount of publicly available information with respect to Royal Dutch.

Royal Dutch may change its dividend policy and its dividends may not be equivalent to the dividends paid on our shares.

      Royal Dutch may change its dividend policy following completion of the offer. The holders of Royal Dutch ordinary shares should be aware that there can be no assurance that Royal Dutch will continue to declare dividends to the shareholders at the same rate and/or frequency in the future as it has in the past, or that any dividends declared on the Royal Dutch ordinary shares will be equivalent (giving effect to the exchange ratio) to dividends paid on our shares.

Royal Dutch ordinary shares in New York registry form may cease to be “Margin Securities”.

      Royal Dutch ordinary shares in New York registry form currently are “margin securities” under the regulations of the Board of Governors of the U.S. Federal Reserve System, which status has the effect, among other things, of allowing U.S. brokers to extend credit on the collateral of Royal Dutch ordinary shares in New York registry form for purposes of buying, carrying and trading in securities. Upon the delisting of Royal Dutch ordinary shares in New York registry form on the New York Stock Exchange, Royal Dutch ordinary shares in New York registry form might no longer constitute “margin securities” and, therefore, could no longer be used as collateral for the purpose of loans made by U.S. brokers.

Risks Related to Our Business

      The Form 20-F describes certain risks relating to the Group’s business that will affect holders in Royal Dutch Shell shares, as well as any holders of Royal Dutch shares that do not tender their shares in the offer. Among other risks, we may be subject to the imposition of U.S. government sanctions as a result of the Group’s activities in certain countries.

      The Group currently has investments in Iran and Syria. U.S. law currently imposes economic sanctions with the objective of denying certain countries, including Iran and Syria, the ability to support state-sponsored terrorism. In the case of both countries, there are prohibitions on certain activities and transactions and penalties for violation of these prohibitions include criminal and civil fines and imprisonment. In addition, in the case of Iran, U.S. legislation includes a limit of $20 million in any twelve-month period on certain investments knowingly made in that country and authorizes the imposition of sanctions (from a list that includes denial of financings by the U.S. export-import bank, denial of certain export licenses, denial of certain government contracts and limits on loans or credits from U.S. financial institutions). However, compliance with this investment limit by European companies is prohibited by Council Regulation No. 2271/96 adopted by the Council of the European Union, so that the statutes conflict with each other in certain respects. The Group has exceeded and expects to exceed in the future the U.S. imposed investment limits in Iran. While the Group seeks to comply with applicable legal requirements in its dealings in Iran and Syria, it is possible that the Group or persons employed by the Group could be found to be subject to sanctions or other penalties under this legislation in connection with their activities in Iran and Syria. Considering both the likelihood of the imposition of sanctions on the Group and the possible effects thereof, the Group does not believe that there will be a material negative effect on its results of operations or financial condition resulting from its investments and activities in Iran and Syria.

FORWARD LOOKING STATEMENTS

      The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains historical and forward-looking statements concerning the financial condition, results of operations and businesses of Royal Dutch Shell, Royal Dutch, Shell Transport and the Royal Dutch/ Shell Group. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements.

      Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements concerning the potential exposure of Royal Dutch Shell, Royal Dutch, Shell Transport or the Royal Dutch/ Shell Group to market risks and statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions.

      These forward-looking statements are identified by their use of terms and phrases such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “objectives”, “outlook”, “probably”, “project”, “will”, “seek”, “target”, “risks”, “goals”, “should” and similar terms and phrases. The following factors could affect the future operations of Royal Dutch Shell, Royal Dutch, Shell Transport or the Royal Dutch/ Shell Group and could cause those results to differ materially from those expressed in the forward-looking statements included in this prospectus:

•	the failure of the conditions to the Transaction to be satisfied (including the failure of Royal Dutch shareholders to approve entering into the implementation agreement and the failure of Shell Transport shareholders to approve the Scheme);

•	the costs related to the Transaction;

•	the failure of the Transaction to achieve the expected benefits;

•	changes in dividend policy;

•	the development of a trading market in Royal Dutch Shell shares;

•	tax treatment of dividends paid to shareholders;

•	the accounting implications of the Transaction; and

•	other factors affecting the Royal Dutch/ Shell Group’s businesses generally, including, but not limited to, price fluctuations, actual demand, currency fluctuations, drilling and production results, reserve estimates, loss of market, industry competition, environmental risks, physical risks, risks associated with the identification of suitable potential acquisition properties and targets and the successful negotiation and consummation of transactions, the risk of doing business in developing countries, legislative, fiscal and regulatory developments including potential litigation and regulatory effects arising from recategorization of reserves, economic and financial market conditions in various countries and regions, political risks, project delay or advancement, approvals and cost estimates.

All forward-looking statements contained in this prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. None of Royal Dutch Shell, Royal Dutch, Shell Transport or any member of the Royal Dutch/ Shell Group undertake any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or other information. In light of these risks, results could differ materially from the forward-looking statements contained in this prospectus.

EXCHANGE RATE INFORMATION(a)

	€1 = $

	Average(b)	High	Low	Period end

Year:
1999	1.0588
2000	0.9209
2001	0.8909
2002	0.9495
2003	1.1411
Month:
2004
January		1.2853	1.2395
February		1.2848	1.2426
March		1.2431	1.2088
April		1.2358	1.1802
May		1.2274	1.1801
June		1.2320	1.2006
July		1.2437	1.2032
August		1.2368	1.2025
September		1.2417	1.2052
October		1.2783	1.2271
November		1.3288	1.2703
December		1.3625	1.3224
2005
January		1.3476	1.2954
February		1.3274	1.2773
March		1.3465	1.2877
April		1.3093	1.2819

As at May 16, 2005				1.2630

	£1 = $

	Average(b)	High	Low	Period end

Year:
1999	1.6146
2000	1.5138
2001	1.4382
2002	1.5084
2003	1.6450
Month:
2004
January		1.8511	1.7902
February		1.9045	1.8182
March		1.8680	1.7943
April		1.8564	1.7674
May		1.8369	1.7544
June		1.8387	1.8090
July		1.8734	1.8160
August		1.8459	1.7921
September		1.8105	1.7733
October		1.8404	1.7790
November		1.9073	1.8323
December		1.9482	1.9125
2005
January		1.9058	1.8647
February		1.9249	1.8570
March		1.9292	1.8657
April		1.9197	1.8733

As at May 16, 2005				1.8368

(a)	Exchange rates are based upon the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

(b)	Calculated by using the average of the exchange rates on the last business day of each month during the year.

THE TRANSACTION

General

      The terms of the Transaction reflect the current 60:40 ownership of the Royal Dutch/ Shell Group by Royal Dutch and Shell Transport. The Transaction seeks to ensure that both holders of Royal Dutch ordinary shares and Shell Transport ordinary shareholders (and holders of Shell Transport bearer warrants or Shell Transport ADRs) are offered our ordinary shares or our ADRs representing the equivalent economic interest in the RDS Group on implementation of the Transaction as their Royal Dutch ordinary shares, Shell Transport ordinary shares, Shell Transport bearer warrants or Shell Transport ADRs represent in the Royal Dutch/ Shell Group.

      The Transaction is to be effected (i) by way of an exchange offer by us for the Royal Dutch ordinary shares; and (ii) by way of a Scheme of Arrangement of Shell Transport under section 425 of the Companies Act.

      We will have two classes of ordinary shares, Class A Shares and Class B Shares. Holders of Royal Dutch ordinary shares are being offered Class A Shares in the offer (including in the form of Class A ADRs), Shell Transport ordinary shareholders and holders of Shell Transport bearer warrants are being offered Class B Shares under the Scheme and holders of Shell Transport ADRs are being offered Class B ADRs.

      The Class A Shares and the Class B Shares will have identical voting rights (other than as required by law, as described below), and identical economic rights upon liquidation and in respect of dividends, except for the dividend access mechanism by which it is intended that holders of Class B Shares will receive dividends having a UK source, as described under “The Scheme of Arrangement — Dividend Access Mechanism” on page 69. The dividend access mechanism seeks to preserve the current tax treatment of dividends paid to Shell Transport ordinary shareholders (and holders of Shell Transport bearer warrants).

      Under the terms of the Transaction, holders of Royal Dutch ordinary shares in bearer or Hague registry form, holders of Royal Dutch ordinary shares in New York registry form, holders of Shell Transport ordinary shares, holders of Shell Transport bearer warrants and holders of Shell Transport ADRs will each receive upon completion of the Transaction, respectively:

• for each Royal Dutch ordinary share in New York registry form tendered	1 Class A ADR
• for each Royal Dutch ordinary share in bearer or Hague registry form tendered	2 Class A Shares
• for each Shell Transport ordinary share (including Shell Transport ordinary shares to which holders of Shell Transport bearer warrants are entitled)	0.287333066 Class B Shares
• for each Shell Transport ADR	0.861999198 Class B ADRs

      Royal Dutch currently owns 60% of the Royal Dutch/ Shell Group (represented by 2,069,520,000 Royal Dutch ordinary shares excluding shares which have been repurchased and are to be cancelled (a) following approval by Royal Dutch shareholders at the Royal Dutch annual general meeting and (b) subject to mandatory procedures under Dutch law) and Shell Transport currently owns 40% (represented by 9,603,350,000 Shell Transport ordinary shares, including Shell Transport ordinary shares to which holders of Shell Transport bearer warrants are entitled) and the exchange ratios have been set to give effect to this ownership of the economic interest in the Royal Dutch/Shell Group.

      Assuming that all Royal Dutch shareholders validly tender, and none properly withdraw, their Royal Dutch ordinary shares in the offer and the Transaction is completed, based on the exchange ratio set out above (i) Royal Dutch shareholders will receive a total of 4,139,040,000 Class A Shares (including shares underlying Class A ADRs), which will represent 60% of the total number of our issued ordinary shares, and (ii) Shell Transport shareholders will receive a total of 2,759,360,000 Class B Shares (including shares underlying Class B ADRs), which will represent 40% of the total number of our ordinary shares issued.

      A diagramatic representation of the effect of the Transaction appears below:

Before

After

(1)	Assuming full acceptance of the offer (i) former Royal Dutch shareholders will, on completion of the Transaction, hold 60 percent of the issued ordinary share capital of Royal Dutch Shell and (ii) former Shell Transport ordinary shareholders and holders of Shell Transport Bearer Warrants will hold 40 percent.

     Assuming that not all Royal Dutch shareholders validly tendered their Royal Dutch ordinary shares in the offer, but the Transaction (including the offer) is nevertheless completed on the terms described herein, then immediately following completion of the Transaction (i) the percentage of our share capital and voting rights held by former holders of Royal Dutch ordinary shares will be less than 60%, (ii) the percentage of our share capital and voting rights held by former Shell Transport ordinary shareholders (and holders of Shell Transport ADRs) will be more than 40% and (iii) non-tendering Royal Dutch shareholders will continue to hold a minority equity interest in Royal Dutch (with the majority interest in Royal Dutch being held by Royal Dutch Shell). In that case, if the number of Royal Dutch ordinary shares that have been validly tendered and not withdrawn represent at least 95% of the issued share capital of Royal Dutch that is then outstanding, Royal Dutch Shell expects, but is not obligated to initiate squeeze-out procedures under Dutch law with a view to acquiring all Royal Dutch ordinary shares held by the minority holders of Royal Dutch ordinary shares against payment of a price in cash to be determined by a Dutch court. In addition, Royal Dutch Shell would have the right to use any other legally permitted method to obtain 100% of the Royal Dutch ordinary shares, including engaging in one or more corporate restructuring transactions, such as a merger, liquidation, transfer of assets or conversion of Royal Dutch into another form of corporate entity, or propose changes to the Royal Dutch articles that would alter the corporate or capital structure in a manner beneficial to Royal Dutch Shell, or engaging in one or more transactions with minority holders of Royal Dutch ordinary shares, including public or private exchanges or tender offers or purchases for consideration which may consist of Royal Dutch Shell ordinary shares, other securities or cash. See “Risk Factors — Risks to Royal Dutch Shareholders who do not tender their Royal Dutch Ordinary Shares in the Offer” on page 26.

Background to the Transaction

      Since they entered into a scheme of amalgamation dated September 12, 1906 and agreements from 1907 by which the scheme of amalgamation was implemented and pursuant to which they combined their interests in the oil industry, Royal Dutch has owned 60% of the Royal Dutch/ Shell Group and Shell Transport has owned 40% of the Royal Dutch/ Shell Group. All operating activities have been conducted through the Royal Dutch/ Shell Group.

      Currently, the corporate and management structure of the Parent Companies and the Royal Dutch/ Shell Group consists of:

•	Two publicly-held Parent Companies, Royal Dutch and Shell Transport, which do not conduct operational activities.

•	The Royal Dutch/ Shell Group, which consists of (i) two Royal Dutch/ Shell Group holding companies, Shell Petroleum N.V., a Dutch company, and The Shell Petroleum Company Limited, a company incorporated in England and Wales, and (ii) the subsidiary service and operating companies of the Royal

Dutch Shell Group holding companies, which together conduct operations in more than 140 countries and territories worldwide.

      Royal Dutch and Shell Transport share in the aggregate net assets and in the aggregate dividends and interest received from the Royal Dutch/ Shell Group holding companies in the ratio of 60:40.

      Royal Dutch is entitled to have its nominees elected as a majority of the members of the boards of directors of the Royal Dutch/ Shell Group holding companies, and Shell Transport is entitled to have its nominees elected as a minority of the members of the boards of the Royal Dutch/ Shell Group holding companies.

Royal Dutch

      Royal Dutch is managed by a 3-person board of management, consisting exclusively of (executive) managing directors which is supervised by a 7-person supervisory board, consisting exclusively of (non-executive) supervisory directors. The Royal Dutch board of management is charged with the day-to-day management of Royal Dutch. The Royal Dutch supervisory board is not involved in the day-to-day management of Royal Dutch, but is charged with the supervision of the policies of the Royal Dutch board of management and the general course of affairs of Royal Dutch, and further advises the Royal Dutch board of management.

      The principal trading markets for Royal Dutch’s ordinary shares are Euronext Amsterdam and The New York Stock Exchange.

Shell Transport

      The Board of Shell Transport comprises 11 directors, 9 of whom are non-executive directors and 2 of whom are executive directors (known as Managing Directors).

      Managing Directors are appointed by the Shell Transport board of directors from among its members. The Shell Transport board of directors has overall responsibility for the management of Shell Transport. It meets on a regular basis and has a formal schedule of matters reserved to it. These include such matters as approving the Annual Report and Accounts, dividends, material contracts, the approval of new appointments to the Shell Transport board of directors and changes to the relationship between Shell Transport and Royal Dutch.

      The principal trading market for Shell Transport’s ordinary shares is the market for listed securities of the London Stock Exchange. American Depository Receipts evidencing Shell Transport’s ordinary shares are listed on The New York Stock Exchange.

The Conference

      The supervisory board and the management board of Royal Dutch on the one hand, and the board of directors of Shell Transport on the other, do not have any directors in common. However, all of the directors frequently meet together during the year as a group which is called the Conference. The purpose of the Conference is to receive information from the executive committee about major developments within the Royal Dutch/ Shell Group and to discuss reviews and reports on the business and plans of the Royal Dutch/ Shell Group.

The Executive Committee

      The current executive committee, a joint committee established by the boards of the two Royal Dutch/ Shell Group holding companies, consists of the managing directors of the two Royal Dutch/ Shell Group holding companies (the executive committee is the successor to, and replaced, the committee of managing directors on October 28, 2004). The executive committee advises the Parent companies on investment in the Royal Dutch/ Shell Group companies and on the exercise of shareholder rights in these companies. The executive committee guides the Royal Dutch/ Shell Group by providing strategic direction, support and appraisal to Royal Dutch/ Shell Group businesses. The executive committee is chaired by a Chief Executive and is subject to the supervision of the board of directors of Shell Transport and the supervisory board of Royal Dutch. Each member of the current executive committee is also a member of either the board of management of Royal Dutch or a director of Shell Transport. After completion of the Transaction, the current executive committee will no longer exist. The current members, who will be the executive directors of Royal Dutch Shell, will be the members of the Royal Dutch Shell executive committee. References in this prospectus to the executive committee relating to the period after completion of the Transaction are references to the executive committee of Royal Dutch Shell.

      On March 5 and March 18, 2004, Royal Dutch and Shell Transport announced that they would be undertaking a review of the overall governance of the Royal Dutch/ Shell Group, including the composition and operation of the parent and holding company boards. On April 19, 2004, Royal Dutch and Shell Transport further announced that in light of the report dated March 31, 2004 of Davis Polk & Wardwell to the Group Audit Committee, which had addressed the facts and circumstances of the reserves recategorisation and led to the adoption of certain remedial actions by the Parent Companies and the Royal Dutch/ Shell Group, Royal Dutch and Shell Transport had decided to accelerate the review of the governance and overall structure of the Royal Dutch/ Shell Group and the Parent Companies. The remedial actions adopted by the Parent Companies and the Royal Dutch/ Shell Group included

•	establishing a global reserves committee,

•	revising the Royal Dutch/ Shell Group reserves guidelines to comply with SEC requirements,

•	training approximately 3,000 staff members in the revised guidelines,

•	overhauling the offices, and clarifying the roles and responsibilities, of the Royal Dutch/ Shell Group reserves coordinator and Royal Dutch/Shell Group reserves auditor,

•	removing reserves bookings from performance scorecards for calculating bonuses,

•	improving visibility and accounting of reserves issues by senior management and directors,

•	enhancing the accountability of business unit CFOs to the Royal Dutch/ Shell Group CFO, the role of the Royal Dutch/ Shell Group legal counsel and of the disclosure committee,

•	strengthening lines of responsibility for reserves reporting,

•	reducing job rotation,

•	revising the Royal Dutch/ Shell Group’s document retention policy, and

•	promoting communications and compliance.

      The report of Davis Polk & Wardwell, and the remedial actions adopted by the Parent Companies and the Royal Dutch/ Shell Group, are discussed in detail in the 2004 Annual Report on Form 20-F incorporated by reference herein.

      On April 28, 2004, Royal Dutch and Shell Transport formed a steering group (the “steering group”) to review the structure and overall governance of Royal Dutch, Shell Transport and the Royal Dutch/ Shell Group. In forming the steering group and establishing its terms of reference, the directors noted that it would be desirable to explore options for changes to the corporate governance of the Royal Dutch/ Shell Group with a view to (i) simplifying the boards and Royal Dutch/ Shell Group executive management and the perception thereof, (ii) improving decision making processes at the Parent Companies and the Royal Dutch/ Shell Group holding companies and (iii) enhancing effective leadership for the Royal Dutch/ Shell Group as a whole. It was noted that any model for structural change would be tested against the status quo. Under the steering group’s terms of reference, it was asked to consider: (i) how to simplify the boards of directors of the Parent Companies and the Royal Dutch/ Shell Group holding companies and the management structures of the Parent Companies and the Royal Dutch/ Shell Group; (ii) how decision-making processes and accountability could be improved; and (iii) ways in which effective leadership for the Parent Companies and the Royal Dutch/ Shell Group as a whole could be enhanced. The steering group was chaired by Lord Kerr of Kinlochard and its members were Maarten van den Bergh, Sir Peter Job, Jonkheer Aarnout Loudon and Jeroen van der Veer. Messrs. Van den Bergh, Van der Veer and Jonkheer Aarnout Loudon are directors of Royal Dutch while Lord Kerr of Kinlochard and Sir Peter Job are directors of Shell Transport. On June 17, 2004, Royal Dutch and Shell Transport publicly announced the formation of the steering group, its members and its terms of reference.

      The steering group was assisted by a working group (the “working group”) of senior finance, accounting and legal personnel from the Royal Dutch/Shell Group. The steering group and the working group received legal advice from Slaughter and May, De Brauw Blackstone Westbroek N.V. (“De Brauw”) and Cravath, Swaine & Moore LLP (“Cravath”) on matters concerning English, Dutch and U.S. law, respectively. As described below, the steering group also received certain corporate finance advice from Citigroup and Rothschild. As also described below, the supervisory and management boards of Royal Dutch separately engaged ABN AMRO as their financial advisor and the board of Shell Transport separately engaged Deutsche Bank as its independent financial advisor.

      As outlined above, the steering group comprised directors of both Parent Companies. In accordance with its terms of reference from the Parent Companies, the steering group, with the assistance of the working group and financial advisors appointed to assist the steering group and the Parent Companies’ external legal advisors, developed and evaluated alternatives that it then presented to the Parent Company boards for their consideration and evaluation at both joint and separate meetings of the Parent Company directors. (These alternatives are discussed in the paragraphs that follow). In that process each Parent Company board had the assistance of separate financial advisors appointed by that Parent Company for the purpose, as well as the Parent Companies’ legal advisors. The Parent Companies did not engage in separate negotiations with each other over the terms of the Transaction outside of that process.

      Between April 28, 2004 and June 2004, the steering group, the working group and the legal advisors met several times to discuss possible alternatives to the current structure and overall governance arrangements that might merit further consideration. The steering group initially considered three groups of possible revised structures: those that altered the Royal Dutch/ Shell Group’s internal structure to create a single intermediate holding company for the Royal Dutch/ Shell Group, without affecting the Parent Companies relationships with each other, those that would modify the existing Parent Company arrangements to obtain greater economic unity at the Parent Company level and those that would result in there being a single new holding company for the two existing Parent Companies. While the alternative of revising the Royal Dutch/ Shell Group’s internal structure had the advantages of being fairly straightforward to implement and an enhancement of internal accountability (by interposing a single intermediate holding company for governance of the Royal Dutch/ Shell Group over the current two intermediate holding companies), the steering group concluded that the formation of a new single intermediate holding company under the existing Parent companies would not address as many of the objectives outlined above as would be desirable, in particular because it would not change the fact that each parent company has a separate board of directors. Accordingly, following its preliminary review, the steering group focused on two principal groups of alternatives, (i) structures in which modifications would be made to the existing arrangements between the Parent Companies (“enhanced dual listed company structures”) and (ii) structures in which the Parent Companies would be replaced by a single publicly traded entity (“single parent company structures”).

      During the first few weeks of July 2004, the steering group met with several potential financial advisors and pursuant to an engagement letter dated July 27, 2004, Citigroup and Rothschild were retained by Shell International Limited to provide certain corporate finance advice in connection with the governance and structure review. This corporate finance advice provided by Citigroup and Rothschild was limited to describing and presenting issues for the Royal Dutch/ Shell Group consideration regarding two primary alternative governance structures and to providing a context for the analysis of regulatory, tax and legal advice. The corporate finance advice also included information regarding relevant precedent transactions and summaries of issues relating to various strategic options available to the Royal Dutch/ Shell Group. The material elements of the corporate finance advice provided by Citigroup and Rothschild to the directors of the Parent Companies are summarized below in this “Background to the Transaction”. For important information regarding the nature of the corporate finance advice provided by Citigroup and Rothschild, please refer to “Note Regarding Corporate Finance Advice of Citigroup and Rothschild” below.

      Thereafter, the steering group met with members of the working group, representatives of Citigroup and Rothschild and the legal advisors several times. Among other things, the steering group sought advice on where a single parent company should be incorporated and tax resident, taking into account differences in corporate legal requirements, taxation of shareholders and of the Parent Companies and the Royal Dutch/ Shell Group, index inclusion and listing requirements. An evaluation of these factors led the steering group to conclude that if a single parent company alternative were to be implemented, it would recommend a UK-incorporated, Dutch headquartered and tax resident parent company. The steering group was advised that the use of a UK-incorporated entity should allow its shares to be included in the FTSE All-Share and FTSE 100 stock indices (although confirmation of this would need to be obtained), which are widely tracked indices that today include the shares of Shell Transport, although it would also likely result in the exclusion of the shares from less widely followed Eurozone indices, which generally exclude companies incorporated in the UK. The steering group was also advised that a single parent company structure could be constructed in such a way that the use of a Dutch tax resident entity should result in a structure that would be broadly tax neutral to the Royal Dutch/ Shell Group, and, following completion, would be tax neutral to holders of Royal Dutch shares, although it would result in an adverse change in the tax treatment of dividends received by former Shell Transport shareholders, unless a dividend access mechanism could be used to allow such shareholders to receive UK source dividends. The steering group was also advised that the corporate legal requirements, and listing requirements would be broadly similar to those affecting the Parent Companies and their shareholders. The steering group also solicited advice from Citigroup and Rothschild on the considerations that could inform an eventual determination by the Royal Dutch board of management and Royal Dutch supervisory board, on the one hand, and the Shell Transport directors, on the other hand, of the exchange ratio to be used in a single parent company structure.

      The steering group was advised by De Brauw that the implementation of a single parent company structure would require an exchange offer because a merger transaction would not be available under applicable Dutch law. A shareholder vote would also likely be required to approve any implementation agreement. Since an exchange offer would involve the individual participation of each shareholder, the steering group was further advised that there would likely be some Royal Dutch shareholders remaining immediately after the Transaction. The steering group was advised by Slaughter and May that the implementation of a single parent company structure could be accomplished by a scheme of arrangement under applicable English law, which would result in the cancelation of all of the existing Shell Transport ordinary shares if it were approved by the requisite shareholder vote and by the UK High Court. The steering group was advised by Cravath that the implementation of an exchange offer would require compliance with the U.S. tender offer rules and registration of the shares to be issued under the Securities Act and Exchange Act, and that implementation of a scheme of arrangement should not be subject to the U.S. tender offer rules and should be entitled to an exemption from registration under the Securities Act and the Exchange Act.

      The steering group also asked the legal advisors and representatives of Citigroup and Rothschild to consider the feasibility of certain changes to the enhanced dual listed company structures under consideration, in light of the features that had been adopted in dual-listed company structures formed in recent years, including (i) dividend equalization, (ii) pooled voting at the shareholder level on most matters, which would result in, among other things, common boards of directors, and (iii) cross-guarantees by each of Royal Dutch and Shell Transport of certain contractual obligations of each other. The steering group also asked the U.S. legal advisers to consider the tax issues related to the potential tax treatment of share-for-share acquisitions if an enhanced dual listed company structure was implemented.

      On August 5, 2004, the steering group met together with members of the working group, the legal advisors and representatives from Citigroup and Rothschild. The steering group was advised that in order to implement a dividend access mechanism for a single parent company structure, it would be necessary to discuss the proposed mechanism with Dutch Revenue Service and they would need to find it acceptable. The necessary confirmation about the treatment of the dividend access mechanism was obtained on October 26, 2004, after a number of meetings with the Dutch Revenue Service. At the August 5, 2004 meeting, the steering group also received preliminary advice that the existing structure or an enhanced dual listed company structure would present certain significant issues under US tax law that would likely make it difficult or impossible in many cases to ensure that stock for stock acquisitions would be tax free in the US, while a single parent company structure would not generally present these problems.

      Between August 5, 2004 and the first week of September, the steering group met several times with members of the working group and the legal advisors and representatives of Citigroup and Rothschild. During this period, the steering group received confirmation of the preliminary U.S. tax advice it had received on

August 5, 2004. Members of the working group and the legal advisers also met with representatives of PricewaterhouseCoopers LLP and KPMG Accountants N.V. to discuss the accounting treatment of each of the two possible structures.

      Beginning in September 2004, ABN AMRO began to act as financial advisor to Royal Dutch and Deutsche Bank AG London began to provide independent financial advice to Shell Transport.

      The directors of the Parent Companies met jointly on September 7, 2004, together with members of the working group and representatives of Citigroup and Rothschild. The directors of the Parent Companies received a report from the steering group on the status of the two structures under consideration, including a summary of the advice received by the steering group over the preceding two months, as described above. The directors reviewed in detail draft governance documents recommended by the steering group, including draft descriptions of the roles and responsibilities of the non-executive Chairman, Chief Executive, the Company Secretary and other principal officers, as well as the executive committee. (The definitive descriptions are set forth in the Implementation Agreement attached as Annex A hereto.) The directors also received a recommendation from the steering group that in either structure the board should initially consist of ten non-executive directors and five executive directors. This recommendation allowed for the initial non-executive directors to consist of six former members of the Royal Dutch board and four members of the Shell Transport board, thereby reflecting the current 60:40 ownership of the Royal Dutch/ Shell Group by Royal Dutch and Shell Transport, without mandating that such relationship be maintained in the future. The recommendation of five executive directors would ensure continuity of responsibility of the current managing directors of Royal Dutch and managing directors of Shell Transport. During this meeting, as they had originally noted on August 5, 2004 to members of the steering committee, Citigroup and Rothschild noted that the exchange ratio in certain precedent transactions in which dual listed company structures had been combined generally had reflected the percentage ownership by each company of the combined business prior to the transaction. In addition, Citigroup and Rothschild reviewed the existing economic relationship between Royal Dutch and Shell Transport and discussed the fact that, if a single parent company structure were to be implemented, an exchange ratio that reflected the existing economic relationship would likely be preferable to both Royal Dutch and Shell Transport. Citigroup and Rothschild’s analysis in this regard included a comparison of the effectiveness and validity of arguments that could be made by either Parent Company in favor of and against a control premium for such Parent Company’s shares, as well as possible shareholder and market reactions to a structure that altered the existing economic relationship between Royal Dutch and Shell Transport. In this respect, Citigroup and Rothschild identified arguments that could be made by either Parent Company in favor of (such as, (i) in the case of Royal Dutch, compensation for dilution of the voting power of the Royal Dutch shareholders in the election of Royal Dutch managing and supervisory directors and indirectly in the election of the Royal Dutch/Shell Group holding companies’ directors and (ii) in the case of Shell Transport, compensation for loss of control of Shell Transport) and against (such as (i) the fact that potentially relevant precedent transactions did not include such a control premium, (ii) the fact that none of the boards was believed to be likely to accept a discount and (iii) the fact that the payment of a premium could affect the appropriate accounting for a transaction) a control premium for each Parent Company’s shares, as well as possible shareholder and market reactions to a structure that altered the existing economic relationship between Royal Dutch and Shell Transport. During this meeting, Citigroup and Rothschild reviewed the two governance structures under consideration and suggested that the Royal Dutch supervisory board and the Royal Dutch management board and Shell Transport board of directors would need to consider whether it would be possible for both companies’ boards to reach agreement on an acceptable structure if such a structure necessitated changes which did not reflect the existing 60/40 economic relationship between Royal Dutch and Shell Transport. It was also acknowledged by the Royal Dutch supervisory board and Royal Dutch management board and the Shell Transport board of directors that the feasibility of dividend access for former Shell Transport shareholders was a significant issue for any single parent company structure.

      During the following weeks, the steering group met several times with members of the working group and the legal advisors and representatives of Citigroup and Rothschild. At these meetings the steering group considered, among other things:

•	the location and role of the headquarters of a single parent company (The Netherlands was considered the most appropriate location for the headquarters of the new parent company given the large proportion of the Royal Dutch/ Shell Group’s central functions that were already based in The Hague). Having a headquarters in The Hague was also consistent with the goal of achieving tax neutrality);

•	arrangements for annual general meetings of shareholders (in the case of a single parent company structure, it was considered appropriate for these meetings normally to be held in the headquarters city, which would be The Hague);

•	the country of incorporation of the new single parent company (in order to capture the anticipated benefits of FTSE indexation, it would be necessary for the new parent company to be incorporated in the UK);

•	listing of the new shares (since the new parent company would be incorporated under English law it could only achieve a listing in both London and Amsterdam, as well as New York, by having a primary listing for all classes of shares on the London Stock Exchange and additional listings on Euronext Amsterdam and the NYSE);

•	issues surrounding the implementation of an ADR program (the steering group was advised that ADRs offered no discernable disadvantages for investors versus New York registered shares);

•	the name for a single parent company (it was considered desirable for a single parent company to be named Royal Dutch Shell, and the steering group was advised that necessary UK and Dutch approvals had been obtained to use that name);

•	the accounting treatment of the transaction structures under consideration (the steering group was advised on the effects that fair value accounting would have and also advised that the issue of the appropriate accounting was still under review); and

•	the feasibility of a dividend access mechanism, including through the issuance of two classes of shares (the steering group considered it important in connection with a single parent company structure to obtain approval from the Dutch Revenue Service for a dividend access mechanism; the steering group was advised that this may require the use of two classes of shares, which it viewed as acceptable so long as the classes were essentially identical in their corporate rights and obligations, the differences arose solely from the tax treatment of dividends in the applicable jurisdictions and the classes could be merged at the discretion of the Boards).

      The directors of the Parent Companies met jointly again on September 27, 2004. Members of the working group and representatives of Citigroup and Rothschild were present for parts of that meeting. At that meeting, the directors of the Parent Companies received an update on the status of the outstanding issues related to the single parent company structure and the enhanced dual listed company structure. During late September and early October 2004, representatives of Royal Dutch and Shell Transport discussed the impact of a single parent company structure on the direct and indirect voting power of Royal Dutch and Shell Transport shareholders and whether it would be advisable to employ, among other things, differential voting rights between the two classes of shares. The directors noted that Royal Dutch shareholders currently elect all the members of the Royal Dutch supervisory and management boards and Royal Dutch in turn has the right to elect a majority of the directors of the Royal Dutch/ Shell Group holding companies, and that the Shell Transport shareholders currently have the right to elect the members of the Shell Transport board of directors and Shell Transport in turn has the right to elect a minority of the directors of the Royal Dutch/ Shell Group holding companies. The directors also noted that, on the basis of a 60:40 ratio, if all shares of a new single parent company vote together, former Royal Dutch shareholders would initially have a majority of the voting power and former Shell Transport shareholders would initially have a minority of the voting power. As described under “Description of Share Capital of Royal Dutch Shell” on page 91, the Class A Shares and Class B Shares have identical voting rights (other than statutory class voting rights with respect to matters that affect the rights attached to either class of shares differently than the other class).

      On October 7, 2004, the Royal Dutch supervisory board met to discuss the status of the structure and governance review. The representatives of the Royal Dutch supervisory board that were members of the steering group explained that, due to a number of outstanding points, it was premature to come to conclusions or reach a decision, but the current preference of the steering group was for a single parent company structure for the reasons described under “Reasons for the Transaction” on page 41. The Royal Dutch supervisory board indicated that it supported the recommendations of the steering group in general but noted that, given the existence of outstanding issues discussed, it was not ready to draw conclusions or make a decision relating to the structure and governance review. The outstanding points consisted of the issues described in the next paragraph.

      The directors of the Parent Companies met jointly on October 8, 2004, together with members of the working group to review the status of various issues related to the single parent company structure and the enhanced dual listed company structure. Representatives from Citigroup, Rothschild, Slaughter and May and De Brauw attended part of this meeting. The directors of the Parent Companies discussed the proposed dividend policy under each of the two structures. The discussion then focused on the outstanding issues related to the single parent company structure, which included discussions on, among other things: matters related to the characteristics of the two classes of shares (including the treatment of dividends and the dividend access mechanism); the listing of a single parent company’s securities in the U.S. in the form of ADRs (rather than in the form of New York registry shares or another form of security); the possibility of price differentials between the two classes of shares; considerations relating to how the exchange ratio could impact the post-transaction share price; the primary listing of a single parent company’s shares; and possible market and shareholder reactions. Citigroup and Rothschild also discussed with the directors of the Parent Companies the potential market issues that would be raised if the possibility of giving the two classes of shares differential voting rights were pursued and the lack of precedent for differential voting rights in similar transactions. During this meeting, as part of their analysis of alternative governance structures, Citigroup and Rothschild presented a single holding company structure based on an exchange ratio for Shell Transport shareholders of 0.2873 Royal Dutch Shell shares for each Shell Transport share currently held in order to reflect the existing 60:40 economic relationship between Royal Dutch and Shell Transport. This exchange ratio was based on the premise of 2 shares in Royal Dutch Shell for each share of Royal Dutch currently held and was determined taking into account the appropriateness of the resultant trading prices of the Royal Dutch Shell shares on the three principal exchanges on which they will be traded. For important information regarding the nature of the corporate finance advice provided by Citigroup and Rothschild, please refer to “Note Regarding Corporate Finance Advice of Citigroup and Rothschild” on page 41. Please also refer to ABN AMRO’s written opinions addressed to the Royal Dutch supervisory board and the Royal Dutch board of management attached as Annex B and Annex C hereto and to the discussion of these opinions set forth under “Opinion of Royal Dutch’s Financial Advisor” on page 43.

      On October 23, 2004, the Shell Transport Board met by teleconference to consider the alternatives under consideration. Representatives of Slaughter and May (in its capacity as counsel to Shell Transport) and Deutsche Bank (independent financial advisers to Shell Transport) also participated in the teleconference.

      The directors of the Parent Companies met jointly on October 27, 2004, together with members of the working group and representatives of Citigroup, Rothschild and De Brauw. The directors of the Parent Companies reviewed a draft announcement of the Transaction. At this meeting, the directors of the Parent Companies, who had received corporate finance advice from Citigroup and Rothschild, indicated their belief that the Transaction is in the interests of shareholders of Royal Dutch and Shell Transport as a whole. In providing their advice to the directors of the Parent Companies, Citigroup and Rothschild relied entirely on the commercial assessments of the Transaction of the directors of the Parent Companies. For important information regarding the nature of the corporate finance advice provided by Citigroup and Rothschild, please refer to “Note Regarding Corporate Finance Advice of Citigroup and Rothschild” on page 41.

      On October 27, 2004, the Royal Dutch supervisory board met to consider (i) an enhanced dual listed company structure in which a new single group holding company would be formed (owned 60% by Royal Dutch and 40% by Shell Transport) as a Dutch company and the Parent Companies would enter into a dividend equalization agreement and arrangements such that shareholders of both Parent Companies would vote together on matters that affected them similarly, including the election of directors, and (ii) the Transaction. Representatives of ABN AMRO and De Brauw were also present. Representatives of De Brauw reviewed with the Royal Dutch supervisory board their duties under Dutch law in connection with considering the possible structures. ABN AMRO delivered to the Royal Dutch supervisory board its written opinion, addressed to the Royal Dutch supervisory board and Royal Dutch board of management, to the effect that as at October 27, 2004, and based upon and subject to the matters considered and the assumptions and qualifications set forth in their opinion, the proposed exchange ratio to be used in the offer was fair, from a financial point of view, to the holders of Royal Dutch ordinary shares. ABN AMRO also provided to the Royal Dutch supervisory board a presentation that described the financial analysis underlying their opinion dated October 27, 2004. Additional detail concerning ABN AMRO’s opinion, including the matters considered and the assumptions and qualifications and the related financial analysis, is set forth under “Opinion of Royal Dutch’s Financial Advisor” on page 43.

      In their consideration of the possible structures, the Royal Dutch supervisory board noted that the enhanced dual listed company structure would simplify the corporate structure and maintain the current tax treatment of shareholders. In relation to the proposed single parent company structure embodied in the Transaction, the board noted that the structure would generally result in the benefits identified in relation to the enhanced dual listed company structure, and in addition would (i) remove the risk of a conflict between the decision-making bodies of the public parent companies, (ii) simplify the raising of capital in the future and (iii) reduce regulatory burdens resulting from having two publicly-traded Parent Companies. The board also noted that the Transaction appeared to offer Royal Dutch and the Royal Dutch/ Shell Group more benefits than the enhanced dual listed company structure, particularly (i) clarity and simplicity in both management and corporate structure, (ii) improved efficiency with clear lines of authority and an empowered Chief Executive, (iii) accountability through improved clarity in governance and (iv) financial and strategic flexibility. (These reasons are discussed in more detail below under “Reasons for the Transaction”). Thereafter, the Royal Dutch supervisory board unanimously resolved, subject to the conditions set forth under “The Offer — Conditions to the Offer” on page 53, to approve in principle the proposal of the Transaction and to enter into and execute the unification protocol.

      In considering the factors noted above and described in more detail below under “Reasons for the Transaction”, the Royal Dutch supervisory and management boards considered as favorable the terms of the Transaction, the opinion of the financial advisors, the expected increased clarity and simplicity of governance, the expected increased accountability and management efficiency, the tax treatment of the Transaction to Royal Dutch and to Dutch and US holders of Royal Dutch shares, the expected accounting treatment, the index inclusion and the expected increased flexibility in issuing equity and debt. The Royal Dutch supervisory and management boards considered as unfavorable the fact that there would be two classes of shares, which may trade at different prices, the likelihood of there being Royal Dutch minority shareholders immediately following the Transaction, the exclusion of the Royal Dutch Shell shares from Eurozone indices such as the Dow Jones EuroStoxx 50 index, and the other risk factors described below and under “Risk Factors” on page 25. The Royal Dutch boards did not quantify or assign relative weightings to any of the factors considered.

      On October 27, 2004, the Shell Transport board met to consider the enhanced dual listed company structure and the Transaction. The Shell Transport board unanimously resolved, based on a number of factors, and subject to certain conditions, to approve, in principle, the Transaction and entry into and execution of the unification protocol.

      On October 27, 2004, the board of Royal Dutch Shell met and unanimously resolved, and subject to certain conditions, to approve, in principle, the Transaction and entry into and execution of the unification protocol.

      On the morning of October 28, 2004, the Royal Dutch board of management met to consider the enhanced dual listed company structure and the Transaction. Representatives of ABN AMRO and De Brauw were also present. The Royal Dutch board of management considered the matters that had been considered by the Royal Dutch supervisory board, including, but not limited to, ABN AMRO’s written opinion dated October 27, 2004. Following consideration of these matters, the Royal Dutch board of management unanimously resolved, based on the factors considered by the Royal Dutch supervisory board, and subject to the conditions set forth under “The Offer — Conditions to the Offer” on page 53, to approve, in principle, the Transaction and entry into and execution of the unification protocol. Following approval by the Royal Dutch board of management, the unification protocol was executed by the parties. Thereafter, Royal Dutch and Shell Transport announced that the outcome of the review was the Transaction.

      On May 18, 2005, Royal Dutch Shell, Royal Dutch and Shell Transport entered into the implementation agreement.

      We estimate that the total fees and expenses related to the Transaction will be $115 million.

Note Regarding Corporate Finance Advice of Citigroup and Rothschild

      Citigroup and Rothschild did not render an opinion regarding the fairness of the consideration offered in the offer from a financial point of view or otherwise, and did not and do not make any recommendation to any holders of Royal Dutch ordinary shares or any other party or parties with respect to the offer. Throughout the process, Citigroup and Rothschild’s advice was provided to the steering group for discussion purposes only and was prepared as a contribution to an overall analysis of available strategic options, rather than as an evaluation of an agreed-upon recommendation or position. Moreover, neither Citigroup nor Rothschild made any independent valuation or appraisal of the assets or liabilities of Royal Dutch Shell, Royal Dutch or Shell Transport, nor was Citigroup or Rothschild furnished with any such appraisals.

      From time to time, Citigroup and its affiliates have also (i) maintained banking relationships with Royal Dutch, Shell Transport or the Royal Dutch/ Shell Group, (ii) provided investment banking services such as mergers and acquisitions advice and (iii) executed transactions, for their own account or for the accounts of customers, in the Royal Dutch ordinary shares or the Shell Transport ordinary shares or debt securities of Royal Dutch and Shell Transport. From time to time, Rothschild and its affiliates have also provided investment banking services such as mergers and acquisitions advice to Royal Dutch, Shell Transport or the Royal Dutch/ Shell Group. Citigroup and Rothschild are acting as dealer managers for the offer and as sponsors in connection with the listing of the Royal Dutch Shell ordinary shares on the London Stock Exchange and as co-listing agents in connection with the listing of the Royal Dutch ordinary shares on Euronext Amsterdam. In connection with the services rendered by Citigroup and Rothschild as dealer managers, Royal Dutch Shell has agreed to pay each of Citigroup and Rothschild a fee of $2,000,000. Royal Dutch Shell has also agreed to reimburse Citigroup and Rothschild for certain out-of-pocket expenses incurred by them, and Royal Dutch Shell has agreed to indemnify and hold harmless Citigroup and Rothschild against certain losses, claims, damages or liabilities related to, arising out of or in connection with their engagement as dealer managers, sponsors and co-listing agents.

Reasons for the Transaction

      In making their decision that Royal Dutch should enter into the unification protocol and the implementation agreement and propose the Transaction and in making their recommendation that holders of Royal Dutch ordinary shares accept the offer and tender their Royal Dutch ordinary shares, the Royal Dutch board of management and Royal Dutch supervisory board considered, among other things, the following:

•	Terms of the Transaction: the fact that the exchange ratio to be proposed reflects the ownership of the Royal Dutch/ Shell Group by Royal Dutch and Shell Transport and the other terms of the unification protocol and implementation agreement.

•	Advice and opinion of financial advisors: the written opinion of ABN AMRO addressed to the Royal Dutch board of management and the Royal Dutch supervisory board that, as at October 27, 2004, the exchange ratio to be used in the offer was fair, from a financial point of view, to holders of Royal Dutch shares; and the corporate finance advice provided by Citigroup and Rothschild. ABN AMRO confirmed its opinion by delivering a written opinion dated May 13, 2005 to the Royal Dutch board of management and the Royal Dutch supervisory board. The full text of the written opinions of ABN AMRO dated October 27, 2005 and May 13, 2005 are attached hereto as Annex B and Annex C, respectively, and set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by ABN AMRO in rendering its opinions. Additional detail concerning the written opinion of ABN AMRO and the corporate finance advice provided by Citigroup and Rothschild is contained under “— Opinion of Royal Dutch’s Financial Advisor” on page 43 and “— Background to the Transaction” on page 32, respectively.

•	Increased clarity and simplicity of governance: the belief that the Transaction will result in a clearer and simpler governance structure, including:

—	a single, smaller board initially comprised of 10 non-executive and 5 executive directors, and

—	a simplified senior management structure with a single non-executive Chairman of the board, a single Chief Executive and clear lines of authority.

This structure will eliminate any need for the Conference and for the executive committee (as the successor to the committee of managing directors) to be internally accountable to two separate public company boards, each of which has its own Chairman. After completion of the Transaction, the executive committee of Royal Dutch Shell would be responsible for the overall business and affairs of Royal Dutch Shell and have the final authority in all matters of management that are not within the duties and authorities of our board of directors or shareholders.

•	Increased accountability: the expectation that the Transaction will lead to increased accountability and clarify lines of authority. This is expected to result from the fact that following completion of the Transaction the Royal Dutch Shell executive committee will report through the Chief Executive to a single board of directors with a single non-executive Chairman.

•	Increased management efficiency: the belief that the Transaction will increase the efficiency of decision making and management processes generally, including through the elimination of dual corporate headquarters in favor of a single corporate headquarters, the elimination of duplication and the centralization of functions.

•	Tax treatment: the fact that (a) the exchange of Royal Dutch ordinary shares in the Transaction would not be subject to tax for Dutch and U.S. federal income tax purposes, and (b) the Transaction would be broadly tax neutral for the Royal Dutch/ Shell Group. See “Material Tax Consequences” for a description of the material tax consequences to U.S. holders of the offer.

•	Expected accounting treatment: the fact that it was expected that the Transaction would be accounted for on an historical cost (or carry-over) basis under International Financial Reporting Standards and U.S. GAAP rather than as a business combination (see Unaudited Condensed Pro Forma Combined Financial Information on page 134 for a more detailed discussion of the accounting treatment for the Transaction).

•	Index inclusion: the fact that our shares would be expected to be included in the FTSE All-Share and FTSE 100 indices with a weighting reflecting our full market capitalization (i.e., both Class A Shares and Class B Shares). Because these indices are widely tracked by investors, we expect this inclusion to have a positive impact upon the overall demand for our shares

•	Flexibility in issuing equity and debt: the fact that the Transaction would result in a single publicly traded entity that would facilitate equity and debt issuances, including on an SEC-registered basis. As described above, the existing structure or an enhanced dual listed company structure would present significant issues under US tax law that would likely make it difficult or impossible in many cases to ensure that stock for stock acquisitions would be tax free in the US, while the single parent company structure would not generally present these problems. The existence of a single parent company that is an SEC registrant will facilitate the issuance of registered debt securities by avoiding any need for multiple obligors or guarantors.(1)

      In the course of their deliberations, the Royal Dutch board of management and Royal Dutch supervisory board also considered certain potentially negative factors relevant to the Transaction, including:

•	Two classes of shares: the fact that following the Transaction, we would have two classes of ordinary shares outstanding, which may trade at different prices partially as a result of the fact that holders of Class A Shares will receive Dutch source dividends and holders of Class B Shares are expected to receive UK source dividends (pursuant to the dividend access mechanism) and that there may be different levels of incremental demand from investors (including funds) that track stocks included in the FTSE 100 Index.

(1)	However, any further issue of Class B Shares will only be made after prior consultation with the Dutch Revenue Service.

•	Likelihood of Royal Dutch minority: the likelihood that there would be remaining public shareholders of Royal Dutch immediately following the completion of the offer, which would result in ongoing reporting and administrative costs until and unless such shares are acquired.

•	Elimination from Eurozone-only stock Indices: the risk that our shares would not be included in Eurozone-only indices such as the Dow Jones EuroStoxx 50 index, which would result in the selling of Royal Dutch ordinary shares or Class A Shares by investment funds and other investors that track those indices. Our shares would generally not be included in Eurozone-only indices because companies incorporated in England and Wales are generally not eligible for such indices.

•	Other Risk Factors: the other risks to holders of our shares described above under “Risk Factors” on page 25. These include amongst others the fact that the trading prices of the Royal Dutch Shell ordinary shares and/or ADRs may be subject to fluctuation, the fact that we may not realize the anticipated benefits of the Transaction, the fact that the Class A Shares and the Class B Shares may trade at different prices, the fact that Royal Dutch Shell may in the future have a dividend policy that differs from Royal Dutch’s historical policy, and in addition, the risks to non-tendering Royal Dutch shareholders described therein, including the steps that we may take in the future to acquire the remaining public minority such as corporate restructuring transactions, changes to the Royal Dutch articles and public or private exchanges or tender offers or other purchases.

      This discussion of the information and factors considered by the Royal Dutch board of management and Royal Dutch supervisory board in making their decision is not intended to be exhaustive but is believed to include all material factors considered. In view of the wide variety of factors considered in connection with their evaluation of the Transaction and the complexity of these matters, the Royal Dutch board of management and Royal Dutch supervisory board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, individual members of the Royal Dutch board of management and Royal Dutch supervisory board may have given different weight to different factors.

Recommendation of Royal Dutch’s Management and Supervisory Board

      The Royal Dutch supervisory board and the Royal Dutch board of management have unanimously reached the conclusion, on the basis of the considerations stated in this prospectus, that the Transaction between Royal Dutch, Shell Transport and Royal Dutch Shell is in the best interest of Royal Dutch, holders of Royal Dutch ordinary shares and Royal Dutch’s other stakeholders. They are furthermore of the opinion that the offer is fair and reasonable and accordingly unanimously recommend its acceptance.

Opinion of Royal Dutch’s Financial Advisor

      In connection with the Transaction, Royal Dutch retained ABN AMRO to act as its financial advisor and render an opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of Royal Dutch ordinary shares. ABN AMRO delivered a written opinion to the Royal Dutch board of management and Royal Dutch supervisory board dated October 27, 2004 that, as at that date, and based upon and subject to the matters considered and the assumptions and qualifications set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Royal Dutch ordinary shares. ABN AMRO confirmed its opinion by delivering a written opinion dated May 13, 2005 to the Royal Dutch board of management and the Royal Dutch supervisory board.

      The full text of the written opinions of ABN AMRO dated October 27, 2004 and May 13, 2005 are attached hereto as Annex B and Annex C, respectively and set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by ABN AMRO in rendering its opinions. ABN AMRO provided its opinion dated October 27, 2004 to the Royal Dutch board of management and Royal Dutch supervisory board in connection with their evaluation of the offer and the opinions do not in any way constitute a recommendation by ABN AMRO to any holders of Royal Dutch shares as to whether such holders should accept or reject the offer or otherwise act in relation to the Transaction. This summary does not purport to be a complete description of the analyses performed by ABN AMRO and is qualified by reference to the written opinions of ABN AMRO set forth in Annex B and Annex C hereto, but it does summarize all of the material analyses performed and presented by ABN AMRO. We urge you to read the opinions carefully and in their entirety.

      The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth below, without considering the analyses as a whole, could create an incomplete or misleading view of the process underlying the opinion of ABN AMRO. In arriving at its opinions, ABN AMRO made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, ABN AMRO believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on selected elements thereof, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      No company or transaction used in the below analyses as a comparison is identical to Royal Dutch, Shell Transport or the Royal Dutch/ Shell Group or the transaction contemplated to which the exchange ratio relates. The analyses were prepared for the purposes of ABN AMRO providing its opinion dated October 27, 2004 to the Royal Dutch board of management and Royal Dutch supervisory board in connection with their consideration of the offer and do not purport to be appraisals or to reflect ratios at which Royal Dutch ordinary shares, Class A Shares and Class B Shares might trade in the future which may be significantly more or less favorable than as set forth in these analyses. ABN AMRO reviewed and updated such analyses in connection with its preparation of the opinion dated May 13, 2005.

      For the purposes of providing its opinion dated May 13, 2005, ABN AMRO:

•	reviewed certain publicly available business and financial information relating to Royal Dutch, including the audited annual financial statements (the “annual accounts”) for the three consecutive financial years ending December 31, 2004, 2003 and 2002 and the unaudited quarterly financial figures for the period ending March 31, 2005;

•	reviewed certain publicly available business and financial information relating to Shell Transport, including the audited annual accounts for the three consecutive financial years ending December 31, 2004, 2003 and 2002 and the unaudited quarterly financial figures for the period ending March 31, 2005;

•	reviewed certain publicly available business and financial information relating to the Royal Dutch/ Shell Group, including the audited annual accounts for the three consecutive financial years ending December 31, 2004, 2003 and 2002 and the unaudited quarterly financial figures for the period ending March 31, 2005;

•	participated in discussions with and reviewed information provided by the senior management of Royal Dutch with respect to the businesses and prospects of Royal Dutch, Shell Transport and the Royal Dutch/ Shell Group;

•	reviewed the historical stock prices and trading volumes of the Royal Dutch ordinary shares and the Shell Transport ordinary shares;

•	reviewed the financial terms of certain transactions ABN AMRO believed to be comparable to the Transaction;

•	reviewed a draft dated May 10, 2005 of the announcement of final proposals for the Transaction, the announcement relating to the Transaction dated October 28, 2004 and those parts of the unification protocol dated October 28, 2004 and certain other related documents, which ABN AMRO deemed relevant for the purposes of providing its opinion;

•	participated in discussions with, and reviewed information provided by, relevant employees of the Royal Dutch/ Shell Group as well as the tax advisors assisting the Royal Dutch/ Shell Group on the various (potential) tax consequences resulting from the Transaction; and

•	performed such other financial reviews and analyses, as ABN AMRO, in its absolute discretion, deemed appropriate.

      ABN AMRO assumed and relied upon, without independent verification, the truth, accuracy and completeness of the information, forecasts (that may have been made available), data and financial terms provided to it or used by it, assumed that the same were not misleading and does not assume or accept any liability or responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets, operations or liabilities of Royal Dutch, Shell Transport or the Royal Dutch/ Shell Group nor was ABN AMRO provided with such valuation or appraisal. With respect to any financial forecasts that may have been made available, ABN AMRO assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgements of the management of Royal Dutch and Shell Transport as to the future financial performance of Royal Dutch, Shell Transport and the Royal Dutch/ Shell Group, and that no event subsequent to the date of any such financial forecasts and undisclosed to ABN AMRO has had a material effect on them. ABN AMRO does not assume or accept liability or responsibility for (and expresses no view as to) any such forecasts or the assumptions on which they are based. In preparing its opinions, ABN AMRO received specific confirmation from senior management of Royal Dutch that the assumptions specified above were reasonable and no information had been withheld from ABN AMRO that could have influenced the purport of the opinion or the assumptions on which it is based.

      Further, ABN AMRO’s opinions are necessarily based on financial, economic, monetary, market and other conditions, including those in the securities and oil and gas markets, as in effect on, and the information made available to ABN AMRO or used by it up to, the respective dates of the opinions. ABN AMRO’s opinions exclusively focus on the fairness, from a financial point of view, of the exchange ratio to the holders of Royal Dutch ordinary shares and do not address any other issues such as the underlying business decision to unite the share capital of Royal Dutch and Shell Transport or to recommend the offer, any transaction involving Shell Transport, or the commercial merits of any of the foregoing, which are matters solely for the Royal Dutch board of management and Royal Dutch supervisory board. In addition, ABN AMRO’s opinions do not in any manner address the prices or volumes at which the Royal Dutch ordinary shares, the Class A Shares or the Class B Shares may trade following consummation of the Transaction. Subsequent developments in the aforementioned conditions may affect the opinions and the assumptions made in preparing the opinions and ABN AMRO is not obliged to update, revise or reaffirm the opinions if such conditions change.

      In rendering its opinions, ABN AMRO has not provided legal, regulatory, tax, accounting or actuarial advice and accordingly ABN AMRO does not assume any responsibility or liability in respect thereof. ABN AMRO did not participate in negotiations with respect to the terms of the unification protocol, the offer, the Scheme and the other transactions contemplated by the unification protocol. Furthermore, ABN AMRO assumed that the Transactions will be consummated on the terms and conditions as set out in the unification protocol and the draft dated May 10, 2005 of the announcement of final proposals for the Transaction, without any material changes to, or waiver of, their terms or conditions. Moreover, ABN AMRO assumed that the offer will be tax neutral for most holders of Royal Dutch ordinary shares and Shell Transport ordinary shares.

      As described on page 41 under “— Reasons for the Transaction”, the Royal Dutch board of management and Royal Dutch supervisory board took into account a number of factors in evaluating the offer and reaching a determination to recommend the offer, including, but not limited to, ABN AMRO’s opinion dated October 27, 2004. Accordingly, ABN AMRO’s analyses summarized below should not be viewed as determinative of the views of the Royal Dutch board of management and Royal Dutch supervisory board with respect to the offer.

      In order to consider the fairness of the exchange ratio, ABN AMRO concluded that it was not necessary to analyze the underlying absolute fundamental value of the assets and operations of the Royal Dutch/ Shell Group as a whole. The exchange ratio determines the apportionment of this value between Royal Dutch and Shell Transport ordinary shareholders, and not the value itself. As a result, ABN AMRO did not perform any fundamental valuation analysis which may have included, inter alia, discounted cash flow analysis and comparable multiples analysis. ABN AMRO performed the analyses described below for purposes of evaluating whether the exchange ratio based on the current Royal Dutch/ Shell Transport 60/40 ownership of the Royal Dutch Shell Group is fair, from a financial point of view, to holders of Royal Dutch ordinary shares. The following is a summary of the financial analyses performed by ABN AMRO in connection with the rendering of its opinion dated October 27, 2004. The analyses were prepared for purposes of ABN AMRO providing its opinion dated October 27, 2004 to the Royal Dutch board of management and Royal Dutch supervisory board in connection with their consideration of the offer.

      ABN AMRO reviewed and updated such analyses in connection with its preparation of the opinion dated May 13, 2005.

Analyses in connection with the opinion dated October 27, 2004

The Offer and the Scheme of Arrangement

      ABN AMRO considered that Royal Dutch Shell will make an offer for the entire issued share capital of Shell Transport to be implemented through a court sanctioned scheme of arrangement on the basis of 0.2874 Class B Shares for each Shell Transport ordinary share (the “Scheme Consideration”). The offer will be interconnected with and inter-conditional on the Scheme. The exchange ratio and the Scheme Consideration (together) reflect the current Royal Dutch/ Shell Transport 60/40 ownership in the Royal Dutch Shell Group (as set forth in the table below).

Royal Dutch Shell ownership by former Royal Dutch and

Shell Transport shareholders implied by the exchange ratios

	Royal Dutch	Shell Transport	Royal Dutch Shell

Current shares outstanding(1)	2,074,400,000	9,624,900,000	N/A
Exchange Ratio	2.0	0.2874	N/A
Equivalent Royal Dutch Shell shares(2)	4,148,800,000	2,765,866,667	6,914,666,667

% of Royal Dutch Shell shares	60.0%	40.0%	100.0%

(1)	Based on draft announcement, dated October 25, 2004. Excludes Royal Dutch priority shares, which are to be canceled. Excludes Shell Transport preference shares, which are to be bought out for cash (for Shell Transport’s account — Royal Dutch/ Shell Group management has indicated that the cash amount would be in the range of £12-20 million which should not be considered material).

(2)	Assumes 100% acceptance of the offer by Royal Dutch shareholders and assumes that Class A Shares and Class B Shares have the same voting and economic rights (including the right to same amount of dividends when declared and paid).

      ABN AMRO considered that the Class A Shares and Class B Shares will have identical voting and economic rights, but the Class B Shares will, through a dividend access mechanism, entitle holders to UK-sourced dividends, whereas the Class A Shares will entitle holders to Dutch-sourced dividends.

Existing agreements between Royal Dutch and Shell Transport

      ABN AMRO considered that, based on the scheme for amalgamation between Royal Dutch and Shell Transport dated September 12, 1906, and the agreements from 1907 by which the scheme for amalgamation was implemented, Royal Dutch has 60% ownership in the Royal Dutch/ Shell Group and has the right to nominate 60% of the directors of the Royal Dutch/ Shell Group holding companies. The scheme for amalgamation further specifies that the payment of dividends to Royal Dutch and Shell Transport should be on a 60/40 basis. ABN AMRO also considered certain public statements by Royal Dutch to the effect that arrangements between Royal Dutch and Shell Transport provide, inter alia, that, not withstanding variations in shareholdings, Royal Dutch and Shell Transport shall share in the aggregate net assets and in the aggregate dividends and interests received from the Royal Dutch/ Shell Group in the proportion 60/40 and that the burden of all taxes in the nature of or corresponding to an income tax leviable in respect of such dividends and interests shall fall in the same proportion.

      From ABN AMRO’s review of the existing agreements between Royal Dutch and Shell Transport and confirmation by Royal Dutch, ABN AMRO did not identify any material variation from the scheme for amalgamation in which it was agreed that Royal Dutch has a 60% interest and Shell Transport a 40% interest in the Royal Dutch/ Shell Group.

Historic dividend payments

      ABN AMRO extracted information regarding the dividends paid and payable from the cash flow statements and balance sheets respectively of Royal Dutch and Shell Transport from their respective annual reports and accounts for the preceding five years. This information was translated at currency exchange rates applicable to those periods. For each year, ABN AMRO calculated the dividends paid and payable by each of Royal Dutch and Shell Transport as a percentage of the total dividends received and receivable.

      Over a 5-year period, the average dividends paid and payable from the Royal Dutch/ Shell Group to Royal Dutch and Shell Transport, respectively, have broadly been on a 60/40 basis (60.0/40.0 based on the cash flow statement and 60.1/39.9 based on the balance sheets), matching the 60/40 interests in the Royal Dutch/ Shell Group of Royal Dutch and Shell Transport, respectively.

Historic share buy-back programs

      ABN AMRO examined Royal Dutch’s and Shell Transport’s share buy-back programs from February 2001 to September 2004. The total value of shares repurchased by Royal Dutch and Shell Transport respectively was calculated for each buy back date. Shell Transport’s total value repurchased was converted into euro at the prevailing currency exchange rate for each repurchase date. In practice, the 60/40 ownership structure implied by the exchange ratio and Scheme Consideration also broadly applies in the context of share buy backs by Royal Dutch and Shell Transport (Royal Dutch, on average, contributed 59.7% of the total share buy-backs and Shell Transport 40.3%), substantially matching the 60/40 interests in the Royal Dutch/ Shell Group of Royal Dutch and Shell Transport respectively.

Historic trading relationship

      ABN AMRO analyzed the historic trading of Royal Dutch ordinary shares and Shell Transport ordinary shares. The share prices were translated at currency exchange rates prevailing at that time. The share prices were subsequently multiplied by the shares outstanding (at the applicable times) of Royal Dutch and Shell Transport respectively to arrive at the historic market capitalizations. The historical trading relationship between the Royal Dutch ordinary shares and Shell Transport ordinary shares has broadly matched the 60/40 interests (as set forth in the table below). When that relationship has deviated from the 60/40 relationship, it appears to have done so for reasons external to the Royal Dutch/ Shell Group, such as index inclusion, relative index performance and taxation changes.

Average market capitalization of Royal Dutch and Shell Transport as a percentage of the combined market capitalization for various time intervals

		Shell
	Royal Dutch	Transport

Current (as at the close of business on October 20, 2004)	60.18%	39.82%
Six months	60.11%	39.89%
1 year	60.37%	39.63%
2 years	60.08%	39.92%
5 years	60.64%	39.36%
10 years	61.60%	38.40%
20 years	61.72%	38.28%

Value Residing in the Parent Companies

      A review was performed by ABN AMRO on the Parent Companies the purpose of which was to identify any material value that resided with one or other company above the Royal Dutch/ Shell Group holding company level and which may, therefore, have a bearing on the exchange ratio.

      This review included a review of various documents, and discussions with the representatives of, and advisers to, Royal Dutch, Shell Transport and the Royal Dutch/ Shell Group. In particular, ABN AMRO placed reliance on the confirmations provided to it by Royal Dutch and Shell Transport at a meeting that took place on October 19, 2004.

      The balance sheets of the Parent Companies were analyzed in order to determine whether they had a material bearing on the exchange ratio. The net current assets (“NCAs”) positions for Royal Dutch and Shell Transport were relevant for this analysis because they represented the sum of all line items on the Parent Companies’ balance sheets (namely the Current Assets and Current Liabilities) other than the line items representing the Parent Companies’ respective investments in the Group holding companies. The line items representing the Parent Companies’ respective investments in the Group holding companies were not relevant for purposes of this analysis as they did not identify value residing with one or the other of the Parent Companies above the Group holding company level. An analysis of the balance sheets as at June 30, 2004 showed that Royal Dutch’s NCAs as at June 30, 2004 were €662 million and Shell Transport’s NCAs as at June 30, 2004 were £408 million, which translated at the currency exchange rate of the pound sterling against the euro on June 30, 2004 of 1:1.491 is equivalent to €608 million. The ratio of Royal Dutch’s NCAs to Shell Transport’s NCAs was not in line with the 60/40 ratio.

      If the combined NCAs of Royal Dutch and Shell Transport of €1,270 mln were divided between Royal Dutch and Shell Transport on a 60/40 basis, then Royal Dutch’s NCAs would need to be €100 million higher and Shell Transport’s NCAs €100 million lower. However, in the context of the combined market capitalization of Royal Dutch and Shell Transport as at October 15, 2004 and of Royal Dutch/ Shell Group’s net assets as at June 30, 2004, the approximately €100 million difference represents a de minimis amount (0.07% as a percentage of combined market capitalization and 0.16% as a percentage of the Royal Dutch/ Shell Group net assets). In addition, the approximately €100 million difference in NCAs represents 5 cents per Royal Dutch ordinary share or 1 pence per Shell Transport ordinary share. In the context of the fairness, from a financial point of view, of the exchange ratio, ABN AMRO concluded that the difference should not be considered sufficiently material to require any adjustment.

      The review performed of the Parent Companies did not reveal any material assets or liabilities that resided solely in one Parent Company or the other, whether on or off balance sheet.

Precedent unification transactions

      ABN AMRO reviewed the unification of six former dual-headed company structures;

•	ABB Ltd., 1999;

•	Dexia SA, 1996;

•	New Zurich Financial Services, 2000;

•	Fortis SA and Fortis NV, 2001;

•	Merita Nordbanken plc, 1999; and

•	SmithKline Beecham plc, 1996.

      Each of the listed transactions was chosen as comparable because it resulted in the unification of public listed companies.

      ABN AMRO considered the differences in economic and voting shareholdings in each transaction before and after the unifications, in order to determine whether a premium was paid in favor of one of the two groups of shareholders. ABN AMRO noted that the reasons for, and circumstances surrounding, each of these transactions were different and the characteristics of such transactions and the companies involved were not directly comparable to the offer. Based on an analysis of the economic rights and voting rights before and after the unification for each of these transactions, ABN AMRO concluded that:

•	Precedent unifications have been undertaken on the same basis as that which existed prior to unification, except in the Dexia unification where the economic ownership pre- and post-unification were marginally, but not materially, different (50/50 before and 50.6/49.4 after); and

•	No premia for control have been paid in unification transactions, in the three situations where the unifying partners had unequal economic ownership prior to the unification.

      Pursuant to the opinion letters and the engagement letter between Royal Dutch and ABN AMRO, the opinions as well as the relationship between ABN AMRO on the one hand, and Royal Dutch and its management board and supervisory board on the other hand, are governed by Dutch law and the Dutch courts have exclusive jurisdiction thereover.

      The Royal Dutch board of management and the Royal Dutch supervisory board selected ABN AMRO as Royal Dutch’s financial advisor based on ABN AMRO’s qualifications, expertise and reputation. ABN AMRO is an internationally recognized investment banking and advisory firm. As part of its investment banking and financial advisory business, ABN AMRO is continuously involved in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. ABN AMRO is acting as financial advisor to Royal Dutch in connection with the offer, and will receive a fee of €2,000,000, including for rendering the opinions, half of which was payable upon the delivery of the opinion dated October 27, 2004 and the other half of which is payable upon the earlier of (i) the day after the shareholders meeting of Royal Dutch at which the holders of Royal Dutch ordinary shares are requested to consider the offer (regardless of the outcome of such meeting) or (ii) September 30, 2005. The fee amount was agreed upon following negotiation. Royal Dutch has also agreed to reimburse ABN AMRO for reasonable out of pocket expenses incurred by ABN AMRO in performing its services, including the fees and expenses of legal counsel, and to indemnify ABN AMRO and related persons and entities against liabilities, including liabilities under the federal securities laws, relating to or arising from ABN AMRO’s engagement.

      From time to time ABN AMRO and its affiliates have also (i) maintained banking relationships with Royal Dutch, Shell Transport or the Royal Dutch/ Shell Group, including overdraft facilities and intraday facilities related to cash management and project financing, (ii) provided investment banking services such as mergers and acquisitions advice and (iii) executed transactions, for their own account or for the accounts of customers, in the Royal Dutch ordinary shares or the Shell Transport ordinary shares or debt securities of Royal Dutch and Shell Transport and, accordingly, may at any time hold a long or short position in such securities. In connection with the Transaction, ABN AMRO has been retained by Royal Dutch Shell to act as Dutch exchange agent in the offer and as co-listing agent in connection with the listing of the Class A Shares and the Class B Shares on Euronext Amsterdam. For its role as Dutch exchange agent and co-listing agent, Royal Dutch Shell has agreed to pay ABN AMRO up to €5,000,000, half of which is payable upon publication of the Dutch offer document, and the other half of which is payable upon the offer being consummated, which is subject to adjustment. For its role as Dutch exchange agent and co-listing agent, Royal Dutch Shell has also agreed to pay ABN AMRO an additional fee of up to €3,000,000, depending on the acceptance level in the offer. Royal Dutch Shell has also agreed to reimburse ABN AMRO for reasonable out of pocket expenses incurred by ABN AMRO in performing its services as Dutch exchange agent and co-listing agent, including the fees and expenses of legal counsel, and to indemnify ABN AMRO and related persons and entities against liabilities, including liabilities under the federal securities laws, relating to or arising from ABN AMRO’s engagement.

      In addition, ABN AMRO also assisted Royal Dutch Shell by transferring shares into the Euroclear Nederland clearing system.

      In the past two years, the aggregate compensation received by ABN AMRO and its affiliates from Royal Dutch Shell, Royal Dutch and Shell Transport and their affiliates was approximately €8,700,000 (which includes the payment of €1,000,000 received upon delivery of the opinion dated October 27, 2004).

      In addition, Jonkheer Aarnout Loudon, who is a member of the Royal Dutch supervisory board, is Chairman of the Supervisory Board of ABN AMRO Holding N.V., the parent company of ABN AMRO. Jonkheer Aarnout Loudon has not been involved in the decisions by Royal Dutch and ABN AMRO in connection with the services provided by ABN AMRO to Royal Dutch or Royal Dutch Shell.

Information Agent

      We have engaged Georgeson Shareholder Communications Inc, which is acting as information agent for the offer to, among other things, contact Royal Dutch shareholders in connection with the offer. Under the terms of our agreement with Georgeson, we have agreed to pay Georgeson reasonable and customary fees for its services. We have also agreed to (i) reimburse Georgeson for certain costs and expenses in connection with the Transaction and (ii) to indemnity the Information Agent and related persons and entity against liabilities related to or arising out of Georgeson’s engagement.

Dividend Payments

      In setting the level of the dividend, our board will seek to increase dividends at least in line with inflation over time. The base for the 2005 financial year will be the dividends paid by Royal Dutch in respect of the financial year ended December 31, 2004.

      Following consummation of the Transaction, dividends declared by us will be paid on a quarterly basis starting with the dividend for the second quarter of 2005. This dividend is expected to be declared on July 28, 2005 and paid in September 2005.

      Royal Dutch and Shell Transport have declared dividends on their respective shares in respect of the first quarter of 2005. Our board of directors will take these dividends into account when determining the dividends which we should declare for the remainder of the year.

      We will declare dividends in euro. Dividends declared on Class A Shares will be paid in euro, although holders of Class A Shares will be able to elect to receive dividends in pounds sterling. Dividends declared on Class B Shares will be paid in pounds sterling, although holders of Class B Shares will be able to elect to receive dividends in euro. Holders of Royal Dutch Shell ADRs will receive payment in US dollars and will not be able to elect to receive dividends in any other currency. The availability of the dividend currency election may be suspended or terminated by our Board at any time without notice, for any reason and without financial recompense.

      For a description of UK, Dutch and U.S. federal income tax consequences of dividend payments, please refer to the “Material Tax Consequences” section on page 74.

Redemption of Royal Dutch Priority Shares

      There are 1,500 issued priority shares in the capital of Royal Dutch, each with a nominal value of €448 (the “Royal Dutch priority shares”). Each member of the Royal Dutch supervisory board and of the Royal Dutch board of management is the holder of six Royal Dutch priority shares. The Royal Dutch priority shares foundation holds the other Royal Dutch priority shares. The Board of the Royal Dutch priority shares foundation consists of all members of the Royal Dutch supervisory board and the Royal Dutch board of management.

      Royal Dutch priority shares represent certain special rights, which include:

(a)	determining the number of managing directors and the number of members of the Royal Dutch supervisory board;

(b)	drawing up a binding nomination consisting of at least two persons for filling vacancies on the Royal Dutch board of management and the Royal Dutch supervisory board; and

(c)	granting consent for amendment of the Royal Dutch articles of association or for dissolution of Royal Dutch.

      As announced on June 17, 2004, a proposal to abolish the Royal Dutch priority shares will be put to the Royal Dutch Annual General Meeting on June 28, 2005.

      It will be proposed that the Royal Dutch annual general meeting resolves to amend the Royal Dutch articles of association and to grant authority to the Royal Dutch board of management to buy back all the outstanding Royal Dutch priority shares and subsequently cancel all the Royal Dutch priority shares thus obtained.

      These matters will together be put to the Royal Dutch annual general meeting to be voted on in one vote. The Royal Dutch priority shares will be abolished if the majority of holders of Royal Dutch shares present or represented at the Royal Dutch annual general meeting votes in favour of this proposal. The proposed amendment to the Royal Dutch articles of association consists of, among other things, the introduction of a one tier board structure for Royal Dutch and the abolition of the Royal Dutch priority shares as a class of shares (thereby converting the outstanding Royal Dutch priority shares into Royal Dutch ordinary shares).

      If passed, the above mentioned resolution shall be implemented by (i) carrying out the buy back of the Royal Dutch priority shares and (ii) executing the deed of amendment of the Royal Dutch articles of association as soon as possible thereafter (which is intended to be on or about 1 July 2005). The subsequent cancelation of the (former) Royal Dutch priority shares will become effective on, and is subject to, completion of the required procedural matters under Dutch law.

      The holders of the Royal Dutch priority shares have offered to sell their shares to Royal Dutch, subject to the Royal Dutch annual general meeting resolving to amend the Royal Dutch articles of association whereby the Royal Dutch priority shares are abolished as a separate class.

Interests of Royal Dutch’s Directors and Management in the Offer

      You should be aware that members of the Royal Dutch board of management and the Royal Dutch supervisory board may have interests in the Transaction that are in addition to, or may be different from, the interests of Royal Dutch shareholders generally.

      As of May 13, 2005, the members of the Royal Dutch supervisory board and the Royal Dutch board of management beneficially owned 511,338 Royal Dutch ordinary shares, including share options exercisable within 60 days of May 13, 2005, representing less than 1% of the outstanding Royal Dutch ordinary shares.

Board Composition

      If the Transaction is completed, Royal Dutch will become a subsidiary of Royal Dutch Shell and the following members of the Royal Dutch supervisory board and the Royal Dutch board of management will become directors of Royal Dutch Shell: Aad Jacobs will become the Chairman and each of Jeroen van der Veer, Rob Routs, Linda Cook, Maarten van den Bergh, Wim Kok, Jonkheer Aarnout Loudon, Lawrence Ricciardi and Christine Morin-Postel will become directors.

Employment Arrangements

      If the Transaction is completed, members of the Royal Dutch board of management will continue to have the following positions with the RDS Group: (i) Jeroen van der Veer will be the Chief Executive; (ii) Linda Cook will be Executive Director of Gas & Power and (iii) Rob Routs will be Executive Director of Oil Products and Chemicals.

Share Plans

      Each of Jeroen van der Veer, Linda Cook and Rob Routs, as well as other key executives, will participate fully in our share plans, which are expected to be established upon consummation of the Transaction, as long as such individuals are employed by us or one of our subsidiaries.

Accounting Matters

      We have an accounting year-end of December 31. Our first annual report and accounts following completion of the Transaction will be prepared for the period ending December 31, 2005. Generally, interim information is expected to be published for the three-month periods ending March 31, June 30 and September 30 in each year.

      We will prepare our financial statements using International Financial Reporting Standards. We will reconcile our financial statements to U.S. GAAP in accordance with the requirements of the SEC. We will account for the Transaction on an historical cost (or carry-over) basis under International Financial Reporting

Standards and U.S. GAAP, meaning that the assets and liabilities of Royal Dutch and Shell Transport will continue to be carried on an historical cost basis (rather than being adjusted to fair value).

      For further information on the accounting treatment of the Transaction, see “Unaudited Condensed Pro Forma Combined Financial Information” on page 134.

Regulatory Matters

      The offer is conditioned upon all necessary filings or applications having been made in connection with the Transaction and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Transaction. The regulatory filings and applications required in connection with the Transaction include antitrust approvals and other approvals required in relation to applicable investment regulations.

Appraisal Rights

      There are no appraisal rights in connection with the offer or the Transaction. For a description of the squeeze-out procedure that may be effected following the offer, see “The Offer — Squeeze-Out Procedure; other Possible Post-Closing Restructurings and Actions” on page 63.

Employee Benefit Matters

Effect of the Transaction on Awards Outstanding under Royal Dutch/ Shell Group Share Plans

      The intention is to provide for rollovers of participants’ existing options or other rights over Royal Dutch ordinary shares or Shell Transport ordinary shares into equivalent rights over our ordinary shares where possible and subject to local legal requirements. These rollovers will be effected using the same exchange ratios as are being used in the offer and in the Scheme of Arrangement as set forth under “The Scheme of Arrangement — General” on page 66. This will enable the participants to maintain their economic interests in the Royal Dutch/ Shell Group. For Group employee benefit plans which consist of the granting of options over Royal Dutch ordinary shares, when the Transaction is completed, it is expected that the exercise price for each outstanding option over our ordinary shares will be equal to the exercise price per share of Royal Dutch ordinary shares subject to the option before the exchange, divided by 2.

      The exchanged options or rights over our ordinary shares will, so far as possible, be on equivalent terms as to rights of exercise and other substantive terms and conditions as the existing options or rights over Royal Dutch ordinary shares or Shell Transport ordinary shares. It is not intended that the rollovers will lead to any amendments of the terms of the existing options or other rights over Royal Dutch ordinary shares or Shell Transport ordinary shares.

      Where there is no ability for Royal Dutch or Shell Transport to require rollover under the rules of the plans (for example under certain share option plans) a rollover will be made available. In relation to the Shell sharesave scheme, which is a UK HMRC approved all employee savings-based stock option plan for UK resident employees and executive directors of The Shell Petroleum Company Limited and its participating subsidiaries, there will also be a right of exercise triggered by the Transaction.

      In relation to the share and save plan established by members of the Group in Australia (the “Australian Plan”), which is an Australian revenue approved all employee savings based share purchase plan open to employees of Shell Company of Australia Limited, Shell Information Technology International Pty Ltd. and Shell Refining (Australia) Pty Ltd. certain participants will not be able to rollover their Royal Dutch ordinary shares into Royal Dutch Shell ordinary shares.

THE OFFER

General

      If the offer is completed:

•	for every Royal Dutch ordinary share held in New York registry form you validly tender in the offer and do not properly withdraw, you will receive one Class A ADR; and

•	for every Royal Dutch ordinary share held in bearer or Hague registry form you validly tender in the offer and do not properly withdraw, you will receive two Class A Shares.

      Each Class A ADR will represent two Class A Shares.

Conditions to the Offer

      The Transaction can only become effective if (i) all the conditions to the Scheme and (ii) all the conditions to the offer have, in each case, been satisfied or, to the extent permitted by applicable law and the implementation agreement, waived. In addition, Shell Transport has undertaken not to proceed with the Scheme and to withdraw the Scheme in the event that prior to the hearing date, the implementation agreement is terminated in accordance with its terms. When these conditions have been satisfied or, to the extent permitted by applicable law and the implementation agreement, waived, the Transaction will become effective upon the registration of the court order sanctioning the Scheme by the Registrar of Companies in England and Wales, which is expected to occur on July 20, 2005. All conditions to the offer other than the Scheme condition set out in clause (ix) below must be satisfied or waived on or prior to the expiration of the offer period described below under the heading “Offer Period” on page 54 (although it may not be possible to determine whether the minimum acceptance condition has been satisfied until immediately after the expiration of the offer period). In order to facilitate the concurrent completion of the offer and the Scheme, the scheme condition will survive the expiration of the offer period for up to 5 Euronext Amsterdam trading days. Unless the Scheme becomes effective by December 31, 2005, or such later date as Royal Dutch Shell, Shell Transport and Royal Dutch may agree and the UK High Court may allow, the Scheme will not become effective and the Transaction will not proceed.

      The offer will be declared unconditional (gestand gedaan) if the following conditions are fulfilled, or to the extent permitted by applicable law and the implementation agreement, waived:

(i)	the number of Royal Dutch ordinary shares that have been validly tendered for exchange before the expiry of the offer acceptance period and have not been withdrawn representing at least 95 percent of the issued share capital of Royal Dutch that is then outstanding;

(ii)	our ordinary shares being authorized for listing on Euronext Amsterdam subject to the offer being declared unconditional (gestanddoening);

(iii)	the admission to the official list of the UKLA of our ordinary shares becoming effective in accordance with the listing rules of the UKLA or (if we and Shell Transport so determine and subject to the consent of the UK Takeover Panel) the UKLA agreeing or confirming its decision to admit such shares to the official list of the UKLA, and the London Stock Exchange agreeing to admit such shares to trading, subject only to (a) the reclassification of the appropriate number of euro deferred shares as Class A Shares; (b) the allotment of Class B Shares and/or (c) the Scheme of Arrangement becoming effective;

(iv)	our ADRs to be issued in connection with the Transaction being approved for listing on the New York Stock Exchange, subject to official notice of issuance;

(v)	prior to the expiration date of the initial offer acceptance period, no notification being received from the Dutch Authority for the Financial Markets that the offer has been made in conflict with Chapter IIA of the 1995 Securities Act in which case the Admitted Institutions of Euroclear Nederland pursuant to section 32a of the 1995 Securities Decree would not be allowed to co-operate with the execution and settlement of the offer;

(vi)	prior to the expiration date of the offer, the Royal Dutch Annual General Meeting being held in accordance with Dutch law to inform Royal Dutch shareholders about the offer and the Royal Dutch Annual General Meeting having resolved to approve the entering into by Royal Dutch of the implementation agreement;

(vii)	all necessary filings or applications having been made in connection with the Transaction and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Transaction (other than those specified in clause (viii));

(viii)	the U.S. registration statements relating to the Class A Shares and our ADRs having become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of those registration statements having been issued by the SEC and no proceedings for that purpose having been initiated or threatened by the SEC and not concluded or withdrawn; and

(ix)	the sanction (with or without modification) by the UK High Court of the Scheme and the registration of the order sanctioning the Scheme by the Registrar of Companies of England and Wales.

      The conditions specified in clauses (v), (viii) and (ix) above may not be waived. Subject to the requirements of Dutch tender offer regulations and U.S. federal securities laws, we reserve the right, at any time, and from time to time, to waive any of the other conditions to the offer in any respect (including the minimum acceptance condition), by giving oral or written notice of the waiver to the Dutch exchange agent and the U.S. exchange agent and by making a public announcement in accordance with the procedures outlined under “— Offer Period” on page 54. We have agreed in the implementation agreement not to waive the conditions to the offer or determine whether such conditions have been satisfied without the prior written consent of Royal Dutch and Shell Transport.

      Notwithstanding any other provisions of the offer, and in addition to our right to extend and amend the offer at any time, to the extent permitted by the implementation agreement, we will not be required to declare the offer unconditional (gestanddoening), accept for exchange or, subject to any applicable rules and regulations of the SEC relating to our obligation to exchange or return tendered Royal Dutch ordinary shares promptly after termination or withdrawal of the offer and applicable Dutch tender offer regulations, exchange, and may delay the acceptance for exchange of and accordingly the exchange of, any tendered Royal Dutch ordinary shares, and may terminate the offer, unless all the conditions listed above are satisfied or, the extent permitted by applicable law and the implementation agreement, waived. If all conditions to the offer are satisfied or, to the extent permitted by applicable law and the implementation agreement, waived by the party entitled to waive, we will declare the offer unconditional (gestanddoening) and accept for exchange all Royal Dutch ordinary shares that have been validly tendered and not properly withdrawn pursuant to the terms of the offer in accordance with the procedures set forth below under the heading “— Acceptance and Delivery of Securities” on page 61.

      Subject to the satisfaction or, to the extent permitted, waiver of all conditions to the offer other than the scheme condition, we expect to make a public announcement on or immediately prior to the hearing date, stating that all conditions except for the scheme condition have been satisfied or waived, and subject to and immediately upon the satisfaction of the scheme condition, the offer will thereafter automatically be declared to be unconditional (gestanddoening) upon the registration of the order sanctioning the Scheme by the Registrar of Companies in England and Wales.

Offer Period

      The offer will commence on May 19, 2005 and expire at 5:00 p.m. New York City time (11:00 p.m. Amsterdam time) on July 18, 2005, unless the offer is extended in accordance with Dutch tender offer regulations and U.S. federal securities laws.

      If one or more of the offer conditions described in this prospectus under “— Conditions to the Offer” on page 53 is not fulfilled, we may, from time to time, and with the prior written consent of Royal Dutch and Shell Transport, extend the period of time for which the offer is open until all the conditions listed above under “— Conditions to the Offer” have been satisfied or, to the extent permitted, waived.

      If we extend, terminate, withdraw or declare the offer unconditional (in accordance with applicable law), we will notify the U.S. exchange agent by written notice or oral notice confirmed in writing. If we determine to extend the offer or to declare the offer unconditional, we will also make an announcement to that effect on the next Euronext Amsterdam trading day after the previously scheduled expiration date of the offer. We will announce any extension of the offer by issuing a press release on, among others, the Dow Jones News Service and by publication in the Daily Official List of Euronext Amsterdam and one or more daily national newspapers in The Netherlands. In addition, notice will be posted on www.shell.com. During an extension, any Royal Dutch ordinary shares validly tendered and not properly withdrawn will remain subject to the offer, subject to the right of each holder to withdraw the Royal Dutch ordinary shares he or she has already tendered. If we extend the period of time during which the offer is open, the offer will expire at the latest time and date to which we extend the offer.

      Subject to the requirements of Dutch tender offer regulations and the U.S. federal securities laws (including U.S. federal securities laws which require that material changes to the offer be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to communicate any public announcement other than as described above.

      We will extend the offer if we change the consideration being offered within 10 U.S. business days of the then-scheduled expiration date of the offer, so that the offer will expire no less than 10 U.S. business days after the publication of the change. If, prior to the expiration date of the offer, we determine to change the consideration being offered in the offer, the change will be applicable to all holders of Royal Dutch ordinary shares whose Royal Dutch ordinary shares are accepted for exchange pursuant to the offer whether or not those Royal Dutch ordinary shares were accepted for exchange prior to the change.

      We will also extend the offer, to the extent required by applicable Dutch tender offer regulations or U.S. federal securities laws, if we:

•	make a material change to the terms of the offer, other than a change in the consideration being offered in the offer; or

•	make a material change in the information concerning the offer, or waive a material condition of the offer.

      We reserve the right to reduce or waive the minimum acceptance condition. In accordance with U.S. federal securities law requirements, we will make an announcement five U.S. business days prior to the date on which any reduction in the minimum acceptance condition may be effected, stating the percentage to which the minimum acceptance condition may be reduced. Any such announcement will be made through a press release and by placing an announcement in a newspaper of national circulation in the United States. Any such announcement will advise shareholders to withdraw their acceptances immediately if their willingness to accept the offer would be affected by a reduction in the minimum acceptance condition. The offer will be open for acceptances for at least five U.S. business days after any reduction in the minimum acceptance condition, which period may include the subsequent offer period, if one is offered.

Subsequent Offer Period

      If the offer is declared unconditional, we reserve the right to provide a subsequent offer period of up to 15 Euronext Amsterdam trading days, but in no event more than 20 U.S. business days in length, following the date the offer is declared unconditional. A subsequent offer period is an additional period of time, following the date the offer is declared unconditional, during which any holder of Royal Dutch ordinary shares may tender Royal Dutch ordinary shares not tendered in the offer. A subsequent offer period, if one is provided, is not an extension of the offer, which already will have expired, and Royal Dutch ordinary shares previously tendered and accepted for exchange in the offer will not be subject to any further withdrawal rights. A subsequent offer period, if one is provided will not affect the timing of the acceptance and delivery of Royal Dutch ordinary shares previously tendered and accepted for exchange in the offer, as described below under the heading “— Acceptance and Delivery of Securities”. During the subsequent offer period, tendering shareholders will not have withdrawal rights, and we will promptly accept for exchange any Royal Dutch ordinary shares tendered during the subsequent offer period at the same exchange ratio as in the offer. Any subsequent offer period will be announced simultaneously with an announcement that the offer has been declared unconditional.

Procedures for Tendering

      We have retained ABN AMRO to act as Dutch exchange agent in connection with the offer made to holders of Royal Dutch ordinary shares in bearer or Hague registry form. We have retained JP Morgan Chase Bank to act as the U.S. exchange agent in connection with the offer for purposes of exchanging Royal Dutch ordinary shares in New York registry form.

Holders of Royal Dutch Ordinary Shares in New York Registry Form

      If you hold your Royal Dutch ordinary shares in New York registry form in a brokerage or custody account, you should instruct your broker, dealer, commercial bank, trust company or other entity through which you hold your shares to arrange for the DTC participant holding your shares in its DTC account to tender your shares in the offer to the U.S. exchange agent by means of delivery through the DTC book-entry confirmation facilities (ATOPs) of your shares to the DTC account of the U.S. exchange agent, together with an agent’s message acknowledging that the tendering participant has received and agrees to be bound by the terms of the offer, prior to the expiration date of the offer. All tenders (other than tenders to be made pursuant to the guaranteed delivery procedures set forth below) of Royal Dutch ordinary shares in New York registry form through the DTC book-entry confirmation facilities must be received by the U.S. exchange agent before the expiration date of the offer.

      If your Royal Dutch ordinary shares in New York registry form are represented by one or more share certificates, you may tender your Royal Dutch ordinary shares in New York registry form to the U.S. exchange agent by delivering to the U.S. exchange agent a properly completed and duly executed letter of transmittal, with all applicable signature guarantees from an eligible guarantor institution, together with the certificate(s) evidencing your Royal Dutch ordinary shares in New York registry form specified on the face of the letter of transmittal, and any other required documents, prior to the expiration date of the offer.

      Registered holders of Royal Dutch ordinary shares in New York registry form should send their properly completed and duly executed letters of transmittal, together with the corresponding share certificate(s), only to the U.S. exchange agent and not to us or to the Dutch exchange agent. To be accepted for exchange, letters of transmittal properly completed and duly executed, together with the corresponding Royal Dutch New York registry share certificate(s), must be received by the U.S. exchange agent before the expiration date of the offer unless the guaranteed delivery procedures described below are utilized.

      The method of delivery of share certificate(s) and letters of transmittal for Royal Dutch ordinary shares in New York registry form and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by the U.S. exchange agent. In all cases, you should allow sufficient time to ensure timely delivery.

      Tendered Royal Dutch ordinary shares in New York registry form will be held in an account controlled by the U.S. exchange agent, and, consequently, you will not be able to sell, assign, transfer or otherwise dispose of shares you tender, until such time as (i) you properly withdraw your Royal Dutch ordinary shares in New York registry form from the offer, (ii) your Royal Dutch ordinary shares in New York registry form have been exchanged for Class A ADRs (in which case, you will only be able to sell, assign, transfer or otherwise dispose of the Class A ADRs received in respect of your Royal Dutch ordinary shares in New York registry form tendered in the offer) or (iii) your Royal Dutch ordinary shares in New York registry form have been returned to you if the offer is withdrawn or terminated or because they were not accepted for exchange.

Holders of Royal Dutch Ordinary Shares in Bearer or Hague Registry Form

      Holders of Royal Dutch ordinary shares in bearer form who hold their Royal Dutch ordinary shares via a bank or stockbroker should make their acceptance of the offer known to the Dutch exchange agent, ABN AMRO, via their respective bank or stockbroker during the period beginning on May 20, 2005 and ending on the expiration date of the offer. The bank or stockbroker may set an earlier deadline for communication by holders of Royal Dutch ordinary shares in bearer form in order to permit the bank or stockbroker to communicate their acceptances to the Dutch exchange agent, ABN AMRO, in a timely manner.

      Holders of Royal Dutch ordinary shares in Hague registry form registered in the name of the relevant holders (aandelen op naam) will receive an application form to make their acceptance of the offer known. The application form should be completed, signed and returned so as to reach N.V. Algemeen Nederlands Trustkantoor ANT at PO Box 11063, 1001 GB Amsterdam, The Netherlands by no later than the expiration date of the offer. The signed application form will constitute the legal deed of transfer.

      Holders of Royal Dutch ordinary shares in bearer form represented by already issued share certificates to bearer provided with separate dividend coupons (K-stukken) should note that, in accordance with Royal Dutch’s articles of association, such certificates have been abolished. If such holders wish to tender these Royal Dutch ordinary shares, they should make their acceptance known by transferring their certificates via their bank or stockbroker to the Dutch exchange agent, ABN AMRO, during the period beginning on May 20, 2005 and ending on the expiration date of the offer. The bank or stockbroker may set an earlier deadline for communication by holders of such Royal Dutch ordinary shares in bearer form in order to permit the bank or stockbroker to communicate their acceptances to the Dutch exchange agent, ABN AMRO, in a timely manner.

Guaranteed Delivery Procedures

      If you wish to tender your Royal Dutch ordinary shares in New York registry form in the offer and your shares are not immediately available or time will not permit all required documents to reach the U.S. exchange agent prior to the expiration date of the offer or the procedure for book-entry transfer cannot be completed on a timely basis, you may nevertheless validly tender your shares if all the following conditions are satisfied:

•	your tender is made by or through an “eligible institution”, as defined below;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, is received by the U.S. exchange agent as provided below prior to the expiration date; and

•	the certificate(s) for your Royal Dutch ordinary shares in New York registry form, in form proper for transfer, together with a properly completed and duly executed letter of transmittal (including any required signature guarantees) or, in the case of a book-entry transfer, a book-entry confirmation along with an agent’s message, and any other required documents are received by the U.S. exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery. A New York Stock Exchange trading day is a day on which the New York Stock Exchange is open for business.

      The term “eligible institution” means a financial institution that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program. Eligible institutions include commercial banks, savings and loan associations and brokerage houses.

      You may deliver a notice of guaranteed delivery by hand, mail or fax to the U.S. exchange agent, and you must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery accompanying this prospectus. In the case of Royal Dutch ordinary shares in New York registry form held through the book-entry transfer system of DTC, the notice of guaranteed delivery must be delivered to the U.S. exchange agent by a DTC participant by means of the DTC book-entry transfer confirmation system.

Signature Guarantees on the Letter of Transmittal

      Your signature on the letter of transmittal with respect to Royal Dutch ordinary shares in New York registry form must be guaranteed by an eligible institution unless:

•	you are the registered holder of the Royal Dutch ordinary shares in New York registry form tendered and you have not completed the box entitled “Special Issuance Instructions” in the letter of transmittal; or

•	you are tendering Royal Dutch ordinary shares in New York registry form for the account of an eligible institution.

      If the certificates for Royal Dutch ordinary shares in New York registry form are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged Royal Dutch ordinary shares in New York registry form are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

Appointment as Proxy

      By executing a letter of transmittal, as set forth above, as tendering holder of Royal Dutch ordinary shares, you irrevocably appoint JPMorgan Chase Bank N.A., as U.S. Exchange Agent, or any of them, and any individual designated by any of them or us, and each of them individually, as your attorneys-in-fact and proxies, in the manner set forth in the letter of transmittal, each with full power of substitution, to the full extent of your rights with respect to the Royal Dutch ordinary shares tendered (and any and all other Royal Dutch ordinary shares, securities or rights issued or issuable in respect of the tendered Royal Dutch ordinary shares) and accepted for exchange by us. All such proxies shall be considered coupled with an interest in the tendered Royal Dutch ordinary shares (and any and all other Royal Dutch ordinary shares, securities or rights issued or issuable in respect of the tendered Royal Dutch ordinary shares). This appointment will be effective when, and only to the extent that we accept for exchange such shares. Upon such appointment, all prior proxies and consents given by you with respect to such shares (and any and all other Royal Dutch ordinary shares, securities or rights issued or issuable in respect of the tendered Royal Dutch ordinary shares) will, without further action be revoked, and no subsequent power of attorney, proxies, consents or revocations may be given (and if given will not be deemed effective). Our designees will thereby be empowered to exercise all voting and other rights with respect to such shares (and any and all other Royal Dutch ordinary shares, securities or rights issued or issuable in respect of the tendered Royal Dutch ordinary shares) in respect of any meeting of Royal Dutch’s shareholders or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Royal Dutch ordinary shares to be validly tendered, immediately upon our acceptance for exchange of such shares, we must be able to exercise full voting, consent and other rights with respect to such shares.

Representations and Warranties of Holders of Royal Dutch Ordinary Shares Tendering in the Offer

      By tendering your Royal Dutch ordinary shares in New York registry form in the offer, you will represent and warrant to us that (i) you have full power and authority to accept the offer and to tender, sell, exchange, assign, and transfer the Royal Dutch ordinary shares in New York registry form in respect of which you are accepting the offer (and any and all other Royal Dutch ordinary shares, securities or rights issued or issuable in respect of the tendered Royal Dutch ordinary shares) and (ii) when we accept the tendered Royal Dutch ordinary shares in New York registry form for exchange, we will acquire good title thereto, free and clear from all liens, restrictions, claims and encumbrances and will not be subject to any adverse claim, and together with all rights now or hereinafter attaching thereto, including, without limitation, voting rights and the right to receive all amounts payable to a holder thereof in respect of dividends, interests and other distributions, if any, the record date for which occurs after the date on which the shares are accepted by us.

      Each holder who tenders Royal Dutch ordinary shares in bearer form (other than through an Admitted Institution of Euroclear Nederland, or an institution which holds Royal Dutch ordinary shares in bearer form through such Admitted Institution) or Royal Dutch ordinary shares in Hague registry form pursuant to the offer, by such tender, undertakes, represents and warrants to us, that on the date of such tendering through to and including the settlement date (subject to the proper withdrawal of any tender in accordance with the terms and conditions as set out in this document) (i) the tender of any Royal Dutch ordinary shares constitutes an acceptance by the shareholder of the offer, on and subject to the terms and conditions of the offer; (ii) such holder of Royal Dutch ordinary shares has full power and authority to tender, sell, exchange and deliver (leveren), and has not entered into any other agreement to tender, sell, exchange or deliver (leveren), the Royal Dutch ordinary shares stated to have been tendered to any party other than us (together with all rights attaching thereto) and, when the same are acquired by us by exchange for Class A Shares, we will acquire such Royal Dutch ordinary shares, with full title guarantee and free and clear of all third party rights and restrictions of any kind; and (iii) such Royal Dutch ordinary shares are being tendered in compliance with the terms and conditions of the offer described in this prospectus and the securities and other applicable laws or regulations of the jurisdiction in which such holder of Royal Dutch ordinary shares is located or of which it is a resident.

      By their applications, which must be in writing, the Admitted Institutions of Euroclear Nederland, or institutions which hold Royal Dutch ordinary shares in bearer form through such Admitted Institution, that tender Royal Dutch ordinary shares in bearer form will declare that (i) they hold the tendered Royal Dutch ordinary shares in bearer form in their administration, (ii) they will deliver the tendered Royal Dutch ordinary shares in bearer form to ABN AMRO (securities account 41-46-27-334/Euroclear account 1552) prior to the expiry of the offer period and (iii) each shareholder who accepts the offer irrevocably represents and warrants that the Royal Dutch ordinary shares in bearer form tendered by him or her are being tendered in compliance with the terms and conditions of the offer described in this prospectus. The Admitted Institutions of Euroclear Nederland or institutions which hold Royal Dutch ordinary shares in bearer form through such Admitted Institution, that are not able to deliver the tendered securities to ABN AMRO prior to the expiration of the offer period should give to ABN AMRO a written notice of guaranteed delivery for the Royal Dutch ordinary shares in bearer form tendered, which are not immediately available for delivery, in which the Admitted Institutions of Euroclear Nederland, and the institutions which hold Royal Dutch ordinary shares in bearer form through such Admitted Institutions, unconditionally undertake to deliver such securities to ABN AMRO, as exchange agent no later than 11 a.m. on the third Euronext Amsterdam Trading Day following the expiration of the offer period (subject to extension thereof). Such notice must be received by ABN AMRO prior to the expiry of the offer period.

      If the offer is not declared unconditional (gestand gedaan), Royal Dutch ordinary shares in bearer form delivered to ABN AMRO will be re-delivered by ABN AMRO, as exchange agent, to the Admitted Institutions of Euroclear Nederland, or to the institutions which hold shares through such Admitted Institutions, upon public announcement thereof. Any such announcement will be made by us no later than on the fifth Euronext Amsterdam Trading Day following the expiration of the offer period.

Validity of the Tender of Royal Dutch Ordinary Shares

      We will determine questions as to the validity, form, eligibility, including, but not limited to, time of receipt, and acceptance for exchange of any tender of Royal Dutch ordinary shares, in our sole discretion, and our determination shall be final and binding. We reserve the right to reject any and all tenders of Royal Dutch ordinary shares that we determine are not in proper form or the acceptance for exchange of or exchange of which may be unlawful. No tender of Royal Dutch ordinary shares will be deemed to have been validly made until all defects and irregularities in tenders of Royal Dutch ordinary shares have been cured or waived. None of Royal Dutch Shell, the U.S. exchange agent, the Dutch exchange agent, the information agent or the dealer managers or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Royal Dutch ordinary shares and none of them will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer, including, but not limited to, the letter of transmittal and notice of guaranteed delivery and instructions thereto, will be final and binding.

      Our acceptance for exchange of Royal Dutch ordinary shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder of Royal Dutch ordinary shares and us upon the terms and subject to the conditions of the offer.

Withdrawal Rights

      Royal Dutch ordinary shares tendered for exchange may be withdrawn at any time prior to the applicable expiration of the offer. Once the expiration date of the offer has occurred, you will not be able to withdraw any Royal Dutch ordinary shares that you may have tendered. We will not be able to determine if the scheme condition has been satisfied until the order sanctioning the Scheme has been registered by the Registrar of Companies in England and Wales, which is expected to take place on July 20, 2005. Consequently, you will not be able to withdraw your tendered Royal Dutch ordinary shares during the period between the expiration date of the offer and the date on which it is determined that the scheme condition has been satisfied. Further, we will not be obligated to accept such tendered shares unless the scheme condition has been satisfied or waived.

      You may not rescind a withdrawal. If you withdraw tendered Royal Dutch ordinary shares, they will be deemed not validly tendered for purposes of the offer. However, you may re-tender withdrawn Royal Dutch ordinary shares at any time prior to the expiration date of the offer by following the procedures described under “— Procedures for Tendering” on page 56.

Withdrawal of Tendered Royal Dutch Ordinary Shares in New York Registry Form

      If you tender your Royal Dutch ordinary shares in New York registry form by means of the DTC book-entry confirmation procedures (ATOPs), you may withdraw your tender by instructing your broker, dealer, commercial bank, trust company or other entity to cause the DTC participant through which your Royal Dutch ordinary shares in New York registry form were tendered to deliver a notice of withdrawal to the U.S. exchange agent by means of an agent’s message transmitted through the DTC book-entry confirmation facilities (ATOPs), prior to the expiration date of the offer.

      If you tender your Royal Dutch ordinary shares in New York registry form to the U.S. exchange agent by means of physical delivery of a letter of transmittal together with the certificate(s) evidencing your Royal Dutch ordinary shares in New York registry form, you may withdraw your tender by delivering to the U.S. exchange agent a properly completed and duly executed notice of withdrawal prior to the expiration date of the offer. This right does not apply during the subsequent offer period described below.

Withdrawal of Tendered Royal Dutch Ordinary Shares in Bearer or Hague Registry Form

      Royal Dutch ordinary shares in bearer or Hague registry form tendered for exchange may be withdrawn at any time prior to the expiration of the offer. This right does not apply during the subsequent offer period described below.

      Holders of Royal Dutch ordinary shares in bearer form who make their acceptance known through their bank or stockbroker to the Dutch exchange agent, may withdraw by making a withdrawal request through their bank or stockbroker to the Dutch exchange agent prior to the expiration of the offer.

      Holders of Royal Dutch ordinary shares in Hague registry form registered in the name of the relevant holders (aandelen op naam) who tender their Royal Dutch ordinary shares in Hague registry form by means of application form sent to ANT, may withdraw by delivery to ANT of a properly completed and duly executed notice of withdrawal prior to the expiration of the offer.

No Withdrawal Rights During the Subsequent Offer Period

      No withdrawal rights will apply to Royal Dutch ordinary shares tendered during the subsequent offer period if one is provided or to Royal Dutch ordinary shares tendered prior to the expiration of the offer and accepted for exchange.

Announcement of the Results of the Offer

      Subject to the satisfaction or, to the extent permitted, waiver of all conditions to the offer other than the scheme condition, we expect to make a public announcement on or immediately prior to the hearing date, which is expected to be July 19, 2005, stating that all conditions except for the scheme condition have been satisfied or waived, and that, subject to and immediately upon the satisfaction of the scheme condition, the offer will thereafter automatically be declared to be unconditional (gestanddoening). It is currently anticipated that we will be able to determine if the scheme condition has been satisfied on July 20, 2005. Announcements will be made by means of a press release on the Dow Jones News Service, among others, and by publication in the Daily Official List of Euronext Amsterdam and one or more daily Dutch national newspapers. In addition, notice will be posted on www.shell.com.

Acceptance and Delivery of Securities

      If the conditions referred to under “— Conditions to the Offer” on page 53 have been fulfilled or, to the extent permitted, waived and the offer is declared unconditional (gestanddoening), we will accept for exchange and will exchange all Royal Dutch ordinary shares that have been validly tendered and not withdrawn pursuant to the terms of the offer and deliver or procure the delivery of our securities for the account of the tendering holders or, in the case of tendered Royal Dutch ordinary shares in New York registry form, to the depositary for the Class A ADRs, which, in either case, shall be no later than three Euronext Amsterdam trading days after the offer is declared unconditional.

      Under no circumstances will interest be paid on the exchange of Royal Dutch ordinary shares, regardless of any delay in making the exchange or any extension of the offer.

      Exchange of Royal Dutch ordinary shares in New York registry form accepted for exchange pursuant to the offer will in all cases be made only after timely receipt of (i) certificates representing the tendered Royal Dutch ordinary shares in New York registry form (or a confirmation of a book-entry transfer (a “book-entry confirmation”)), (ii) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an agent’s message in connection with a book-entry transfer of such Royal Dutch ordinary shares, and (iii) any other required documents. Accordingly, exchange might not be made to all tendering holders of Royal Dutch ordinary shares in New York registry form at the same time, and will depend upon when certificates representing, or book-entry confirmations of, such Royal Dutch ordinary shares are received by the U.S. exchange agent.

      During a subsequent offer period, if one is provided, we will promptly accept for exchange any Royal Dutch ordinary shares tendered during the subsequent offer period at the same exchange ratio as in the offer.

Delivery of Class A Shares

      We will deliver or procure the delivery of Class A Shares in exchange for Royal Dutch ordinary shares in bearer and Hague registry form that are validly tendered and not properly withdrawn, within three Euronext Amsterdam trading days after we have declared the offer unconditional, pursuant to the terms and conditions of the offer. We will be deemed to have accepted for exchange Royal Dutch ordinary shares in bearer or Hague registry form validly tendered and not properly withdrawn if and when we have declared the offer unconditional (gestanddoening) in a public announcement. The Dutch exchange agent is then required to deliver Class A Shares in exchange for such Royal Dutch ordinary shares in bearer or Hague registry form on the settlement date, which will be no later than the third Euronext Amsterdam trading day after the public announcement referred to in the preceding sentence. The delivery of the relevant interests to holders of Royal Dutch ordinary shares in bearer form will take place through the book-entry facilities of Euroclear Nederland in accordance with the Securities Giro Act (Wet giraal effectenverkeer) and the procedures determined by Euroclear Nederland and its Admitted Institutions from time to time. The timing of the crediting of interests to the securities account of each person holding interests through Euroclear Nederland may vary depending on the securities account systems of the relevant Admitted Institutions and, if applicable, the banks or financial institutions at which that person maintains a relevant securities account. Subsequently on the settlement date, the banks and brokers will cause the Royal Dutch ordinary shares validly tendered by their respective clients to be transferred in book-entry form into the account of the Dutch exchange agent for further credit to our account. The transfer of the Royal Dutch ordinary shares held in Hague registry form will take place upon the offer being declared unconditional (gestanddoening).

      Each holder of Royal Dutch ordinary shares in Hague registry form who validly tenders and does not properly withdraw his or her Royal Dutch ordinary shares in Hague registry form may elect to hold the Class A Shares to which he or she is entitled either through Euroclear Nederland, through the corporate nominee service provided by Lloyds TSB Bank plc (the “Corporate Nominee Service”) or through CREST. For initial settlement, this election is only available to the holders of Royal Dutch ordinary shares in Hague registry form, but after completion of the Transaction, holders of Class A Shares will be entitled, subject to relevant regulatory requirements and in respect of the Corporate Nominee Service, the agreement by the provider of the Corporate Nominee Service (the “Corporate Nominee”) and acceptance by the holder of our shares of the terms and conditions of the Corporate Nominee Service, to change the manner in which they hold Royal Dutch Shell ordinary shares.

      On the date the Class A Shares are delivered, depending on the election of each holder of Royal Dutch ordinary shares in Hague registry form who validly tenders and does not properly withdraw such shares, (i) settlement will take place as described above or (ii) the number of Class A Shares to which such holder of Royal Dutch ordinary shares in Hague registry form is entitled under the offer will be transferred to the Corporate Nominee (or its nominee) to hold for that person, or (iii) the number of Class A Shares to which such holder of Royal Dutch ordinary shares in Hague registry form is entitled under the offer will be transferred to that holder and will be credited to his nominated CREST account. Holders of Royal Dutch ordinary shares in Hague registry form are urged to consult their own legal, tax and financial advisers with respect to the legal, tax and cost consequences of the settlement options.

      If a holder of Royal Dutch ordinary shares in Hague registry form does not make a valid election as to the method of settlement, that person will be not be treated as having validly tendered his or her shares under the offer unless, and until, Royal Dutch Shell receives a valid settlement election from such person prior to the expiration date of the offer or the expiration of the subsequent offer period (if any).

Delivery of Class A ADRs

      Subject to the terms and conditions of the offer, upon our acceptance for exchange of Royal Dutch ordinary shares in New York registry form and confirmation from the depositary for the Class A ADRs of deposit of the applicable number of Class A Shares to be represented by the Class A ADRs to be issued in the offer (which in any case shall occur no later than two Euronext Amsterdam trading days following the date that we declare unconditional Royal Dutch shares for exchange), the U.S. exchange agent will deliver the applicable number of Class A ADRs to the tendering holders of Royal Dutch ordinary shares in New York registry form in the following manner:

•	if you tendered your Royal Dutch ordinary shares in New York registry form by means of DTC’s book-entry confirmation facilities (ATOPs), the U.S. exchange agent will deliver the applicable number of Class A ADRs to the account of the DTC participant who tendered the Royal Dutch ordinary shares in New York registry form on your behalf in the U.S. offer, or

•	if you tendered your Royal Dutch ordinary shares in New York registry form to the U.S. exchange agent by means of physical delivery of a letter of transmittal with the certificate(s) (if any) evidencing your Royal Dutch ordinary shares in New York registry form, the U.S. exchange agent will issue the applicable number of Class A ADRs in “uncertificated/book-entry” form as direct registration securities registered in your name (or your nominee’s name). If you wish to receive the Class A ADRs in certificated form, you will need, upon receipt of a statement from the U.S. exchange agent that Class A ADRs have been issued as “uncertificated/book-entry” form as direct registration securities, to instruct JP Morgan Chase Bank, N.A., as Class A ADR depositary, in accordance with the instructions contained in such statement, to issue certificates for the Class A ADRs.

Governing Law and Jurisdiction

      Except to the extent the U.S. federal securities laws or other laws are mandatorily applicable, the offer will be governed by Dutch law. To the extent permitted by applicable law, any dispute arising in connection with the offer will be subject to the exclusive jurisdiction of the competent court in The Hague, The Netherlands.

Brokerage Commissions

      If (i) your Royal Dutch ordinary shares are registered in your name and you tender them to the Dutch exchange agent or ANT or the U.S. exchange agent, as applicable, or (ii) you instruct an Admitted Institution of Euroclear Nederland, or an institution which hold Royal Dutch ordinary shares in bearer form through such Admitted Institution, to tender your Royal Dutch ordinary shares in bearer form, subject to policies of such Admitted Institution it is expected you will not have to pay any brokerage commissions. Admitted Institutions of

Euroclear Nederland, or an institution which holds Royal Dutch ordinary shares in bearer form through such Admitted Institution, will receive from us a commission of €0.01 per Royal Dutch ordinary share in bearer form tendered and delivered to the Dutch Exchange Agent. If your Royal Dutch ordinary shares are held through a bank, broker or other nominee (which does not directly tender and deliver your Royal Dutch ordinary shares in bearer form to the Dutch exchange agent), you are advised to consult with your bank, broker or other nominee as to whether or not they charge any transaction fee or service charge.

Squeeze-Out Procedure; Other Possible Post-Closing Restructurings and Actions

      Pursuant to Article 2:92a of the Dutch Civil Code, if the number of Royal Dutch ordinary shares that have been validly tendered and not withdrawn shall represent at least 95% of the issued share capital of Royal Dutch that is then outstanding, we expect, but are not obligated, to initiate proceedings against the minority holders of Royal Dutch ordinary shares to force those minority holders to transfer their Royal Dutch ordinary shares to us against payment of a price in cash to be determined by a Dutch court.

      To initiate squeeze-out proceedings, we would have to serve a summons upon the residence of each of the known minority holders of Royal Dutch ordinary shares in accordance with the provisions of the Dutch Code of Civil Procedure. Unknown holders of Royal Dutch ordinary shares can be summoned by a summons served upon the office of the servant of the public prosecution department connected with the Court of Appeals in Amsterdam and a summary of the summons will be published in one or more Dutch daily newspapers. A summary will also be published in the Financial Times and the Wall Street Journal. We expect the minimum notice period required for squeeze-out proceedings to be three months.

      Once squeeze-out proceedings have been initiated, the Court of Appeals in Amsterdam may either (i) dismiss the squeeze-out proceedings, in certain limited circumstances, such as that — notwithstanding monetary compensation — one (or more) of the minority holders of Royal Dutch ordinary shares would sustain serious tangible loss by the forced transfer of his (or their) Royal Dutch ordinary shares, or (ii) grant the claim for the squeeze-out in relation to all minority holders of Royal Dutch ordinary shares. If the Court of Appeals in Amsterdam grants the squeeze-out, it will determine a price to be paid for the Royal Dutch ordinary shares held by the minority. The court can appoint experts to offer an opinion on the value of such shares before its determination. The price determined by the Court of Appeals in Amsterdam will be increased by the statutory interest rate applicable in The Netherlands, at present 4% per annum, for the period from the reference date for the price determined by the Dutch court until the date of transfer. Any dividends or other distributions, that have been made payable to the holders of Royal Dutch ordinary shares within such period will be deemed a partial payment of the transfer price to be paid to the minority holders of Royal Dutch ordinary shares.

      The minority holders of Royal Dutch ordinary shares will be required to transfer their Royal Dutch ordinary shares on the date set by us for the payment of the price (determined by the Dutch court) and the transfer of the Royal Dutch ordinary shares can be set by Royal Dutch Shell once the order to transfer has become final, which — barring an appeal to the Dutch Supreme Court — would be three months after the order is made.

      Upon payment of the amount required to purchase the Royal Dutch ordinary shares into a bank account of the consignment office (administered by the Ministry of Finance), we would become the holder of the Royal Dutch ordinary shares by operation of law. As a result of and upon consignment, title to the Royal Dutch ordinary shares would pass to us without any action by the minority holders of Royal Dutch ordinary shares. The only remaining right of the minority holders of Royal Dutch ordinary shares would be the right to receive payment for their Royal Dutch ordinary shares, which they could collect from the consignment office. We would be required to publish an advertisement regarding the payment to the consignment office and the price paid per share in a Dutch daily newspaper at the time of the consignment and will also place advertisements containing the same information in the Financial Times and the Wall Street Journal.

Trading in Royal Dutch Ordinary Shares during the Offer and after the Expiration Date of the Offer

      Royal Dutch ordinary shares not tendered in the offer will continue to trade on Euronext Amsterdam and the London Stock Exchange, and Royal Dutch ordinary shares in New York registry form not tendered in the offer will continue to trade on the New York Stock Exchange, during the offer. The trading in Royal Dutch ordinary shares in bearer and Hague registry form and Royal Dutch ordinary shares in New York registry form may continue on Euronext Amsterdam the London Stock Exchange or the New York Stock Exchange as the case may be after the completion of the offer to the extent shares are not tendered in the offer. However, following completion of the offer and depending on the number of Royal Dutch ordinary shares acquired pursuant to the offer, we intend to request that Royal Dutch seek the delisting of the Royal Dutch ordinary shares from the London Stock Exchange and Euronext Amsterdam and the delisting of the Royal Dutch ordinary shares in New York registry form from the New York Stock Exchange as set forth in this prospectus under the heading “— Delisting of Royal Dutch Ordinary Shares” below. In addition, depending on the number of Royal Dutch ordinary shares in New York registry form acquired pursuant to the Offer, Royal Dutch ordinary shares in New York registry form may no longer be eligible for trading on the New York Stock Exchange.

Listing of Our Securities

New York Stock Exchange

      We have been approved, subject to official notice of issuance, to list the Class A ADRs and Class B ADRs on the New York Stock Exchange under the symbols “RDS.A” and “RDS.B”, respectively. Subject to official notice of issuance, trading on the New York Stock Exchange is expected to commence on or about July 20, 2005.

Euronext Amsterdam

      An application has been made, subject to the offer being declared unconditional (gestanddoening), to list the Class A Shares and the Class B Shares on Euronext Amsterdam under the symbols “RDSA” and “RDSB”, respectively. Subject to the offer being declared unconditional (gestanddoening), trading on Euronext Amsterdam is expected to commence at 9:00 a.m. (Amsterdam time) on July 20, 2005.

London Stock Exchange

      Applications have been made to the UKLA for the Class A Shares and the Class B Shares to be admitted to the official list of the UKLA and to the London Stock Exchange for the Class A Shares and the Class B Shares to be admitted to trading on the London Stock Exchange’s market for listed securities under the symbols “RDSA” and “RDSB” respectively. These applications are expected to become effective and dealings in Class A Shares and Class B Shares for normal settlement are expected to commence at 8:00 a.m. (London time) which, subject to the sanction of the Scheme by the UK High Court, is expected to be July 20, 2005.

Delisting of Royal Dutch Ordinary Shares

      Following completion of the offer and depending on the number of Royal Dutch ordinary shares acquired pursuant to the offer, we intend to request that Royal Dutch seek the delisting of the Royal Dutch ordinary shares from the London Stock Exchange and Euronext Amsterdam and the Royal Dutch ordinary shares in New York registry form from the New York Stock Exchange as soon as reasonably practicable following the completion of the Transaction. In addition, depending on the number of Royal Dutch ordinary shares in New York registry form acquired pursuant to the offer, the Royal Dutch ordinary shares in New York registry form may no longer be eligible for trading on the New York Stock Exchange.

      In order to seek de-listing of the Royal Dutch ordinary shares with the co-operation of Euronext Amsterdam, we and our subsidiaries (other than Royal Dutch and its subsidiaries) must, in general, hold for our account at least 95% of the Royal Dutch ordinary shares.

      While Royal Dutch ordinary shares could continue to be traded in the over-the-counter market and price quotations could be reported, there can be no assurance that such an over-the-counter market will develop. The extent of the public market for Royal Dutch ordinary shares and the availability of such quotations would depend upon such factors as the number of holders of Royal Dutch ordinary shares remaining at such time, the interest on the part of securities firms in maintaining a market in Royal Dutch ordinary shares, and the possible termination of registration of Royal Dutch ordinary shares under the Exchange Act, which would adversely affect the amount of publicly available information with respect to Royal Dutch.

      If the Royal Dutch ordinary shares in New York registry form are delisted from the New York Stock Exchange and Royal Dutch has fewer than 300 holders of Royal Dutch ordinary shares in the United States, Royal Dutch will seek to deregister the Royal Dutch ordinary shares under the Exchange Act.

Certain Consequences of the Offer

      Please see “Risk Factors — Risks to Royal Dutch Shareholders Who Do Not Tender their Royal Dutch Ordinary Shares in the Offer” on page 26 for a discussion of potential consequences to holders of Royal Dutch ordinary shares who do not tender their Royal Dutch ordinary shares, if the Transaction is consummated.

Resale of Class A ADRs and Class A Shares

      The Class A ADRs and Class A Shares received by holders of Royal Dutch ordinary shares in the offer will not be subject to any restrictions on transfer arising under the Securities Act, except for Class A ADRs and Class A Shares received by any Royal Dutch shareholder who is, or is expected to be, an “affiliate” of Royal Dutch or Royal Dutch Shell for purposes of Rule 145 under the Securities Act. It is expected that these shareholders will agree not to transfer any Class A ADRs and Class A Shares received in the offer except pursuant to an effective registration statement under the Securities Act or in a transaction not required to be registered under the Securities Act. This prospectus does not cover resales of Class A ADRs and Class A Shares received by any person upon completion of the offer, and no person is authorized to make any use of this prospectus in connection with any resale.

THE SCHEME OF ARRANGEMENT

General

      The offer is conditional on the effectiveness of the Scheme of Arrangement. As a result of the Scheme of Arrangement, we will become the new parent company of Shell Transport. Pursuant to the Scheme of Arrangement, all existing Shell Transport ordinary shares, including Shell Transport ordinary shares underlying the Shell Transport ADRs, will be cancelled and Shell Transport ordinary shareholders will receive 0.287333066 Class B Shares for every Shell Transport ordinary share. Holders of Shell Transport ADRs will receive 0.861999198 Class B ADRs for each Shell Transport ADR.

      The Scheme of Arrangement requires approval by a majority in number representing three-quarters in value of the Shell Transport ordinary shareholders who vote at the meeting convened by the UK High Court for the purpose of considering the Scheme of Arrangement (including those holders of Shell Transport bearer warrants present and voting, either in person or by proxy at the meeting). As the proposed Scheme of Arrangement includes a reduction of share capital, a separate special resolution of the Shell Transport shareholders (including the holders of Shell Transport preference shares) is also necessary (requiring a 75% majority of those voting). The Shell Transport ordinary shares will be cancelled and holders of the Shell Transport ordinary shares whose names appear in the register of members of Shell Transport at the prescribed time and holders of Shell Transport bearer warrants will receive Class B Shares.

      If the required number of Shell Transport ordinary shareholders and holders of Shell Transport bearer warrants approves the Scheme of Arrangement, and the required number of Shell Transport shareholders approves the reduction of share capital, there will be a UK High Court hearing to approve the Scheme of Arrangement (the “hearing”).

      The hearing is expected to be held on July 19, 2005. Shell Transport ordinary shareholders and holders of Shell Transport bearer warrants will have the opportunity to attend the hearing to support or oppose the Scheme of Arrangement and to appear in person or be represented by counsel.

      Once the Scheme of Arrangement has been approved by the UK High Court, the Scheme of Arrangement will become effective upon registration of the order of the UK High Court sanctioning the Scheme of Arrangement by the Registrar of Companies in England and Wales, which is expected to occur on July 20, 2005. Unless the Scheme becomes effective by December 31, 2005, or such later date as Shell Transport and Royal Dutch may agree and the UK High Court may allow, the Scheme of Arrangement will not become effective and the Transaction will not proceed, in which event the position of the holders of Shell Transport ordinary shares and Shell Transport bearer warrants will remain unchanged. If the Scheme of Arrangement does come into effect, it is binding on all holders of Shell Transport ordinary shares and on Shell Transport.

      In seeking to preserve the current tax treatment of dividends for Shell Transport ordinary shareholders, it is intended that holders of Class B Shares would receive dividends having a UK source rather than dividends having a Dutch source to the extent that dividend payments having a UK source are received pursuant to a dividend access mechanism (as described under “— Dividend Access Mechanism” on page 69). Dividend income having a UK source paid through the dividend access mechanism would not be subject to Dutch withholding tax. The other rights attaching to Class B Shares will be identical to those attaching to the Class A Shares received by tendering holders of Royal Dutch ordinary shares. For a summary of the principal terms of our articles of association, see “Description of Share Capital of Royal Dutch Shell” on page 91. Similarly, the other rights attaching to Class B ADRs are the same as those attaching to Class A ADRs.

      It is expected that the Scheme of Arrangement will become effective on July 20, 2005, and trading in the Class B Shares issued pursuant to the Scheme of Arrangement and in Class B ADRs arising from the Scheme of Arrangement will commence on July 20, 2005.

      Shell Transport has been advised by its legal advisers that the UK High Court would be unlikely to approve or impose any amendment to the Scheme of Arrangement which might be material to the interests of Shell Transport ordinary shareholders and holders of Shell Transport bearer warrants unless Shell Transport ordinary shareholders and holders of Shell Transport bearer warrants were informed of any such amendment. It will be a matter for the UK High Court to decide, in its discretion, whether or not a further meeting of Shell Transport ordinary shareholders and holders of Shell Transport bearer warrants should be held or consent obtained, as the case may be. If the UK High Court does approve or impose any amendment to the Scheme of Arrangement which, in the opinion of the directors of Shell Transport, is such as to require the consent of any class of Shell Transport shareholders, the directors of Shell Transport will not take the necessary steps to enable the Scheme of Arrangement to become effective unless and until such consent is obtained.

Conditions to the Scheme of Arrangement

      The Scheme of Arrangement is conditional upon:

(i)	the approval by a majority in number representing three-fourths in value of the Shell Transport ordinary shareholders and holders of Shell Transport bearer warrants present and voting, either in person or by proxy, at the Court Meeting;

(ii)	the passing of the special resolution required to approve and implement the Scheme and the associated reduction of capital and to amend the Shell Transport articles of association as set out in the notice of the Shell Transport Extraordinary General Meeting;

(iii)	the passing of the special resolutions for the cancelation and repayment of the Shell Transport preference shares as set out in the notice of the Shell Transport Extraordinary General Meeting;

(iv)	the admission to the official list of the UKLA of our Class A Shares and Class B Shares becoming effective in accordance with the listing rules of the UKLA or (if Royal Dutch Shell and Shell Transport so determine and subject to the consent of the UK Takeover Panel) the UKLA agreeing or confirming its decision to admit such shares to the official list of the UKLA, and the London Stock Exchange agreeing to admit such shares to trading, subject only to (a) the re-classification of the appropriate number of euro deferred shares as Class A Shares, (b) the allotment of Class B Shares and/or (c) the Scheme of Arrangement becoming effective;

(v)	our Class A Shares and Class B Shares being authorized for listing on Euronext Amsterdam, subject to the offer being declared unconditional (gestanddoening);

(vi)	our ADRs to be issued in connection with the Transaction being approved for listing on the New York Stock Exchange, subject to official notice of issuance;

(vii)	all necessary filings or applications having been made in connection with the Transaction and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Transaction;

(viii)	the conditions to the offer (other than the scheme condition) having been satisfied or waived on or before the date on which the order sanctioning the Scheme is made or expressed to take effect;

(ix)	the sanction (with or without modification) by the UK High Court of the reduction of capital involved in the cancelation and repayment of the Shell Transport First preference shares and Shell Transport Second preference shares and the registration by the Registrar of Companies of England and Wales of the order confirming the reduction of capital relating to the Shell Transport preference shares; and

(x)	the sanction (with or without modification) by the UK High Court of the Scheme and the registration by the Registrar of Companies of England and Wales of the Order sanctioning the Scheme of Arrangement.

      The conditions in clauses (i), (ii), (viii) and (x) above may not be waived. Shell Transport has agreed in the implementation agreement not to waive the conditions of the Scheme or to determine whether such conditions have been satisfied without the prior written consent of Royal Dutch.

Cancelation and repayment of Shell Transport First Preference Shares and Shell Transport Second Preference Shares

      In conjunction with the implementation of the Transaction, Shell Transport proposes to cancel and repay the Shell Transport preference shares as:

•	it is intended that no Shell Transport shares should be listed following the time the Offer becomes unconditional (gestanddoening) in all respects and the Scheme becomes effective;

•	the cancelation and repayment of the Shell Transport preference shares will simplify the capital structure of Shell Transport and will remove a possible issue relating to the payment of dividends by Royal Dutch Shell in the future, including to former holders of Shell Transport ordinary shares; and

      Shell Transport will seek approval from its shareholders, to be given by special resolutions at the Shell Transport Extraordinary General Meeting, to cancel and repay the Shell Transport preference shares by means of a reduction of capital.

      If the special resolutions relating to the Shell Transport preference shares are passed at the Shell Transport Extraordinary General Meeting, and subject to the sanctioning of the Court:

(i)	in consideration for the cancelation of the Shell Transport First preference shares, holders of Shell Transport First preference shares at 6.00 p.m. on the business day immediately preceding the day on which the cancelation and repayment of the Shell Transport preference shares becomes effective will receive from Shell Transport, for each Shell Transport First preference share, £1.0448 (subject to rounding), comprising:

•	the £1 of capital paid up on such share;

•	a premium of £0.0284 calculated by reference to the average share price of the Shell Transport First preference shares (adjusted to take account of unpaid arrears of dividend down to the dividend payment date on April 1, 2005) in the six months preceding April 18, 2005 (being the date thirty clear days before the date of the notice convening the Shell Transport Extraordinary General Meeting); and

•	£0.0164, being the fixed dividend on such share down to the date of the repayment of capital (which is expected to be July 19, 2005); and

(ii)	in consideration for the cancelation of the Shell Transport Second preference shares, holders of Shell Transport Second preference shares at 6.00 p.m. on the business day immediately preceding the day on which the cancelation and repayment of the Shell Transport preference shares becomes effective will receive from Shell Transport, for each Shell Transport Second preference share, £1.4735 (subject to rounding), comprising:

•	the £1 of capital paid up on such share;

•	a premium of £0.4410 calculated by reference to the average share price of the Shell Transport Second Preference Shares (adjusted to take account of unpaid arrears of dividend down to the dividend payment date on February 1, 2005) in the six months preceding April 18, 2005 (being the date thirty clear days before the date of the notice convening the Shell Transport Extraordinary General Meeting); and

•	£0.0325, being the fixed dividend on such share down to the date of the repayment of capital (which is expected to be July 19, 2005).

      Amounts payable to holders of Shell Transport preference shares in respect of the premium and the fixed dividend will each be rounded up to the nearest number of whole pence.

      The figures set out above have been calculated on the assumption that payment to the holders of Shell Transport preference shares takes place on July 19, 2005. If payment takes place after July 19, 2005, the amount to be received by the holders of Shell Transport preference shares will increase (to reflect the resulting increased dividend entitlement).

      The figures set out above have also been calculated in accordance with the Shell Transport articles save that the share price data necessary to derive the premium payable in respect of the Shell Transport first preference shares has, for the period following 20 January 2005, been taken from Datastream rather than the London Stock Exchange Daily Official List. This is because the London Stock Exchange Daily Official List ceased to quote prices for the Shell Transport First Preference Shares on 20 January 2005. The Shell Transport Board does not consider that this should result in any disadvantage to the holders of Shell Transport First Preference Shares.

      The Scheme is conditional on the cancelation and repayment of the Shell Transport preference shares. The cancelation and repayment of the Shell Transport preference shares is not, however, contingent upon the Scheme becoming effective.

Dividend Access Mechanism

General

      The dividend access mechanism seeks to preserve the current tax treatment of dividends paid to holders of Shell Transport ordinary shares and holders of Shell Transport bearer warrants. Information relating to our dividend policy is set out under “The Transaction – Dividend Payments” on page 50.

      Dividends paid on Class A Shares will have a Dutch source for tax purposes and will be subject to Dutch withholding tax. For further details regarding the tax treatment of dividends paid on the Class A Shares, please refer to “Material Tax Consequences” on page 74.

      It is intended that holders of Class B Shares will receive dividends that have a UK source for tax purposes and accordingly will not be subject to Dutch withholding tax. The dividend access mechanism has been established for this purpose.

Description of Dividend Access Mechanism

      Pursuant to the Scheme of Arrangement, a dividend access share will be issued by Shell Transport to Hill Samuel Offshore Trust Company Limited as dividend access trustee. Pursuant to a declaration of trust executed in advance of the effective date, Hill Samuel Offshore Trust Company Limited will hold any dividends paid in respect of the dividend access share on trust for the holders of Class B Shares from time to time and will arrange for prompt disbursement of such dividends to holders of Class B Shares. Interest and other income earned on unclaimed dividends will be for the account of Shell Transport and any dividends which are unclaimed after 12 years will revert to Shell Transport. Holders of Class B Shares will not have any interest in the dividend access share and will not have any rights against Shell Transport as issuer of the dividend access share. The only assets held on trust for the benefit of the holders of Class B Shares will be dividends paid to the dividend access trustee in respect of the dividend access share. As the dividend paid on the dividend access share will be a dividend having a UK source, there will be no UK or Dutch withholding tax on it and certain holders of Class B Shares or Class B ADRs will be entitled to a UK tax credit in respect of their proportional share of such dividend.

      Following completion of the Transaction, the Shell Transport articles of association will state that the maximum dividend that can be declared by Shell Transport on the dividend access share in respect of a specified period will be an amount equal to the aggregate dividend declared by us on the Class B Shares in respect of such period. In addition, the dividends that Shell Transport may pay on the dividend access share in any year will be limited to a total of €3.3 billion. This limit can be varied by a resolution of the shareholders of Shell Transport from time to time and will not be less than the aggregate dividends declared on the Class B Shares in any year.

      At the Shell Transport Extraordinary General Meeting, a special resolution will be proposed to change the Shell Transport articles of association to implement, among other things, changes necessary to establish the dividend access mechanism. The issue of the dividend access share to the dividend access trustee will take place on the date on which the Scheme of Arrangement becomes effective, and it will be subject to the terms of the Shell Transport articles of association, as amended on that date.

Operation of the Dividend Access Mechanism

      Following the declaration of a dividend by us on the Class B Shares, Shell Transport may declare a dividend on the dividend access share. Shell Transport will not declare a dividend on the dividend access share before we declare a dividend on the Class B Shares, as Shell Transport will need to know what dividend we have declared on the Class B Shares. This is to ensure that the dividend declared on the dividend access share does not exceed an amount equal to the total dividend declared by us on the Class B Shares.

      Before Shell Transport can declare any dividend, the Shell Transport directors will need to consider Shell Transport’s financial condition and amount of distributable reserves. It is the expectation and the intention, although there can be no certainty, that holders of Class B Shares will receive dividends via the dividend access mechanism.

      To the extent that a dividend is declared by Shell Transport on the dividend access share and paid to the dividend access trustee, the holders of the Class B Shares will be beneficially entitled to receive their share of that dividend pursuant to the declaration of trust (and arrangements will be made to ensure that the dividend is paid in the same currency in which they would have received a dividend from us). No dividend declared and paid by Shell Transport on the dividend access share will be paid to holders of Class A Shares in respect of their Class A Shares.

      Our articles of association provide that if any amount is paid by Shell Transport by way of a dividend on the dividend access share and paid by the dividend access trustee to any holder of Class B Shares, the dividend which we would otherwise pay on the Class B Shares will be reduced by an amount equal to the amount paid to such holders of Class B Shares by the dividend access trustee.

      We will have a full and unconditional obligation, in the event that the dividend access trustee does not pay an amount to holders of Class B Shares on a cash dividend payment date (even if that amount has been paid to the dividend access trustee), to pay immediately the dividend declared on the Class B Shares. The right of holders of Class B Shares to receive distributions from the dividend access trustee will be reduced by an amount equal to the amount of any payment actually made by us on account of any dividend on Class B Shares.

      Any payment by us will be subject to Dutch withholding tax (unless in any particular case an exemption is obtained under Dutch law or the provisions of an applicable tax treaty). If for any reason no dividend is paid on the dividend access share, holders of Class B Shares will only receive dividends from us directly.

      The dividend access mechanism may be suspended or terminated at any time (subject to any regulatory requirement) by our directors or the directors of Shell Transport, for any reason and without financial recompense. This might, for instance, occur in response to changes in relevant tax legislation.

      The dividend access mechanism has been approved by the Dutch Revenue Service pursuant to an agreement (vaststellingsovereenkomst) with us and Royal Dutch dated October 26, 2004 as supplemented and amended by an agreement between the same parties dated 25 April 2005. The agreement states, among other things, that dividend distributions on the dividend access share by Shell Transport will not be subject to Dutch dividend withholding tax provided that the Dividend Access Mechanism is structured and operated substantially as set out above.

SUMMARY OF THE IMPLEMENTATION AGREEMENT

      The following description of the implementation agreement describes the material terms of the agreement and its schedules but does not purport to describe all the terms of the agreement. The complete text of the implementation agreement was filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” on page 132 for information on how you can obtain a copy of the implementation agreement. We urge you to read carefully the entire implementation agreement because it contains important information and it is the legal document that governs the combination.

Overview

      The arrangements contemplated by the implementation agreement include:

•	the conditions to and conduct of the Transaction,

•	the recommendations and approvals of Royal Dutch and Shell Transport in connection with the offer and the Scheme of Arrangement,

•	the corporate governance arrangements that will exist after the Transaction, and

•	other provisions of the implementation agreement.

Summary of Implementation Agreement

      The implementation agreement governs the implementation of the Transaction and was executed by and among Royal Dutch, Shell Transport and Royal Dutch Shell on May 18, 2005.

      Key provisions of the implementation agreement include:

      Statement of Principles. Royal Dutch and Shell Transport have acknowledged the following statement of principles as a means of changing the relationship between them: “Mindful of the advantages conferred on their shareholders, businesses, employees and other stakeholders by the national origins of Royal Dutch and Shell Transport and their respective cultures and heritage, and anxious that those advantages are not lost in future, while being conscious of the international character and business of the Royal Dutch/ Shell Group, Royal Dutch and Shell Transport will use all reasonable endeavours to ensure that proper account shall be taken in our creation and conduct, of the national origins, cultures and heritage of Royal Dutch and Shell Transport, in particular with respect to: (i) the business principles by which business is conducted; (ii) the appointment of our Directors; (iii) our governance; (iv) the terms of reference of any committee of our board; and (v) the drafting of any agreements by which the new structure is implemented.”

      Communications with Shareholders and Annual General Meetings. To accomplish the objectives envisaged by the statement of principles described above, Royal Dutch Shell, Royal Dutch and Shell Transport have agreed that our Annual Report and Accounts will be in English and a Dutch translation will be made available on request. All other Shareholder publications will be produced in English with a Dutch translation being made available should the board consider it appropriate to do so. Furthermore, Royal Dutch Shell, Royal Dutch and Shell Transport have agreed that our general meetings will generally be held in The Netherlands, drawing as necessary on technological links to permit active two-way participation by persons physically present in the UK and The Netherlands.

      Conditions of the Transaction. We have agreed with Royal Dutch and Shell Transport that the Transaction is conditional upon the offer becoming unconditional and the Scheme of Arrangement becoming effective in accordance with their terms by December 31, 2005 (or such later date as the parties may agree and the UK High Court may allow). Royal Dutch, Shell Transport and Royal Dutch Shell have agreed that the offer and the Scheme of Arrangement shall be conditional upon the satisfaction (or waiver where permitted by the terms thereof) of the conditions set out in the scheme document and the offer documents. Furthermore, we have agreed with Royal Dutch and Shell Transport, subject to their respective directors’ fiduciary duties, to use all reasonable endeavours to implement the Transaction in the form described in the scheme document, the offer documents and the Listing Particulars and as otherwise provided in the implementation agreement, provided that the implementation agreement does not create any enforceable obligations against any party other than Royal Dutch Shell, Royal Dutch and Shell Transport.

      Conduct of Business. Royal Dutch Shell, Royal Dutch and Shell Transport have undertaken that, between the date of the implementation agreement and completion of the Transaction (or, if earlier, termination of the implementation agreement), they will conduct business in the ordinary and usual course and will not, subject to the fiduciary duties of their directors, take any step which might jeopardize or hinder completion of the Transaction.

      The Offer and the Scheme. We have agreed with Royal Dutch and Shell Transport to make the offer on the terms set out in the offer documents. Royal Dutch has agreed, subject to its directors’ fiduciary duties, to use all reasonable endeavours to procure the satisfaction of the conditions to the offer and to implement the offer in accordance with its terms as set out in the offer documents. In addition, we have agreed not to vary, terminate or withdraw the offer or to waive the conditions to the offer or to determine whether such conditions have been satisfied without the prior written consent of Royal Dutch and Shell Transport.

      Similarly, Shell Transport has agreed, subject to its directors’ fiduciary duties, to use all reasonable endeavours to procure the satisfaction of the conditions to the Scheme and to implement the Scheme of Arrangement in accordance with its terms as set out in the scheme document with, or subject to, any modification, addition or condition approved or imposed by the UK High Court. Shell Transport has agreed not to vary (including accepting any modification, addition or condition imposed by the UK High Court), terminate or withdraw the Scheme or to waive the conditions to the Scheme or to determine whether any of the conditions to the Scheme have been satisfied without the prior written consent of Royal Dutch.

      Constitution and Governance. We have agreed with Royal Dutch and Shell Transport that we will adopt certain corporate governance arrangements and that we will comply with such arrangements. These governance arrangements relate to:

•	the role, appointment, composition and responsibilities of the board of directors,

•	the role and responsibilities of the non-executive directors,

•	the establishment and composition of committees of the board of directors,

•	meetings of the board of directors and committees of the board,

•	the appointment and responsibilities of the Chairman and Deputy Chairman of the board of directors,

•	the appointment, suspension and removal of the Chief Executive,

•	the responsibilities, authorities and accountability of the Chief Executive and the executive committee of Royal Dutch Shell, and

•	the composition and meetings of the executive committee.

      The exact terms of the corporate governance arrangements agreed by Royal Dutch Shell, Royal Dutch and Shell Transport are outlined in Schedule 2 of the Implementation Agreement which is attached as Annex A of this prospectus.

      Termination of Existing Agreements. Currently, there are a number of agreements in force between Shell Transport and Royal Dutch. These agreements regulate their respective economic rights in their combined business interests and/or the management and governance of their combined business interests. Royal Dutch and Shell Transport have agreed that, with effect from completion of the Transaction, all these existing agreements will terminate automatically.

      Termination. Royal Dutch may terminate the implementation agreement in the event that the resolution approving the Scheme of Arrangement is not passed at the court meeting for the Scheme by the requisite majority. Furthermore, the implementation agreement will terminate automatically if a resolution approving the implementation agreement is put to the shareholders of Royal Dutch and is not approved by the requisite majority. In addition, if, by December 31, 2005, any of the conditions to the Scheme or the offer have not been satisfied or waived in accordance with their terms or the Transaction has not become effective in accordance with its terms, the implementation agreement may be terminated by either Royal Dutch or Shell Transport. Shell Transport has undertaken not to proceed with the Scheme of Arrangement and to withdraw the Scheme of Arrangement in the event that prior to the hearing date for the Scheme, the implementation agreement is terminated in accordance with its terms.

      Governing Law and Arbitration. The implementation agreement is governed by English law and disputes are to be settled by arbitration to be held in The Hague in accordance with the UNCITRAL Arbitration Rules, the authority being the International Chamber of Commerce’s International Court of Arbitration.

MATERIAL TAX CONSEQUENCES

Material U.S. Federal Income Tax Consequences of the Offer

General

      The following describes the material U.S. federal income tax consequences to holders of Royal Dutch ordinary shares of the offer and of the ownership and disposition of Class A Shares or Class A ADRs. This description is the opinion of our U.S. tax counsel, Cravath, Swaine & Moore LLP, and is limited as described below. This description applies only to holders of Royal Dutch ordinary shares that are U.S. holders.

      For purposes of this description, a U.S. holder means:

•	a citizen or resident of the United States,

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any of its political subdivisions,

•	a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust has made a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person, or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

      If a partnership holds Royal Dutch ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Each partner of a partnership holding Royal Dutch ordinary shares is urged to consult his, her or its own tax advisor.

      For U.S. federal income tax purposes, a U.S. holder of Class A ADRs will generally be treated as the beneficial owner of the underlying Class A Shares.

      This description is based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The description applies only to holders of Royal Dutch ordinary shares that hold their Royal Dutch ordinary shares as a capital asset (generally, for investment purposes). Further, the description does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of his, her or its personal investment circumstances or to shareholders subject to special treatment under the U.S. federal income tax laws, including:

•	insurance companies,

•	tax-exempt organizations,

•	dealers in securities or foreign currency,

•	banks or trusts,

•	persons that hold their Royal Dutch ordinary shares as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction,

•	holders that have a functional currency other than the U.S. dollar,

•	investors in pass-through entities,

•	shareholders who acquired their Royal Dutch ordinary shares through the exercise of options, or otherwise as compensation or through a tax-qualified retirement plan, or

•	holders of options granted under any Royal Dutch benefit plan.

      Furthermore, this description does not address any non-income tax or any state, local or non-U.S. tax consequences of the offer or ownership and disposition of our ordinary shares or ADRs. The description also does not address the tax consequences of any other transaction. Accordingly, each holder of Royal Dutch ordinary shares is strongly urged to consult with a tax advisor to determine the particular federal, state, local or non-U.S. income or other tax consequences of the offer and of the ownership and disposition of our ordinary shares or ADRs to the holder.

The Offer

      The Exchange. Other than with respect to certain U.S. holders who own at least 5% of our ordinary shares (including ordinary shares underlying our ADRs) after the completion of the offer and Scheme of Arrangement, the material U.S. federal income tax consequences to U.S. holders who exchange their Royal Dutch ordinary shares in the offer are as follows:

•	The exchange of Royal Dutch ordinary shares for our ordinary shares or ADRs will constitute a tax-free transaction governed by Section 351 of the Code.

•	No gain or loss will be recognized by U.S. holders of Royal Dutch ordinary shares on the exchange of such ordinary shares for our ordinary shares or ADRs.

•	The aggregate adjusted tax basis of our ordinary shares or ADRs received in the transaction by a U.S. holder of Royal Dutch ordinary shares will be equal to the aggregate adjusted tax basis of such U.S. holder’s Royal Dutch ordinary shares exchanged for our ordinary shares or ADRs.

•	The holding period of our ordinary shares or ADRs received in the offer by a U.S. holder of Royal Dutch ordinary shares will include the holding period of such U.S. holder’s Royal Dutch ordinary shares exchanged for our ordinary shares or ADRs.

      A U.S. holder who holds at least 5% of our ordinary shares (including ordinary shares underlying our ADRs) by vote or value after the offer and Scheme of Arrangement are consummated will qualify for tax-free treatment with respect to the exchange, as described above, only if the U.S. holder files a “gain recognition agreement” with the Internal Revenue Service. A gain recognition agreement is an agreement between the U.S. holder and the Internal Revenue Service that generally would require the U.S. holder to retroactively recognize gain, with interest, on the exchange of Royal Dutch ordinary shares for our ordinary shares or ADRs in the event that, at any time prior to the close of the fifth year following the year in which the offer occurs, we dispose of part or all of the Royal Dutch ordinary shares we acquire in the offer or Royal Dutch disposes of substantially all of its assets. Each U.S. holder who holds at least 5% of our ordinary shares after the completion of the offer and Scheme of Arrangement is urged to consult his, her or its own tax advisor concerning the decision to file a gain recognition agreement and the procedures to be followed in connection with such filings.

      Non-Tendering U.S. Holders. A non-tendering U.S. holder who or that does not tender his, her or its Royal Dutch ordinary shares in the offer will not recognize any gain or loss as a result of the offer unless such U.S. holder’s Royal Dutch ordinary shares are purchased for cash pursuant to a “squeeze-out”. The receipt of cash by a U.S. holder in exchange for his, her or its Royal Dutch ordinary shares pursuant to a “squeeze-out” generally will result in taxable gain or loss to such U.S. holder for U.S. federal income tax purposes based upon the difference between the U.S. Dollar amount of cash received by such U.S. holder and such U.S. holder’s adjusted tax basis in such Royal Dutch ordinary shares. Such gain or loss will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. holder has held those Royal Dutch ordinary shares for more than 12 months. For non-corporate U.S. holders, any such long-term capital gain will be taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations. Capital gains or losses recognized pursuant to a “squeeze-out” should generally constitute gains or losses from sources within the United States. See “— Ownership and Disposition of our Ordinary Shares or ADRs — Taxation of Sale or Other Disposition” on page 77 for a discussion of the determination of the U.S. Dollar value of any “squeeze-out” payments and the recognition of any foreign currency gain or loss to the extent such payments are made in a currency other than U.S. Dollars.

      Backup Withholding. Certain non-corporate holders of Royal Dutch ordinary shares may be subject to backup withholding at a 28% rate on cash payments received pursuant to a squeeze-out. Backup withholding will not apply, however, to a holder of Royal Dutch ordinary shares who (1) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal to be delivered to holders of Royal Dutch ordinary shares following the date of completion of the offer, (2) provides a certification of foreign status on Form W-8BEN or successor form or (3) otherwise establishes an exemption from backup withholding. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal tax liability, and a refund of any excess amounts withheld under the backup withholding rules may be obtained by filing the appropriate claim form with the Internal Revenue Service.

Ownership and Disposition of Our Ordinary Shares or ADRs

      Taxation of Cash Distributions and Distributions of Stock. The gross amount of any distribution (other than in liquidation), including the fair market value of all distributions of our ordinary shares or ADRs whenever a holder may elect to receive cash distributions instead of distributions of our ordinary shares or ADRs, that a U.S. holder receives with respect to our ordinary shares or ADRs (before reduction for any Dutch tax, if any, withheld from such distributions) generally will be includible in such U.S. holder’s gross income on the day on which, in the case of a holder of our ordinary shares, such holder receives such distribution or, in the case of a holder of our ADRs the depositary receives such distribution on behalf of the holder of the applicable ADRs. Depending on the amount of the dividend and the amount of the U.S. holder’s adjusted tax basis in the applicable ordinary shares or ADRs, distributions will be taxed in the following manner:

      To the extent that distributions paid by us with respect to the underlying ordinary shares do not exceed our earnings and profits (“E&P”), as calculated for U.S. federal income tax purposes, such distributions will be taxed as dividends. The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “Act”), enacted on May 28, 2003, reduced the maximum rate of tax imposed on certain dividends received by U.S. holders that are individuals to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008) (the “Reduced Rate”), so long as certain holding period requirements are met. The Reduced Rate applies to dividends received after December 31, 2002 and before January 1, 2009. In order for dividends paid by a non-U.S. corporation to be eligible for the Reduced Rate, the non-U.S. corporation must be a Qualified Foreign Corporation (“QFC”) within the meaning of the Act and must not be a passive foreign investment company (a “PFIC”) in either the taxable year of the distribution or the preceding taxable year. We believe that we will be a QFC and will not be a PFIC. As a result, dividends received by individual U.S. holders before January 1, 2009 will generally constitute qualified dividend income (“QDI”) for U.S. federal income tax purposes and taxable at rates applicable to net capital gains (see “— Taxation of Sale or Other Disposition” on page 77), provided that certain holding period and other requirements are satisfied. There can be no assurance, however, that we will continue to be considered a QFC or that we will not be classified as a PFIC in the future. Thus, there can be no assurance that our dividends will continue to be eligible for the Reduced Rate. Special rules apply for purposes of determining the recipient’s investment income (which limits deductions for investment interest) and non-U.S. income (which may affect the amount of foreign tax credit) and to certain extraordinary dividends. Each U.S. holder that is an individual is urged to consult his or her own tax advisor regarding the possible applicability of the Reduced Rate under the Act and the related restrictions and special rules.

      Because we are not a U.S. corporation, dividends we pay generally will not be eligible for the dividends received deduction allowable to corporations under the Code.

      To the extent that distributions by us exceed our E&P, such distributions will be treated as a tax-free return of capital, to both individual and corporate U.S. holders, to the extent of each such U.S. holder’s adjusted tax basis in our ordinary shares or ADRs, and will reduce such U.S. holder’s adjusted tax basis in the ordinary shares or ADRs on a dollar-for-dollar basis (thereby increasing any gain or decreasing any loss on a disposition of the ordinary shares or ADRs). To the extent that the distributions exceed the U.S. holder’s adjusted tax basis in the ordinary shares or ADRs, such U.S. holder will be taxed as having recognized gain on the sale or disposition of the ordinary shares or ADRs (see “— Taxation of Sale or Other Disposition” on page 77).

      It is anticipated that any distributions on our ordinary shares will be made in euros or pounds sterling; any dividends so paid generally will be includible in a U.S. holder’s gross income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the U.S. holder receives the dividend.

      Holders of our ADRs will receive dividend payments in U.S. dollars from the depositaries. It is anticipated that we will pay to the depositaries a U.S. dollar amount calculated by reference to the exchange rate in effect on the day that the dividend is declared, notwithstanding that the dividend will have been declared in euros. In this case, the U.S. holder of our ADRs would include in gross income as a dividend the U.S. dollar amount received by the applicable depositary. Though not anticipated, it is possible that we will pay to the depositaries an amount in a currency other than U.S. dollars. In such a case, any dividends so paid generally will be includible in a U.S. holder’s gross income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the applicable depositary receives the dividend. In such case, the U.S. holder may recognize foreign exchange gain or loss if the applicable depositary does not convert such currency into U.S. dollars before the U.S. holder is required to take the distribution into gross income for U.S. federal income tax purposes. The gain or loss recognized will generally be based upon the difference between the exchange rate in effect when such currency is actually converted and the “spot” exchange rate in effect at the time the distribution is taken into account and any gain realized will generally be treated as U.S.-source income for U.S. foreign tax credit limitation purposes.

      Dividends paid by us generally will be treated as foreign source income for U.S. foreign tax credit limitation purposes. Subject to certain limitations, U.S. holders may elect to claim a foreign tax credit against their U.S. federal income tax liability for non-U.S. tax withheld (if any) from dividends received in respect of the ordinary shares or ADRs. (See “— Dutch Tax Considerations — Withholding Tax on Dividend Payments” on page 79 for a discussion of Dutch withholding taxes and applicable treaty exemptions.) The limitation on non-U.S. taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid in respect of our ordinary shares or ADRs generally will be “passive income” and therefore any U.S. federal income tax imposed on these dividends cannot be offset by excess foreign tax credits that such U.S. holders may have from non-U.S. source income not qualifying as passive income. In the case of certain types of U.S. holders, any such dividends may be treated as a different class of income for purposes of calculating the U.S. foreign tax credit limitations. U.S. holders that do not elect to claim a foreign tax credit may instead claim a deduction for non-U.S. tax withheld (if any).

      Distributions of ordinary shares and ADRs to U.S. holders with respect to their holdings of ordinary shares and ADRs, as the case may be (such previously held ordinary shares or ADRs being “Old Stock”), that are pro rata with respect to their holdings of Old Stock will generally not be subject to U.S. federal income tax (except with respect to cash received instead of fractional ordinary shares and ADRs). A U.S. holder’s adjusted tax basis in the ordinary shares and ADRs so received will be determined by allocating the U.S. holder’s adjusted tax basis in the Old Stock between the Old Stock and the ordinary shares and ADRs so received.

      Taxation of Sale or Other Disposition. Unless a nonrecognition provision applies, a U.S. holder will recognize capital gain or loss upon a sale or other disposition of ordinary shares or ADRs in an amount equal to the difference between the amount realized on their disposition and such U.S. holder’s adjusted tax basis in the ordinary shares or ADRs. Under current law, capital gains realized by corporate and individual taxpayers are generally subject to U.S. federal income taxes at the same rate as ordinary income, except that long-term capital gains realized by non-corporate U.S. holders are subject to U.S. federal income taxes at a maximum rate of 15% for taxable years beginning before January 1, 2009 (and 20% thereafter). Certain limitations exist on the deductibility of capital losses by both corporate and individual taxpayers. Capital gains and losses on the sale or other disposition by a U.S. holder of ordinary shares or ADRs generally should constitute gains or losses from sources within the United States.

      For cash basis U.S. holders who receive foreign currency in connection with a sale or other taxable disposition of ordinary shares or ADRs, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to such ordinary shares or ADRs as determined on the settlement date of such sale or other taxable disposition.

      Accrual basis U.S. holders may elect the same treatment required of cash basis taxpayers with respect to a sale or other taxable disposition of ordinary shares or ADRs, provided that the election is applied consistently from year to year. Such election may not be changed without the consent of the Internal Revenue Service. Accrual basis U.S. holders who or which do not elect to be treated as cash basis taxpayers (pursuant to the Treasury Regulations applicable to foreign currency transactions) for this purpose may have a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the foreign currency received prevailing on the date of the sale or other taxable disposition of ordinary shares or ADRs and the date of payment. Any such foreign currency gain or loss generally will constitute gain or loss from sources within the United States and generally will be treated as ordinary income or loss and would be in addition to gain or loss, if any, recognized on the sale or other taxable disposition of ordinary shares or ADRs.

      Deposits, Withdrawals and Pre-Releases. Deposits and withdrawals by U.S. holders of ordinary shares in exchange for ADRs and of ADRs in exchange for ordinary shares will not be subject to any U.S. federal income tax. The U.S. Treasury Department, however, has expressed concerns that parties involved in transactions where depositary shares are pre-released may be taking actions that are not consistent with the claiming of foreign tax credits by the holders of the applicable ADRs. Accordingly, the analysis of the creditability of Dutch taxes described above could be affected by future actions that may be taken by the U.S. Treasury Department.

      United States Backup Withholding and Information Reporting. In general, information reporting requirements will apply to payments of dividends on ordinary shares or ADRs and the proceeds of certain sales of ordinary shares or ADRs in respect of U.S. holders other than certain exempt persons (such as corporations). A 28% backup withholding tax (31% for 2011 and thereafter) will apply to such payments if the U.S. holder fails to provide a correct taxpayer identification number or other certification of exempt status or, with respect to certain payments, the U.S. holder fails to report in full all dividend and interest income and the Internal Revenue Service notifies the payer of such under-reporting. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal tax liability, and a refund of any excess amounts withheld under the backup withholding rules may be obtained by filing the appropriate claim form with the Internal Revenue Service.

Dutch Tax Considerations

General

      The following describes the material Dutch tax consequences for a U.S. holder of Royal Dutch ordinary shares or of Class A Shares or Class A ADRs who is neither resident nor deemed to be resident in The Netherlands for Dutch tax purposes and, in the event such holder is an individual, has not opted to be treated as a resident in The Netherlands for the purposes of the Dutch Income Tax Act 2001, in respect of the offer and the ownership and disposal of Class A Shares received pursuant to the offer. This description is the opinion of our Dutch tax counsel, De Brauw Blackstone Westbroek N.V., and is limited as described in this section. This description is not intended to be applicable in all respects to all categories of U.S. holders. This section does not purport to describe all possible Dutch tax considerations or consequences that may be relevant to a U.S. holder. Any Holder of Royal Dutch ordinary shares is advised to consult with his tax advisors with regard to the tax consequences of the offer and the ownership and disposal of Class A Shares or Class A ADRs received pursuant to the offer in his particular circumstances. This section does not purport to describe the possible Dutch tax considerations or consequences that may be relevant to a U.S. holder of Royal Dutch ordinary shares or Class A Shares or Class A ADRs who receives or has received any benefits from these securities as employment income, deemed employment income or otherwise as compensation.

      Neither does this section purport to describe the possible Dutch tax considerations or consequences that may be relevant to a U.S. holder of Royal Dutch ordinary shares or of “A” Shares who has a (fictitious) substantial interest in Royal Dutch or in Royal Dutch Shell.

      Generally, a holder has a substantial interest if such holder, alone or together with his partner, has, or if certain relatives of the holder or his partner have, directly or indirectly:

(i)	the ownership of, or certain rights over, shares representing five per cent. or more of the total issued and outstanding capital of Royal Dutch Shell or of the issued and outstanding capital of any class of shares of Royal Dutch or Royal Dutch Shell;

(ii)	the rights to acquire shares, whether or not already issued, representing five per cent. or more of the total issued and outstanding capital of Royal Dutch or Royal Dutch Shell, or of the issued and outstanding capital of any class of shares of Royal Dutch or Royal Dutch Shell; or

(iii)	certain profit participating certificates that relate to five per cent. or more of the annual profit of Royal Dutch or Royal Dutch Shell or to five per cent. or more of the liquidation proceeds of Royal Dutch or Royal Dutch Shell.

      A holder has a fictitious substantial interest if (a) he has disposed of, or is deemed to have disposed of, all or part of a substantial interest or (b) he is an individual and has transferred a business enterprise in exchange for shares, on a non-recognition basis.

      Except as otherwise indicated, this section only addresses Dutch tax legislation and regulations, as in effect on the date hereof and as interpreted in published case law on the date hereof and is subject to change after such date, including changes that could have retroactive effect. A change in legislation or regulations may thus invalidate all or part of this section. Unless otherwise specifically stated herein, this section does not express any opinion on Dutch international tax law or on the rules promulgated under or by any treaty or treaty organization and does not express any opinion on any Dutch legal matter other than Dutch tax law.

Withholding tax on dividend payments

      Dividends distributed by us to a U.S. holder of a Class A Share or a Class A ADR are generally subject to withholding tax imposed by The Netherlands at a rate of 25 percent. Dividends distributed by us include, but are not limited to:

(i)	distributions in cash or in kind, whatever they may be named or in whatever form;

(ii)	proceeds from our liquidation or, as a rule, proceeds from the repurchase of shares by us, in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

(iii)	the par value of shares issued to a holder of shares or an increase in the par value of shares, to the extent that no capital contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

(iv)	partial repayment of paid-in capital that is:

(a)	not recognized for Dutch dividend withholding tax purposes; or

(b)	recognized for Dutch dividend withholding tax purposes, to the extent that we have net profits (zuivere winst), unless (I) the general meeting of our shareholders has resolved in advance to make such repayment and (II) the par value of the shares concerned has been reduced by an equal amount by way of an amendment to our articles of association.

      As stated above under (ii), Dutch tax law treats share buy backs for cancellation as being subject to withholding tax unless an exemption applies by virtue of their being carried out within certain annual quantitative limits. These quantitative limits have been agreed with the Dutch Revenue Service for the Class A Shares (including Class A ADRs) and the limits will not restrict the share buy back program announced for 2005. Buy backs of Class A Shares (including Class A ADRs) within these limits will not be subject to Dutch withholding tax. However, no quantitative limits on which to base an exemption (or other mitigation of the withholding tax) for buy backs of Class B Shares have been agreed with the Dutch Revenue Service and so, if repurchases of Class B Shares were undertaken, they would potentially give rise to Dutch withholding tax at the rate of 25 percent.

      Accordingly, Royal Dutch Shell expects to buy back Class A Shares (including Class A ADRs) in preference to Class B Shares, unless and until exemption from or other mitigation of withholding tax on buy backs of Class B Shares is agreed with the Dutch Revenue Service. In any event, any withholding tax arising on a buy back of would be borne by us and not the selling shareholder.

      A U.S. holder who is entitled to the benefits of the 1992 Double Taxation Convention between the United States and The Netherlands, as amended most recently by the Protocol signed March 8, 2004 (the “Convention”), will be entitled to a reduction in the Dutch withholding tax, either by way of a full or partial exemption at source or by way of a full or partial refund, as follows:

•	if the U.S. holder is an exempt pension trust as described in article 35 of the Convention, or an exempt organization as described in article 36 of the Convention, the U.S. holder will be exempt from Dutch dividend withholding tax;

•	if the U.S. holder is a company which holds directly at least 10 percent of the voting power in us, the U.S. holder will be subject to Dutch dividend withholding tax at a rate not exceeding 5%; and

•	in all other cases, the U.S. holder will be subject to Dutch dividend withholding tax at a rate not exceeding 15%.

      According to Dutch domestic anti-dividend stripping rules, no exemption from or reduction in or refund of, Dutch dividend withholding tax will be granted if the recipient of the dividend paid by us is not considered to be the beneficial owner (uiteindelijk gerechtigde) of such dividends as meant in these rules.

Dutch Taxes on Income and Capital Gains

      A U.S. holder will not be subject to Dutch taxes on income or on capital gains in respect of the exchange of Royal Dutch ordinary shares for Class A Shares or Class A ADRs pursuant to the offer or, after the exchange, the ownership and disposal of Class A Shares or Class A ADRs, other than Dutch withholding tax as described above, in each case, except if:

(i)	such holder derives profits from an enterprise, whether as entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise, other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in The Netherlands to which the Royal Dutch ordinary shares, the Class A Shares or the Class A ADRs are attributable; or

(ii)	the holder is an individual who derives benefits from miscellaneous activities (resultaat uit overige werkzaamheden) performed in The Netherlands in respect of the Royal Dutch ordinary shares, the Class A Shares or the Class A ADRs, including, without limitation, activities which are beyond the scope of active portfolio investment activities.

      With respect to the exchange of Royal Dutch ordinary shares for Class A Shares pursuant to the offer, the Dutch Revenue Service has confirmed that the roll over facility of article 3.55 Income Tax Act 2001 is applicable both to individuals and, pursuant to article 8 and article 18, Corporate Income Tax Act 1969, to entities. Consequently, on the occasion of the exchange capital gains would not have to be recognized and may be deferred for purposes of the Income Tax Act 2001 or the 1969 Corporate Income Tax Act.

Dutch Gift, Estate and Inheritance Tax

      No Dutch gift tax or inheritance tax is payable in respect of any gift of Class A Shares or Class A ADRs by, or inheritance of Class A Shares or Class A ADRs on the death of, a U.S. holder of Class A Shares or Class A ADRs, except if:

(i)	the U.S. holder is a resident or is deemed to be a resident of The Netherlands;

(ii)	at the time of the gift or the death of the U.S. holder, such U.S. holder has an enterprise (or an interest in an enterprise) which is, in whole or in part, carried on through a permanent establishment or permanent representative in The Netherlands to which the Class A Shares or Class A ADRs are attributable; or

(iii)	the Class A Shares or Class A ADRs are acquired by way of a gift from a holder who passes away within 180 days after the date of the gift and who is not and is not deemed to be a resident of The Netherlands at the time of the gift, but is or is deemed to be at the time of his death a resident of The Netherlands.

Dutch Turnover Tax

      No Dutch turnover tax (Valued Added Tax) will arise in respect of the exchange of Royal Dutch ordinary shares for Class A Shares or Class A ADRs pursuant to the offer.

UK Tax Considerations

General

      The following describes the material UK tax consequences for a U.S. holder of the offer and of the ownership and disposal of Class A Shares or Class A ADRs received in the offer. This description is the opinion of our UK tax counsel, Slaughter and May, as to the matters of law set out in this section headed “UK Tax Considerations”. It is based on current UK law and on what is understood to be the current practice of UK HMRC, both of which are subject to change, possibly with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the offer, or any inaccuracy in the documents upon which Slaughter and May have relied, may affect the continuing validity of their opinion. Slaughter and May assume no responsibility to inform you of any such change or inaccuracy that may occur or come to their attention. The opinion of Slaughter and May is being provided to Royal Dutch Shell in connection with the registration statement of which this prospectus forms a part and may not be reproduced, quoted, summarized or relied upon by any other person or for any other purpose without the express written consent of Slaughter and May. Apart from the last paragraph under the heading “UK Tax on Income and Chargeable Gains” below, it applies only to U.S. holders who hold their Royal Dutch ordinary shares and Class A Shares or Class A ADRs as an investment and are the absolute beneficial owners of them, who are not resident or ordinarily resident for tax purposes in the UK or carrying on a trade (or profession or vocation) in the UK and who are not (and have not in the previous seven years been) employees of Royal Dutch or of any person connected with Royal Dutch.

      The paragraphs below do not attempt to describe all possible UK tax considerations that may be relevant to a U.S. holder. Any U.S. holders who are in any doubt about any aspect of their particular tax position are advised to consult appropriate independent tax advisors.

UK Tax on Income and Chargeable Gains

      U.S. holders who satisfy the criteria set out in the first paragraph above under the heading “— General” will not be subject to UK tax on income or chargeable gains in respect of the exchange of Royal Dutch ordinary shares for Class A Shares or Class A ADRs or, after the exchange, in respect of the ownership and disposal of Class A Shares or Class A ADRs or the receipt of any dividends that are paid on them.

      There is however an exception to this rule in the case of a U.S. holder who is an individual, who has ceased to be either resident or ordinarily resident for tax purposes in the UK (or is regarded as non-resident for the purposes of a relevant double taxation treaty (“Treaty Non-Resident”)) but then resumes residence or ordinary residence (or, as the case may be, ceases to be regarded as Treaty Non-Resident) before five complete tax years have passed. Such a holder may be liable to UK capital gains tax (subject to any available exemption or relief) if he or she made a disposal of Royal Dutch ordinary shares, Class A Shares or Class A ADRs while non-resident.

      It should be noted that the exchange of Royal Dutch ordinary shares for Class A Shares or Class A ADRs will in principle constitute a disposal of those Royal Dutch ordinary shares for the purposes of UK tax on chargeable gains. Accordingly, a U.S. holder who has a connection with the UK which prevents that holder satisfying the criteria set out in the first paragraph above under the heading “General” may be liable to UK tax on chargeable gains in respect of that exchange, subject to any available exemption or relief. We encourage a U.S. holder who has such a connection with the UK to consult with appropriate independent tax advisors regarding other UK tax considerations that may, following the exchange, be relevant to that holder.

UK Inheritance Tax

      A U.S. holder who is an individual domiciled in the U.S. for the purposes of the UK/U.S. Estate and Gift Tax Treaty and who is not a national of the UK for the purposes of the UK/U.S. Estate and Gift Tax Treaty will not be subject to UK inheritance tax in respect of the Class A Shares or Class A ADSs on the individual’s death or on a gift of such Class A Shares or Class A ADSs made during the individual’s lifetime unless, inter alia, they are part of the business property of the individual’s permanent establishment situated in the UK or pertain to the individual’s UK fixed base used for the performance of independent personal services. In the exceptional case where Class A Shares or Class A ADSs are subject to both UK inheritance tax and U.S. federal estate or gift tax, the UK/U.S. Estate and Gift Tax Treaty generally provides for tax paid in the UK to be credited against tax payable in the U.S., based on priority rules set out in that treaty.

UK Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

      A holder of Royal Dutch ordinary shares who accepts the offer before the expiration date of the offer or during a subsequent offer period (if any) will not have any resulting liability for stamp duty or SDRT. Nor will it be necessary for a holder of Class A Shares or Class A ADRs to pay SDRT or, in practice, stamp duty in consequence of the ownership or disposal of Class A Shares or Class A ADRs following completion of the offer; one reason for this is that any stamp duty or SDRT that might be due in relation to a disposal will normally be paid by the transferee rather than the transferor.

DIRECTORS AND SENIOR MANAGEMENT

      Our articles of association provide that our board of directors must consist of not less than three members nor more than twenty members at any time. We have a single-tier board of directors headed by a Non-Executive Chairman, with management led by a Chief Executive. Our board comprises ten Non-Executive Directors (including the Chairman) and five Executive Directors (including the Chief Executive and the Chief Financial Officer).

      Six of the ten Non-Executive Directors on our board have been drawn from the seven members of the Royal Dutch supervisory board; four have been drawn from the nine Non-Executive Directors of the Shell Transport board. Five of the ten Non-Executive Directors are expected to be replaced by 2008, namely the Chairman in 2006 and two more in each of 2007 and 2008. The retiring Non-Executive Directors will be replaced by candidates with the appropriate experience and qualifications to ensure the continued effectiveness of our board’s supervision of us and our group companies.

      The business address for all of the directors is Carel van Bylandtlaan 30, 2596 HR The Hague, The Netherlands. All of the directors were appointed in 2004.

      As of May 13, 2005, the members of our board, their respective ages and their principal occupation are:

Name	Age	Position

Aad Jacobs	68	Chairman and Chairman of the Nomination and Succession Committee(3)
Lord Kerr of Kinlochard	63	Deputy Chairman(1)(3) (and senior independent Non-Executive Director)
Jeroen van der Veer	57	Chief Executive
Peter Voser	46	Chief Financial Officer
Malcolm Brinded	52	Executive Director, Exploration and Production
Linda Cook	46	Executive Director, Gas & Power
Rob Routs	58	Executive Director, Oil Products and Chemicals
Maarten van den Bergh	63	Non-Executive Director(2)
Sir Peter Burt	61	Non-Executive Director(4)
Mary (Nina) Henderson	54	Non-Executive Director(2)(4)
Sir Peter Job	63	Non-Executive Director(1)
Wim Kok	66	Non-Executive Director and Chairman of the Social Responsibility Committee(2)
Jonkheer Aarnout Loudon	68	Non-Executive Director and Chairman of the Remuneration Committee(1)(3)
Christine Morin-Postel	58	Non-Executive Director(4)
Lawrence Ricciardi	64	Non-Executive Director and Chairman of the Audit Committee(4)

(1)	Member of Remuneration Committee

(2)	Member of Social Responsibility Committee

(3)	Member of Nomination and Succession Committee

(4)	Member of Audit Committee

Aad Jacobs

Non-Executive Chairman of the Board of Directors

      Born May 28, 1936 and is a Dutch national. He is Chairman of the Royal Dutch Shell board of directors and Chairman of the Nomination and Succession Committee. He was appointed a member of the Royal Dutch supervisory board in 1998 and Chairman of the Royal Dutch supervisory board in 2002. He was previously Chairman of the Board of Management of ING Groep N.V. from 1992 to 1998. He is currently also Chairman of the supervisory boards of Joh. Enschedé B.V., Imtech N.V. and VNU N.V.; Vice-Chairman of the supervisory boards of Buhrmann N.V. and IHC Caland N.V., and a member of the supervisory board of ING Groep N.V.

Lord Kerr of Kinlochard

Deputy Chairman of the Board of Directors and Senior Independent Non-Executive Director

      Born February 22, 1942 and is a British national. He is Deputy Chairman (and senior independent Non-Executive Director) of the Royal Dutch Shell Board of directors. He was appointed a director of Shell Transport in 2002. Previously he was UK Permanent Representative to the European Union, British Ambassador to the U.S.A, Foreign Office Permanent Under Secretary of State and Head of the UK Diplomatic Service. On leaving government service he was Secretary-General of the European Convention (2002 to 2003). A member of the House of Lords since 2004, he is now Chairman of the Court and Council of Imperial College, London and a trustee of the National Gallery and the Rhodes Trust. Currently he is also a non-executive Director of Rio Tinto plc, Rio Tinto Limited and Scottish American Investment Company plc.

Jeroen van der Veer

Chief Executive

      Born October 27, 1947 and is a Dutch national. He is the Chief Executive of Royal Dutch Shell. He joined the Royal Dutch/ Shell Group in 1971 in refinery process design and has held a number of senior management positions around the world. He was appointed President of Royal Dutch in 2000, having been a Managing Director since 1997. He was appointed Chairman of the Committee of Managing Directors of the Royal Dutch/ Shell Group in March 2004 and Royal Dutch/ Shell Group Chief Executive in October 2004. He is also a non-executive Director of Unilever (which includes Unilever N.V., Unilever plc and Unilever Holdings Ltd). He was a member of the supervisory board of De Nederlandsche Bank N.V. until September 2004.

Peter Voser

Chief Financial Officer

      Born August 29, 1958 and is a Swiss national. He is Chief Financial Officer of Royal Dutch Shell. He was employed from 1982 to March 2002 by the Royal Dutch/ Shell Group in a variety of finance and business roles in Switzerland, the UK, Argentina and Chile, including Group Chief Internal Auditor of the Royal Dutch/ Shell Group, Chief Financial Officer of Shell Europe Oil Products and Chief Financial Officer of Shell International Oil Products. In March 2002, he was appointed Chief Finance Officer and Member of the Group executive committee of the Asea Brown Boveri group of companies, based in Switzerland, until September 2004. He was appointed Managing Director of Shell Transport, a Group Managing Director and Chief Financial Officer with effect from October 2004. He is a member of the supervisory board of Aegon N.V. and UBS AG.

Malcolm Brinded

Executive Director, Exploration and Production

      Born March 18, 1953 and is a British national. He is Executive Director, Exploration and Production of Royal Dutch Shell. He joined the Royal Dutch/ Shell Group in 1974 and has held various positions around the world. He was Country Chair for the Royal Dutch/ Shell Group in the UK from 1999 to 2002 and Director of Planning, Environment and External Affairs at Shell International Ltd. from 2001 to 2002. He became a Managing Director of Royal Dutch in 2002. In March 2004, he was appointed a Director and Managing Director of Shell Transport and became Vice-Chairman of the Committee of Managing Directors. He has participated in and led various industry bodies, including the UK Industry Leadership Team which he co-chaired from 1998 to 2001, covering all UK upstream industry operators, contractors and suppliers.

Linda Cook

Executive Director, Gas & Power

      Born June 4, 1958 and is a U.S. national. She is Executive Director, Gas & Power of Royal Dutch Shell. She joined Shell Oil Company in Houston in 1980, having graduated from the University of Kansas with a degree in Petroleum Engineering. She worked for Shell Oil Company in Houston and California in a variety of technical and managerial positions until 1998 when she moved to The Hague and was appointed Director, Strategy & Business Development of the Shell Exploration and Production Global executive committee. She became Chief Executive Officer for Shell Gas & Power in January 2000. In 2003, she became President and Chief Executive Officer and a member of the Board of Directors of Shell Canada Limited. In August 2004, she was appointed a Managing Director of Royal Dutch and became a Group Managing Director and Chief Executive Officer of Shell Gas & Power. She is a member of the Society of Petroleum Engineers and a non-executive Director of The Boeing Company.

Rob Routs

Executive Director, Oil Products and Chemicals

      Born September 10, 1946 and is a Dutch national. He is Executive Director, Oil Products and Chemicals of Royal Dutch Shell. He joined the Royal Dutch/ Shell Group in 1971. He has held various positions in The Netherlands, Canada and the U.S.A and was previously President and Chief Executive Officer of Shell Oil Products U.S.A and President of Shell Oil Company and Country Chair for the Royal Dutch/ Shell Group in the U.S.A. He was appointed a Managing Director of Royal Dutch and became a Group Managing Director with effect from July 2003. He is a director of INSEAD.

Maarten van den Bergh

Non-executive Director

      Born April 19, 1942 and is a Dutch national. He was President of Royal Dutch from 1998 to 2000 having been a Managing Director of Royal Dutch since 1992. He was appointed a member of the Royal Dutch supervisory board in 2000. He is also Chairman of the Board of Directors of Lloyds TSB Group plc and a Non-Executive director of BT Group plc and British Airways plc and a member of the supervisory board of Akzo Nobel N.V.

Sir Peter Burt MA MBA LLD FRSE FCIBS

Non-executive Director

      Born March 6, 1944 and is a British national. He is a member of the Audit Committee. He was appointed a non-executive Director of Shell Transport in 2002. He was Group Chief Executive of the Bank of Scotland and in 2001 became Executive Deputy Chairman of HBOS plc and was Governor of the Bank of Scotland until 2003. He is Chairman of ITV plc, a director of a number of charitable organizations and non-executive director of Templeton Emerging Markets Trust plc.

Mary (Nina) Henderson

Non-executive Director

      Born July 6, 1950 and is a U.S. national. She is a member of the Social Responsibility Committee and the Audit Committee. She was appointed a non-executive Director of Shell Transport in 2001. She was previously President of a major division and Corporate Vice President of Bestfoods, a U.S. foods company, and was responsible for worldwide core business development. She is a non-executive Director of Pactiv Corporation, AXA Financial Inc., Del Monte Foods Company and Visiting Nurse Service of New York.

Sir Peter Job

Non-executive Director

      Born July 13, 1941 and is a British national. He is a member of the Remuneration Committee. He was appointed as a non-executive Director of Shell Transport in 2001. He was previously Chief Executive of Reuters plc. He is a non-executive director of Schroders plc, TIBCO Software Inc, Instinet Group Inc, and a member of the supervisory board of Deutsche Bank AG.

Wim Kok

Non-executive Director

      Born September 29, 1938 and is a Dutch national. He is Chairman of the Social Responsibility Committee. He was appointed a member of the Royal Dutch supervisory board with effect from July 1, 2003. He chaired the Confederation of Dutch trade unions (FNV) before becoming a member of the Dutch Lower House of Parliament and parliamentary leader of the Partij van de Arbeid (Labour Party). He was appointed Dutch Minister of Finance in 1989 and Dutch Prime Minister in 1994, serving for two periods of government up to July 2002. He is currently a member of the supervisory boards of ING Groep N.V., KLM N.V. and TPG N.V.

Jonkheer Aarnout Loudon

Non-executive Director

      Born December 10, 1936 and is a Dutch national. He is Chairman of the Remuneration Committee and a member of the Nomination and Succession Committee. He was appointed a member of the Royal Dutch supervisory board in 1997. He was a member of the Board of Management of Akzo from 1977 to 1994 (Akzo Nobel as from 1994) and served as its Chairman from 1982-1994. He is currently also Chairman of the supervisory boards of ABN AMRO Holding N.V. and Akzo Nobel N.V., a member of the International Advisory Board of Allianz AG and a member of the supervisory board of Het Concertgebouw N.V.

Christine Morin-Postel

Non-executive Director

      Born October 6, 1946 and is a French national. She is a member of the Audit Committee. She was appointed a member of the Royal Dutch supervisory board in 2004. She was Chairman and CEO of Credisuez from 1993 to 1996. In February 1998, she became Chief Executive and Chairman of the Management Committee of Societe Generale de Belgique, which she remained until March 2001. She was Executive Vice-president of Suez from September 2000 through March 2003. She is currently a non-executive director of Alcan Inc., Pilkington plc and 3i Group plc.

Lawrence Ricciardi

Non-executive Director

      Born August 14, 1940 and is a U.S. national. He is Chairman of the Audit Committee. He was appointed a member of the Royal Dutch supervisory board in 2001. He was previously President of RJR Nabisco, Inc. and subsequently Senior Vice President and General Counsel of IBM. He is Senior Advisor to the law firm Jones Day and to Lazard Freres & Co. and a trustee of the Pierpoint Morgan Library, the Andrew W. Mellon Foundation and Ithaka Harbors, Inc. He is also a member of the Board of Directors of The Reader’s Digest Association, Inc.

Board Committees

Committees of Non-Executive Directors

      There are four Royal Dutch Shell Board Committees made up of Non-Executive Directors. These are the Nomination and Succession Committee, the Audit Committee, the Remuneration Committee and the Social Responsibility Committee.

      Nomination and Succession Committee. The Nomination and Succession Committee makes recommendations to the Royal Dutch Shell Board on all board appointments and re-appointments.

      The Nomination and Succession Committee regularly reviews the structure, size and composition (including the required skills, knowledge and experience) of the Royal Dutch Shell Board and makes recommendations with regard to any adjustment deemed necessary. It evaluates, prior to an appointment being made, the skills, knowledge and experience on the Royal Dutch Shell Board and defines the role and the capabilities required for a particular appointment. It is responsible for identifying and nominating suitable candidates for the approval of the Royal Dutch Shell Board to fill vacancies as and when they arise. The Nomination and Succession Committee keeps under review the leadership needs of Royal Dutch Shell.

      The Nomination and Succession Committee also makes recommendations to the Royal Dutch Shell Board concerning the succession plans for both Executive Directors and Non-Executive Directors, on the re-appointment of any Non-Executive Director at the conclusion of the specified term of office and on any matters relating to the continuation in office of any director. The Nomination and Succession Committee also makes recommendations on the appointment of the chairman of each of the Audit Committee, the Remuneration Committee and the Social Responsibility Committee and, in consultation with the chairman of the relevant committee, the membership of those committees. It also makes recommendations in respect of corporate governance guidelines for Royal Dutch Shell and monitors compliance with corporate governance requirements and makes recommendations in respect of disclosures relating to corporate governance and its appointment processes.

      The members of the Nomination and Succession Committee are Aad Jacobs (Chairman), Lord Kerr of Kinlochard and Jonkheer Aarnout Loudon.

      Audit Committee. The Audit Committee assists the Royal Dutch Shell Board in fulfilling its responsibilities in relation to internal control and financial reporting, and carries out certain oversight functions on behalf of the Royal Dutch Shell Board.

      It is charged with monitoring the effectiveness of the Royal Dutch/Shell Group’s risk based internal control system. It monitors compliance with applicable external legal and regulatory requirements, the Shell General Business Principles and Code of Ethics.

      It has a duty to discuss with the Royal Dutch/Shell Group Chief Financial Officer, the Royal Dutch/Shell Group controller and the external auditors issues regarding accounting policies and practices. It reviews and discusses the integrity of the financial statements with management and the external auditors. It reviews, in conjunction with management, the policies of Royal Dutch Shell with respect to earnings releases, financial performance information and earnings guidance, reserves accounting and reporting and significant financial reporting issues. It establishes and monitors the implementation of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing or other matters, including mechanisms for the confidential or anonymous submission of related concerns by employees, ensuring that these procedures provide for proportionate and independent investigation of such matters and appropriate follow up action. It monitors the effectiveness of the procedures of Royal Dutch Shell for internal control over financial reporting.

      The Audit Committee reviews and assesses the internal audit function’s remit, the appropriateness of internal audit strategies and the annual internal audit plan. It monitors the execution and results of the audit plan. It reviews and assesses management’s response to audit findings and recommendations. It discusses the adequacy of the risk management and internal control system of Royal Dutch Shell and any significant matters arising from the internal audit with the chief internal auditor, management and the external auditors. It monitors the qualifications, expertise, resources and work structure of the internal audit function. It considers the standards employed by the internal audit function, quality assurance procedures and auditor competence. It assesses annually the performance of the chief internal auditor, including the role and effectiveness of internal audit in the overall context of the risk management and internal control system of the Royal Dutch/ Shell Group.

      The Audit Committee makes recommendations to the Royal Dutch Shell Board for it to put to the Royal Dutch Shell shareholders for approval in general meeting, in relation to the appointment, re-appointment and removal of the external auditors. It investigates the issues giving rise to any resignation of the external auditors and considers whether any action is required. It reviews and approves the engagement letter for the external auditors. It monitors the execution and results of the audit. It also monitors the qualifications, expertise, resources and independence of the external auditors and assesses annually the performance and effectiveness of the external auditors. It establishes and monitors policies for and external disclosures in respect of the pre-approval of all audit services and permissible non-audit services to be provided by the external auditors and the hiring of employees or former employees of the external auditors. It obtains annually a report from the external auditors describing all relationships between the external auditors and Royal Dutch Shell and material issues raised by internal quality control reviews or by any external inquiry or investigation.

      The Audit Committee updates the Royal Dutch Shell Board about its activities after each Audit Committee meeting. Where the Audit Committee is not satisfied with any aspect of risk management and internal control, financial reporting or audit related activities, it reports to the Royal Dutch Shell Board. The Audit Committee is also responsible for bringing to the attention of the Royal Dutch Shell Board material issues regarding accounting, internal accounting controls or auditing. It is responsible for describing in the annual report how it has discharged its responsibilities and how auditor objectivity and independence has been safeguarded.

      The members of the Audit Committee are Lawrence Ricciardi (Chairman), Sir Peter Burt, Mary (Nina) Henderson and Christine Morin-Postel.

      Remuneration Committee. The Remuneration Committee determines and agrees with the Royal Dutch Shell Board the remuneration policy and individual remuneration packages for the Chairman, the Chief Executive and the Executive Directors. It monitors the remuneration for other senior executives and makes recommendations if appropriate.

      The Remuneration Committee determines and agrees with the Royal Dutch Shell Board the framework remuneration policy for the Chairman, the Chief Executive and the other Executive Directors, ensuring that remuneration is adequate to attract, retain and motivate high calibre individuals. Within the terms of the agreed framework remuneration policy, it determines individual remuneration packages for the Chairman and the Chief Executive, and, in consultation with them, for other Executive Directors. It monitors the structures and levels of remuneration for other senior executives and makes recommendations if appropriate. It determines and agrees with the Royal Dutch Shell Board a performance framework and endorses its application in setting performance targets for the remuneration of the Chief Executive and other Executive Directors and, assessing their performance against such targets, determines resultant annual remuneration levels. The Remuneration Committee also approves employee share plans and other incentive plans for Executive Directors. It considers and advises on the terms of any contract to be offered to a director. It approves pension arrangements for Executive Directors and any major changes to employee benefit arrangements applicable to them. It reviews and endorses the policy for authorising claims for expenses from the Chief Executive and the Chairman.

      The Remuneration Committee prepares an annual remuneration report and ensures that all necessary disclosures within its remit are properly made.

      The members of the Remuneration Committee are Jonkheer Aarnout Loudon (Chairman), Lord Kerr of Kinlochard and Sir Peter Job.

      Social Responsibility Committee. Under its terms of reference, the Social Responsibility Committee reviews the policies and conduct of Royal Dutch Shell with respect to the Royal Dutch Shell Group’s statement of general business principles as well as the Royal Dutch Shell Group’s health, safety and environment policy, other relevant Royal Dutch Shell Group policies and standards and for major issues of public concern, making recommendations to the Royal Dutch Shell Board accordingly. It also oversees the design of internal control procedures relating to the Royal Dutch Shell Group’s general business principles and health, safety and environment policy, and makes recommendations to the Royal Dutch Shell Board accordingly.

      The members of the Social Responsibility Committee are Wim Kok (Chairman), Maarten van den Bergh and Mary (Nina) Henderson.

The Executive Committee

      The Executive Committee comprises the Chief Executive, the Chief Financial Officer and the other Executive Directors. The Executive Committee is responsible for Royal Dutch Shell’s overall business and affairs and has final authority in all matters of management that are not within the duties and authorities of the Royal Dutch Shell Board or of the general meeting of Royal Dutch Shell. It implements all Board resolutions and supervises all management levels in Royal Dutch Shell.

      The Chief Executive is Jeroen van der Veer. The Chief Financial Officer is Peter Voser and the other Executive Directors are Malcolm Brinded, Executive Director of Exploration and Production; Linda Cook, Executive Director of Gas & Power and Rob Routs, Executive Director of Oil Products and Chemicals.

Compensation

      We have not yet paid any compensation to our Chairman of the board, Chief Executive, Executive Directors or Chief Financial Officer. The form and amount of the compensation to be paid to each of our executive officers in any future period will be determined by our Remuneration Committee.

      The Chairman of our board will be paid an annual fee of £150,000.

      All other non-executive directors of Royal Dutch Shell will be paid an annual fee of £70,000 with an additional fee of:

£30,000 per annum for acting in the role of Senior Independent Director and
Deputy Chairman;
£25,000 per annum for acting as Chairman of the Audit Committee;
£20,000 per annum for acting as Chairman of the Remuneration Committee;
£15,000 per annum for acting as Chairman of any other committee of the Board(1);
£15,000 per annum for membership of the Audit Committee(2);
£11,500 per annum for membership of the Remuneration Committee(2); and
£8,000 per annum for membership of any other committee of the Board(2).

(1)	Aad Jacobs has capped his annual fee for 2005 at £150,000 and so he will not receive any additional fee for acting as Chairman of the Nomination Committee.

(2)	The Chairman of a committee of the Board does not receive an additional fee for membership of that committee.

     An additional fee of £3,000 per meeting is payable to non-executive directors who undertake intercontinental travel to attend a meeting, although there will be no payment for one meeting per year requiring intercontinental travel, held in a location other than The Hague or London.

      For information concerning the remuneration paid to or accrued for members of the Royal Dutch supervisory board, the managing directors of Royal Dutch and officers by Royal Dutch and companies of the Royal Dutch/ Shell Group, see the Form 20-F, which is incorporated by reference in this prospectus. For information concerning the remuneration paid to or accrued for members of the Shell Transport board, the managing directors of Shell Transport and officers by Shell Transport and companies of the Royal Dutch/ Shell Group, see the Form 20-F, which is incorporated by reference in this prospectus.

Letters of appointment of non-executive directors of Royal Dutch Shell

      Non-executive directors of Royal Dutch Shell are appointed for specified terms of office. The term of office of each of the non-executive directors of Royal Dutch Shell will end, subject to the provisions of the Royal Dutch Shell Articles and to re-appointment for further terms, at the close of business of the annual general meeting in 2007 (except in the case of Mr. Jacobs, which, subject to such provisions, will end at the close of business of the annual general meeting in 2006.)

      The letters of appointment of the non-executive directors of Royal Dutch Shell provide for a notice period of three months and there are no compensation provisions upon early termination. It is a term of each appointment that Royal Dutch Shell and the relevant director agree to be bound by the provisions in the Royal Dutch Shell

Articles relating to arbitration and exclusive jurisdiction see “Comparison of Rights of Royal Dutch Shell Shareholders and Royal Dutch Shareholders — Resolution of Disputes”.

      We propose to enter into a deed of indemnity with each of the Royal Dutch Shell Directors. The terms of each of these deeds will be identical and will reflect the new statutory provisions on indemnities introduced by the Companies (Audit, Investigations and Community Enterprise) Act 2004. Under the terms of each deed, Royal Dutch Shell will undertake to indemnify the relevant Royal Dutch Shell Director, to the widest extent permitted by law, against any and all liability, howsoever caused (including by that director’s own negligence), suffered or incurred by that director in the course of that director acting as a director or employee of Royal Dutch Shell, any member of the Royal Dutch/Shell Group or certain other entities. It will be a term of each indemnity that Royal Dutch Shell and the relevant director agree to be bound by the provisions in the Royal Dutch Shell Articles relating to arbitration and exclusive jurisdiction.

Share Ownership

      None of our directors or senior management hold any of our ordinary shares. For information concerning the share ownership of our directors and senior management in Royal Dutch, see the Form 20-F, which is incorporated in this prospectus by reference.

Articles of Association

      Under our articles of association:

(1)	a director may not vote or be counted in the quorum in respect of any matter in which he is materially interested including any matter related to his own compensation;

(2)	the directors may exercise Royal Dutch Shell’s power to borrow money provided that the borrowings of the RDS Group shall not, without the consent of an ordinary resolution of shareholders of Royal Dutch Shell, exceed two times Royal Dutch Shell’s adjusted capital and reserves (these powers relating to borrowing may only be varied by special resolution of shareholders);

(3)	Directors over age 70 must retire at each Annual General Meeting, but are eligible for re-election; and

(4)	Directors are not required to hold shares of Royal Dutch Shell to be qualified to be a director.

DESCRIPTION OF SHARE CAPITAL OF ROYAL DUTCH SHELL

      The following is a summary of the material terms of our ordinary shares, including brief descriptions of the provisions contained in our memorandum of association and articles of association and applicable laws of England in effect on the date of this document. This summary does not purport to include complete statements of these provisions. References to the provisions of our memorandum of association and articles of association are qualified in their entirety by reference to our full memorandum of association and articles of association which are filed as an exhibit to the registration statement on Form F-4 of which this prospectus is a part. Many of the rights and restrictions affecting our shares are discussed in the “Comparison of Rights of Royal Dutch Shell Shareholders and Royal Dutch Shareholders” section of this document on page 107. See “Description of Class A American Depositary Receipts” section of this document on page 101 for more information about the rights of holders of our ADRs.

General

      Assuming full acceptance of the offer during the offer period, our authorised, issued and fully paid share capital upon completion of the Transaction will be as follows:

	Authorised	Authorised	Issued	Issued
	(number)	(amount)	(number)	(amount)
Class A Shares of €0.07 each	4,139,640,000	€289,774,800	4,139,040,000	€289,732,800
Class B Shares of €0.07 each	2,759,360,000	€193,155,200	2,759,360,000	€193,155,200
Sterling Deferred Shares of £1 each	50,000	£50,000	50,000	£50,000
Unclassified shares of €0.07 each	3,101,600,000	€217,112,000	Nil	Nil

      The unclassified shares can be issued as Class A Shares or Class B Shares at the discretion of our board of directors. Any future issue of Class B Shares will only be made after prior consultation with the Dutch Revenue Service.

      All Class A Shares and Class B Shares will be fully paid and free from all liens, equities, charges, encumbrances and other interest and not subject to calls of any kind. All Class A Shares and Class B Shares will rank equally for all dividends and distributions on our ordinary share capital declared, made or paid after the consummation of the Transaction. Applications have been made for Class A Shares and Class B Shares to be admitted to the Official List of the UK Listing Authority and to trading on the market for listed securities of the London Stock Exchange. Application has been made, subject to the offer being declared unconditional (gestanddoening), for Class A Shares and Class B Shares to be listed on Euronext Amsterdam.

      Our current authorised share capital consists of (i) £50,000 divided into 20,000 ordinary shares of £1 each and 30,000 sterling deferred shares of £1 each and (ii) €700,000,000 divided into 4,139,040,000 euro deferred shares of €0.07 each, 600,000 Class A Shares, 2,759,360,000 Class B Shares and 3,101,000,000 unclassified shares of €0.07 each to be classified as Class A Shares or Class B Shares upon issue at the discretion of our directors. As of March 31, 2005, our issued share capital consisted of 20,000 ordinary shares of £1 each, 30,000 sterling deferred shares of £1 each and 4,148,800,000 euro deferred shares of €0.07 each. All ordinary shares, sterling deferred shares and euro deferred shares are fully paid and not subject to calls for additional payments of any kind.

Shareholders Meetings

      Under English law, we are required in each year to hold an annual general meeting of shareholders in addition to any other meeting of shareholders that may be held. Not more than 15 months may elapse between the date of one annual general meeting of shareholders and that of the next.

      Our directors have the power to convene a general meeting of shareholders at any time. In addition, our directors must convene a meeting upon the request of shareholders holding not less than 10 percent of our paid-up capital carrying voting rights at general meetings of shareholders. A request for a general meeting of shareholders must state the objects of the meeting, and must be signed by the requesting shareholders and deposited at our registered office. If our directors fail to give notice of such meeting to shareholders with 21 days from receipt of notice, the shareholders that requested the general meeting, or any of them representing more than one-half of the total voting rights of all shareholders that requested the meeting, may themselves convene a meeting, but any meeting so convened shall not be held after the expiration of 3 months. Any such meeting must be convened in the same manner, as readily as possible, as that in which meetings are to be convened by our directors.

      We are required to provide a least 21 clear days’ notice of any annual general meeting, any general meeting where a special resolution is to be voted upon, or to pass a resolution of which special notice under the Companies Act has been given. “Special resolutions” generally involve proposals to:

•	change the name of a company;

•	alter a company’s capital structure;

•	change or amend the rights of shareholders;

•	permit a company to issue new shares for cash without applying shareholders’ pre-emptive rights;

•	amend a company’s objects clause in its memorandum of association;

•	amend a company’s articles of association; and

•	carry out other matters for which a company’s articles of association or the Companies Act prescribe that a “special resolution” is required.

At least 14 clear days’ notice is required for all other general meetings.

      Our articles of association require that any notice of general meetings must be in writing and must specify where the meeting is to be held, the date and time of the meeting and the general nature of the business of the meeting. The listing rules of the UKLA require us to inform holders of our securities of the holding of meetings which they are entitled to attend.

      A shareholder is entitled to appoint a proxy (which is not required to be another shareholder) to represent and vote on behalf of the shareholder at any general meeting of shareholders, including the annual general meeting.

      Business may not be transacted at any general meeting, including the annual general meeting, unless a quorum is present. A quorum is two people who are entitled to vote at that general meeting. They can be shareholders who are personally present or proxies for shareholders entitled to vote at that general meeting or a combination of both.

      If a quorum is not present within five minutes of the time fixed for a general meeting to start or within any longer period not exceeding one hour (as decided by the Chairman of the meeting), (i) if the meeting was called by shareholders it will be canceled and (ii) any other meeting will be adjourned to any day (being not less than three nor more than 28 days later), time and place stated in the notice of the meeting. If the notice does not provide for this, the meeting shall be adjourned to a day, time and place decided upon by the Chairman of the meeting. One shareholder present in person or by proxy and entitled to vote will constitute a quorum at any adjourned general meeting.

Record dates

      In relation to shares in uncertificated form, the holders of those shares that are on the register of members on the record date will have the right to attend and vote at meetings. In relation to shares in certificated form, holders of those shares that are on the register of members at the time of a meeting of shareholders will be entitled to attend and vote at meetings.

Voting rights

      The Class A Shares and Class B Shares will have identical voting rights and will vote together as a single class on all matters including the election of directors unless a matter affects the rights of one class as a separate class. If a resolution affects the rights attached to either class of shares as a separate class, it must be approved either in writing by shareholders holding at least three-quarters of the issued shares of that class by amount, excluding any shares of that class held as treasury shares, or by an extraordinary resolution passed at a separate meeting of the registered holders of the relevant class of shares.

      “Extraordinary resolutions” are confined to matters out of the ordinary course of business, such as a proposal to wind up the affairs of a company.

      It is the intention that all voting at our general meetings will take place as on a poll. On a poll, every holder of Class A Shares or Class B Shares present in person or by proxy will have one vote for every share he holds.

      This is subject to any rights or restrictions which are given to any class of shares. No shareholder is entitled to vote if he has been served with a restriction notice after failure to provide us with information concerning interests in his or her shares required to be provided under the Companies Act.

      A “poll” is voting by means of a ballot where the number of shares held by each voting shareholder is counted, as opposed to voting by way of a show of hands where the actual number of shares held by voting shareholders is not taken into account.

Dividends

      Under English law, dividends are payable on Class A Shares and Class B Shares only out of profits available for distribution, as determined in accordance with the Companies Act and under International Financial Reporting Standards.

      Subject to the Companies Act, if our directors consider that our financial position justifies the declaration of a dividend, we can pay an interim dividend.

      Our shareholders can declare dividends by passing an ordinary resolution. Dividends cannot exceed the amount recommended by our directors.

      It is the intention that dividends will be declared and paid on a quarterly basis. Dividends are payable to persons registered as shareholders on the record date relating to the relevant dividend.

      All dividends will be divided and paid in proportions based on the amounts paid upon our shares during any period for which that dividend is paid.

      Any dividend payable in cash relating to a share can be paid by sending a cheque, warrant or similar financial instrument payable to the shareholder entitled to the dividend by post addressed to the shareholder’s registered address or it can be made payable to someone else named in a written instruction from the shareholder and sent by post to the address specified in that instruction. A dividend can also be paid by inter-bank transfer or by other electronic means directly to an account with a bank or other financial institution named in a written instruction from the person entitled to receive the payment. Such bank or other financial institution must be in the United Kingdom other than in respect of our ordinary shares which are held within Euroclear Nederland and to which the Securities Giro Act (Wet giraal effectenverkeer) applies. Alternatively, a dividend can be paid in some other way requested in writing by a shareholder and agreed to by us. We will not be responsible for a payment which is lost or delayed.

      Where any dividends or other amounts payable on a share have not been claimed, the directors can invest them or use them in any other way for our benefit until they are claimed. We will not be a trustee of the money and will not be liable to pay interest on it. If a dividend has not been claimed for 12 years after being declared or becoming due for payment, it will be forfeited and go back to us, unless the directors decide otherwise.

      Our articles of association provide that if any amount is paid by the issuer of the dividend access share by way of dividend on the dividend access share and paid by the dividend access trustee to any holder of Class B Shares, the dividend that we would otherwise pay to such holder of Class B Shares will be reduced by an amount equal to the amount paid to such holder of Class B Shares by the dividend access trustee.

Issuance of additional shares; other changes in share capital

      Our articles provide that, subject to applicable law, Royal Dutch Shell can issue shares with any rights or restrictions attached to them as long as this is not restricted by any rights attached to existing shares. These rights or restrictions can be decided either by an ordinary resolution passed by the shareholders or by the directors as long as there is no conflict with any resolution passed by the shareholders. Accordingly, without further shareholder approval but subject to the limitations described above, including pre-emption rights, the directors could issue one or more series of preferred shares and establish the rights, preferences, redemption terms and other provisions of those shares.(1)

      Subject to the provisions of applicable law and the provisions of our articles of association, shareholders can increase our share capital by passing an ordinary resolution. This resolution will fix the amount of the increase and the amount of new shares.

      Subject to applicable law and the provisions of our articles of association, shareholders can pass an ordinary resolution to do any of the following:

(i)	consolidate, or consolidate and then divide, all or any of our share capital into shares of a larger amount than the existing shares;

(ii)	divide some or all of our shares into shares of a smaller amount than the existing shares. The resolution can provide that holders of the divided shares will have different rights and restrictions if those rights or restrictions are of a kind which we can apply to new shares; and

(iii)	cancel any shares which have not been taken, or agreed to be taken, by anyone at the date of the resolution and reduce the amount of our share capital by the amount of the canceled shares.

      Subject to applicable law and the provisions of our articles, shareholders can pass a special resolution to reduce our share capital, any capital redemption reserve, any share premium account or any other undistributable reserve in any way.

      We may, subject to applicable law and existing shareholder rights, and to any requirements imposed by any relevant listing authority in respect of securities admitted to listing, purchase our own shares including redeemable shares.

Liquidation rights

      If we are wound up (whether the liquidation is voluntary, under supervision of the court or by the court), the liquidator can, with the authority of an extraordinary resolution passed by our shareholders and any other sanction required by legislation, divide among the shareholders (excluding any shareholder holding shares as treasury shares) the whole or any part of our assets. For this purpose, the liquidator can set the value that the liquidator considers fair upon any property and decide how such division is carried out as between shareholders or different groups of shareholders.

Transfer of shares

      Unless our articles provide otherwise, a shareholder may transfer some or all of his shares in certificated form to another person. A transfer of certificated shares must be either in the usual standard form or in any other form approved by the directors. The share transfer form for certificated shares must be signed or made effective in some other way by or on behalf of the person making the transfer.

      In the case of a transfer of a certificated share, where the share is not fully paid, the share transfer form must also be signed or made effective in some other way by or on behalf of the person to whom the share is being transferred.

(1) However, any further issue of Class B Shares is subject to advance consultation with the Dutch Revenue Service.

      Unless our articles provide otherwise, a shareholder may transfer some or all of his shares in uncertificated form through CREST (the computerised settlement system to facilitate the transfer of title to shares in uncertificated form operated by CRESTCo Limited). Provisions of our articles do not apply to any uncertificated shares to the extent that those provisions are inconsistent with the holding of shares in uncertificated form or with the transfer of shares through CREST.

      The person making a transfer will continue to be treated as a shareholder until the name of the person to whom the share is being transferred is put on the register for that share.

      Our directors may, without giving any reasons, refuse to register the transfer of any shares which are not fully paid. Our directors may also refuse to register the transfer of any shares in the following circumstances:

Certificated shares

(i)	A share transfer form cannot be used to transfer more than one class of shares. Each class needs a separate form;

(ii)	Transfers may not be in favour of more than four joint holders;

(iii)	The share transfer form must be properly stamped or certified or otherwise shown to our directors to be exempt from stamp duty and must be accompanied by the relevant share certificate and such other evidence of the right to transfer as our directors may reasonably require.

Uncertificated shares

(i)	Registration of a transfer of uncertificated shares can be refused in the circumstances set out in the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755), as amended from time to time;

(ii)	Transfers may not be in favour of more than four joint holders.

      Title to certificated shares will be evidenced by entry in the register of our members and title to uncertificated shares will be evidenced by entry in the operator register maintained by CRESTCo (which forms part of the register of our members).

      No share certificates will be issued in respect of our shares in uncertificated form. Since our shares will initially all be in uncertificated form, neither share certificates nor any temporary documents of title will initially be issued in respect of them. If any of our shares are converted to be held in certificated form, share certificates will be issued in respect of those shares in accordance with applicable legislation.

      Our directors may refuse to register a transfer of any certificated shares by a person with a 0.25 per cent. or greater holding of the existing capital (calculated excluding any shares held as Treasury shares) if such a person has received a restriction notice (as defined in our articles of association) after failure to provide us with information concerning interests in these shares required to be provided under the legislation unless our directors are satisfied that they have been sold outright to an independent third party.

Manner of holding shares

Holdings through Euroclear Nederland

      We expect that the Admitted Institution or, if applicable, other bank or financial institution where a person who holds interests in our shares through Euroclear Nederland maintains a relevant securities account will send such person a statement detailing the interests in our shares such person holds through Euroclear Nederland. However, whether and, if so, how they do so, will depend on the individual arrangements between such Admitted Institution or other bank or financial institution and that person.

      Euroclear Nederland has indicated that each person who holds interests in our shares through it will be able to exercise rights relating to those shares such that he will (subject to the individual arrangements between that person and the Admitted Institution or other bank or financial institution where that person maintains a relevant securities account):

•	be able to attend and speak at, all of our general meetings;

•	be able to give directions as to voting at all of our general meetings; and

•	be able to receive dividends via Euroclear Nederland and participate in capital events,

in each case, so far as is possible in accordance with the Securities Giro Act, other applicable law and the Euroclear Nederland rules and regulations issued pursuant to the Securities Giro Act and further subject to compliance by all concerned with any applicable policies and procedures.

Holdings through the Corporate Nominee Service

      Each person who holds our shares through the Corporate Nominee Service will be sent a statement of entitlement within 14 days of the date the Transaction is consummated detailing the number of our shares that person holds through the Corporate Nominee.

      In order to allow the persons who hold our shares through the Corporate Nominee Service to exercise rights relating to those shares, we have entered into an agreement with the Corporate Nominee requiring it to ensure that, from the date the Transaction is consummated, persons holding our shares through the Corporate Nominee Service will:

•	receive notices of, and be able to attend and speak at, all of our general meetings;

•	be able to give directions as to voting at all of our general meetings;

•	have made available to them and be sent, on request, copies of our annual report and accounts and all the other documents issued to shareholders by us;

•	be able to receive dividends via the Corporate Nominee Service;

•	be able to participate in capital events in the same manner as registered holders of the same class of our shares; and

•	be treated in the same manner as registered holders of the same class of our shares in respect of all other rights attaching to those shares,

in each case, so far as is possible in accordance with the Uncertificated Securities Regulations 2001 and other applicable law. In particular, residents in, or citizens of, jurisdictions outside the United Kingdom should be aware that they will not be able to participate in capital events as registered holders of our shares unless the Corporate Nominee is satisfied that such participation or treatment would not breach any applicable laws or regulations in those jurisdictions.

      It is the responsibility of persons resident in, or citizens of jurisdiction outside the United Kingdom to inform themselves of, and to satisfy themselves as to the full observance of, the laws of the relevant jurisdiction in connection with any applicable legal requirements in respect of holding our shares through the Corporate Nominee Service, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities that are required to be observed. If, due to applicable legal requirements, it is not permissible or practical to hold our shares through the Corporate Nominee Service, persons resident in, or citizen of, that jurisdiction should request that they be sent a share certificate for the Royal Dutch Shell Shares to which they are entitled.

      For so long as a person holds our shares through the Corporate Nominee Service, we will ensure that the Corporate Nominee sends each such person a statement of his holding of our shares at least once a year.

Change in the manner of holding our shares

      After consummation of the Transaction, holders of our shares may, subject as set out below, change the manner in which they hold such shares so that they are held through Euroclear Nederland, through the Corporate

Nominee Service or directly as the registered holder. The ability to change the manner of holding our shares is subject to, in each case, compliance with any relevant regulatory requirements and, in respect of holdings through the Corporate Nominee Service, the agreement of the Corporate Nominee and acceptance by the holder of our shares of the terms and conditions of the Corporate Nominee Service.

      Holders of our shares who wish to change the manner in which they hold such shares are urged to consult their own legal, tax and financial advisers with respect to the legal, tax and cost consequences of any such change.

Repurchase of shares

      Subject to applicable law and our articles of association, we may purchase our own shares if (a) in the case of an open-market purchase, authority to make the market purchase has been given by an ordinary resolution of our shareholders or; (b) in the case of an off-market purchase, authority has been given by a special resolution. However, we intend to comply with the guidance of the Association of British Insurers that authority to repurchase shares should be given by special resolution. We can only repurchase our own shares out of distributable reserves or the proceeds of a new issuance of shares made for the purposes of funding the repurchase. Moreover, in light of the possible withholding tax consequences to repurchases of Class B shares, Royal Dutch Shell expects, whenever it has decided to repurchase shares, to buy back Class A Shares in preference to Class B Shares, unless and until exemption from or other mitigation of withholding tax on buy backs of Class B Shares is agreed with the Dutch Revenue Service. See “Material Tax Consequences — Dutch Tax Considerations — Withholding tax on dividend payments.”

      On February 3, 2005, it was announced that, given the strong cash and debt position of the Royal Dutch/ Shell Group at the end of 2004, the Royal Dutch and Shell Transport share buy back programme would be relaunched with a projected return of surplus cash to shareholders for the year 2005 in the range of US$3 billion to US$5 billion, subject to continued high of oil prices. We intend to adopt the Royal Dutch and Shell Transport share buy back programme on this basis and have shareholder authority in place to make market purchases of up to 5% of all issued share capital (based on full acceptance of the offer). This authority will expire at our 2006 annual general meeting.

Shareholders’ preemptive rights

      Subject to applicable law and our articles of association, any equity shares issued by us for cash must first be offered to existing shareholders in proportion to their existing holdings (the shareholders pre-emption rights). Both the Companies Act and the listing rules of the UKLA allow for the disapplication of the shareholders’ pre-emption rights. The pre-emption rights may be waived by a special resolution of the shareholders, either generally or specifically, for a maximum period not exceeding five years.

Ability to pay commission on shares and to issue shares at a discount

      In connection with any share issued, we can use all the powers given by applicable law to pay commission or brokerage. Subject to the provisions of the Companies Act, we can pay the commissions in cash or by allotting shares or by a combination of both.

      Subject to applicable law and our articles of association, we may also issue further shares of a class already issued at a discount to the market price. The listing rules of the UKLA limit the maximum discount under which shares may be issued in an open offer to 10 percent of the middle market price of those shares at the time of announcing the terms of the open offer. Furthermore, shares may not be allotted at less than their par value.

Disputes between a shareholder or ADR holder and Royal Dutch Shell, any subsidiary, director or professional service provider

      All disputes between a shareholder in its capacity as such and us or any of our subsidiaries or any of our or our subsidiaries’ directors or former directors arising out of or in connection with our articles of association or otherwise and disputes between us or our subsidiaries and any of our or our subsidiaries’ directors or former directors, including all claims made by us or any of our subsidiaries or on our behalf or on behalf of any of our subsidiaries against any such director, and disputes between a shareholder in its capacity as such and any of our professional service providers (which could include our auditors, legal counsel, bankers and ADR depositaries) that have agreed with us to be bound by the arbitration and exclusive jurisdiction provisions of our articles of association and between us and our professional service providers arising in connection with any such dispute between a shareholder and a professional service provider, shall be exclusively and finally resolved by arbitration in The Hague, The Netherlands under the Rules of Arbitration of the International Chamber of Commerce (“ICC”). This would include all disputes arising under UK, Dutch or U.S. law (including securities laws), or under any other law, between parties covered by the arbitration provision.

      The tribunal shall consist of three arbitrators to be appointed in accordance with the rules of the ICC. The chairman must have at least 20 years experience as a lawyer qualified to practice in a common law jurisdiction which is within the Commonwealth and each other arbitrator must have at least 20 years experience as a qualified lawyer.

      If a court or other competent authority in any jurisdiction determines that the arbitration requirement described above is invalid or unenforceable in any particular dispute in that jurisdiction, that dispute may only be brought in the courts of England and Wales.

      The governing law of our articles of association is the substantive law of England.

      We also plan to incorporate arbitration clauses into all indemnities granted by us to our directors and into all service contracts between directors and our subsidiaries. We have incorporated an arbitration clause into the deposit agreements relating to the Class A ADRs and Class B ADRs which applies as between us and holders of the Class A ADRs and Class B ADRs (but not the depositories).

      Disputes relating to our failure or alleged failure to pay all or part of a dividend which has been declared and which has fallen due for payment will not be the subject of the arbitration and exclusive jurisdiction provisions of our articles of association.

      We believe that the arbitration provision contained in our articles of association provides a predictable framework in which Royal Dutch Shell can run its affairs and assess risk, which is in the interest of Royal Dutch Shell and its shareholders as a whole. We also believe that the arbitration provision can provide the benefits of swiftness and economy, when compared with litigation as a dispute resolution mechanism. As a company based in Europe, most of whose shareholders are expected to be located in Europe, we consider it appropriate that the proceedings for resolving disputes among Royal Dutch Shell, its subsidiaries, its directors, its professional service providers (to the extent they have agreed to do so), and its shareholders and ADR holders, in their capacities as such, should be settled in Europe.

History of our share capital

      Our current authorised share capital consists of (i) £50,000 divided into 20,000 ordinary shares of £1 each and 30,000 sterling deferred shares of £1 each and (ii) €700,000,000 divided into 4,139,040,000 euro deferred shares of €0.07 each, 600,000 Class A Shares, 2,759,360,000 Class B Shares and 3,101,000,000 unclassified shares of €0.07 each to be classified as Class A Shares or Class B Shares upon issue at the discretion of our directors. As of March 31, 2005, our issued share capital consisted of 20,000 ordinary shares of £1 each, 30,000 sterling deferred shares of £1 each and 4,414,800,000 euro deferred shares of €0.07 each. All ordinary shares, sterling deferred shares and euro deferred shares are fully paid and not subject to calls for additional payments of any kind. As of the date of this prospectus, Shell RDS Holding B.V., a company owned equally by Royal Dutch and Shell Transport, beneficially owned 100% of our share capital.

      We were incorporated with an authorised share capital of £1000, divided into 1000 ordinary shares of £1 each, one of which was issued to Instant Companies Limited.

      The following alterations to our authorised and issued share capital have taken place since our incorporation:

(i)	On March 21, 2002, 300 ordinary shares were allotted and issued;

(ii)	On February 25, 2003, the authorised share capital was increased to £20,000 by the creation of 19,000 ordinary shares of £1 each ranking pari passu for all purposes with the existing ordinary shares. The directors were authorised to allot these shares pursuant to section 80 of the Companies Act;

(iii)	Subsequently on that date, 13,000 ordinary shares were allotted and issued, fully paid up in cash at par;

(iv)	On October 21, 2004, the authorised share capital was increased to £50,000 and €315,000,000 by the creation of:

(a)	30,000 sterling deferred shares of £1 each; and

(b)	4,500,000,000 euro deferred shares of €0.07 each.

The directors were authorised to allot these shares pursuant to section 80 of the Companies Act; and

(v)	Subsequently on that date, 4,148,800,000 euro deferred shares, 30,000 sterling deferred shares and 6,699 sterling ordinary shares were allotted and issued, fully paid up in cash at par.

(vi)	On April 27, 2005 the Royal Dutch Shell directors resolved, with immediate effect, to redeem 9,760,000 Euro Deferred Shares for €0.01 in total, in accordance with the rights attaching to those shares due to there being more euro deferred shares on issue than were necessary to meet a full acceptance of the offer.

(vii)	On May 12, 2005, our authorised share capital was increased to £50,000 and €700,000,000 by the creation of:

•	600,000 Class A Shares of €0.07 each;

•	2,759,360,000 Class B Shares of €0.07 each; and

•	2,740,040,000 unclassified shares of €0.07 each (to be classified as Class A Shares or Class B Shares upon allotment at the discretion of our directors(1));

and our directors were authorised to allot relevant securities (as defined in the Companies Act) up to an aggregate nominal amount of €193,155,200 in connection with the Scheme of Arrangement;

(viii)	on May 12, 2005, the 360,960,000 unissued euro deferred shares were re-classified as unclassified shares (to be classified as Class A Shares or Class B Shares upon allotment at the discretion of our directors);

(ix)	on May 13, 2005, our directors resolved to allot, conditional upon the Scheme becoming effective, Class B Shares up to an aggregate nominal value of €193,155,200 to Relevant Holders (as that term is defined in the Scheme) in accordance with the terms of the Scheme;

(x)	on May 13, 2005, a special resolution was passed conditional on the offer becoming unconditional (gestand wordt gedaan) in all respects:

(A)	re-classifying as Class A Shares, immediately upon the offer being declared unconditional (gestand wordt gedaan) in all respects, such number of issued euro deferred shares as is equal to the number of Royal Dutch Shares validly tendered in the offer acceptance period multiplied by two;

(B)	re-classifying as Class A Shares, on each occasion that Royal Dutch Shares are validly tendered to the offer in the subsequent acceptance period (if any), such number of issued euro deferred shares as is equal to that number of Royal Dutch Shares so tendered multiplied by two; and

(C)	re-classifying as Class A Shares, on each occasion that Royal Dutch Shares are offered to Royal Dutch Shell for exchange into Class A Shares after the later of the expiry of the offer acceptance period and the expiry of the subsequent acceptance period (if any) but at the absolute discretion of the Royal Dutch Shell directors (and subject to applicable law), such number of issued euro deferred shares as is equal to that number of Royal Dutch Shares so offered multiplied by two; and

(xi)	on May 13, 2005, a special resolution was passed, conditional upon the Scheme becoming effective, reclassifying our sterling ordinary shares as sterling deferred shares.

(1)	However, any future issue of Class B Shares will only be made after prior consultation with the Dutch Revenue Service.

Objects

      Our memorandum of association provides that our primary object is to carry on the business of a holding company.

Headquarters

      We will, as required by our articles of association, have a single corporate headquarters in The Netherlands. The meaning of “headquarters” under our articles of association is established by our board of directors and can only be amended by a resolution of our board of directors in respect of which two-thirds of those Royal Dutch Shell directors who are present and voting vote in favour.

      Our board of directors has resolved that “headquarters” shall mean the place of our effective management where:

•	substantially all members of our executive committee will have their main offices and carry out their managerial activities;

•	a majority of the heads of the key functions will have their main office and carry out a substantial majority of their activities;

•	a corporate secretariat will be located, which will provide all secretarial services to our executive committee, to our board of directors and to the committees of our board of directors;

•	in principle, all meetings of our board of directors, our executive committee and the committees of our board of directors will be held; and

•	the majority of the main business units will have their effective place of management.

A substantial presence will also be maintained in the UK where the global downstream (Oil Products and Chemicals) businesses and trading operations will continue to be based. Certain corporate functions will also continue to be based in London, including Treasury and Investor Relations. The new Royal Dutch Shell group will continue to have substantial operating activities and investments located in both The Netherlands and the UK in upstream and downstream businesses.

DESCRIPTION OF CLASS A AMERICAN DEPOSITARY RECEIPTS

American Depositary Receipts

      JPMorgan Chase Bank N.A., as depositary, will execute and deliver the Class A ADRs. Each Class A ADR is a certificate evidencing a specific number of ADSs. Each ADS will represent two shares (or a right to receive two shares) deposited with the custodian of JPMorgan Chase Bank, N.A. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the Class A ADRs will be administered is located at 4 New York Plaza, New York, New York 10004.

      You may hold Class A ADSs either directly (by having a Class A ADR registered in your name) or indirectly through your broker or other financial institution. If you hold Class A ADSs directly, you are a Class A ADR holder. This description assumes you hold your Class A ADSs directly. If you hold the Class A ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of Class A ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

      As a Class A ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. English law generally governs shareholder rights. The depositary or its nominee will be the holder of the Class A Shares underlying your Class A ADSs. As a holder of Class A ADRs, you will have Class A ADR holder rights. A deposit agreement among us, the depositary and you, as a Class A ADR holder, and the beneficial owners of Class A ADRs sets out Class A ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the Class A ADRs except that the arbitration and exclusive jurisdiction provisions are governed by English law.

      The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR which are attached hereto as Exhibit 4.1 and 4.2, respectively. See “Material Tax Consequences — Material U.S. Federal Income Tax Consequences of the Offer — Ownership and Disposition of our Ordinary Shares or ADRs” for a description of the material tax consequences to U.S. holders of holding our Class A ADRs.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

      The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your Class A ADSs represent.

•	Cash. While the Depositary may receive cash dividends and other distributions from us in U.S. dollars (in which case no conversion will be required) to the extent the depositary receives a cash dividend or other cash distribution in a currency other than U.S. dollars, the depositary will convert such dividend or other distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those Class A ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot distribute for the account of the Class A ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional Class A ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole Class A ADSs. It will use its reasonable efforts to sell shares which would require it to deliver a fractional Class A ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional Class A ADRs, the outstanding Class A ADSs will also represent the new shares.

•	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides, after consultation with us, it is not legal or feasible to make the rights available but that it is practical to sell the rights, the depositary may sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, and you elect to exercise such rights, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver Class A ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the Class A ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these Class A ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the Class A ADSs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is equitable and practical. If it cannot make the distribution in that way, the depositary has a choice, after consulting with us to the extent practical. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. However, the depositary is not required to distribute any securities (other than Class A ADSs) to you unless it receives satisfactory assurance from us that it is legal to make that distribution.

      The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any Class A ADR holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of Class A ADRs, shares, rights or anything else to Class A ADR holders. This means that you may not receive the distributions we make on our shares or any value for them if it is deemed illegal or impractical for us to make them available to you.

Deposit and Withdrawal

How are ADSs issued?

      The depositary will deliver Class A ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of Class A ADSs in the names you request and will deliver the Class A ADRs at its office to the persons you request.

How do ADS holders cancel an ADR and obtain shares?

      You may surrender your Class A ADRs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver (i) to the extent applicable, the shares, (ii) shares to an account designated by such Owner with the Euroclear Nederland or an Admitted Institution and (iii) any other deposited securities underlying the Class A ADR to you or a person you designate at the office of the custodian. Or, in the case of certificated shares at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Voting Rights

How do you vote?

      In the deposit agreement, upon the written request of a registered holder of Class A ADSs, the depositary will endeavor to cause the appointment of such holder as proxy with power to vote the number of shares its Class A ADSs represent. This means that, subject to the procedures described below, if you are a registered holder of Class A ADSs, you will have a right to attend and vote directly at shareholders’ meetings. You also have a right to appoint the depositary your substitute and instruct it how to vote the number of shares your Class A ADSs represent. The depositary will notify you of shareholders’ meetings and arrange to deliver our voting materials to you if we ask it to. Those materials will describe the matters to be voted on and explain how you may vote directly or instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. In order for you to vote, the Depositary must receive your request to be a proxy prior to the date specified for each meeting.

      The depositary will try, as far as practical, subject to English law and the provisions of our articles of association, to vote the number of shares or other deposited securities represented by your Class A ADSs as you instruct. The depositary will only vote or attempt to vote as you instruct.

      We cannot ensure that you will receive voting materials or otherwise learn of an upcoming shareholders’ meeting in time to ensure that you can instruct the depositary to vote your shares.

      The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

Persons depositing shares
or ADR holders must pay:	For:

$5.00 (or less) per 100 Class A ADSs (or portion of 100 Class A ADSs)	• Issuance of Class A ADSs, including issuances resulting from a distribution of shares or rights or other property
• Cancellation of Class A ADSs for the purpose of withdrawal, including if the deposit agreement terminates

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of Class A ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to Class A ADR holders

Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary in converting foreign currency to U.S. dollars

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

Taxes and other governmental charges payable on any Class A ADR or share underlying a Class A ADR, for example, stock transfer taxes, stamp duty or withholding taxes

Payment of Taxes

      The depositary may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of Class A ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

• Change the nominal or par value of our shares

• Reclassify, split up or consolidate any of the deposited securities

• Distribute securities on the shares that are not distributed to you

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The cash, shares or other securities received for the account of the depositary will become deposited securities. Each Class A ADS will automatically represent its equal share of the new deposited securities.

The depositary may distribute some or all of the securities it received. It may also deliver new Class A ADRs or ask you to surrender your outstanding Class A ADRs in exchange for new Class A ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

      We may agree with the depositary to amend the deposit agreement and the Class A ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of Class A ADR holders, it will not become effective for outstanding Class A ADRs until 30 days after the depositary notifies Class A ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your Class A ADR, to agree to the amendment and to be bound by the Class A ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

      The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify you at least 30 days before termination.

      After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (1) advise you that the deposit agreement is terminated, (2) collect distributions on the deposited securities (3) sell rights and other property, and (4) deliver shares and other deposited securities upon surrender of Class A ADRs. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the Class A ADR holders that have not surrendered their Class A ADRs. It will invest the money in direct obligations of the federal government of the United States and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of Class A ADRs

      The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the Class A ADRs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•	are not liable for the Depositary’s or any of its agents’ reliance upon the authority of any information in, or for the Depositary’s or any of its agents’ compliance with directions from, any DTC participants in connection with the Direct Registration System.

      By holding an ADR or an interest therein you will be agreeing that the depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

      Neither we nor the depositary nor any of our or their respective agents shall be liable to registered or other holders of Class A ADSs or any other third party or parties for any indirect, special, punitive or consequential damages.

      In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith and in connection with pre-released Class A ADRs.

Requirements for Depositary Actions

      Before the depositary will deliver or register a transfer of a Class A ADR, make a distribution on a Class A ADR, or permit withdrawal of shares or other property, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

      The depositary may refuse to deliver Class A ADRs or register transfers of Class A ADRs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your Class A ADRs

      You have the right to cancel your Class A ADRs and withdraw the underlying shares or have shares credited to an account with Euroclear Nederland or an Admitted Institution at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•	When you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Class A ADRs or to the withdrawal of shares or other deposited securities.

      This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of Class A ADRs

      The deposit agreement permits the depositary to deliver Class A ADRs before deposit of the underlying shares. This is called a pre-release of the Class A ADR. Subject to the terms and conditions of the deposit agreement, the pre-release of ADRs may occur only if (i) pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities in an amount equal to not less than 100% of the market value of the pre-released ADRs held by the depositary for the benefit of owners of the applicable Class A Shares (but such collateral shall not constitute deposited securities), (ii) each recipient of pre-released ADRs agrees in writing with the depositary that such recipient (a) owns such Class A Shares, (b) assigns all beneficial right, title and interest therein to the depositary, (c) holds such Shares for the account of the depositary and (d) will deliver such Class A Shares to the custodian as soon as practicable and promptly upon demand therefore and (iii) all pre-released ADRs evidence not more than 20% of all ADRs (excluding those evidenced by pre-released ADRs) or such other percentage as we and the depositary may from time to time agree in writing, of the total number of Shares represented by ADRs except to the extent, if any, that such limitation is exceeded solely because of the withdrawal of ADSs subsequent to the execution and delivery of pre-released ADRs in compliance with such limitation.

Securities Held by the Depositary

      The depositary holds the deposited securities through its custodian, which holds the securities through an Admitted Institution in Euroclear Nederland. The depositary’s rights in the deposited securities, and the rights of the Class A ADR holders described above, are therefore subject to the arrangements among such parties. While we and the depositary have no reason to expect the custodian, Admitted Institution or Euroclear Nederland to delay or impede any of the depositary’s or our actions or instructions with respect to the deposited securities, the foregoing description of the rights of Class A ADR holders is subject to the prompt compliance with and execution of such actions and instructions by such parties.

Arbitration

      Under the deposit agreement, each holder of Class A ADSs is bound by the arbitration and exclusive jurisdiction provisions of our articles of association as if the applicable ADS holder was our shareholder. For a description of the arbitration and exclusive jurisdiction provisions of our articles of association see “Description of Share Capital of Royal Dutch Shell — Disputes between a shareholder or ADR holder and Royal Dutch Shell, any subsidiary, director or professional service provider” and “Comparison of Rights of Royal Dutch Shell Shareholders and Royal Dutch Shareholders — Resolution of Disputes”.

COMPARISON OF RIGHTS OF ROYAL DUTCH SHELL SHAREHOLDERS AND

ROYAL DUTCH SHAREHOLDERS

      Your rights as a holder of our ordinary shares are governed by the Companies Act, our memorandum of association, our articles of association, the Listing Rules of the UKLA as amended from time to time (the “Listing Rules”) and the City Code on Takeovers and Mergers (the “City Code”) as well as certain other English legislation. The rights and duties of holders of Royal Dutch ordinary shares are governed by Book 2 of the Dutch Civil Code, the Royal Dutch articles of association, the applicable listing rules, the Dutch Corporate Governance Code as well as certain other Dutch rules and legislation. In addition, as our shares are listed on Euronext Amsterdam, your rights as a holder of our ordinary shares are also governed by the Euronext Amsterdam listing rules. The following is a summary of the material differences between, as well as, a comparison of the rights of holders of Royal Dutch ordinary shares as currently existing and those of our shareholders arising from differences between the laws of England and Wales and Dutch law and between the Royal Dutch articles of association and our articles of association. The agenda for the Royal Dutch Annual General Meeting in 2005 (as summarized insofar as is relevant to the Transaction on page 10) includes a proposal to amend the articles of association in which certain provisions are going to be amended.

      This is a summary only and therefore does not contain all the information that may be important to you. For more complete information, you should read our articles of association, which are filed with the SEC as an exhibit to our registration statement on Form F-4 of which this prospectus is a part. Royal Dutch’s articles of association are filed as an exhibit to Royal Dutch’s Annual Report on Form 20-F for the year ended December 31, 2002, as amended. To learn where you may obtain these documents, see “Where You Can Find More Information” on page 132.

      The rights of holders of Royal Dutch ordinary shares who do not accept the offer may change subsequent to the completion of the offer and, in such case, the provisions described below will not apply to their Royal Dutch ordinary shares.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

Management and Supervision

General

Under English law, we are required to have a single-tier board of directors. Our board is headed by a non-executive Chairman and has a majority of independent non-executive directors. Our board initially comprises ten non-executive directors (including the Chairman) and five executive directors. The directors can delegate any of their powers or discretions to an individual director or committees of one or more persons. All committees must comply with any regulations laid down by the directors.	Royal Dutch is managed by the Royal Dutch board of management, consisting of (executive) managing directors, under the supervision of the Royal Dutch supervisory board consisting of (non-executive) supervisory directors. The Royal Dutch board of management consists of three members. The Royal Dutch supervisory board consists of seven members (including the Chairman).

The Royal Dutch supervisory board is a separate body from the Royal Dutch board of management. The Royal Dutch supervisory board is responsible for supervising the policies of the Royal Dutch board of management and the general course of business of Royal Dutch and further advises the Royal Dutch board of management. In addition, after having been presented the annual accounts by the Royal Dutch board of management, the Royal Dutch supervisory board submits these annual accounts for adoption to the general meeting of shareholders. In performing these duties, the members of the Royal Dutch supervisory board are guided by the interests of Royal Dutch and its enterprise.

Board of Directors	Supervisory Board

Size

Under our articles of association, we must have a minimum of three directors and a maximum of 20 directors (disregarding alternate directors (described in greater detail below). However, these restrictions can be amended by resolution of our board of directors.	Pursuant to Royal Dutch’s articles of association, the meeting of Royal Dutch priority shareholders determines the number of members of the Royal Dutch supervisory board, provided there are no fewer than five.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

Appointment and Election of Members/Supervisory Directors

Our shareholders may, by passing an ordinary resolution, elect any eligible willing person to be a director, either as an additional director or to fill a vacancy.

Subject to our articles of association, our directors can appoint any willing person to be a director, either as an additional director or as a replacement for another director. Any director appointed by our directors must retire from office at the first annual general meeting after his or her appointment and is then eligible for election.

Any director can appoint any person (including another director) to act in his place (called an “alternate director”). That appointment requires the approval of the directors, unless previously approved by the directors or unless the appointee is another director.	The members of the Royal Dutch supervisory board are appointed by the general meeting of Royal Dutch shareholders.

The meeting of Royal Dutch priority shareholders has the right to nominate the candidates for election as members of the Royal Dutch supervisory board. To the extent approved by the meeting of Royal Dutch priority shareholders, a nomination can also be made by one or more holders of Royal Dutch ordinary shares representing in the aggregate at least 1% of Royal Dutch’s issued share capital. Each nomination is required to contain the names of at least two qualified persons. If no nomination is made by the meeting of Royal Dutch priority shareholders, the general meeting of shareholders will be permitted to appoint any qualified person as a member of the Royal Dutch supervisory board.

Retirement

Our articles of association provide that at every annual general meeting any director who was in office at the time of the two previous annual general meetings and who did not retire at either of them must retire. Additional provisions in respect of retirement apply to our 2006 and 2007 annual general meetings. At the general meeting at which a director retires, shareholders can pass an ordinary resolution to re-elect the director or to elect another eligible person in his or her place.	Each year, on a day fixed by the Royal Dutch supervisory board, one of the members of the Royal Dutch supervisory board retires by rotation but is eligible for reappointment. The order of rotation is determined by the Royal Dutch supervisory board.

A director who would not otherwise be required to retire must also retire if he is aged 70 or more at the date of the meeting or if he has been in office, other than as a director holding an executive position, for a continuous period of nine years or more at the date of the meeting. Any such director will be eligible to stand for re-election.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

Removal of Members/Supervisory Directors

Under the Companies Act, our shareholders may remove any director without cause by ordinary resolution, irrespective of any provision of our articles of association or any service contract a director may have with us, provided that we are given 28 clear days’ notice of the resolution. In these circumstances, we may be required by a service contract to pay compensation to the removed director.

In addition to any power to remove directors conferred by legislation, the company can pass a special resolution to remove a director from office even though his time in office has not ended.	The general meeting of shareholders is authorized to remove, with or without clause, members of the Royal Dutch supervisory board. Royal Dutch may be required by a service contract to pay compensation to the removed director.

Committees

The directors can delegate any of their powers or discretions to committees of one or more persons. Unless the directors decide not to allow this, any committee can sub-delegate any of its powers or discretions to sub- committees.

Our directors have delegated powers to the Executive Committee, Audit Committee, Nomination and Succession Committee, Remuneration Committee and Social Responsibility Committee.	The Royal Dutch supervisory board and Royal Dutch board of management can create committees.

The Royal Dutch supervisory board and the Shell Transport directors have established three joint committees: the Audit Committee, the Remuneration and Succession Review Committee and the Social Responsibility Committee.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

Executive Committee	Board of Management

We have an executive committee which comprises the Chief Executive, the Chief Financial Officer and the other Executive Directors. The executive committee is responsible for our overall business and affairs and has the final authority in all matters of management that are not within the duties and authorities of our board of directors or our shareholders’ meeting. The executive committee implements all resolutions of our Board of Directors and supervises the management of our businesses.	The Royal Dutch board of management consists of at least two managing directors, under the supervision of the Royal Dutch supervisory board. In performing their duties, the members of the Royal Dutch board of management shall be guided by the interests of Royal Dutch and its enterprise.

Pursuant to Royal Dutch’s articles of association, the meeting of Royal Dutch priority shareholders determines the number of managing directors, provided there are no fewer than two. The Royal Dutch supervisory board shall appoint one of the managing directors as Chairman. Such Chairman is referred to as President.

The managing directors are appointed by the general meeting of shareholders. The meeting of Royal Dutch priority shareholders has the right to nominate the managing directors. To the extent approved by the meeting of Royal Dutch priority shareholders, a nomination can also be made by one or more holders of ordinary shares representing in the aggregate at least 1% of the issued share capital. Each nomination is required to contain the names of at least two qualified persons. If no nomination is made by the meeting of Royal Dutch priority shareholders, the general meeting of shareholders will be permitted to appoint any qualified person as a member of the Royal Dutch board of management.

Members of the Royal Dutch board of management can be dismissed by the general meeting of shareholders. Royal Dutch may be required by a service contract to pay compensation to the removed director. The Royal Dutch supervisory board may, at any time, suspend one or more of the managing directors if it is of the opinion that there is mismanagement. If the Royal Dutch supervisory board avails itself of this right, a general meeting of shareholders must be held within two months to decide whether or not the suspended managing director is to be dismissed and the date of such dismissal. If no decision is made by the general meeting of shareholders within this period, the suspension of a managing director shall automatically lapse.

Certain decisions by the Royal Dutch board of management, i.e. appointment of certain officers and the granting of certain security interests, are subject to the authorization or approval of the Royal Dutch supervisory board.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

Representation

The directors manage our business. They have delegated some responsibilities to the executive committee and others to the non-executive committees referred to above. The directors can exercise all of our powers, except where our memorandum of association, the articles of association or applicable law limit the use of powers to the shareholders voting to do so at a general meeting, for example to increase the total fees payable to all of the directors. The directors can give a director any of the powers which they have jointly as directors (with the power to sub-delegate). These powers can be given on terms and conditions decided on by the directors either in parallel with, or in place of, the powers of the directors acting jointly.	Pursuant to Royal Dutch’s articles of association, Royal Dutch is represented by any two of the following, acting jointly: a managing director, assistant managing director or general attorney. Representatives and attorneys-in-fact are entitled to act on behalf of Royal Dutch, provided they have been so authorised by Royal Dutch board of management.

The directors can appoint anyone as our attorney by granting a power of attorney. Attorneys can either be appointed directly by the directors or the directors can give someone else the power to select attorneys. The directors or the persons who are authorized by them to select attorneys can decide on the purposes, powers, authorities and discretions of attorneys. However, they cannot give an attorney any power, authority or discretion which the directors do not have under our articles of association.

Directors’ Liability

Under English law, each of our directors has a fiduciary duty to act in our best interest. This duty includes an obligation not to create an actual or potential conflict between the director’s duty to us and duties to any other person or his personal interests as well as an obligation to exercise his or her powers only in accordance with our memorandum of association and articles of association and any applicable legislation.

In addition, each of our directors is obligated under English law to exercise reasonable care and skill.	Under Dutch law, members of the Royal Dutch board of management and the Royal Dutch supervisory board have a duty vis-à-vis Royal Dutch to properly fulfill their tasks as a managing or supervisory director. The scope of this duty is determined on a case-by-case basis.

Under Dutch law, members of the Royal Dutch board of management and members of the Royal Dutch supervisory board are jointly and severally liable to Royal Dutch for failure to fulfill their duties properly. Members of either board may, in the event of Royal Dutch’s bankruptcy, be liable towards the trustee in bankruptcy for improper fulfillment of their duties. In certain circumstances, tort liability of members of the Royal Dutch board of management and members of the Royal Dutch supervisory board towards holders of Royal Dutch Ordinary Shares or third parties such as contractors, may arise. Generally, members of the Royal Dutch board of management and members of the Royal Dutch supervisory board cannot be held liable by holders of Royal Dutch ordinary shares for damage sustained by Royal Dutch.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

Limitation on Liability and Indemnification

Our articles of association provide that, as far as legislation allows, we can indemnify any director of the company, of an associated company or of any affiliate against any liability and that we can purchase and maintain insurance against any liability for any director of the company, of any associated company or of any affiliate.

English law provides that a company may indemnify a director against any liability except for: (i) any indemnity against any liability incurred by the director to the company or any associated company, (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature, and (iii) any indemnity against any liability incurred by the director in defending criminal proceedings in which he is convicted, or in defending civil proceedings brought by the company or an associated company in which judgment is given against him or in connection with an application under certain sections of the Companies Act (acquisition of shares by an innocent nominee and relief in the case of honest and reasonable conduct) in relation to which the court refuses to grant him relief.	The provisions of Dutch law governing the liability of members of Royal Dutch’s board of management and Royal Dutch’s supervisory board to Royal Dutch are mandatory in nature. Royal Dutch has obtained directors’ and officers’ liability insurance for the members of the Royal Dutch supervisory board and Royal Dutch board of management covering costs and damages vis-à-vis third parties, to the extent that such costs and damages are not brought about or contributed to by active and deliberate dishonesty. The current Royal Dutch articles of association do not provide for an indemnification of members of Royal Dutch’s board of management and Royal Dutch’s supervisory board by Royal Dutch. Members of the Royal Dutch board of management and the Royal Dutch supervisory board have been provided by Royal Dutch with a letter of indemnity for legal costs. Some of the members of the Royal Dutch board of management and the Royal Dutch supervisory board are also on the boards of Royal Dutch/ Shell Group holding companies the articles of association of which provide for an indemnity in that capacity.
Class Action Suits and Shareholder Derivative Suits

The following provisions would only apply in circumstances where the arbitration provisions of our articles of association would be invalid or inapplicable. While English law permits a shareholder to initiate a lawsuit on behalf of the company only in limited circumstances, the Companies Act permits a shareholder whose name is on the register of shareholders of the company to apply for a court order:

(i)  when the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

(ii) when any act or omission of the company is or would be so prejudicial. A court has wide discretion in granting relief, and may authorise civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs.

Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.	While the Dutch Civil Code does not specifically provide for class actions or derivative suits, Dutch law allows for certain procedures and actions that may result in, or be followed by an action for, liability of Royal Dutch or members of the Royal Dutch board of management or the Royal Dutch supervisory board vis-à-vis holders of Royal Dutch ordinary shares. These procedures and actions include the possibility to request the competent Dutch court to order an enquiry into the policies and the course of affairs of the company which request can be made by holders of Royal Dutch ordinary shares who alone or together with other holders represent at least one-tenth of the issued capital of the company or euro 225,000 in nominal value.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

Transactions with Interested Directors

Under the Listing Rules, we must obtain shareholder approval for certain transactions with related parties (which includes certain transactions with directors). The Listing Rules provide that an announcement, a circular and prior approval of the shareholders in a general meeting will be required before such a transaction is entered into. The related party will not be allowed to vote on the resolution. Our articles of association state that, if legislation allows and provided that a director discloses the nature and extent of his or her interest to the other directors, he or she is permitted to: (i) have an interest in any contract with, or involving, us or any other company in which we have an interest; (ii) hold any other position (other than as an auditor) with us as well as being a director; (iii) acting alone, or through a firm with which he or she is associated, do paid professional work for us or another company in which we have an interest (other than as an auditor); and (iv) hold any position within, or be a shareholder of, or have any other kind of interest in any company in which we have an interest. Except as provided for in our articles of association, a director cannot vote on, or be counted in a quorum in relation to, any resolution of the board of directors on any contract in which he or she has an interest which the director knows is material. Interests purely as a result of an interest in our securities will be disregarded for these purposes. Our articles of association provide that a director can vote, and be counted for purposes of a quorum, on those conflict of interest transactions specified in article 105(E) if the only material interest that director has in the transaction is one of those specified in article 105(E) of our articles of association.	Under the Dutch Corporate Governance Code, any situation in which Royal Dutch has a conflict of interest with one or more members of the Royal Dutch board of management or Royal Dutch supervisory board must be promptly reported to the Chairman of the Royal Dutch supervisory board. The relevant directors must not take part in any deliberations about the contemplated transaction. Decisions to enter into transactions in which there are conflicts of interest with members of the Royal Dutch board of management or the Royal Dutch supervisory board that are of material significance to Royal Dutch and/or to such persons require the approval of the Royal Dutch supervisory board. In the event of a conflict of interest with one or more members of the Royal Dutch board of management, Royal Dutch will be represented by the members of the Royal Dutch supervisory board. If there is a transaction involving a conflict of interest with a member of the Royal Dutch supervisory board, the members of the Royal Dutch board of management, if they are not conflicted, can represent Royal Dutch.

The general meeting of shareholders is at all times entitled to appoint one or more other persons to represent Royal Dutch in situations of a conflicting interest, which appointment is only with respect to the situation or transaction that gives rise to the conflict of interest. Lack of approval from the supervisory board (as described above) does not invalidate any transaction with a bona fide third party.

Our articles of association provide that holders of our shares may by ordinary resolution suspend or relax the list contained in article 105 to any extent or to ratify any contract which has not been properly authorized in accordance with our articles of association.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

General Meetings of Shareholders

General

We must hold an annual general meeting of shareholders each year in addition to any other general meetings held in the year. Our directors will decide when and where the annual general meeting is to be held. Annual general meetings must be held once in each calendar year with not more than 15 months between meetings.

Our directors must lay before our shareholders in a general meeting our annual report and accounts in respect of each financial year within seven months of the end of the relevant accounting period. However, due to the fact that we will have overseas subsidiaries, we can extend this time limit by a further three months by giving notice to the Registrar of Companies of England and Wales. The laying of the annual report and accounts usually takes place at our annual general meeting.

Any general meeting of our shareholders which is not an annual general meeting will be an extraordinary general meeting. Our directors have the right to call an extraordinary general meeting at any time. Holders of shares representing at least 10 percent of our paid-up capital carrying voting rights at general meetings also have the right to call an extraordinary general meeting. The request for the meeting must state the objects of the meeting, and must be signed by the shareholders requesting the meeting and deposited at our registered office.	General meetings of shareholders are called by the Royal Dutch supervisory board or Royal Dutch board of management.

Under Dutch law, Royal Dutch’s annual general meeting of shareholders must be held within six months of the end of Royal Dutch’s fiscal year (December 31). Other general meetings of shareholders are held as often as the Royal Dutch board of management or Royal Dutch supervisory board considers necessary. A general meeting of shareholders is also required to be held if one or more shareholders representing in the aggregate at least one-tenth of the issued share capital have made a demand for a general meeting of shareholders, in writing, to the Royal Dutch board of management and the Royal Dutch supervisory board, specifying the subject to be dealt with. If neither the Royal Dutch board of management nor the Royal Dutch supervisory board (which in such a situation have concurrent authority) complies with the request in time to allow the general meeting of shareholders to be held within six weeks of the request, the shareholders who made the request may be authorized following an application by the presiding judge of the District Court in The Hague, in accordance with the applicable provisions of Dutch law, to call the general meeting of shareholders.

Place of Meeting

Our articles of association provide that the annual general meeting will usually be held in The Netherlands but the directors may decide otherwise.	Under the Royal Dutch articles of association, general meetings of shareholders must be held in The Hague, Amsterdam or Rotterdam.

In the implementation agreement, Royal Dutch, Shell Transport and Royal Dutch Shell have agreed that general meetings of shareholders will generally be held in The Netherlands, drawing as necessary on technological links to permit active two-way participation by persons physically present in both the United Kingdom and The Netherlands.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

Notice

The notice requirements for an ordinary resolution, an extraordinary resolution and a special resolution are as follows:

•   ordinary resolution — at least 14 clear days’ notice;

•   extraordinary resolution — at least 14 clear days’ notice; and

•   special resolution — at least 21 clear days’ notice

Furthermore, at least 21 clear days’ notice must be given for every annual general meeting or to pass a resolution of which special notice under the Companies Act has been given to us. Special notice is required to remove an auditor before the expiration of his or her term of office, to appoint as auditor a person other than a retiring auditor, to appoint an auditor to fill a casual vacancy, to re-appoint an auditor appointed by the directors to fill a casual vacancy, or to remove a director before the expiration of his term of office or to appoint somebody instead of a director so removed.

“Special notice” means that a notice of intention to move the resolution must be given us at least 28 days before the meeting at which it is moved. Notice of the resolution must then be given to our shareholders at least 21 clear days before the meeting.	Royal Dutch’s articles of association require that notices of general meetings of shareholders must be provided to shareholders at least three weeks in advance of such meeting, by publication in at least one daily newspaper published in The Hague and two daily newspapers of national circulation in The Netherlands. In urgent circumstances, the determination of which is left to the discretion of the persons making the convocation, this period may be reduced to fifteen days, at the discretion of those calling the general meeting of shareholders.

The Companies Act provides that general meetings may be called upon shorter notice if, in the case of an annual general meeting, all shareholders who are permitted to attend and vote agree to the shorter notice or, in the case of an extraordinary general meeting, holders of shares representing at least 95% by nominal value of the shares which can be voted at this meeting so agree.

All other proposals relating to the ordinary course of our business, such as the election of directors and transactions, mergers, acquisitions and dispositions, are the subject of an “ordinary resolution”.

Notices of meetings must be given in writing. Notice in writing is to be treated as given where it is sent using electronic communications.

Notices of a general meeting of the company must state, amongst other things, (i) where the meeting is to be held and (ii) the date and time of the meeting. At the same time that written notice is given for any general meeting, an announcement of the date, time and place of that meeting, will, if practicable, be published in a national newspaper in The Netherlands.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

Shareholder Proposals

Shareholders do not have a general right to place items on the agenda, other than the statutory right to request a meeting (as described above).	Pursuant to Royal Dutch’s articles of association, requests of shareholders who, alone or jointly, represent 1% of Royal Dutch’s issued share capital, to place items on the agenda of the general meeting of shareholders will be honored if they are made in writing at least 60 days before the date of the general meeting of shareholders, unless, in the opinion of the Royal Dutch supervisory board and the Royal Dutch board of management, inclusion of such item in the agenda would conflict with the substantial interests of Royal Dutch or of an undertaking in which Royal Dutch, directly or indirectly holds an interest, or the proposed resolution on such item is not one on which the general meeting of shareholders is authorized to decide.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

Attendance and Voting

Holders of our Class A Shares and Class B Shares can attend meetings. In addition, a company which holds our shares can appoint a representative to attend and any member (whether an individual or a company) can appoint a proxy to attend. We are required to send proxy forms with the notice of meeting.

Every holder of Class A Shares or Class B Shares either present in person or by proxy at a general meeting or class meeting has one vote on a show of hands (excluding any person holding shares as treasury shares). On a poll, each holder of Class A Shares or Class B Shares present in person or by proxy has one vote for each Class A Share or Class B Share held by such holder (other than shares held as treasury shares). This is subject to any rights or restrictions which may be given to any future class of shares. A holder of Class A Shares or Class B Shares is not entitled to vote such shares at any meeting of shareholders if the holder has not paid all amounts relating to those shares which are due at the time of the meeting of if he or she has been served with a restriction notice after a failure to provide us with information concerning the shareholder’s interests in those Class A Shares or Class B Shares required to be provided if we have served a notice under the Companies Act to enable us to investigate the identity and other detail of any person we know or suspect is (or was at any time in the preceding three years) interested in our shares.

Our articles of association provide that:

(i)  a resolution put to the vote at any general meeting of shareholders will be decided on a show of hands, unless a poll is demanded. Our directors can decide when calling the meeting that some or all resolutions will be put to a poll and the chairman of the meeting can also demand a poll before a resolution is put to the vote on a show of hands. In addition, when, or before the chairman of the meeting declares the result of the show of hands, subject to applicable law, a poll can be demanded by:

     (a)  the Chairman of the meeting;

     (b)  at least five shareholders at the meeting who are entitled to vote (or their proxies);

(c) one or more shareholders at the meeting who are entitled to vote (or their proxies) and who have between them at least 10% of the total votes of all of our shareholders who have the right to vote at the meeting; or	All Royal Dutch shareholders may attend any general meeting of shareholders, either in person or by proxy duly authorized in writing, and may participate in the discussions and voting (subject to the granting of voting rights to a usufructuary or pledge).

Holders of Royal Dutch ordinary shares in bearer form must deposit their share certificates before the general meeting of shareholders at the time and place as designated in the notice calling the general meeting of shareholders.

Holders of Royal Dutch ordinary shares in Hague or New York registry form must have notified the Royal Dutch board of management before the general meeting of shareholders, by means of a letter, of their intention to attend the general meeting of shareholders and to exercise their shareholder rights.

The date by which Royal Dutch ordinary shares in bearer form must be deposited and by which holders of Royal Dutch ordinary shares in Hague or New York registry form must provide notice their intention to attend is no earlier than seven days before the general meeting of shareholders.

Pursuant to Royal Dutch’s articles of association, for each Royal Dutch ordinary share with a nominal (par) value of €0.56 one vote may be cast (except that if the holder has granted a right of pledge or usufruct, the usufructuary or pledgee is entitled to exercise the voting right prior to the expiration of its right of pledge or usufruct).

For each Royal Dutch priority share with a nominal (par) value of €448 eight hundred votes may be cast. A priority share cannot be pledged and no voting rights attached to a Royal Dutch priority share may be granted to a usufructuary.

Shares owned by Royal Dutch or one of its subsidiaries may not vote at the general meeting of shareholders.

All shareholder resolutions are required to be resolved by a majority of the votes cast, without a quorum requirement, except where the resolution regards the dissolution of Royal Dutch, (which would require a majority of at least two-thirds of the votes cast at a general meeting of shareholders where at least three-quarters of the issued capital is represented).

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

     (d)  one or more shareholders at the meeting who have shares which allow them to vote at the meeting (or their proxies) and on which the total amount which has been paid up is at least 10% of the total sum paid up on all shares which give the right to vote at the meeting.

(ii) proxies of shareholders will be entitled:

     (a)  to attend and speak at our shareholders’ meetings; and

     (b)  to vote on a poll and on a show of hands.

Under the Companies Act, if a poll is demanded, the resolution conducted on a poll must be approved by holders of at least a majority of the votes cast at the meeting. Both special and extraordinary resolutions require the affirmative vote of at least 75% of the votes cast at the meeting to be approved.

Before a general meeting starts to do business, there must be a quorum present. Our articles of association specify that any two persons who are entitled to vote constitute a quorum for purposes of a general meeting.

Shareholders’ Information Rights

Except when closed under the provisions of the Companies Act (i.e. where a company, on giving notice by advertisement in a newspaper circulating in the district in which the company’s registered office is situated, closes the register of members for any time or times not exceeding in the whole 30 days in each year), the register and index of names of our shareholders may be inspected during business hours:

(i)  for free, by our shareholders; and

(ii) for a fee by any other person.	Pursuant to Dutch law, the Royal Dutch board of management and Royal Dutch supervisory board are required to provide the general meeting of shareholders with all information requested by such general meeting of shareholders, unless the provision of such information would conflict with a material interest of Royal Dutch. Individual shareholders do not have this right. Only the general meeting of shareholders can demand certain information. The board of management is obliged to keep a register of shareholders. This may consist of several parts, which may be kept in different places. The register must be updated regularly.

In both cases, the documents may be copied for a fee.

Our shareholders may also, without charge, during business hours:

(i) inspect minutes of shareholders’ meetings and obtain copies of the minutes for a fee; and

(ii) inspect service contracts of the company’s directors, if the contracts have an unexpired term of more than 12 months or require more than 12 months’ notice to terminate.

In addition, our published annual accounts are required to be available for shareholders at a general meeting, and a shareholder is entitled to a copy of these accounts.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

Disclosure of Shareholder Interests

Section 198 of the Companies Act imposes an obligation upon a person who acquires or ceases to have notifiable interest in the relevant share capital of a public company to notify the company of that fact within 2 days (excluding weekends and bank holidays) of his knowing of its occurrence. The disclosure threshold is 3%.

Section 212 of the Companies Act provides a public company with the statutory means to ascertain the persons who are or have within the last 3 years been interested in its relevant share capital and the nature of such interests.

The Royal Dutch Shell articles of association provide that in any statutory notice under section 212, Royal Dutch Shell will ask for details of those who have an interest and the extent of their interest in a particular holding. The Royal Dutch Shell articles of association also provide that when a person receives a statutory notice, he has 14 days to comply with it. If he does not do so or if he makes a statement in response to the notice which is false or inadequate in some important way, Royal Dutch Shell may restrict the rights relating to the identified shares, following notice. The restriction notice will state that the identified shares no longer give the shareholder any right to attend or vote either personally or by proxy at a shareholders’ meeting or to exercise any right in relation to the shareholders’ meetings. Where the identified shares make up 0.25% or more (in amount or in number) of the existing shares of a class at the date of delivery of the restriction notice, the restriction notice can also contain the following further restrictions: (i) the directors can withhold any dividend or part of a dividend or other money otherwise payable in respect of the identified shares without any liability to pay interest when such money is finally paid to the shareholder; and (ii) the directors can refuse to register a transfer of any of the identified shares which are certificated shares unless the directors are satisfied that they have been sold outright to an independent third party. Once a restriction notice has been given, the directors are free to cancel it or exclude any shares from it at any time they think fit. In addition, they must cancel the restriction notice within seven days of being satisfied that all information requested in the statutory notice has been given. Also, where any of the identified shares are sold and the directors are satisfied that they were sold outright to an independent third party, they must cancel the restriction notice within seven days of receipt of the notification of the sale.	Under Dutch law, any shareholder who owns more than 5% of the Royal Dutch ordinary shares (or has acquired voting rights equal to 5% or more of the total voting rights which may be exercised) must disclose this fact to the AFM and Royal Dutch. This disclosure will be included in a public register maintained by the AFM. Further disclosure is necessary, and will again be published in the register, whenever an increase or decrease of a shareholder’s interest in Royal Dutch causes the shareholder to pass any of the threshold levels of 5%, 10%, 25%, 50% or 66 2/3% of the Royal Dutch ordinary shares. In addition, share holdings and any changes in these share holdings by members of the Royal Dutch board of management and members of the Royal Dutch supervisory board as well as by any other person involved in the daily policy making of Royal Dutch must be disclosed to the AFM. These share dealings will also be published in a register. According to the 1995 Act on the supervision of the securities trade certain insiders need to report their transactions — entered into in or from the Netherlands — in Royal Dutch securities forthwith to the AFM.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

The Royal Dutch Shell articles of association do not restrict in any way the provision of section 212 of the Companies Act.

The City Code imposes rigorous disclosure requirements affecting parties to a proposed takeover, their “associates” and persons acting “in concert” in relation to the shares of a company. These requirements also extend to dealings by persons who directly or indirectly own or control (either before or as a result of the dealing) 1% or more of the equity shares in an offeror or offeree company or of any other class of shares relevant to the offer in question.

The UK Rules Governing Substantial Acquisitions of Shares require accelerated disclosure of acquisitions of shares or rights over shares where a person holds, or as a result of an acquisition, comes to hold shares or rights over shares representing 15 percent or more of the voting rights of a company whose shares are listed on the London Stock Exchange.
Amendment of Articles of Association

Under the Companies Act, our shareholders have power to amend the objects, or purpose, clause in our memorandum of association and any provision of our articles of association by special resolution, subject to, in the case of amendments to the objects clause of the memorandum of association, the right of dissenting shareholders to apply to the courts to cancel the amendments.	A resolution providing for the amendment of Royal Dutch’s articles of association may only be passed with the prior consent of the meeting of Royal Dutch priority shareholders, or subject to the subsequent approval of that meeting.

Under the Companies Act, our board of directors is not authorized to change the memorandum of association or the articles of association. Our articles of association provide that if permitted by legislation, the rights attached to any class of our shares can be changed if this is approved either in writing by shareholders holding at least three-quarters of the issued shares of that class by amount (excluding any shares of that class held as treasury shares) or by an extraordinary resolution passed at a separate meeting of the holders of the relevant class of shares.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

Dividend Rights

Holders of Class A Shares and Class B Shares may by ordinary resolution declare dividends not exceeding the amount recommended by our directors. Our articles of association provide that our directors may pay interim dividends, and also any fixed rate dividend, whenever our financial position, in the opinion of the directors, justifies any such payments. If the directors act in good faith, they are not liable for any loss that our shareholders may suffer because a lawful dividend has been paid on other shares that rank equally with or behind their Class A Shares or Class B Shares.

The directors may withhold all or any part of any dividend or other money payable in respect of the Class A Shares or Class B Shares from a person with a 0.25 percent or greater holding of the existing share capital (calculated excluding any shares held as treasury shares) if such a person has been served with a restriction notice after failure to provide us with information concerning interests in those Class A Shares or Class B Shares required to be provided if we have served a notice under the Companies Act to enable us to investigate the identity and other details of any person we know or suspect is (or was at any time in the preceding three years) interested in our shares.

Except in relation to the dividend access mechanism, all dividends on the Class A Shares and Class B Shares will be divided and paid in proportions based on the amounts paid up on the Class A Shares or Class B Shares during any period for which the dividend is paid. Dividends may be declared or paid in any currency, unless the rights attached to any Class A or Class B Shares or the terms of any Class A or Class B Shares or the articles provide otherwise.	Under Dutch law, the amount of a dividend distribution is limited to the amount by which, prior to the making of the distribution, Royal Dutch’s net assets exceed the aggregate of its paid-up share capital and legal reserves. The Royal Dutch board of management can, with the approval of the Royal Dutch supervisory board, fix the amounts to be appropriated to the reserves.

Out of the profit which is available for distribution, a payment is required to be made on each priority share of 4% of its par value prior to the payment of any dividend on the Royal Dutch ordinary shares.

The general meeting of shareholders may thereafter decide whether or not to pay out (all or part of) the remaining profit to the holders of Royal Dutch ordinary shares. Interim dividends may be paid as decided by the Royal Dutch board of management, after the approval of the Royal Dutch supervisory board.

The general meeting of shareholders can decide upon recommendation by the Royal Dutch board of management and Royal Dutch supervisory board to issue shares by way of dividend or interim dividend (in lieu of the payment of cash).

Dividends paid on the Royal Dutch ordinary shares in bearer or Hague registry form are paid in euro. Dividends paid on Royal Dutch ordinary shares in New York registry form are paid in U.S. dollars.

Any dividend unclaimed after a period of six years from the date when it was declared or became due for payment will be forfeited and go back to Royal Dutch.

The directors may, if authorised by an ordinary resolution of the shareholders, offer shareholders (excluding any shareholder holding shares as treasury shares) the right to choose to receive extra shares which are credited as fully paid instead of some or all of their cash dividend.

Any dividend unclaimed after a period of 12 years from the date when it was declared or became due for payment will be forfeited and go back to us unless the directors decide otherwise.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

We are permitted to stop sending dividend payments through the post or cease using any other method of payment (including payment through CREST) if (i) for two consecutive dividends the payments sent through the post have been returned undelivered or remain uncashed during the period for which they are valid or the payments by any other method have failed, or (ii) for any one dividend, the payment sent through the post has been returned undelivered or remains uncashed during the period for which it is valid or the payment by any other method has failed and reasonable enquiries have failed to establish any new address or account of the registered shareholder. We will recommence sending dividend payments if requested in writing by the shareholder or the person entitled by law to the shares.
Liquidation Rights

If we are wound up, the liquidator may, with the sanction of an extraordinary resolution passed by our shareholders and subject to any other sanction required by applicable law, divide among the shareholders (excluding any shareholder holding shares as treasury shares) the whole or any part of our assets. This applies whether the assets consist of property of one kind or of different kinds.	From the net proceeds of the liquidation after payment of the liquidation expenses and of all debts, first the holders of Royal Dutch priority shares are entitled to receive the nominal amount of their Royal Dutch priority shares plus the difference between 4% of their par value and any lesser amount per annum paid in respect of such shares since the issuance thereof.

The balance will be divided among the Royal Dutch ordinary shareholders in proportion to the nominal amount of their shares.

Issuances of Shares

Our articles provide that we may issue shares with any rights or restrictions attached to them. These rights or restrictions can be decided either by an ordinary resolution passed by our shareholders or by our directors as long as there is no conflict with any resolution passed by the shareholders. Redeemable shares may be issued.

Our articles of association provide that the directors can decide how to deal with any shares which have not been issued, provided they have appropriate shareholders’ authority and provided that pre-emptive rights, our articles of association and the rights attaching to any existing class of shares are complied with.	Pursuant to Dutch law, shares are issued upon: (i) resolution by the general meeting of shareholders; or (ii) resolution by another corporate body so designated pursuant to either the Royal Dutch’s articles of association or a decision by the general meeting of shareholders. This designation is only valid for a maximum period of five years.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

Pre-emptive Rights

Under the Companies Act, if we propose to issue for cash:

•   equity securities (which are securities carry a right to participate in dividends or capital beyond a specified amount); or

•   rights to subscribe for or convert into equity securities,

they must be offered first to each person who holds equity securities on the same or more favorable terms in proportion to those securities which is as nearly as practicable equal to the proportion in nominal value of the equity securities held by him or her to the aggregate issued equity securities.

These pre-emption rights can be disapplied by a special resolution passed by shareholders in a general meeting, either generally or specifically, for a maximum period not exceeding five years.	Subject to certain exceptions, Dutch law provides that each shareholder has a pre-emptive right with respect to any issue of shares in proportion to the aggregate amount of shares held.

Royal Dutch’s articles of association provide that the holders of Royal Dutch ordinary shares have pre-emptive rights in proportion to their shareholdings, unless the consideration for the issuance of the Royal Dutch ordinary shares is to be other than in cash or the Royal Dutch ordinary shares are issued to employees of Royal Dutch or employees of a legal entity with which it is associated in a group.

With the approval of the Royal Dutch supervisory board, the Royal Dutch board of management may resolve to suspend the pre-emptive rights of holders of Royal Dutch ordinary shares if the general meeting of shareholders has granted the Royal Dutch board of management the power to do so. A grant of this power by the general meeting of shareholders can only be for a period not in excess of five years.

Priority shareholders have no pre-emptive rights with respect to any issuances of shares by Royal Dutch.

Repurchase and Redemption of Shares

Our articles of association provide that we can issue shares which can be redeemed.

We may purchase our own shares if the purchase:

(i)  is authorized by our memorandum of association and articles of association (our articles provide that, subject to the rights attached to existing shares, we can purchase any of our shares);

(ii) in the case of an open-market purchase, our shareholders have passed an ordinary resolution giving us authority to make the purchase; and

(iii) in the case of an off-market purchase, our shareholders have passed a special resolution giving us authority to make the purchase.

However, we intend to comply with the guidance of the Association of British Insurers that authority to repurchase shares should only be given by special resolution.

We will be permitted to redeem or repurchase shares only if the shares are fully paid and only out of distributable profits or the proceeds of a new issue of shares made for the purpose of the repurchase or redemption.	Pursuant to Dutch law, Royal Dutch may only acquire fully paid-up shares in its own share capital. Fully paid-up Royal Dutch shares may only be repurchased by Royal Dutch for consideration if:

•   the shareholders’ equity exceeds the sum of the paid-up and called-up part of the share capital and the reserves which must be maintained by law or Royal Dutch’s articles of association; and

•   the aggregate nominal value of the shares acquired by Royal Dutch does not represent more than one-tenth of its issued share capital.

Pursuant to Royal Dutch’s articles of association, the acquisition of shares by Royal Dutch in its own share capital requires the authorization of the Royal Dutch board of management by the general meeting of shareholders, except if and insofar as shares are acquired in order to be assigned to employees of Royal Dutch or employees of a legal entity with which it is associated in a group, by virtue of an arrangement applicable to the employees.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

Takeover Protection

We do not have any takeover protection mechanisms in place.	Royal Dutch has 1,500 issued priority shares. Each member of the Royal Dutch supervisory board and each member of the Royal Dutch board of management is the holder of six Royal Dutch priority shares. The Royal Dutch Priority Shares Foundation holds the other Royal Dutch priority shares. The board of this foundation consists of all members of the Royal Dutch supervisory board and the Royal Dutch board of management.

Royal Dutch priority shares have special rights, which include:

• determining the number of members of the Royal Dutch board of management and the number of members of the Royal Dutch supervisory board;

• drawing up a binding nomination consisting of at least two persons for filling vacancies on the Royal Dutch board of management and the Royal Dutch supervisory board; and

• granting consent for amendment of the Royal Dutch articles of association or for dissolution of Royal Dutch.
Except for the priority shares, which can be considered an anti-takeover measure, Royal Dutch does not have any other anti-takeover measures. For the avoidance of doubt it should be mentioned that, in the event of a hostile bid, the Royal Dutch board of management and the supervisory board are authorized to exercise in the interest of Royal Dutch all powers attributed to them.

Provisions Applicable to	Provisions Currently Applicable to
Royal Dutch Shell Shareholders	Royal Dutch Shareholders

Resolution of Disputes

All disputes between a shareholder in its capacity as such and us or any of our subsidiaries or any of our or our subsidiaries’ directors or former directors arising out of or in connection with our articles of association or otherwise and disputes between us or our subsidiaries and any of our or our subsidiaries’ directors or former directors, including all claims made by us or any of our subsidiaries or on our behalf or on behalf of any of our subsidiaries against any such director, and disputes between a shareholder in its capacity as such and any of our professional service providers (which could include our auditors, legal counsel, bankers and ADR depositaries) that have agreed with us to be bound by the arbitration and exclusive jurisdiction provisions of our articles of association, and between us and our professional service providers arising in connection with any such dispute between a shareholder and a professional service provider, shall be exclusively and finally resolved by arbitration in The Hague, The Netherlands under the Rules of Arbitration of the International Chamber of Commerce (“ICC”). This would include all disputes arising under UK, Dutch or U.S. law (including securities laws), or under any other law, between parties covered by the arbitration provision.

The tribunal shall consist of three arbitrators to be appointed in accordance with the rules of the ICC. The chairman must have at least 20 years experience as a lawyer qualified to practice in a common law jurisdiction which is within the Commonwealth and each other arbitrator must have at least 20 years experience as a qualified lawyer.

If a court or other competent authority in any jurisdiction determines that the arbitration requirement described above is invalid or unenforceable in any particular dispute in that jurisdiction, that dispute may only be brought in the courts of England and Wales.	The Royal Dutch articles of association do not contain any arbitration or jurisdiction related provisions.

The governing law of our articles of association is the substantive law of England.

Disputes relating to our failure or alleged failure to pay all or part of a dividend which has been declared and which has fallen due for payment will not be the subject of the arbitration and exclusive jurisdiction provisions of our articles of association.

EXCHANGE CONTROLS

      There is no legislative or other legal provision currently in force in England or arising under our constituent documents restricting remittances to non-resident holders of our securities or affecting the import or export of capital for use by us.

      The Dutch External Financial Relations Act of 1994 enables the Minister of Finance or the Central Bank of The Netherlands, as the case may be, to issue regulations with regard to a number of financial transactions relating to the import and export of capital. The regulations as issued and applied to date have not restricted the activities and operations of Royal Dutch, Shell Transport or the Royal Dutch/ Shell Group.

      There is no legislative or other legal provision currently in force in The Netherlands restricting remittances to non-resident holders of our securities.

LIMITATION ON ENFORCEMENT OF CIVIL LIABILITIES

UNDER U.S. SECURITIES LAWS
AGAINST ROYAL DUTCH SHELL, ITS MANAGEMENT AND OTHERS

      We are a public limited company incorporated under the laws of England and Wales. A majority of our directors reside outside of the United States and a majority of our assets are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or our directors or to enforce against it or them, either in the United States or in United Kingdom, judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal or state securities laws.

      Our articles of association require that all (i) disputes between a shareholder in its capacity as such and us or any of our subsidiaries or our or any of our subsidiaries’ directors or former directors arising out of or in connection with our articles of association or otherwise and (ii) to the fullest extent permitted by law, disputes between us or our subsidiaries and any of our or our subsidiaries’ directors or former directors, including all claims made by us or any of our subsidiaries or on our behalf or on behalf of any of our subsidiaries against any such director, and (iii) disputes between a shareholder in its capacity as such and any of our professional service providers (which could include our auditors, legal counsel, bankers and ADR depositaries) that have agreed with us to be bound by the arbitration and exclusive jurisdiction provisions of our articles of association, and (iv) between us and our professional service providers arising in connection with any claim under (iii) above, shall be exclusively and finally resolved by arbitration in The Hague, The Netherlands under the Rules of Arbitration of the International Chamber of Commerce. This would include all disputes arising under UK, Dutch or U.S. law (including securities laws), or under any other law, between parties covered by the arbitration provision. Our articles also provide that if the arbitration provision is held for any reason by a court of competent jurisdiction or other competent authority to be invalid or unenforceable in any particular dispute, the dispute may only be brought in the Courts of England and Wales.

      The following discussion with respect to the enforceability of certain U.S. court judgments in England and Wales assumes a judgment is rendered in a U.S. Court notwithstanding our charter provision described above and is based upon advice provided to us by our English counsel, Slaughter and May. The United States and the United Kingdom do not have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on Arbitral Awards). Any judgment rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities law, would not be directly enforceable in England and Wales. In order to enforce any such judgment in England and Wales, proceedings must be initiated by way of fresh legal proceedings in respect of the judgment debt before a court of competent jurisdiction in England and Wales. In this type of action, an English court generally will not (subject to the matters identified below) reinvestigate the merits of the original matter decided by a U.S. court and will treat the judgment as conclusive. The matters which would cause an English court not to enforce a judgment debt created by a U.S. judgment are that:

•	the relevant U.S. court did not have jurisdiction under English rules of private international law to give the judgment;

•	the judgment was not final and conclusive on the merits. A foreign judgment which could be abrogated or varied by the court which pronounced it is not a final judgment. However, a judgment will be treated as final and conclusive even though it is subject to an appeal or if an appeal is actually pending, although in such a case a stay of execution in England may be ordered pending such an appeal. If the judgment is given by a court of a law district forming part of a larger federal system such as in the U.S., the finality and conclusiveness of the judgment in the law district where it was given alone are relevant in England. Its finality and conclusiveness in other parts of the federal system are irrelevant;

•	the judgment is not for a definite sum of money nor a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty or otherwise based on a U.S. law that an English court considers to be a penal, revenue or other public law;

•	the enforcement of such judgment would contravene public policy in England and Wales;

•	the enforcement of the judgment is prohibited by statute (for example section 5 of the Protection of Trading Interests Act 1980 prohibits the enforcement of foreign judgments for multiple damages and other foreign judgments specified by statutory instrument concerned with restrictive trade practices. A judgment for multiple damages is defined as a judgment for an amount arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained by the judgment creditor);

•	the English proceedings were not commenced within the relevant limitation period;

•	before the date on which the U.S. court gave judgment, a judgment has been given in his favor in proceedings between the same parties or their privies in a court in the UK or in an overseas court which the English court will recognise;

•	the judgment has been obtained by fraud (on either the part of the party in whose favor judgment was given or on the part of the court pronouncing the judgment) or in proceedings in which the principles of natural justice were breached;

•	the bringing of proceedings in the relevant U.S. court was contrary to an agreement under which the dispute in question was to be settled otherwise than by proceedings in the U.S. courts (to whose jurisdiction the judgment debtor did not submit by counterclaim or otherwise); or

•	an order has been made and remains effective under section 9 of the UK Foreign Judgments (Reciprocal Enforcement) Act 1933 applying that section to U.S. courts including the relevant U.S. court.

      If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. The judgment creditor is able to utilise any method or methods of enforcement available to him at the time. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor.

      Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters obtained from U.S. federal or state courts in the manner described above using the methods available for enforcement of a judgment of an English court.

      It is, however, uncertain whether an English court would impose liability on us or such persons in an action predicated upon the U.S. federal securities law brought in England and Wales.

EXPERTS

      The financial statements of Royal Dutch Petroleum Company as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 incorporated in this prospectus by reference to the Form 20-F have been so incorporated in reliance on the reports of KPMG Accountants N.V., independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

      The report dated March 29, 2005, with respect to such financial statements, refers to the fact that, as discussed in Note 3 to the Financial Statements of Royal Dutch Petroleum Company for the years 2004, 2003 and 2002 which appears in the Form 20-F, the Royal Dutch Petroleum Company has restated its Financial Statements for the two years ended December 31, 2003, to correct for the financial impact of the Second Reserves Restatement (as defined therein).

      The financial statements of The “Shell” Transport and Trading Company, p.l.c. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 incorporated in this prospectus by reference to the Form 20-F have been so incorporated in reliance on the audit report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

      The report dated March 29, 2005, with respect to such financial statements refers to the fact that, as discussed in Note 3 to the Financial Statements of The “Shell” Transport and Trading Company, p.l.c. which appears in the Form 20-F, The “Shell” Transport and Trading Company, p.l.c. has restated its Financial Statements for the two years ended December 31, 2003, to correct for the financial impact of the Second Reserves Restatement (as defined therein).

      The financial statements of the Royal Dutch/ Shell Group as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 incorporated in this prospectus by reference to the Form 20-F have been so incorporated in reliance on the reports of KPMG Accountants N.V. and PricewaterhouseCoopers LLP, London, independent registered public accounting firms, each given upon the authority of said firms as experts in accounting and auditing.

      The report, dated March 29, 2005, with respect to the US GAAP financial statements refers to the fact that, as discussed in Note 2 to the Financial Statements of Royal Dutch/Shell Group of Companies, which appears in the Form 20-F, the Royal Dutch/ Shell Group of Companies has restated its Financial Statements for the two years ended December 31, 2003, to correct for the financial impact of the Second Reserves Restatement (as defined therein). The report also refers to the fact that the Royal Dutch/ Shell Group of Companies adopted the provisions of Statement of Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” as of January 1, 2003 and the provisions of financial Accounting Standards Board Interpretation No. 46 “Consideration of Variable Interest Entities — an interpretation of ARB 51” as of September 30, 2003.

      The financial statements of Royal Dutch Shell plc as of December 31, 2004, February 28, 2004 and February 28, 2003, and for the ten months ended December 31, 2004, year ended February 28, 2004 and period from February 5, 2002 to February 28, 2003, included herein, have been so included in reliance on the report of KPMG Audit Plc and PricewaterhouseCoopers LLP, independent registered public accounting firms, each given upon authority of said firms as experts in accounting and auditing.

LEGAL MATTERS

      The validity of the Class A Shares to be exchanged pursuant to the Transaction will be passed upon for us by Slaughter and May, London, England. Certain U.S. tax matters will be passed upon for us by Cravath, Swaine & Moore LLP, London, England and certain Dutch tax matters will be passed upon for us by De Brauw Blackstone Westbroek N.V., Amsterdam, The Netherlands. Certain UK tax matters will be passed upon for us by Slaughter and May, London, England.

WHERE YOU CAN FIND MORE INFORMATION

      Royal Dutch is subject to the information and periodic reporting requirements of the Exchange Act and, in accordance with those requirements, files annual reports and other information with the SEC. However, as a foreign private issuer, Royal Dutch and its shareholders are exempt from some of the Exchange Act reporting requirements. The reporting requirements that do not apply to Royal Dutch or its shareholders include proxy solicitations rules, the short-swing insider profit disclosure rules of Section 16 of the Exchange Act with respect to Royal Dutch’s shares and the rules regarding the furnishing of quarterly reports to the SEC, which are required to be filed only if required in our home country domicile.

      The materials Royal Dutch files with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at its principal offices at the Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We have filed a registration statement on Form F-4 on May 18, 2005 to register with the SEC Class A Shares, including the Class A Shares held in the form of Class A ADRs, to be exchanged in connection with the Transaction. This prospectus is part of the registration statement on Form F-4 and constitutes our prospectus in connection with our Class A Shares to be exchanged upon the consummation of the Transaction.

      As allowed by SEC rules, this prospectus does not contain all the information you can find in our registration statement or the exhibits to the registration statement. The SEC allows us to “incorporate by reference” information into this prospectus, which means that:

—	incorporated documents are considered part of this prospectus;

—	we can disclose important information to you by referring you to those documents;

—	information in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus;

—	information in a document incorporated by reference in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus; and

—	information that we file with the SEC after the date of this prospectus that is incorporated by reference in this prospectus automatically updates and supersedes this prospectus.

      This prospectus incorporates by reference the documents set forth below, except to the extent modified or superseded by this prospectus, previously filed or furnished by Royal Dutch or Shell Transport with or to the SEC. These documents contain important information about Royal Dutch, Shell Transport, the Royal Dutch/ Shell Group and their financial condition.

—	Annual Report on Form 20-F for the year ended December 31, 2004.

—	Report on Form 6-K furnished to the SEC on May 9, 2005.

      The following documents subsequently filed or furnished by Royal Dutch or Shell Transport with or to the SEC after the date of this prospectus and prior to the expiration of the offer will be incorporated by reference into this prospectus:

•	reports filed under Sections 13(a), 13(c) or 15(d) of the Exchange Act; and

•	reports furnished on Form 6-K that indicate that they are incorporated by reference in this prospectus.

      We have supplied all information contained or incorporated by reference in this prospectus relating to us. All information relating to Royal Dutch has been extracted from or is part of publicly available information prepared by Royal Dutch.

      If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC’s internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge.

      If you would like to request documents from information agent please do so by July 11, 2005, to receive them in a timely manner. if you request any incorporated documents from us we will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION

      The following unaudited condensed pro forma combined financial information is being provided to give a better understanding of what the results of operations and financial position of Royal Dutch Shell might have looked like on a combined basis had the Transaction occurred on an earlier date. The unaudited condensed pro forma combined financial information is based on the estimates and assumptions set forth below and in the notes to such information. This information is being furnished solely for illustrative purposes and, therefore, is not necessarily indicative of the combined results of operations or financial position of Royal Dutch Shell that would have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position of Royal Dutch Shell that may or may not be expected to occur in the future. No account has been taken in the unaudited condensed pro forma combined financial information of any efficiency that may, or may be expected to, occur following the Transaction.

      The unaudited condensed pro forma combined income statement information for each of the years ended December 31, 2004, 2003 and 2002 and for the quarters ended March 31, 2005 and 2004 give effect to (i) the Transaction and (ii) the redemption of the Royal Dutch priority shares and the cancelation and repayment of Shell Transport First preference shares and Shell Transport Second preference shares (together, the “Share Redemptions”) as if each had occurred on the first day of the relevant period. The unaudited condensed pro forma combined balance sheet information as at each of December 31, 2004, 2003 and 2002 and March 31, 2005 and 2004 gives effect to (i) the Transaction and (ii) the Share Redemption as if each had occurred on December 31 or March 31, as applicable, of the relevant year. In preparing this unaudited condensed pro forma combined financial information, we have assumed that all holders of Royal Dutch ordinary shares exchange their shares in the offer.

      The unaudited condensed pro forma combined financial information as at and for each of the years ended December 31, 2004, 2003 and 2002 has been presented in U.S. GAAP. With effect from January 1, 2005, we will present our financial statements using International Financial Reporting Standards (“IFRS”) and the 2004 period will be restated accordingly. The unaudited condensed pro forma combined financial information as at and for the quarters ended March 31, 2005 and 2004 has been prepared in accordance with IFRS and presented in U.S. dollars. A reconciliation to U.S. GAAP is provided.

      The unaudited condensed pro forma combined financial information as at and for the years ended December 31, 2004, 2003 and 2002 of Royal Dutch Shell is based on the historical financial information of the Royal Dutch/ Shell Group, on the historical financial information of Royal Dutch and Shell Transport, which are included in the Amendment No. 1 to the Annual Report on Form 20-F for the year ended December 31, 2004 (“2004 Form 20-F/A”), which are incorporated by reference in this prospectus, and in the Amendment No. 2 to the Annual Report on Form 20-F for the year ended December 31, 2003 (“2003 Form 20-F/A”), and on the historical financial information of Royal Dutch Shell, which is included elsewhere in this prospectus.

      The unaudited condensed pro forma combined financial information for the quarters ended March 31, 2005 and 2004 of Royal Dutch Shell is based on the historical financial information of the Royal Dutch/Shell Group and the historical financial information of Royal Dutch and Shell Transport, which are included in the Unaudited Condensed Interim Financial Reports contained in the Q1 Form 6-K, which is incorporated by reference in this prospectus, and on the historical information of Royal Dutch Shell, which is included elsewhere in this prospectus.

      The historical financial information of Royal Dutch Shell has been prepared in accordance with UK GAAP or, in the case of information as at and for the quarters ended March 31, 2005 and 2004, IFRS and presented in U.S. dollars. The historical financial information of the Royal Dutch/ Shell Group has been prepared in accordance with U.S. GAAP or, in the case of information as at and for the quarters ended March 31, 2005 and 2004, IFRS and presented in U.S. dollars. The historical financial information of Royal Dutch has been prepared in accordance with Netherlands GAAP or, in the case of information as at and for the quarters ended March 31, 2005 and 2004, IFRS, and presented in euros. The historical financial information of Shell Transport has been prepared in accordance with UK GAAP or, in the case of information as at and for the quarters ended March 31, 2005 and 2004, IFRS, and presented in pounds sterling. The unaudited condensed pro forma combined financial information, as at and for each of the years ended December 31, 2004, 2003 and 2002 has been presented in

U.S. GAAP and so information derived from financial information of Royal Dutch Shell, the Royal Dutch/ Shell Group, Royal Dutch and Shell Transport has been converted to U.S. GAAP and presented in U.S. dollars. A reconciliation between U.S. GAAP and IFRS of net income and shareholders’ equity for the year ended and as at December 31, 2004 is provided.

      The pro forma adjustments reflect the following:

•	the exchange of outstanding Royal Dutch ordinary shares for Class A Shares and Class A ADRs in the offer and the cancelation of outstanding Shell Transport ordinary shares, Shell Transport ADRs and issuance of Class B Shares and Class B Shares underlying the Class B ADRs in the Scheme of Arrangement;

•	the elimination of transactions between Royal Dutch Shell, the Parent Companies and the Royal Dutch/ Shell Group to reflect the Parent Companies and the Royal Dutch/ Shell Group becoming consolidated subsidiaries of Royal Dutch Shell;

•	the redemption by Royal Dutch of the Royal Dutch priority shares for aggregate consideration of approximately $1 million;

•	the cancelation and repayment by Shell Transport of the Shell Transport First preference shares and Shell Transport Second preference shares for aggregate consideration of approximately $28 million; and

•	the incurrence of approximately $115 million of transaction costs, including investment banking, legal and registration expenses, of which $66 million is estimated to be incurred after March 31, 2005; no effect has been given to the incurrence of transaction costs after the end of an accounting period in the unaudited condensed pro forma combined income statement for that period.

      The Transaction will be accounted for using a carry-over of the historical costs of the assets and liabilities of the Royal Dutch/ Shell Group, Royal Dutch and Shell Transport. It will not be accounted for as a business combination. Royal Dutch and Shell Transport entered into a scheme of amalgamation dated 12 September 1906 and agreements from 1907 by which the scheme of amalgamation was implemented and pursuant to which they “amalgamated” their interests in the oil industry in a transaction that would have been accounted for as a business combination under current accounting standards. Since that time, Royal Dutch has owned 60% of the Royal Dutch/ Shell Group and Shell Transport has owned 40% of the Royal Dutch/ Shell Group. All operating activities have been conducted through the Royal Dutch/ Shell Group and the Royal Dutch/ Shell Group has operated as a single economic enterprise. Economic interests of the Royal Dutch and Shell Transport shareholders in the Royal Dutch/ Shell Group reflect the 60:40 economic interests of Royal Dutch and Shell Transport in the Royal Dutch/ Shell Group. The Transaction would have little impact on the economic rights and exposures of the Parent Company shareholders, as the separate assets and liabilities of the Parent Companies are not material in relation to their interests in the Royal Dutch/ Shell Group, and the Transaction would not result in the acquisition of any new businesses or operating assets and liabilities. In addition, the Transaction would not affect the proved oil and gas reserve information reported by the Royal Dutch/ Shell Group and the Parent Companies. While the Transaction would result in the inclusion of the Parent Companies in the consolidated financial statements of Royal Dutch Shell, we believe that the effect of such inclusion would be de minimis, as shown in the pro forma financial information included herein.

Unaudited Condensed Pro Forma Combined Balance Sheet as at December 31, 2004

U.S. GAAP

							Pro forma
							combined
	Royal Dutch	Royal Dutch/	Royal	Shell	Pro forma		Royal Dutch
	Shell	Shell Group	Dutch	Transport	adjustments		Shell

	Note 1	Note 2	Note 3	Note 4	Note 5		Note 6

	$ million
Fixed assets
Tangible assets	—	88,940	—	—	—		88,940
Intangible assets	—	4,890	—	—	—		4,890
Investments:
companies of the Royal Dutch/ Shell Group	—	—	50,746	33,830	(84,576	) (a)	—
associated companies	—	19,743	—	—	—		19,743
securities	—	1,627	—	—	—		1,627
other	—	1,121	244	160	(404	)(b)	1,121

Total fixed assets	—	116,321	50,990	33,990	(84,980)		116,321

Other long-term assets	—	14,642	—	—	—		14,642

Current assets
Inventories	—	15,391	—	—	—		15,391
Accounts receivable	1	37,998	3,012	1,870	(4,818	) (c)	38,063
Investments	391	—	—	—	(391	)(d)	—
Cash and cash equivalents	12	8,459	344	393	(29	)(e)	9,179

Total current assets	404	61,848	3,356	2,263	(5,238)		62,633

Current liabilities: amounts due within one year
Short-term debt	—	(5,822)	—	—	60	(f)	(5,762)
Accounts payable and accrued liabilities	(7)	(40,207)	(18)	(29)	308	(g)	(39,953)
Taxes payable	—	(9,885)	—	—	—		(9,885)
Dividends payable	—	(4,750)	—	—	4,750	(c)	—

Total current liabilities	(7)	(60,664)	(18)	(29)	5,118		(55,600)

Net current assets/(liabilities)	397	1,184	3,338	2,234	(120)		7,033

Total assets less current liabilities	397	132,147	54,328	36,224	(85,100)		137,996

Long-term liabilities: amounts due after more than one year
Long-term debt	—	(8,600)	—	—	—		(8,600)
Other	—	(8,065)	—	—	—		(8,065)

	—	(16,665)	—	—	—		(16,665)

Provisions
Deferred taxation	—	(14,844)	—	—	—		(14,844)
Pensions and similar obligations	—	(5,044)	—	—	—		(5,044)
Decommissioning and restoration costs	—	(5,709)	—	—	—		(5,709)

	—	(25,597)	—	—	—		(25,597)

Group net assets before minority interests	397	89,885	54,328	36,224	(85,100)		95,734
Minority interests	—	(5,309)	—	—	—		(5,309)

Net assets	397	84,576	54,328	36,224	(85,100)		90,425

Shareholders’ equity	397	84,576	54,328	36,224	(85,100	) (h)	90,425

Unaudited Condensed Pro Forma Combined Income Statement for the year ended

December 31, 2004

U.S. GAAP

							Pro forma
							combined
	Royal Dutch	Royal Dutch/	Royal	Shell	Pro forma		Royal Dutch
	Shell*	Shell Group	Dutch	Transport	adjustments		Shell

	Note 1	Note 2	Note 3	Note 4	Note 5		Note 6

	$ million (except per share amounts)
Sales proceeds	—	337,522	—	—	—		337,522
Sales taxes, excise duties and similar levies	—	(72,332)	—	—	—		(72,332)

Net proceeds	—	265,190	—	—	—		265,190
Cost of sales	—	(221,678)	—	—	—		(221,678)

Gross profit	—	43,512	—	—	—		43,512
Selling and distribution expenses	—	(12,340)	—	—	—		(12,340)
Administrative expenses	(3)	(2,516)	(10)	(13)	—		(2,542)
Exploration	—	(1,823)	—	—	—		(1,823)
Research and development	—	(553)	—	—	—		(553)
Share of operating profit of associated companies	—	5,653	—	—	—		5,653

Operating profit	(3)	31,933	(10)	(13)	—		31,907
Share in net income of Royal Dutch/ Shell Group	—	—	10,910	7,273	(18,183	) (i)	—
Interest and other income	1	1,705	12	13	(1	)(j)	1,730
Interest expense	—	(1,214)	—	—	1	(j)	(1,213)
Currency exchange losses	—	(39)	—	—	—		(39)

Income before taxation	(2)	32,385	10,912	7,273	(18,183)		32,385
Taxation	—	(15,136)	(1)	—	—		(15,137)

Income after taxation	(2)	17,249	10,911	7,273	(18,183)		17,248
Income applicable to minority interests	—	(626)	—	—	—		(626)

Income from continuing operations	(2)	16,623	10,911	7,273	(18,183)		16,622
Income from discontinued operations, net of tax	—	1,560	—	—	—		1,560

Net income	(2)	18,183	10,911	7,273	(18,183)		18,182

Earnings per share (Note 7) ($)
Basic	—	N/A	5.39	0.77	N/A		2.69

Diluted	—	N/A	5.39	0.77	N/A		2.68

*	For the period from October 21, 2004 to December 31, 2004.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2004

Note 1: Royal Dutch Shell

      Royal Dutch Shell has not engaged in any operational activities since its incorporation. Apart from the contemplated Transaction, Royal Dutch Shell has only borne the costs of administration expenses, acquired investments and issued share capital. Between the date of incorporation and the date of acquisition by Shell RDS Holding B.V. (October 21, 2004) these activities relate to previous owners and are inconsequential in amount. Under U.S. GAAP, financial statements are not required to be presented for the period from January 1, 2004 to October 21, 2004.

      Information on the Royal Dutch Shell balance sheet has been derived from the audited financial statements of Royal Dutch Shell included on pages F-1 – F-18.

      The income statement figures reflect Royal Dutch Shell’s historical results of operation from October 21, 2004 to December 31, 2004 in accordance with U.S. GAAP and presented in U.S. dollars.

	Royal Dutch Shell Income Statement
	Period ended December 31, 2004

		Push down
	UK GAAP(a)	accounting(b)	U.S. GAAP

	($ million)	($ million)	($ million)
Administrative expenses	—	(3)	(3)

Operating profit	—	(3)	(3)
Interest and other income	1	—	1

Income before taxation	1	(3)	(2)
Taxation	—	—	—

Net income	1	(3)	(2)

(a)	The figures for Royal Dutch Shell included in this column are derived from the audited financial statements of Royal Dutch Shell included on pages F-1 – F-18. These are prepared in accordance with UK GAAP and presented in U.S. dollars.

(b)	Under U.S. GAAP push down accounting requirements, the excess of the consideration paid by Shell RDS Holding B.V. over the book value of the net assets of Royal Dutch Shell at the date of acquisition (which did not differ from the fair value) would have been recorded as an increase in equity and would have been charged to the Income Statement of Royal Dutch Shell as an organization cost.

Note 2: Royal Dutch/ Shell Group

      The 2004 balance sheet and income statement figures for the Royal Dutch/ Shell Group are derived from the audited historical financial statements of the Royal Dutch/ Shell Group contained in the 2004 Form 20-F/A. These financial statements are prepared in accordance with U.S. GAAP and presented in U.S. dollars.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2004

Note 3: Royal Dutch

      The balance sheet and income statement figures for Royal Dutch reflect its historical financial position and results of operations in accordance with U.S. GAAP and presented in U.S. dollars. Set forth below are tables that present a reconciliation of the financial position and results of operations of Royal Dutch, the financial statements of which are prepared in accordance with Netherlands GAAP and presented in euros, to U.S. GAAP and a conversion of the line items into U.S. dollars.

	Royal Dutch Balance Sheet
	As at December 31, 2004

	Netherlands	Amortization		Reversal of
	GAAP(a)	goodwill(b)(i)	Impairments(b)(ii)	impairments(b)(iii)	U.S. GAAP	U.S. GAAP(c)

	(€ million)	(€ million)	(€ million)	(€ million)	(€ million)	($ million)
Fixed assets
Investments:
companies of the Royal Dutch/ Shell Group	37,018	200	200	(206)	37,212	50,746
other investments	179	—	—	—	179	244

Total fixed assets	37,197	200	200	(206)	37,391	50,990

Current assets
Accounts receivable	2,209	—	—	—	2,209	3,012
Cash and cash equivalents	252	—	—	—	252	344

Total current assets	2,461	—	—	—	2,461	3,356

Current liabilities: amounts due within one year:
Accounts payable and accrued liabilities	(13)	—	—	—	(13)	(18)

Total current liabilities	(13)	—	—	—	(13)	(18)

Net current assets	2,448	—	—	—	2,448	3,338

Net assets	39,645	200	200	(206)	39,839	54,328

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2004

	Royal Dutch Income Statement
	Year ended December 31, 2004

	Netherlands	Amortization of		Reversal of
	GAAP(a)	goodwill(b)(i)	Impairments(b)(ii)	impairments(b)(iii)	U.S. GAAP	U.S. GAAP(d)

	(€ million)	(€ million)	(€ million)	(€ million)	(€ million)	($ million)
Administrative expenses	(8)	—	—	—	(8)	(10)

Operating profit	(8)	—	—	—	(8)	(10)
Share in net income of Royal Dutch/ Shell Group	8,712	81	220	(226)	8,787	10,910
Interest and other income	10	—	—	—	10	12

Income before taxation	8,714	81	220	(226)	8,789	10,912
Taxation	(1)	—	—	—	(1)	(1)

Net income	8,713	81	220	(226)	8,788	10,911

	€	€	€	€	€	$

Earnings per share(e)
Basic	4.31	0.04	0.11	(0.11)	4.35	5.39

Diluted	4.30	0.04	0.11	(0.11)	4.34	5.39

(a)	The figures for Royal Dutch included in this column are derived from the audited financial statements of Royal Dutch contained in the 2004 Form 20-F/A. These are prepared in accordance with Netherlands GAAP and presented in euros.

(b)	The figures in these columns reflect the adjustment required to reconcile Royal Dutch’s financial position and results from operations from Netherlands GAAP to U.S. GAAP.

(i)	An adjustment to Royal Dutch’s share of net income and net assets of Royal Dutch/Shell Group companies to eliminate the amortization of goodwill. Under U.S. GAAP, goodwill is not amortized, but tested for impairment annually or when certain events occur that indicate potential impairment. Under Netherlands GAAP, goodwill is amortized on a straight-line basis over its estimated useful economic life, which is assumed not to exceed 20 years unless there are grounds to rebut this assumption;

(ii)	An adjustment to Royal Dutch’s share of net income and net assets in relation to impairments. Under U.S. GAAP, only if an asset’s estimated undiscounted future cash flows are below its carrying amount is a determination required of the amount of any impairment based on discounted cash flows. There is no undiscounted test under Netherlands GAAP; and

(iii)	An adjustment to Royal Dutch’s share of net income and net assets of Group companies in relation to recoverability of assets. Under U.S. GAAP, reversals of impairments are not permitted. Under Netherlands GAAP, a favorable change in the circumstances which results in an impairment would trigger the requirement for a redetermination of the amount of the impairment and any reversal is recognized in income.

(c)	This column presents Royal Dutch’s financial position in accordance with U.S. GAAP, translated into U.S. dollars using the closing exchange rate as at December 31, 2004 ($1 = €0.73).

(d)	This column represents Royal Dutch’s income statement in accordance with U.S. GAAP, translated into U.S. dollars using the average exchange rate during 2004 ($1 = €0.81), with the exception of the dividends received from the Royal Dutch/Shell Group companies, which were translated at the exchange rates on the dates of payment of those dividends.

(e)	The basic earnings per share amounts shown are based on net income and after deducting the 4% cumulative preference dividend on Royal Dutch priority shares, which dividend totaled €26,880 in 2004. The calculation uses a weighted average number of Royal Dutch ordinary shares of 2,023,212,126 in 2004. This

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2004 amount is based on outstanding Royal Dutch ordinary shares, after deduction of Royal Dutch ordinary shares held by Royal Dutch/ Shell Group companies in respect of share options and other incentive compensation plans. For the purpose of the calculation, Royal Dutch ordinary shares repurchased under the buyback program are deemed to have been canceled on the purchase date.

Diluted earnings per share are based on net income and after deducting the 4% cumulative preference dividend on Royal Dutch priority shares. For this calculation, the weighted number of Royal Dutch ordinary shares is increased by 2,283,163 for 2004 to reflect the dilutive effect of potentially issuable shares relating to share options and other incentive compensation plans.

Note 4: Shell Transport

      The balance sheet and income statement figures for Shell Transport reflect its historical financial position and results of operations in accordance with U.S. GAAP and presented in U.S. dollars. Set forth below are tables that present a reconciliation of the financial position and results of operations of Shell Transport, the financial statements of which are prepared in accordance with UK GAAP and presented in pounds sterling, to U.S. GAAP and a conversion of the line items into U.S. dollars.

	Shell Transport Balance Sheet
	As at December 31, 2004

		Dividends	Amortization of		Reversal of
	UK GAAP(a)	payable(b)(i)	goodwill(b)(ii)	Impairments(b)(iii)	impairments(b)(iv)	U.S. GAAP	U.S. GAAP(c)

	(£ million)	(£ million)	(£ million)	(£ million)	(£ million)	(£ million)	($ million)
Fixed assets
Investments:
companies of the Royal Dutch/ Shell Group	17,452	—	94	95	(97)	17,544	33,830
other investment	83	—	—	—	—	83	160

Total fixed assets	17,535	—	94	95	(97)	17,627	33,990

Current assets
Accounts receivable	970	—	—	—	—	970	1,870
Cash and cash equivalents	204	—	—	—	—	204	393

Total current assets	1,174	—	—	—	—	1,174	2,263

Current liabilities: amounts due within one year Accounts payable and accrued liabilities	(15)	—	—	—	—	(15)	(29)
Dividends payable	(1,030)	1,030	—	—	—	—	—

Total current liabilities	(1,045)	1,030	—	—	—	(15)	(29)

Net current assets	129	1,030	—	—	—	1,159	2,234

Net assets	17,664	1,030	94	95	(97)	18,786	36,224

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2004

	Shell Transport Income Statement
	Year ended December 31, 2004

			Share in
			Netherlands
		Less: Income	GAAP net
		from shares	income of
		in Royal	Royal
		Dutch/	Dutch/
		Shell	Shell	Amortization		Reversal of
	UK GAAP(a)	Group(b)(v)	Group(b)(vi)	of goodwill(b)(ii)	Impairments(b)(iii)	impairments(b)(iv)	U.S. GAAP	U.S. GAAP(d)

	(£ million)	(£ million)	(£ million)	(£ million)	(£ million)	(£ million)	(£ million)	($ million)
Administrative expenses	(7)	—	—	—	—	—	(7)	(13)

Operating profit	(7)	—	—	—	—	—	(7)	(13)
Income from associated companies	1,735	(1,735)	—	—	—	—	—	—
Share of operating profit of associated companies	—	—	3,939	37	100	(103)	3,973	7,273
Interest and other income	7	—	—	—	—	—	7	13

Income before taxation	1,735	(1,735)	3,939	37	100	(103)	3,973	7,273
Taxation	—	—	—	—	—	—	—	—

Net income	1,735	(1,735)	3,939	37	100	(103)	3,973	7,273

	Pence	Pence	Pence	Pence	Pence	Pence	Pence	$

Earnings per share(e)
Basic	18.3	(18.3)	41.5	0.4	1.1	(1.1)	41.9	0.77

Diluted	18.3	(18.3)	41.5	0.4	1.1	(1.1)	41.9	0.77

(a)	The figures for Shell Transport included in this column are derived from the audited financial statements of Shell Transport included in the 2004 Form 20-F/A. These are prepared in accordance with UK GAAP and presented in pounds sterling.

(b)	Under UK GAAP, Shell Transport, as a parent company with no subsidiaries, accounts for its share of earnings in the Royal Dutch/ Shell Group on a dividend receivable basis in its profit and loss account. Its investment in the Royal Dutch/ Shell Group is at a directors’ valuation based on 40% of the net assets of the Royal Dutch/Shell Group as shown in the separate Netherlands GAAP information presented by the Royal Dutch/ Shell Group. This is not in accordance with U.S. GAAP which, in the circumstances of Shell Transport, would require equity accounting. The figures in these columns reflect the adjustments required to reconcile Shell Transport’s financial position and results from operations from UK GAAP to U.S. GAAP.

(i)	Under U.S. GAAP, £1,030 million of dividends declared after year-end 2004 but before the applicable financial statements are approved, which are accrued under UK GAAP, are not recognized at year-end;

(ii)	An adjustment to Shell Transport’s share of net income and net assets of Royal Dutch/Shell Group companies to eliminate the amortization of goodwill. Under U.S. GAAP, goodwill is not amortized but tested for impairment annually or when certain events occur that indicate potential impairment. Under Netherlands GAAP, goodwill is amortized on a straight-line basis over its estimated useful economic life, which is assumed not to exceed 20 years unless there are grounds to rebut this assumption;

(iii)	An adjustment to Shell Transport’s share of net income and net assets of Royal Dutch/Shell Group companies in relation to impairments. Under U.S. GAAP, only if an asset’s estimated undiscounted future cash flows are below its carrying amount is a determination required of the amount of any impairment based on discounted cash flows. There is no undiscounted test under Netherlands GAAP;

(iv)	An adjustment to Shell Transport’s share of net income and net assets of Royal Dutch/Shell Group companies in relation to recoverability of assets. Under U.S. GAAP, reversals of impairments are not

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2004 permitted. Under Netherlands GAAP, a favorable change in the circumstances which had resulted in an impairment would trigger the requirement for a redetermination of the amount of the impairment and any reversal is recognized in income;

(v)	An adjustment to eliminate the income from shares in Royal Dutch/Shell Group companies recognized under UK GAAP; and

(vi)	An adjustment to include Shell Transport’s share in Netherlands GAAP net income of Royal Dutch/Shell Group companies.

(c)	This column presents Shell Transport’s financial position in accordance with U.S. GAAP, translated into U.S. dollars using the closing exchange rate as at December 31, 2004 ($1 = £0.52).

(d)	This column represents Shell Transport’s income statement in accordance with U.S. GAAP, translated into U.S. dollars using the average exchange during 2004 ($1 = £0.55) with the exception of the dividends received from the Royal Dutch/ Shell Group companies, which were translated at the exchange rate on the date of payment of those dividends.

(e)	The basic earnings per share amounts shown are calculated after deducting the 5.5% and 7% cumulative dividend on Shell Transport First preference shares and Shell Transport Second preference shares, respectively, which dividends totaled £0.8 million in 2004. The calculation uses a weighted average number of Shell Transport ordinary shares of 9,480,407,909 in 2004. The earnings per share calculation excludes Shell Transport ordinary shares held by Royal Dutch/ Shell Group companies for share options and other incentive compensation plans. For the purpose of the calculation, Shell Transport ordinary shares repurchased under the buyback program are deemed to have been canceled on the purchase date.

Diluted earnings per share are calculated after deducting the 5.5% and 7% cumulative dividend on Shell Transport First preference shares and Shell Transport Second preference shares, respectively. For this calculation, the weighted number of Shell Transport ordinary shares is increased by 4,772,177 for 2004 to reflect the dilutive effect of potentially issuable shares relating to share option and other incentive compensation plans.

Note 5: Pro forma adjustments

      This column gives effect to the adjustments necessary to reflect the Transaction (including the combination of Royal Dutch Shell, the Royal Dutch/ Shell Group, Royal Dutch and Shell Transport), the Share Redemptions and, in the case of the balance sheet, to reflect the incurrence of transaction costs.

      Royal Dutch currently owns 60% of the Royal Dutch/ Shell Group and Shell Transport owns 40% and the exchange ratios have been set to give effect to this ownership of their economic interest in the Royal Dutch/ Shell Group. The transactions to give effect to this are the exchange of outstanding Royal Dutch ordinary shares for Class A Shares and Class A ADRs in the offer and the cancelation of outstanding Shell Transport ordinary shares and Shell Transport ADRs and issuance of Class B Shares and Class B ADRs in the Scheme of Arrangement. These steps are transactions between entities within the unaudited condensed pro forma combined financial statements and are eliminated upon consolidation.

(a)	This adjustment of $84,576 million as at December 31, 2004 reflects the elimination of the investments of Royal Dutch and Shell Transport in the equity of the Royal Dutch/ Shell Group (reflected in the historical accounts of Royal Dutch and Shell Transport). The corresponding adjustment is to “Shareholders’ equity”.

(b)	This adjustment of $404 million as at December 31, 2004 reflects the elimination of the investments of Royal Dutch and Shell Transport in the equity of Royal Dutch Shell. The corresponding adjustment is to “Shareholders’ equity”. This transaction is between entities within the unaudited condensed pro forma combined financial information and is eliminated upon consolidation.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2004

(c)	This adjustment of $4,818 million as at December 31, 2004 reflects:

•	the elimination of dividends payable by the Royal Dutch/ Shell Group to Royal Dutch and Shell Transport as at December 31, 2004 of $4,750 million (included within “Dividends payable” in the Royal Dutch/ Shell Group balance sheet). These dividends due to Royal Dutch and Shell Transport are included within “Accounts receivable” in the balance sheets of Royal Dutch and Shell Transport. The adjustment eliminates the “Accounts receivable” in the Royal Dutch and Shell Transport balance sheets and the offsetting “Dividends payable” in the Royal Dutch/ Shell Group balance sheet;

•	the elimination of a $60 million short-term deposit by Royal Dutch with a Royal Dutch/ Shell Group company as at December 31, 2004. The adjustment eliminates within “Accounts receivable” in the Royal Dutch balance sheet and the offsetting “Short-term debt” in the Royal Dutch/ Shell Group balance sheet;

•	the elimination of $2 million of expenses prepaid by a Royal Dutch/ Shell Group company on behalf of Shell Transport as at December 31, 2004. The adjustment eliminates within “Accounts receivable” in the Royal Dutch/ Shell Group balance sheet and the offsetting “Accounts payable and accrued liabilities” in the Shell Transport balance sheet; and

•	the elimination of a $6 million amount payable by Royal Dutch Shell to a Royal Dutch/ Shell Group company as at December 31, 2004. The adjustment eliminates within “Accounts receivable” in the Royal Dutch/ Shell Group balance sheet and the offsetting “Accounts payable and accrued liabilities” in the Royal Dutch Shell balance sheet.

(d)	This adjustment of $391 million reflects the elimination of Royal Dutch Shell short-term investments held with a Royal Dutch/ Shell Group company as at December 31, 2004. The adjustment eliminates the “Investments” in the Royal Dutch Shell balance sheet and the offsetting “Accounts payable and accrued liabilities” in the Royal Dutch/ Shell Group balance sheet.

(e)	This adjustment of $29 million reflects the redemption by Royal Dutch of the Royal Dutch priority shares for aggregate consideration of approximately $1 million and the cancelation and repayment by Shell Transport of the Shell Transport First preference shares and Shell Transport Second preference shares for aggregate consideration of approximately $28 million. These amounts will be paid in cash and will reduce “Shareholders’ equity” by $29 million.

(f)	This adjustment of $60 million reflects the elimination of a short-term deposit by Royal Dutch with a Royal Dutch/ Shell Group company as at December 31, 2004. The adjustment eliminates within “Short-term debt” in the Royal Dutch/ Shell Group balance sheet and the offsetting “Accounts receivable” in the Royal Dutch balance sheet;

(g)	This adjustment of $308 million as at December 31, 2004, reflects:

•	the estimated costs of the Transaction to be incurred after December 31, 2004 of $91 million. The charge of $91 million has been included as an accrual within “Accounts payable and accrued liabilities” in the balance sheet. The corresponding adjustment is to “Shareholders’ equity”;

•	the elimination of $2 million of expenses prepaid by a Royal Dutch/ Shell Group company on behalf of Shell Transport as at December 31, 2004. The adjustment eliminates within “Accounts payable and accrued liabilities” in the Shell Transport balance sheet and the offsetting “Accounts receivable” in the Royal Dutch/ Shell Group balance sheet;

•	the elimination of a $6 million Royal Dutch Shell amount payable to a Royal Dutch/ Shell Group company as at December 31, 2004. The adjustment eliminates within “Accounts payable and accrued liabilities” in the Royal Dutch Shell balance sheet and the offsetting “Accounts receivable” in the Royal Dutch/ Shell Group balance sheet; and

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2004

•	the elimination of $391 million Royal Dutch Shell deposited with a Royal Dutch/ Shell Group company as at December 31, 2004. The adjustment eliminates within “Accounts payable and accrued liabilities” in the Royal Dutch/ Shell Group balance sheet and the offsetting “Investments” in the Royal Dutch Shell balance sheet.

(h)	The adjustment to “Shareholders’ equity” reflects the elimination of the Royal Dutch and Shell Transport investment in the equity of the Royal Dutch/ Shell Group of $84,576 million as at December 31, 2004, noted in (a) above, the elimination of the Royal Dutch and Shell Transport investment in the equity of Royal Dutch Shell of $404 million as at December 31, 2004, noted in (b) above, the accrual for costs of the Transaction, to be incurred after December 31, 2004, of $91 million noted in (g) above and $29 million for the redemption of the Royal Dutch priority shares and the cancelation and repayment of Shell Transport preference shares noted in (e) above.

(i)	This adjustment of $18,183 million as at December 31, 2004 represents the elimination of Royal Dutch’s and Shell Transport’s income derived from their interests in the Royal Dutch/ Shell Group.

(j)	This adjustment represents the elimination of Royal Dutch Shell interest income derived from a Royal Dutch/ Shell Group company. The adjustment eliminates the “Interest and other income” in the Royal Dutch Shell profit and loss account and the offsetting “Interest expense” in the Royal Dutch/ Shell Group profit and loss account.

Note 6: Pro forma combined Royal Dutch Shell

      This column in the income statement and balance sheet reflects the Unaudited Condensed Pro forma Combined Income Statement and Balance Sheet of Royal Dutch Shell in accordance with U.S. GAAP and presented in U.S. dollars in order to give a better understanding of what the results of operations and financial position of Royal Dutch Shell might have looked like on a combined basis had the Transaction occurred on an earlier date.

Note 7: Earnings per share

      After the Transaction and the exchange of Royal Dutch and Shell Transport shares for Royal Dutch Shell shares, the earnings per share for the shareholders of Royal Dutch and Shell Transport are expected to be equivalent with that for Royal Dutch Shell.

(a)  Earnings per share

      Earnings for Royal Dutch, Shell Transport and Royal Dutch Shell (in accordance with U.S. GAAP and presented in U.S. dollars) and the number of shares outstanding at December 31, 2004 are as follows:

				Pro forma
				combined
	Royal Dutch	Shell Transport	Royal Dutch Shell	Royal Dutch Shell

Earnings ($ million) at December 31, 2004	10,911	7,273	(2)	18,182
Shares outstanding at December 31, 2004	2,081,725,000	9,624,900,000	—	6,929,002,027

      The earnings for the shareholders of Royal Dutch and Shell Transport are reduced by the results from Royal Dutch Shell. The Royal Dutch Shell amount reflects the historical results of operations from October 21, 2004 to December 31, 2004.

      The unaudited basic and diluted earnings per share for the Royal Dutch Shell on a pro forma combined basis are calculated using net income of $18,182 million at December 31, 2004 and a weighted average number of shares of 6,770,458,923 at December 31, 2004 for the basic earnings per share and 6,776,396,454 at December 31, 2004 for the diluted earnings per share.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2004

      The weighted average number of shares outstanding during 2004 for Royal Dutch Shell is based on the equivalent weighted average number of shares for Royal Dutch and Shell Transport (see Note 7(b) (below).

			Pro forma
			combined
	Royal Dutch	Shell Transport	Royal Dutch Shell

Average number of shares outstanding during 2004	2,023,212,126	9,480,407,909	6,770,458,923
Diluted average number of shares outstanding during 2004	2,025,495,289	9,485,180,086	6,776,396,454

	$	$	$

Earnings per share:
Basic	5.39	0.77	2.69
Diluted	5.39	0.77	2.68

      For illustrative purposes earnings per share is presented below as if the exchange of Royal Dutch and Shell Transport shares for Royal Dutch Shell equivalent shares had occurred on January 1, 2004. Under the terms of the Transaction, Royal Dutch and Shell Transport shares are expected to be exchanged at the agreed ratios of 1:2 and 1:0.287333066 respectively. The earnings per share for the shareholders of Royal Dutch and Shell Transport are expected to be equivalent with that for Royal Dutch Shell.

			Pro forma
			combined
	Royal Dutch	Shell Transport	Royal Dutch Shell

Average number of Royal Dutch Shell equivalent shares outstanding during 2004	4,046,424,252	2,724,034,671	6,770,458,923
Diluted average number of Royal Dutch Shell equivalent shares outstanding during 2004	4,050,990,578	2,725,405,876	6,776,396,454

	$	$	$

Earnings per share based on Royal Dutch Shell equivalent shares:
Basic	2.70	2.67	2.69
Diluted	2.69	2.67	2.68

(b)  Calculation of weighted average number of shares

      The weighted average number of shares is based on outstanding shares, after deduction of shares held by Royal Dutch/ Shell Group companies in respect of stock options and other incentive compensation plans, assuming the Royal Dutch and Shell Transport shares relating to share options schemes will be exchanged 100% and in the same ratio as mentioned above. For the purpose of the calculation, shares repurchased under the Royal Dutch and Shell Transport buyback programs are deemed to have been canceled on the purchase date.

      Diluted earnings per share are based on the same net income figures. For this calculation the weighted average number of Royal Dutch and Shell Transport shares that would have been exchanged at the agreed ratios is increased by 5,937,531 at December 31, 2004 for the dilutive effect of potentially issuable shares relating to share options plans as mentioned above.

Note 8: Reconciliation of pro forma US GAAP and International Financial Reporting Standards (“IFRS”)

      Royal Dutch Shell has adopted IFRS in 2005.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2004

      The following table provides a reconciliation between U.S. GAAP and IFRS for Royal Dutch Shell of shareholders’ equity (group equity) and net income (income attributable to equity holders) on an unaudited pro forma combined basis as at and for the year ended December 31, 2004. There are no differences for Royal Dutch, Shell Transport or Royal Dutch Shell between U.S. GAAP and IFRS that will require adjustment for the Royal Dutch Shell Group pro forma.

$ million

Pro forma shareholders’ equity under U.S. GAAP	90,425
Employee benefits(a)	(4,954)
Impairments(b)	(260)
Reversal of impairments(c)	469
Major inspection costs(d)	564
Other	(296)

Pro forma group equity under IFRS	85,948

$ million

Pro forma net income under U.S. GAAP	18,182
Employee benefits(a)	(176)
Impairments(b)	(260)
Reversal of impairments(c)	469
Major inspection costs(d)	196
Cumulative currency translation differences(e)	130
Share based compensation(a)	(115)
Other	114

Pro forma income attributable to equity holders under IFRS	18,540

      The significant adjustments affecting income and equity are described below. These have been derived without material adjustment from the unaudited First Quarter 2005 Condensed Interim Financial Report of the Royal Dutch/ Shell Group.

(a)  Employee benefits including share based compensation

      Unrecognized gains and losses related to defined benefit pension arrangements and other post retirement benefits at the date of transition have been recognized in the 2004 opening balance sheet, with a corresponding reduction in equity.

      The use of the fair value of pension plan assets (rather than market-related value) to calculate annual expected investment returns and the changed approach to amortization of investment gains/ losses can be expected to increase volatility in income going forward.

      Share option awards made after November 7, 2002 and not vested at January 1, 2005 are expensed rather than the practice under U.S. GAAP of pro forma disclosure.

(b)  Impairments

      Under U.S. GAAP, only if an asset’s estimated undiscounted future cash flows are below its carrying amount is a determination required of the amount of any impairment based on discounted cash flows. There is no undiscounted test under IFRS.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2004

(c)  Reversal of impairments

      Under U.S. GAAP, impairments are not reversed. Under IFRS, a favorable change in the circumstances which resulted in an impairment of an asset other than goodwill would trigger the requirement for a redetermination of the amount of the impairment and any reversal is recognized in income.

(d)  Major inspection costs

      Major inspection costs are capitalized and amortized to income over the period until the next planned major inspection. Under U.S. GAAP, prior to 2005, these costs were expensed as incurred.

(e)  Cumulative currency translation differences (“CCTD”)

      At transition the composition of equity changed because the balance of CCTD under U.S. GAAP was eliminated to increase retained earnings. Equity in total was not impacted.

Unaudited Condensed Pro Forma Combined Balance Sheet as at December 31, 2003

U.S. GAAP

		Royal					Pro forma
		Dutch/					combined
	Royal Dutch	Shell	Royal	Shell	Pro forma		Royal Dutch
	Shell	Group	Dutch	Transport	adjustments		Shell

	Note 1	Note 2	Note 3	Note 4	Note 5		Note 6

	$ million
Fixed assets
Tangible assets	—	87,088	—	—	—		87,088
Intangible assets	—	4,735	—	—	—		4,735
Investments:
companies of the Royal Dutch/ Shell Group	—	—	43,498	28,999	(72,497	) (a)	—
associated companies	—	19,371	—	—	—		19,371
securities	—	2,317	—	—	—		2,317
other	—	1,086	—	—	—		1,086

Total fixed assets	—	114,597	43,498	28,999	(72,497)		114,597

Other long-term assets	—	11,349	—	—	—		11,349

Current assets
Inventories	—	12,690	—	—	—		12,690
Accounts receivable	—	28,969	3,592	2,034	(5,582	) (b)	29,013
Cash and cash equivalents	—	1,952	10	155	(29	)(c)	2,088

Total current assets	—	43,611	3,602	2,189	(5,611)		43,791

Current liabilities: amounts due within one year
Short-term debt	—	(11,027)	—	—	458	(d)	(10,569)
Accounts payable and accrued liabilities	—	(32,347)	(13)	(24)	(114	)(e)	(32,498)
Taxes payable	—	(5,927)	—	—	—		(5,927)
Dividends payable	—	(5,123)	—	—	5,123	(b)	—

Total current liabilities	—	(54,424)	(13)	(24)	5,467		(48,994)

Net current assets/(liabilities)	—	(10,813)	3,589	2,165	(144)		(5,203)

Total assets less current liabilities	—	115,133	47,087	31,164	(72,641)		120,743

Long-term liabilities: amounts due after more than one year
Long-term debt	—	(9,100)	—	—	—		(9,100)
Other	—	(6,054)	—	—	—		(6,054)

	—	(15,154)	—	—	—		(15,154)

Provisions
Deferred taxation	—	(15,185)	—	—	—		(15,185)
Pensions and similar obligations	—	(4,927)	—	—	—		(4,927)
Decommissioning and restoration costs	—	(3,955)	—	—	—		(3,955)

	—	(24,067)	—	—	—		(24,067)

Royal Dutch/ Shell Group net assets before minority interests	—	75,912	47,087	31,164	(72,641)		81,522
Minority interests	—	(3,415)	—	—	—		(3,415)

Net assets	—	72,497	47,087	31,164	(72,641)		78,107

Shareholders’ equity	—	72,497	47,087	31,164	(72,641	) (f)	78,107

Unaudited Condensed Pro Forma Combined Income Statement for the year ended

December 31, 2003

U.S. GAAP

		Royal					Pro forma
		Dutch/					combined
	Royal Dutch	Shell	Royal	Shell	Pro forma		Royal Dutch
	Shell	Group	Dutch	Transport	adjustments		Shell

	Note 1	Note 2	Note 3	Note 4	Note 5		Note 6

	$ million (except per share amounts)
Sales proceeds	—	263,889	—	—	—		263,889
Sales taxes, excise duties and similar levies	—	(65,527)	—	—	—		(65,527)

Net proceeds	—	198,362	—	—	—		198,362
Cost of sales	—	(165,147)	—	—	—		(165,147)

Gross profit	—	33,215	—	—	—		33,215
Selling and distribution expenses	—	(11,409)	—	—	—		(11,409)
Administrative expenses	—	(1,870)	(9)	(8)	—		(1,887)
Exploration	—	(1,475)	—	—	—		(1,475)
Research and development	—	(584)	—	—	—		(584)
Share of operating profit of associated companies	—	3,446	—	—	—		3,446

Operating profit	—	21,323	(9)	(8)	—		21,306
Share in net income of Royal Dutch/ Shell Group	—	—	7,387	4,926	(12,313	) (g)	—
Interest and other income	—	1,967	20	9	—		1,996
Interest expense	—	(1,324)	—	—	—		(1,324)
Currency exchange losses	—	(231)	—	—	—		(231)

Income before taxation	—	21,735	7,398	4,927	(12,313)		21,747
Taxation	—	(9,349)	(3)	—	—		(9,352)

Income after taxation	—	12,386	7,395	4,927	(12,313)		12,395
Income applicable to minority interests	—	(353)	—	—	—		(353)

Income from continuing operations before cumulative effect of a change in accounting principle net of tax	—	12,033	7,395	4,927	(12,313)		12,042
Income from discontinued operations, net of tax	—	25	—	—	—		25
Cumulative effect of a change in accounting principle, net of tax	—	255	—	—	—		255

Net income	—	12,313	7,395	4,927	(12,313)		12,322

Earnings per share (Note 7) ($)
Basic	—	N/A	3.63	0.52	N/A		1.81

Diluted	—	N/A	3.63	0.52	N/A		1.81

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for

the year ended December 31, 2003

Note 1: Royal Dutch Shell

      Royal Dutch Shell has not engaged in any operational activities since its incorporation. Apart from the contemplated Transaction, Royal Dutch Shell has only borne the costs of administration expenses, acquired investments and issued share capital. Between the date of incorporation and the date of acquisition by Shell RDS Holding B.V. (October 21, 2004) these activities relate to previous owners and are inconsequential in amount. Under U.S. GAAP, financial statements are not required to be presented for the period prior to October 21, 2004.

Note 2: Royal Dutch/Shell Group

      The 2003 balance sheet and income statement figures for the Royal Dutch/ Shell Group are derived from the audited historical financial statements of the Royal Dutch/ Shell Group contained in the 2004 Form 20-F/A. These financial statements are prepared in accordance with U.S. GAAP and presented in U.S. dollars.

Note 3: Royal Dutch

      The balance sheet and income statement figures for Royal Dutch reflect its historical financial position and results of operations in accordance with U.S. GAAP and presented in U.S. dollars. Set forth below are tables that present a reconciliation of the financial position and results of operations of Royal Dutch, the financial statements of which are prepared in accordance with Netherlands GAAP and presented in euros, to U.S. GAAP and a conversion of the line items into U.S. dollars.

	Royal Dutch Balance Sheet
	As at December 31, 2003

	Netherlands GAAP(a)	Adjustments(b)(i)	U.S. GAAP	U.S. GAAP(c)

	(€ million)	(€ million)	(€ million)	($ million)
Fixed assets
Investments:
companies of the Royal Dutch/ Shell Group	34,349	137	34,486	43,498

Total fixed assets	34,349	137	34,486	43,498

Current assets
Accounts receivable	2,848	—	2,848	3,592
Cash and cash equivalents	8	—	8	10

Total current assets	2,856	—	2,856	3,602

Current liabilities: amounts due within one year:
Accounts payable and accrued liabilities	(10)	—	(10)	(13)

Total current liabilities	(10)	—	(10)	(13)

Net current assets	2,846	—	2,846	3,589

Net assets	37,195	137	37,332	47,087

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for
the year ended December 31, 2003

	Royal Dutch Income Statement
	Year ended December 31, 2003

	Netherlands	Amortization of	Asset
	GAAP(a)	goodwill(b)(i)	retirement(b)(ii)	U.S. GAAP	U.S. GAAP(d)

	(€ million)	(€ million)	(€ million)	(€ million)	($ million)
Administrative expenses	(8)	—	—	(8)	(9)

Operating profit	(8)	—	—	(8)	(9)
Share in net income of Royal Dutch/ Shell Group	6,411	90	141	6,642	7,387
Interest and other income	18	—	—	18	20

Income before taxation	6,421	90	141	6,652	7,398
Taxation	(3)	—	—	(3)	(3)

Net income	6,418	90	141	6,649	7,395

	€	€	€	€	$

Earnings per share(e)
Basic	3.15	0.04	0.07	3.26	3.63

Diluted	3.15	0.04	0.07	3.26	3.63

(a)	The figures for Royal Dutch included in this column are derived from the 2003 audited financial statements of Royal Dutch contained in the 2004 Form 20-F/A. These are prepared in accordance with Netherlands GAAP and presented in euros.

(b)	The figures in this column reflect the adjustment required to reconcile Royal Dutch’s financial position and results from operations from Netherlands GAAP to U.S. GAAP.

(i)	This difference arises from the fact that under U.S. GAAP goodwill is not amortized, but tested for impairment annually or when certain events occur that indicate potential impairment. Under Netherlands GAAP, goodwill is amortized on a straight-line basis over its estimated useful economic life, which is assumed not to exceed 20 years unless there are grounds to rebut this assumption; and

(ii)	Under U.S. GAAP, the cumulative effect of a change in accounting policy for asset retirement obligations at the beginning of 2003 is reflected in 2003 net income. This change in accounting policy was also made under Netherlands GAAP. However, the cumulative effect of the change under Netherlands GAAP has been reported as an adjustment to the opening balance of net assets.

(c)	This column presents Royal Dutch’s financial position in accordance with U.S. GAAP, translated into U.S. dollars using the closing exchange rate as at December 31, 2003 ($1 = €0.79).

(d)	This column represents Royal Dutch’s income statement in accordance with U.S. GAAP, translated into U.S. dollars using the average exchange rate during 2003 ($1 = €0.90), with the exception of the dividends received from the Royal Dutch/ Shell Group companies, which were translated at the exchange rates on the dates of payment of those dividends.

(e)	The basic earnings per share amounts shown are based on net income and after deducting the 4% cumulative preference dividend on priority shares, which dividend totaled €26,880 in 2003. The calculation uses a weighted average number of Royal Dutch ordinary shares of 2,036,687,755 in 2003. This amount is based on outstanding Royal Dutch ordinary shares, after deduction of Royal Dutch ordinary shares held by Royal Dutch/ Shell Group companies in respect of share options and other incentive compensation plans. For the purpose of the calculation, Royal Dutch ordinary shares repurchased under the buyback program are deemed to have been canceled on the purchase date.

Diluted earnings per share are based on net income and after deducting the 4% cumulative preference dividend on Royal Dutch priority shares. For this calculation, the weighted number of Royal Dutch ordinary

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for
the year ended December 31, 2003

shares is increased by 674,210 for 2003 to reflect the dilutive effect of potentially issuable shares relating to share options and other incentive compensation plans.

Note 4: Shell Transport

      The balance sheet and income statement figures for Shell Transport reflect its historical financial position and results of operations in accordance with U.S. GAAP and presented in U.S. dollars. Set forth below are tables that present a reconciliation of the financial position and results of operations of Shell Transport, the financial statements of which are prepared in accordance with UK GAAP and presented in pounds sterling, to U.S. GAAP and a conversion of the line items into U.S. dollars.

	Shell Transport Balance Sheet
	As at December 31, 2003

	UK GAAP(a)	Adjustments(b)	U.S. GAAP	U.S. GAAP(c)

	(£ million)	(£ million)	(£ million)	($ million)
Fixed assets
Investments:
companies of the Royal Dutch/ Shell Group	16,201	64	16,265	28,999

Total fixed assets	16,201	64	16,265	28,999

Current assets
Accounts receivable	1,141	—	1,141	2,034
Cash and cash equivalents	87	—	87	155

Total current assets	1,228	—	1,228	2,189

Current liabilities: amounts due within one year
Accounts payable and accrued liabilities	(14)	—	(14)	(24)
Dividends payable	(933)	933	—	—

Total current liabilities	(947)	933	(14)	(24)

Net current assets	281	933	1,214	2,165

Net assets	16,482	997	17,479	31,164

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for
the year ended December 31, 2003

	Shell Transport Income Statement
	Year ended December 31, 2003

			Share in	Retirement
		Less: Income	Netherlands GAAP	obligation
		from shares	net income of	accounting
		in Royal Dutch/	Royal Dutch/	policy	Amortization
	UK GAAP(a)	Shell Group(d)(i)	Shell Group(d)(ii)	change(d)(iii)	of goodwill(d)(iv)	U.S. GAAP	U.S. GAAP(e)

	(£ million)	(£ million)	(£ million)	(£ million)	(£ million)	(£ million)	($ million)
Administrative expenses	(5)	—	—	—	—	(5)	(8)

Operating profit	(5)	—	—	—	—	(5)	(8)
Income from associated companies	1,361	(1,361)	—	—	—	—	—
Share of operating profit of associated companies	—	—	2,938	64	42	3,044	4,926
Interest and other income	6	—	—	—	—	6	9

Income before taxation	1,362	(1,361)	2,938	64	42	3,045	4,927
Taxation	—	—	—	—	—	—	—

Net income	1,362	(1,361)	2,938	64	42	3,045	4,927

	Pence	Pence	Pence	Pence	Pence	Pence	$

Earnings per share(f)
Basic	14.3	(14.3)	30.8	0.7	0.4	31.9	0.52

Diluted	14.3	(14.3)	30.8	0.7	0.4	31.9	0.52

(a)	The figures for Shell Transport included in this column are derived from the 2003 audited financial statements of Shell Transport included in the 2004 Form 20-F/A. These are prepared in accordance with UK GAAP and presented in pounds sterling.

(b)	Under UK GAAP, Shell Transport, as a parent company with no subsidiaries, accounts for its share of earnings in the Royal Dutch/ Shell Group on a dividend receivable basis in its profit and loss account. Its investment in the Royal Dutch/ Shell Group is at a directors’ valuation based on 40% of the net assets of the Royal Dutch/ Shell Group as shown in the separate Netherlands GAAP information presented by the Royal Dutch/ Shell Group. This is not in accordance with U.S. GAAP which, in the circumstances of Shell Transport, would require equity accounting. The figures in this column reflect the adjustments required to reconcile Shell Transport’s financial position from UK GAAP to U.S. GAAP. The cumulative difference of £64 million in net assets as of December 31, 2003 between UK GAAP and U.S. GAAP is that under U.S. GAAP, goodwill is not amortized, but tested for impairment annually or when certain events occur that indicate potential impairment. Under Netherlands GAAP, goodwill is amortized on a straight-line basis over its estimated useful economic life, which is assumed not to exceed 20 years unless there are grounds to rebut this assumption. In addition, under U.S. GAAP £933 million of dividends declared after year-end 2003 but before the financial statements are approved, which are accrued under UK GAAP, are not recognized at year-end.

(c)	This column presents Shell Transport’s financial position in accordance with U.S. GAAP, translated into U.S. dollars using the closing exchange rate as at December 31, 2003 ($1 = £0.56).

(d)	As described above in note (b), Shell Transport accounts for its share of earnings in the Royal Dutch/ Shell Group on a dividend receivable basis in its income statement and its investment in the Royal Dutch/ Shell Group is at a directors’ valuation. This is not in accordance with U.S. GAAP which, in the circumstances of Shell Transport, would require equity accounting.

The following adjustments represent the impact on Shell Transport if the equity method of accounting was applied incorporating Shell Transport’s share of net income of Royal Dutch/ Shell Group companies on a U.S. GAAP basis:

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for
the year ended December 31, 2003

(i)	An adjustment to eliminate the income from shares in Royal Dutch/ Shell Group companies recognized under UK GAAP;

(ii)	An adjustment to include Shell Transport’s share in Netherlands GAAP net income of Royal Dutch/ Shell Group companies;

(iii)	An adjustment to Shell Transport’s share of net income of Royal Dutch/ Shell Group companies in relation to asset retirement obligations. Under U.S. GAAP, the cumulative effect of a change in accounting policy for asset retirement obligations at the beginning of 2003 is reflected in 2003 net income. This change of accounting policy was also made under Netherlands GAAP. However, the cumulative effect of the change under Netherlands GAAP has been reported as an adjustment to the opening balance of net assets and is not reflected in the Netherlands GAAP income statement; and

(iv)	An adjustment to Shell Transport’s share of net income of Royal Dutch/ Shell Group companies to eliminate the amortization of goodwill. Under U.S. GAAP, goodwill is not amortized but tested for impairment annually or when certain events occur that indicate potential impairment. Under Netherlands GAAP, goodwill is amortized on a straight-line basis over its estimated useful economic life, which is assumed not to exceed 20 years unless there are grounds to rebut this assumption.

(e)	This column represents Shell Transport’s income statement in accordance with U.S. GAAP, translated into U.S. dollars using the average exchange during 2003 ($1 = £0.62), with the exception of the dividends received from the Royal Dutch/ Shell Group companies, which were translated at the exchange rate on the date of payment of those dividends.

(f)	The basic earnings per share amounts shown are calculated after deducting the 5.5% and 7% cumulative dividend on Shell Transport First preference shares and Shell Transport Second preference shares, respectively, which dividends totaled £0.8 million in 2003. The calculation uses a weighted average number of Shell Transport ordinary shares of 9,528,797,724 in 2003. The earnings per share calculation excludes Shell Transport ordinary shares held by Royal Dutch/ Shell Group companies for share options and other incentive compensation plans. For the purpose of the calculation, Shell Transport ordinary shares repurchased under the buyback program are deemed to have been canceled on the purchase date.

Diluted earnings per share are calculated after deducting the 5.5% and 7% cumulative dividend on Shell Transport First preference shares and Shell Transport Second preference shares, respectively. For this calculation, the weighted number of Shell Transport ordinary shares is increased by 2,722,083 for 2003 to reflect the dilutive effect of potentially issuable shares relating to share option and other incentive compensation plans as mentioned above.

Note 5: Pro forma adjustments

      This column gives effect to the adjustments necessary to reflect the Transaction (including the combination of Royal Dutch Shell, the Royal Dutch/ Shell Group, Royal Dutch and Shell Transport), the Share Redemptions and, in the case of the balance sheet, to reflect the incurrence of transaction costs.

      Royal Dutch currently owns 60% of the Royal Dutch/ Shell Group and Shell Transport owns 40% and the exchange ratios have been set to give effect to this ownership of their economic interest in the Royal Dutch/ Shell Group. The transactions to give effect to this are the exchange of outstanding Royal Dutch ordinary shares for Class A Shares and Class A ADRs in the offer and the cancelation of outstanding Shell Transport ordinary shares and Shell Transport ADRs and issuance of Class B Shares and Class B ADRs in the Scheme of Arrangement. These steps are transactions between entities within the unaudited condensed pro forma combined financial statements and are eliminated upon consolidation.

(a)	This adjustment of $72,497 million reflects the elimination of the investments of Royal Dutch and Shell Transport in the equity of the Royal Dutch/ Shell Group (reflected in the historical accounts of Royal Dutch and Shell Transport). The corresponding adjustment is to “Shareholders’ equity”.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for
the year ended December 31, 2003

(b)	This adjustment of $5,582 million reflects:

•	the elimination of dividends payable by the Royal Dutch/ Shell Group to Royal Dutch and Shell Transport as at December 31, 2003 of $5,123 million (included within “Dividends payable” in the Royal Dutch/ Shell Group balance sheet). These dividends due to Royal Dutch and Shell Transport are included within “Accounts receivable” in the balance sheets of Royal Dutch and Shell Transport. The adjustment eliminates within “Accounts receivable” in the Royal Dutch and Shell Transport balance sheets and the offsetting “Dividends payable” in the Royal Dutch/ Shell Group balance sheet;

•	the elimination of a $458 million short-term deposit by Royal Dutch with a Royal Dutch/ Shell Group company as at December 31, 2003. The adjustment eliminates within “Accounts receivable” in the Royal Dutch balance sheet and the offsetting “Short-term debt” in the Royal Dutch/ Shell Group balance sheet; and

•	the elimination of $1 million of expenses prepaid by a Royal Dutch/ Shell Group company on behalf of Shell Transport. The adjustment eliminates within “Accounts receivable” in the Royal Dutch/ Shell Group balance sheet and the offsetting “Accounts payable and accrued liabilities” in the Shell Transport balance sheet.

(c)	This adjustment of $29 million reflects the redemption by Royal Dutch of the Royal Dutch priority shares for aggregate consideration of approximately $1 million and the cancelation and repayment by Shell Transport of the Shell Transport First preference shares and Shell Transport Second preference shares for aggregate consideration of approximately $28 million. These amounts will be paid in cash and will reduce “Shareholders’ equity” by $29 million.

(d)	This adjustment of $458 million reflects the elimination of a short-term deposit by Royal Dutch with a Royal Dutch/ Shell Group company as at December 31, 2003. The adjustment eliminates within “Short-term debt” in the Royal Dutch/ Shell Group balance sheet and the offsetting “Accounts receivable” in the Royal Dutch balance sheet;

(e)	This adjustment of $114 million reflects:

•	the estimated costs of the Transaction of $115 million. The charge of $115 million has been included as an accrual within “Accounts payable and accrued liabilities” in the balance sheet. The corresponding adjustment is to “Shareholders’ equity”; and

•	the elimination of $1 million of expenses prepaid by a Royal Dutch/ Shell Group company on behalf of Shell Transport. The adjustment eliminates within “Accounts payable and accrued liabilities” in the Shell Transport balance sheet and the offsetting “Accounts receivable” in the Royal Dutch/ Shell Group balance sheet.

(f)	The adjustment to “Shareholders’ equity” reflects the elimination of the Royal Dutch and Shell Transport investment in the equity of the Royal Dutch/ Shell Group of $72,497 million noted in (a) above, the accrual for costs of the transaction of $115 million noted in (e) above and $29 million for the redemption of the Royal Dutch priority shares and the cancelation and repayment of the Shell Transport preference shares noted in (c) above.

(g)	This adjustment of $12,313 million represents the elimination of Royal Dutch’s and Shell Transport’s income derived from their interests in the Royal Dutch/ Shell Group.

Note 6: Pro forma combined Royal Dutch Shell

      This column in the income statement and balance sheet reflects the Unaudited Condensed Pro forma Combined Income Statement and Balance Sheet of Royal Dutch Shell in accordance with U.S. GAAP and presented in U.S. dollars in order to give a better understanding of what the results of operations and financial position of Royal Dutch Shell might have looked like on a combined basis had the Transaction occurred on an earlier date.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for
the year ended December 31, 2003

Note 7: Earnings per share

      After the Transaction and the exchange of Royal Dutch and Shell Transport shares for Royal Dutch Shell shares, the earnings per share for the shareholders of Royal Dutch and Shell Transport are expected to be equivalent with that for Royal Dutch Shell.

(a)	Earnings per share.

      Earnings for Royal Dutch, Shell Transport and Royal Dutch Shell (in accordance with U.S. GAAP and presented in U.S. dollars) and the number of shares outstanding at December 31, 2003 are as follows:

			Pro forma
			combined
	Royal Dutch	Shell Transport	Royal Dutch Shell

Earnings ($ million)	7,395	4,927	12,322
Shares outstanding at December 31, 2003	2,083,500,000	9,667,500,000	6,944,792,416

      The unaudited basic and diluted earnings per share for the Royal Dutch Shell on a pro forma combined basis are calculated using net income of $12,322 million and a weighted average number of shares of 6,811,314,175 for the basic earnings per share and 6,813,444,740 for the diluted earnings per share.

      The weighted average number of shares outstanding during 2003 for Royal Dutch Shell is based on the equivalent weighted average number of shares for Royal Dutch and Shell Transport (see Note 7(b) below).

			Pro forma
			combined
	Royal Dutch	Shell Transport	Royal Dutch Shell

Average number of shares outstanding during 2003	2,036,687,755	9,528,797,724	6,811,314,175
Diluted average number of shares outstanding during 2003	2,037,361,965	9,531,519,807	6,813,444,740

	$	$	$

Earnings per share:
Basic	3.63	0.52	1.81
Diluted	3.63	0.52	1.81

      For illustrative purposes earnings per share is presented below as if the exchange of Royal Dutch and Shell Transport shares for Royal Dutch Shell equivalent shares had occurred on January 1, 2003. Under the terms of the Transaction Royal Dutch and Shell Transport shares are expected to be exchanged at the agreed ratios of 1:2 and 1:0.287333066 respectively. The earnings per share for the shareholders of Royal Dutch and Shell Transport are expected to be equivalent with that for Royal Dutch Shell.

			Pro forma
			combined
	Royal Dutch	Shell Transport	Royal Dutch Shell

Average number of Royal Dutch Shell equivalent shares outstanding during 2003	4,073,375,510	2,737,938,665	6,811,314,175
Diluted average number of Royal Dutch Shell equivalent shares outstanding during 2003	4,074,723,930	2,738,720,810	6,813,444,740

	$	$	$

Earnings per share based on Royal Dutch Shell equivalent shares:
Basic	1.82	1.80	1.81
Diluted	1.81	1.80	1.81

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for
the year ended December 31, 2003

(b)  Calculation of weighted average number of shares

      The weighted average number of shares is based on outstanding shares, after deduction of shares held by Royal Dutch/ Shell Group companies in respect of stock options and other incentive compensation plans, assuming the Royal Dutch and Shell Transport shares relating to share options schemes will be exchanged 100% and in the same ratio as mentioned above. For the purpose of the calculation, shares repurchased under the Royal Dutch and Shell Transport buyback programs are deemed to have been canceled on the purchase date.

      Diluted earnings per share are based on the same net income figures. For this calculation the weighted average number of Royal Dutch and Shell Transport shares that would have been exchanged at the agreed ratios is increased by 2,130,565 for the dilutive effect of potentially issuable shares relating to share options plans as mentioned above.

Unaudited Condensed Pro Forma Combined Balance Sheet as at December 31, 2002

U.S. GAAP

							Pro forma
							combined
	Royal Dutch	Royal Dutch/	Royal	Shell	Pro forma		Royal Dutch
	Shell	Shell Group	Dutch	Transport	adjustments		Shell

	Note 1	Note 2	Note 3	Note 4	Note 5		Note 6

	$ million
Fixed assets
Tangible assets	—	78,363	—	—	—		78,363
Intangible assets	—	4,696	—	—	—		4,696
Investments:
companies of the Royal Dutch/ Shell Group	—	—	36,166	24,110	(60,276	) (a)	—
associated companies	—	17,945	—	—	—		17,945
securities	—	1,719	—	—	—		1,719
other	—	1,420	—	—	—		1,420

Total fixed assets	—	104,143	36,166	24,110	(60,276)		104,143

Other long-term assets	—	7,333	—	—	—		7,333

Current assets
Inventories	—	11,338	—	—	—		11,338
Accounts receivable	—	28,761	3,767	2,033	(5,764	) (b)	28,797
Cash and cash equivalents	—	1,556	8	145	(29	)(c)	1,680

Total current assets	—	41,655	3,775	2,178	(5,793)		41,815

Current liabilities: amounts due within one year
Short-term debt	—	(12,874)	—	—	609	(d)	(12,265)
Accounts payable and accrued liabilities	—	(32,189)	(12)	(22)	(113	)(e)	(32,336)
Taxes payable	—	(4,985)	—	—	—		(4,985)
Dividends payable	—	(5,153)	—	—	5,153	(b)	—

Total current liabilities	—	(55,201)	(12)	(22)	5,649		(49,586)

Net current assets/(liabilities)	—	(13,546)	3,763	2,156	(144)		(7,771)

Total assets less current liabilities	—	97,930	39,929	26,266	(60,420)		103,705

Long-term liabilities: amounts due after more than one year
Long-term debt	—	(6,817)	—	—	—		(6,817)
Other	—	(6,174)	—	—	—		(6,174)

	—	(12,991)	—	—	—		(12,991)

Provisions
Deferred taxation	—	(12,551)	—	—	—		(12,551)
Pensions and similar obligations	—	(5,016)	—	—	—		(5,016)
Decommissioning and restoration costs	—	(3,528)	—	—	—		(3,528)

	—	(21,095)	—	—	—		(21,095)

Royal Dutch/ Shell Group net assets before minority interests	—	63,844	39,929	26,266	(60,420)		69,619
Minority interests	—	(3,568)	—	—	—		(3,568)

Net assets	—	60,276	39,929	26,266	(60,420)		66,051

Shareholders’ equity	—	60,276	39,929	26,266	(60,420	) (f)	66,051

Unaudited Condensed Pro Forma Combined Income Statement for the year ended

December 31, 2002

U.S. GAAP

							Pro forma
							combined
	Royal Dutch	Royal Dutch/	Royal	Shell	Pro forma		Royal Dutch
	Shell	Shell Group	Dutch	Transport	adjustments		Shell

	Note 1	Note 2	Note 3	Note 4	Note 5		Note 6

	$ million (except per share amounts)
Sales proceeds	—	218,287	—	—	—		218,287
Sales taxes, excise duties and similar levies	—	(54,834)	—	—	—		(54,834)

Net proceeds	—	163,453	—	—	—		163,453
Cost of sales	—	(135,658)	—	—	—		(135,658)

Gross profit	—	27,795	—	—	—		27,795
Selling and distribution expenses	—	(9,617)	—	—	—		(9,617)
Administrative expenses	—	(1,587)	(5)	(6)	—		(1,598)
Exploration	—	(1,052)	—	—	—		(1,052)
Research and development	—	(472)	—	—	—		(472)
Share of operating profit of associated companies	—	2,792	—	—	—		2,792

Operating profit	—	17,859	(5)	(6)	—		17,848
Share in net income of Royal Dutch/ Shell Group	—	—	5,794	3,862	(9,656	) (g)	—
Interest and other income	—	748	26	8	—		782
Interest expense	—	(1,291)	—	—	—		(1,291)
Currency exchange losses	—	(25)	—	—	—		(25)

Income before taxation	—	17,291	5,815	3,864	(9,656)		17,314
Taxation	—	(7,647)	(8)	—	—		(7,655)

Income after taxation	—	9,644	5,807	3,864	(9,656)		9,659
Income applicable to minority interests	—	(175)	—	—	—		(175)

Income from continuing operations	—	9,469	5,807	3,864	(9,656)		9,484
Income from discontinued operations, net of tax	—	187	—	—	—		187

Net income	—	9,656	5,807	3,864	(9,656)		9,671

Earnings per share (Note 7) ($)
Basic	—	N/A	2.82	0.40	N/A		1.41

Diluted	—	N/A	2.82	0.40	N/A		1.41

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2002

Note 1: Royal Dutch Shell

      Royal Dutch Shell has not engaged in any operational activities since its incorporation. Apart from the contemplated Transaction, Royal Dutch Shell has only borne the costs of administration expenses, acquired investments and issued share capital. Between the date of incorporation and the date of acquisition by Shell RDS Holding B.V. (October 21, 2004) these activities relate to previous owners and are inconsequential in amount. Under U.S. GAAP, financial statements are not required to be presented for the period prior to October 21, 2004.

Note 2: Royal Dutch/ Shell Group

      The 2002 income statement figures for the Royal Dutch/ Shell Group are derived from the audited historical financial statements of the Royal Dutch/ Shell Group contained in the 2004 Form 20-F/A and the 2002 balance sheet figures from the audited historical financial statements of the Royal Dutch/Shell Group contained in the 2003 20-F/A. These financial statements are prepared in accordance with U.S. GAAP and presented in U.S. dollars.

Note 3: Royal Dutch

      The balance sheet and income statement figures for Royal Dutch reflect its historical financial position and results of operations in accordance with U.S. GAAP and presented in U.S. dollars. Set forth below are tables that present a reconciliation of the financial position and results of operations of Royal Dutch, the financial statements of which are prepared in accordance with Netherlands GAAP and presented in euros, to U.S. GAAP and a conversion of the line items into U.S. dollars.

	Royal Dutch Balance Sheet
	As at December 31, 2002

	Netherlands GAAP(a)	Adjustment(b)	U.S. GAAP	U.S. GAAP(c)

	(€ million)	(€ million)	(€ million)	($ million)
Fixed assets
Investments:
companies of the Royal Dutch/ Shell Group	34,490	69	34,559	36,166

Total fixed assets	34,490	69	34,559	36,166

Current assets
Accounts receivable	3,600	—	3,600	3,767
Cash and cash equivalents	7	—	7	8

Total current assets	3,607	—	3,607	3,775

Current liabilities: amounts due within one year:
Accounts payable and accrued liabilities	(11)	—	(11)	(12)

Total current liabilities	(11)	—	(11)	(12)

Net current assets	3,596	—	3,596	3,763

Net assets	38,086	69	38,155	39,929

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2002

	Royal Dutch Income Statement
	Year ended December 31, 2002

		Amortization of
	Netherlands GAAP(a)	goodwill(b)	U.S. GAAP	U.S. GAAP(d)

	(€ million)	(€ million)	(€ million)	($ million)
Administrative expenses	(5)	—	(5)	(5)

Operating profit	(5)	—	(5)	(5)
Share in net income of Royal Dutch/ Shell Group	6,076	76	6,152	5,794
Interest and other income	28	—	28	26

Income before taxation	6,099	76	6,175	5,815
Taxation	(8)	—	(8)	(8)

Net income	6,091	76	6,167	5,807

	€	€	€	$

Earnings per share(e)
Basic	2.96	0.04	3.00	2.82

Diluted	2.96	0.04	3.00	2.82

(a)	The figures for Royal Dutch included in this column are derived from the audited financial statements of Royal Dutch contained in the 2003 Form 20-F/A for the balance sheet and from the audited financial statements of Royal Dutch contained in the 2004 Form 20-F/A for the income statement. These are prepared in accordance with Netherlands GAAP and presented in euros.

(b)	The figures in this column reflect the adjustment required to reconcile Royal Dutch’s financial position and results from operations from Netherlands GAAP to U.S. GAAP. This difference arises from the fact that under U.S. GAAP, goodwill is not amortized, but tested for impairment annually or when certain events occur that indicate potential impairment. Under Netherlands GAAP, goodwill is amortized on a straight-line basis over its estimated useful economic life, which is assumed not to exceed 20 years unless there are grounds to rebut this assumption.

(c)	This column presents Royal Dutch’s financial position in accordance with U.S. GAAP, translated into U.S. dollars using the closing exchange rate as at December 31, 2002 ($1 = €0.96).

(d)	This column represents Royal Dutch’s income statement in accordance with U.S. GAAP, translated into U.S. dollars using the average exchange rate during 2002 ($1 = €1.06), with the exception of the dividends received from the Royal Dutch/ Shell Group companies, which were translated at the exchange rates on the dates of payment of those dividends.

(e)	The basic earnings per share amounts shown are based on net income and after deducting the 4% cumulative preference dividend on priority shares, which dividend totaled €26,880 in 2002. The calculation uses a weighted average number of Royal Dutch ordinary shares of 2,057,657,737 in 2002. This amount is based on outstanding Royal Dutch ordinary shares, after deduction of Royal Dutch ordinary shares held by Royal Dutch/ Shell Group companies in respect of share options and other incentive compensation plans. For the purpose of the calculation, Royal Dutch ordinary shares repurchased under the buyback program are deemed to have been canceled on the purchase date.

Diluted earnings per share are based on net income and after deducting the 4% cumulative preference dividend on Royal Dutch priority shares. For this calculation, the weighted number of Royal Dutch ordinary shares is increased by 442,580 for 2002 to reflect the dilutive effect of potentially issuable shares relating to share options and other incentive compensation plans.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2002

Note 4: Shell Transport

      The balance sheet and income statement figures for Shell Transport reflect its historical financial position and results of operations in accordance with U.S. GAAP and presented in U.S. dollars. Set forth below are tables that present a reconciliation of the financial position and results of operations of Shell Transport, the financial statements of which are prepared in accordance with UK GAAP and presented in pounds sterling, to U.S. GAAP and a conversion of the line items into U.S. dollars.

	Shell Transport Balance Sheet
	As at December 31, 2002

	UK GAAP(a)	Adjustments(b)	U.S. GAAP	U.S. GAAP(c)

	(£ million)	(£ million)	(£ million)	($ million)
Fixed assets
Investments:
companies of the Royal Dutch/ Shell Group	14,959	30	14,989	24,110

Total fixed assets	14,959	30	14,989	24,110

Current assets
Accounts receivable	1,264	—	1,264	2,033
Cash and cash equivalents	90	—	90	145

Total current assets	1,354	—	1,354	2,178

Current liabilities: amounts due within one year
Accounts payable and accrued liabilities	(13)	—	(13)	(22)
Dividends payable	(899)	899	—	—

Total current liabilities	(912)	899	(13)	(22)

Net current assets	442	899	1,341	2,156

Net assets	15,401	929	16,330	26,266

	Shell Transport Income Statement
	Year ended December 31, 2002

			Share in
		Less: Income	Netherlands GAAP
		from shares in	net income of
		Royal Dutch/	Royal Dutch/	Amortization
	UK GAAP(a)	Shell Group(d)(i)	Shell Group(d)(ii)	of goodwill(d)(iii)	U.S. GAAP	U.S. GAAP(e)

	(£ million)	(£ million)	(£ million)	(£ million)	(£ million)	($ million)
Administrative expenses	(4)	—	—	—	(4)	(6)

Operating (loss)	(4)	—	—	—	(4)	(6)
Income from associated companies	1,403	(1,403)	—	—	—	—
Share of operating profit of associated companies	—	—	2,544	33	2,577	3,862
Interest and other income	5	—	—	—	5	8

Income before taxation	1,404	(1,403)	2,544	33	2,578	3,864
Taxation	—	—	—	—	—	—

Net income	1,404	(1,403)	2,544	33	2,578	3,864

	Pence	Pence	Pence	Pence	Pence	$

Earnings per share(f)
Basic	14.6	(14.6)	26.5	0.4	26.9	0.40

Diluted	14.6	(14.6)	26.5	0.4	26.9	0.40

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2002

(a)	The figures for Shell Transport included in this column are derived from the audited financial statements of Shell Transport included in the 2003 Form 20-F/A for the balance sheet and from the audited financial statements of Royal Dutch contained in the 2004 Form 20-F/A for the income statement. These are prepared in accordance with UK GAAP and presented in pounds sterling.

(b)	Under UK GAAP, Shell Transport, as a parent company with no subsidiaries, accounts for its share of earnings in the Royal Dutch/Shell Group on a dividend receivable basis in its profit and loss account. Its investment in the Royal Dutch/Shell Group is at a directors’ valuation based on 40% of the net assets of the Royal Dutch/Shell Group as shown in the separate Netherlands GAAP information presented by the Royal Dutch/Shell Group. This is not in accordance with U.S. GAAP which, in the circumstances of Shell Transport, would require equity accounting. The figures in this column reflect the adjustments required to reconcile Shell Transport’s financial position from UK GAAP to U.S. GAAP. The cumulative difference of £30 million in net assets as of December 31, 2002 between UK GAAP and U.S. GAAP is that under U.S. GAAP, goodwill is not amortized, but tested for impairment annually or when certain events occur that indicate potential impairment. Under Netherlands GAAP, goodwill is amortized on a straight-line basis over its estimated useful economic life, which is assumed not to exceed 20 years unless there are grounds to rebut this assumption. In addition, under U.S. GAAP £899 million of dividends declared after year-end 2002 but before the financial statements are approved, which are accrued under UK GAAP, are not recognized at year-end.

(c)	This column presents Shell Transport’s financial position in accordance with U.S. GAAP, translated into U.S. dollars using the closing exchange rate as at December 31, 2002 ($1 = £0.62).

(d)	As described above in note (b), Shell Transport accounts for its share of earnings in the Royal Dutch/Shell Group on a dividend receivable basis in its income statement and its investment in the Royal Dutch/Shell Group is at a directors’ valuation. This is not in accordance with U.S. GAAP which, in the circumstances of Shell Transport, would require equity accounting.

The following adjustments represent the impact on Shell Transport if the equity method of accounting was applied incorporating Shell Transport’s share of net income of Royal Dutch/ Shell Group companies on a U.S. GAAP basis:

(i)	An adjustment to eliminate the income from shares in Royal Dutch/ Shell Group companies recognized under UK GAAP;

(ii)	An adjustment to include Shell Transport’s share in Netherlands GAAP net income of Royal Dutch/Shell Group companies; and

(iii)	An adjustment to Shell Transport’s share of net income of Royal Dutch/ Shell Group companies to eliminate the amortization of goodwill. Under U.S. GAAP, goodwill is not amortized but tested for impairment annually or when certain events occur that indicate potential impairment. Under Netherlands GAAP, goodwill is amortized on a straight-line basis over its estimated useful economic life, which is assumed not to exceed 20 years unless there are grounds to rebut this assumption.

(e)	This column represents Shell Transport’s income statement in accordance with U.S. GAAP, translated into U.S. dollars using the average exchange during 2002 ($1 = £0.67), with the exception of the dividends received from the Royal Dutch/Shell Group companies, which were translated at the exchange rate on the date of payment of those dividends.

(f)	The basic earnings per share amounts shown are calculated after deducting the 5.5% and 7% cumulative dividend on Shell Transport First preference shares and Shell Transport Second preference shares, respectively, which dividends totaled £0.8 million. The calculation uses a weighted average number of Shell Transport ordinary shares of 9,608,614,760. The earnings per share calculation excludes Shell Transport ordinary shares held by Royal Dutch/ Shell Group companies for share options and other incentive

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2002 compensation plans. For the purpose of the calculation, Shell Transport ordinary shares repurchased under the buyback program are deemed to have been canceled on the purchase date.

Diluted earnings per share are calculated after deducting the 5.5% and 7% cumulative dividend on Shell Transport First preference shares and Shell Transport Second preference shares, respectively. For this calculation, the weighted number of Shell Transport ordinary shares is increased by 4,661,292 for 2002 to reflect the dilutive effect of potentially issuable shares relating to share option and other incentive compensation plans.

Note 5: Pro forma adjustments

      This column gives effect to the adjustments necessary to reflect the Transaction (including the combination of Royal Dutch Shell, the Royal Dutch/Shell Group, Royal Dutch and Shell Transport), the Share Redemptions and, in the case of the balance sheet, to reflect the incurrence of transaction costs.

      Royal Dutch currently owns 60% of the Royal Dutch/Shell Group and Shell Transport owns 40% and the exchange ratios have been set to give effect to this ownership of their economic interest in the Royal Dutch/Shell Group. The transactions to give effect to this are the exchange of outstanding Royal Dutch ordinary shares for Class A Shares and Class A ADRs in the offer and the cancelation of outstanding Shell Transport ordinary shares and Shell Transport ADRs and issuance of Class B Shares and Class B ADRs in the Scheme of Arrangement. These steps are transactions between entities within the unaudited condensed pro forma combined financial statements and are eliminated upon consolidation.

(a)	This adjustment of $60,276 million reflects the elimination of the investments of Royal Dutch and Shell Transport in the equity of the Royal Dutch/ Shell Group (reflected in the historical accounts of Royal Dutch and Shell Transport). The corresponding adjustment is to “Shareholders’ equity”.

(b)	This adjustment of $5,764 million reflects:

•	the elimination of dividends payable by the Royal Dutch/ Shell Group to Royal Dutch and Shell Transport as at December 31, 2002 of $5,153 million (included within “Dividends payable” in the Royal Dutch/Shell Group balance sheet). These dividends due to Royal Dutch and Shell Transport are included within “Accounts receivable” in the balance sheets of Royal Dutch and Shell Transport. The adjustment eliminates within “Accounts receivable” in the Royal Dutch and Shell Transport balance sheets and the offsetting “Dividends payable” in the Royal Dutch/Shell Group balance sheet;

•	the elimination of a $609 million short-term deposit by Royal Dutch with a Royal Dutch/ Shell Group company as at December 31, 2002. The adjustment eliminates within “Accounts receivable” in the Royal Dutch balance sheet and the offsetting “Short-term debt” in the Royal Dutch/Shell Group balance sheet; and

•	the elimination of $2 million of expenses prepaid by a Royal Dutch/ Shell Group company on behalf of Shell Transport. The adjustment eliminates within “Accounts receivable” in the Royal Dutch/ Shell Group balance sheet and the offsetting “Accounts payable and accrued liabilities” in the Shell Transport balance sheet.

(c)	This adjustment of $29 million reflects the redemption by Royal Dutch of the Royal Dutch priority shares for aggregate consideration of approximately $1 million and the cancelation and repayment by Shell Transport of the Shell Transport First preference shares and Shell Transport Second preference shares for aggregate consideration of approximately $28 million. These amounts will be paid in cash and will reduce “Shareholders’ equity” by $29 million.

(d)	This adjustment of $609 million reflects the elimination of a short-term deposit by Royal Dutch with a Royal Dutch/ Shell Group company as at December 31, 2002. The adjustment eliminates within “Short-term debt”

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2002 in the Royal Dutch/Shell Group balance sheet and the offsetting “Accounts receivable” in the Royal Dutch balance sheet;

(e)	This adjustment of $113 million reflects:

•	the estimated costs of the Transaction of $115 million. The charge of $115 million has been included as an accrual within “Accounts payable and accrued liabilities” in the balance sheet. The corresponding adjustment is to “Shareholders’ equity”; and

•	the elimination of $2 million of expenses prepaid by a Royal Dutch/ Shell Group company on behalf of Shell Transport. The adjustment eliminates within “Accounts payable and accrued liabilities” in the Shell Transport balance sheet and the offsetting “Accounts receivable” in the Royal Dutch/Shell Group balance sheet.

(f)	The adjustment to “Shareholders’ equity” reflects the elimination of the Royal Dutch and Shell Transport investment in the equity of the Royal Dutch/Shell Group of $60,276 million noted in (a) above, the accrual for costs of the transaction of $115 million noted in (e) above and $29 million for the redemption of the Royal Dutch priority shares and the cancelation and repayment of the Shell Transport preference shares noted in (c) above.

(g)	This adjustment of $9,656 million represents the elimination of Royal Dutch’s and Shell Transport’s income derived from their interests in the Royal Dutch/Shell Group.

Note 6: Pro forma combined Royal Dutch Shell

      This column in the income statement and balance sheet reflects the Unaudited Condensed Pro forma Combined Income Statement and Balance Sheet of Royal Dutch Shell in accordance with U.S. GAAP and presented in U.S. dollars in order to give a better understanding of what the results of operations and financial position of Royal Dutch Shell might have looked like on a combined basis had the Transaction occurred on an earlier date.

Note 7: Earnings per share

      After the Transaction and the exchange of Royal Dutch and Shell Transport shares for Royal Dutch Shell shares, the earnings per share for the shareholders of Royal Dutch and Shell Transport are expected to be equivalent with that for Royal Dutch Shell.

(a)	Earnings per share

      Earnings for Royal Dutch, Shell Transport and Royal Dutch Shell (in accordance with U.S. GAAP and presented in U.S. dollars) and the number of shares outstanding at December 31, 2002 are as follows:

			Pro forma
			combined
	Royal Dutch	Shell Transport	Royal Dutch Shell

Earnings ($ million)	5,807	3,864	9,671
Shares outstanding at December 31, 2002	2,099,285,000	9,667,500,000	6,976,362,416

      The unaudited basic and diluted earnings per share for the Royal Dutch Shell on a pro forma combined basis are calculated using net income of $9,671 million and a weighted average number of shares of 6,876,188,213 for the basic earnings per share and 6,878,412,716 for the diluted earnings per share.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement for the year ended December 31, 2002

      The weighted average number of shares outstanding during 2002 for Royal Dutch Shell is based on the equivalent weighted average number of shares for Royal Dutch and Shell Transport (see Note 7(b) below).

			Pro forma
			combined
	Royal Dutch	Shell Transport	Royal Dutch Shell

Average number of shares outstanding during 2002	2,057,657,737	9,608,614,760	6,876,188,213
Diluted average number of shares outstanding during 2002	2,058,100,317	9,613,276,052	6,878,412,716

	$	$	$

Earnings per share:
Basic	2.82	0.40	1.41
Diluted	2.82	0.40	1.41

      For illustrative purposes earnings per share is presented below as if the exchange of Royal Dutch and Shell Transport shares for Royal Dutch Shell equivalent shares had occurred on January 1, 2002. Under the terms of the Transaction Royal Dutch and Shell Transport shares are expected to be exchanged at the agreed ratios of 1:2 and 1:0.287333066 respectively. The earnings per share for the shareholders of Royal Dutch and Shell Transport are expected to be equivalent with that for Royal Dutch Shell.

			Pro forma
			combined
	Royal Dutch	Shell Transport	Royal Dutch Shell

Average number of Royal Dutch Shell equivalent shares outstanding during 2002	4,115,315,474	2,760,872,739	6,876,188,213
Diluted average number of Royal Dutch Shell equivalent shares outstanding during 2002	4,116,200,634	2,762,212,082	6,878,412,716

	$	$	$

Earnings per share based on Royal Dutch Shell equivalent shares:
Basic	1.41	1.40	1.41
Diluted	1.41	1.40	1.41

(b)  Calculation of weighted average number of shares

      The weighted average number of shares is based on outstanding shares, after deduction of shares held by Royal Dutch/ Shell Group companies in respect of stock options and other incentive compensation plans, assuming the Royal Dutch and Shell Transport shares relating to share options schemes will be exchanged 100% and in the same ratio as mentioned above. For the purpose of the calculation, shares repurchased under the Royal Dutch and Shell Transport buyback programs are deemed to have been canceled on the purchase date.

      Diluted earnings per share are based on the same net income figures. For this calculation the weighted average number of Royal Dutch and Shell Transport shares that would have been exchanged at the agreed ratios is increased by 2,224,503 for the dilutive effect of potentially issuable shares relating to share options plans as mentioned above.

Unaudited Condensed Pro Forma Combined Balance Sheet as at March 31, 2005

IFRS

							IFRS		U.S. GAAP
							Pro forma		Pro forma
							combined		Combined
	Royal Dutch	Royal Dutch/	Royal	Shell	Pro forma		Royal Dutch	U.S. GAAP	Royal Dutch
	Shell	Shell Group	Dutch	Transport	adjustments		Shell	adjustments	Shell

	Note 1	Note 2	Note 3	Note 4	Note 5		Note 6	Note 8

	$ million
ASSETS
Non-current assets
Property, plant and equipment	—	85,779	—	—	—		85,779	372	86,151
Intangible assets	—	4,428	—	—	—		4,428	328	4,756
Investments:
equity accounted investments	—	18,763	—	—	—		18,763	(375)	18,388
available for sale investments	—	—	124,146	82,750	(206,896	) (a)	—	—	—
financial assets	—	3,704	—	—	—		3,704	(465)	3,239
Deferred tax	—	2,775	—	—	—		2,775	(781)	1,994
Other	—	8,456	—	—	—		8,456	5,739	14,195

	—	123,905	124,146	82,750	(206,896)		123,905	4,818	128,723

Current assets
Inventories	—	17,517	—	—	—		17,517	—	17,517
Accounts receivable	—	45,189	1,249	836	(2,123	) (b)	45,151	(107)	45,044
Cash and cash equivalents	386	8,888	918	303	(441	)(c)	10,054	—	10,054

	386	71,594	2,167	1,139	(2,564)		72,722	(107)	72,615

Total assets	386	195,499	126,313	83,889	(209,460)		196,627	4,711	201,338

LIABILITIES
Non-current liabilities
Debt	—	7,977	1	23	(24	)(c)	7,977	(241)	7,736
Deferred tax	—	12,625	—	—	—		12,625	1,857	14,482
Other provisions	—	13,179	—	—	—		13,179	(2,802)	10,377
Other	—	5,788	—	—	—		5,788	1,471	7,259

	—	39,569	1	23	(24)		39,569	285	39,854

Current liabilities
Debt	—	5,755	—	—	(38	)(d)	5,717	26	5,743
Accounts payable and accrued liabilities and provisions	7	47,526	543	58	(346	)(e)	47,788	(135)	47,653
Taxes payable	—	11,225	—	—	—		11,225	—	11,225
Dividends payable to Parent Companies	—	2,085	—	—	(2,085	) (b)	—	—	—

	7	66,591	543	58	(2,469)		64,730	(109)	64,621

Total liabilities	7	106,160	544	81	(2,493)		104,299	176	104,475

EQUITY
Group equity	379	83,662	125,769	83,808	(206,967)		86,651	4,533	91,184
Minority interests	—	5,677	—	—	—		5,677	2	5,679

Total equity	379	89,339	125,769	83,808	(206,967	) (f)	92,328	4,535	96,863

Total liabilities and equity	386	195,499	126,313	83,889	(209,460)		196,627	4,711	201,338

Unaudited Condensed Pro Forma Combined Income Statement for the quarter ended March 31, 2005

IFRS

							IFRS		U.S. GAAP
							Pro forma		Pro forma
							combined		Combined
	Royal Dutch	Royal Dutch/	Royal	Shell	Pro forma		Royal Dutch	U.S. GAAP	Royal Dutch
	Shell	Shell Group	Dutch	Transport	Adjustments		Shell	Adjustments	Shell

	Note 1	Note 2	Note 3	Note 4	Note 5		Note 6	Note 8

	$ million (except per share amounts)
Sales proceeds	—	90,068	—	—	—		90,068	(291)	89,777
Less: Sales taxes, excise duties and similar levies	—	(17,912)	—	—	—		(17,912)	45	(17,867)

Revenue	—	72,156	—	—	—		72,156	(246)	71,910
Cost of sales	—	(58,565)	—	—	—		(58,565)	(200)	(58,765)

Gross profit	—	13,591	—	—	—		13,591	(446)	13,145
Selling and distribution expenses	—	(3,164)	—	—	—		(3,164)	77	(3,087)
Administrative expenses	—	(370)	(4)	(4)	—		(378)	25	(353)
Exploration	—	(261)	—	—	—		(261)	—	(261)
Research and development	—	—	—	—	—		—	(93)	(93)
Share of profit of equity accounted investments	—	1,573	—	—	—		1,573	1,091	2,664
Net finance costs and other income	2	(78)	1,567	1,046	(2,605	) (g)	(68)	(32)	(100)

Income before taxation	2	11,291	1,563	1,042	(2,605)		11,293	622	11,915
Taxation	(1)	(4,273)	—	—	—		(4,274)	(1,028)	(5,302)

Income from continuing operations	1	7,018	1,563	1,042	(2,605)		7,019	(406)	6,613
Income from discontinued operations	—	(214)	—	—	—		(214)	592	378

Income for the period	1	6,804	1,563	1,042	(2,605)		6,805	186	6,991

Attributable to minority interests	—	131	—	—	—		131	(60)	(191)

Cumulative effect of a change in accounting policy								554	554

Income for the period attributable to equity holders	1	6,673	1,563	1,042	(2,605)		6,674	680	7,354

Earnings per share (Note 7)($)
Basic	66.67	N/A	0.78	0.11	N/A		0.99	N/A	1.09

Diluted	66.67	N/A	0.77	0.11	N/A		0.99	N/A	1.09

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement

for the quarter ended March 31, 2005

Note 1: Royal Dutch Shell

      Royal Dutch Shell has not engaged in any operational activities since its incorporation. Apart from the contemplated Transaction, Royal Dutch Shell has only borne the costs of administration expenses, acquired investments and issued share capital. Between the date of incorporation and the date of acquisition by Shell RDS Holding B.V. (October 21, 2004) these activities relate to previous owners and are inconsequential in amount.

      The unaudited condensed interim financial information of Royal Dutch Shell has been prepared in accordance with International Accounting Standard 34 “Interim Financial Reporting” (“IAS 34”) and policies which are in accordance with the recognition and measurement requirements of those IFRS and International Financial Reporting Interpretations Committee (“IFRIC”) interpretations that are effective at the time of preparation or will be early adopted at December 31, 2005.

      The balance sheet and income statement figures for Royal Dutch Shell are derived from the First Quarter 2005 Unaudited Condensed Interim Financial Report of Royal Dutch Shell included on pages G1- G12.

Note 2: Royal Dutch/ Shell Group

      The balance sheet and income statement for the quarter ended March 31, 2005 for the Royal Dutch/ Shell Group are derived from the First Quarter 2005 Unaudited Condensed Interim Financial Report of the Royal Dutch/ Shell Group contained in the Q1 Form 6-K. This financial report is prepared in accordance with IAS 34 and policies which are in accordance with the recognition and measurement requirements of those IFRS and IFRIC interpretations that are effective at the time of preparation or will be early adopted at December 31, 2005 and presented in U.S. dollars.

Note 3: Royal Dutch

      The unaudited condensed interim financial information of Royal Dutch has been prepared in accordance with IAS 34 and policies which are in accordance with the recognition and measurement requirements of those IFRS and IFRIC interpretations that are effective at the time of preparation or will be early adopted at December 31, 2005.

      The preparation of the unaudited condensed interim financial information in accordance with IFRS has resulted in a change in accounting policies with respect to Investments and Share capital and shareholders’ equity.

      Royal Dutch adopted IAS 32 and IAS 39 with effect from January 1, 2005 and therefore accounted for investments and share capital until the end of 2004 under Netherlands GAAP. The accounting policies in respect of investments and share capital and shareholders’ equity applied from January 1, 2005 as set out below:

Investments

      Financial instruments classified by Royal Dutch as available for sale are stated at fair value with any resultant gain or loss being recognized directly in equity in the revaluation reserve.

      The fair value of the investment in companies of the Royal Dutch/ Shell Group is measured at 60% of the market capitalization of Royal Dutch and Shell Transport calculated using the quoted closing bid price at the balance sheet date less the individual assets and liabilities of Royal Dutch and Shell Transport.

Share Capital and Shareholders’ Equity

      Ordinary shares are classified as equity. Priority shares are classified as a liability because dividend payments are not discretionary. Dividends thereon are recognized in the income statement as finance costs.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2005

      Set forth below are tables that present the conversion from euros into U.S. dollars of the financial position and results of operations of Royal Dutch, the financial information of which are prepared in accordance with IFRS.

	Royal Dutch
	Balance Sheet
	As at March 31, 2005

	IFRS(a)	IFRS(b)

	(€ million)	($ million)
ASSETS
Non-current assets
Investments:
available for sale investments	95,791	124,146

	95,791	124,146

Current assets
Accounts receivable	964	1,249
Cash and cash equivalents	708	918

	1,672	2,167

Total assets	97,463	126,313

LIABILITIES
Non-current liabilities
Debt	1	1

	1	1

Current liabilities
Accounts payable and accrued liabilities	419	543

	419	543

Total liabilities	420	544

EQUITY
Group equity	97,043	125,769

Total liabilities and equity	97,463	126,313

	Royal Dutch
	Income Statement
	Quarter ended
	March 31, 2005

	IFRS(a)	IFRS (c)

	(€ million)	($ million)
Administrative expenses	(3)	(4)
Net finance costs and other income	1,195	1,567

Income before taxation	1,192	1,563
Taxation	—	—

Income for the period	1,192	1,563

	€	$

Earnings per share(d)
Basic	0.59	0.78
Diluted	0.59	0.77

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2005

(a)	The figures for Royal Dutch included in this column are derived from the First Quarter 2005 Unaudited Condensed Interim Financial Report of Royal Dutch contained in the Q1 Form 6-K.

(b)	This column presents Royal Dutch’s financial position in accordance with IFRS, translated into U.S. dollars using the closing exchange rate as at March 31, 2005 ($1 = €0.77).

(c)	This column represents Royal Dutch’s income statement in accordance with IFRS, translated into U.S. dollars using the average exchange rate during the quarter ended March 31, 2005 ($1 = €0.76).

(d)	The basic earnings per share amounts shown are based on income for the period. The calculation uses a weighted average number of Royal Dutch ordinary shares of 2,011,503,515 for the quarter ended March 31, 2005. This amount excludes Royal Dutch ordinary shares held by Royal Dutch/ Shell Group companies in respect of share options and other incentive compensation plans.

Diluted earnings per share are based on income for the period. For this calculation, the weighted number of Royal Dutch ordinary shares is increased by 5,970,220 for the quarter ended March 31, 2005 to reflect the dilutive effect of potentially issuable shares relating to share options and other incentive compensation plans.

Note 4: Shell Transport

      The unaudited condensed interim financial information of Shell Transport has been prepared in accordance with IAS 34 and policies which are in accordance with the recognition and measurement requirements of those IFRS and IFRIC interpretations effective at the time of preparation or will be early adopted at December 31, 2005.

      The preparation of the unaudited condensed interim financial information in accordance with IFRS has resulted in a change in accounting policies with respect to Investments and Share capital and shareholders’ equity.

      Shell Transport adopted IAS 32 and IAS 39 with effect from January 1, 2005 and therefore accounted for investments and share capital until the end of 2004 under UK GAAP. The accounting policies in respect of investments and share capital and shareholders’ equity applied from January 1, 2005 as set out below:

Investments

      Financial instruments classified by the company as available for sale are stated at fair value with any resultant gain or loss being recognized directly in equity in the revaluation reserve.

      The fair value of the investment in companies of the Royal Dutch/ Shell Group is measured at 40% of the market capitalization of Royal Dutch and Shell Transport calculated using the quoted closing bid price at the balance sheet date less the individual assets and liabilities of Royal Dutch and Shell Transport.

Share Capital and Shareholders’ Equity

      Ordinary shares are classified as equity. Preference shares are classified as a liability because dividend payments are not discretionary. Dividends thereon are recognized in the income statement as finance costs.

      Set forth below are tables that present the conversion from pounds sterling to U.S. dollars of the financial position and results of operations of Shell Transport, the financial information of which is prepared in accordance with IFRS.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2005

	Shell Transport
	Balance Sheet
	As at March 31, 2005

	IFRS(a)	IFRS(b)

	(£ million)	($ million)
ASSETS
Non-current assets
Investments:
available for sale investments	44,023	82,750

	44,023	82,750

Current assets
Accounts receivable	445	836
Cash and cash equivalents	161	303

	606	1,139

Total assets	44,629	83,889

LIABILITIES
Non-current liabilities
Debt	12	23

	12	23

Current liabilities
Accounts payable and accrued liabilities	31	58

	31	58

Total liabilities	43	81

EQUITY
Group equity	44,586	83,808

Total liabilities and equity	44,629	83,889

	Shell Transport
	Income Statement
	Quarter ended
	March 31, 2005

	IFRS(a)	IFRS(c)

	(£ million)	($ million)
Administrative expenses	(2)	(4)
Net finance costs and other income	553	1,046

Income before taxation	551	1,042
Taxation	—	—

Income for the period	551	1,042

	£	$

Earnings per share(d)
Basic	0.06	0.11
Diluted	0.06	0.11

(a)	The figures for Shell Transport included in this column are derived from the First Quarter 2005 Unaudited Condensed Interim Financial Report of Shell Transport included in the Q1 Form 6-K.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2005

(b)	This column presents Shell Transport’s financial position in accordance with IFRS, translated into U.S. dollars using the closing exchange rate as at March 31, 2005 ($1 = £0.53).

(c)	This column represents Shell Transport’s income statement in accordance with IFRS, translated into U.S. dollars using the average exchange during the quarter ended March 31, 2005 ($1 = £0.53).

(d)	The basic earnings per share amounts shown is based on the income for the period. The calculation uses a weighted average number of Shell Transport ordinary shares of 9,434,732,591 for the quarter ended March 31, 2005. The earnings per share calculation excludes Shell Transport ordinary shares held by Royal Dutch/ Shell Group companies for share options and other incentive compensation plans.

Diluted earnings per share is based on income for the period. For this calculation, the weighted number of Shell Transport ordinary shares is increased by 20,290,426 for the quarter ended March 31, 2005 to reflect the dilutive effect of potentially issuable shares relating to share option and other incentive compensation plans.

Note 5: Pro forma adjustments

      This column gives effect to the adjustments necessary to reflect the Transaction (including the combination of Royal Dutch Shell, the Royal Dutch/ Shell Group, Royal Dutch and Shell Transport), Share Redemptions and, in addition in the case of the balance sheet only, to reflect transaction costs to be incurred after balance sheet date.

      Royal Dutch currently owns 60% of the Royal Dutch/ Shell Group and Shell Transport owns 40% and the exchange ratios have been set to give effect to this ownership of their economic interest in the Royal Dutch/ Shell Group. The transactions to give effect to this are the exchange of outstanding Royal Dutch ordinary shares for Class A Shares and Class A ADRs in the offer and the cancelation of outstanding Shell Transport ordinary shares and Shell Transport ADRs and issuance of Class B Shares and Class B ADRs in the Scheme of Arrangement. These steps are transactions between entities within the pro forma Royal Dutch Shell combined financial information and are eliminated upon consolidation.

(a)	This adjustment of $206,896 million as at March 31, 2005 reflects the elimination of the investments of Royal Dutch and Shell Transport in the equity of the Royal Dutch/ Shell Group (reflected in the historical accounts of Royal Dutch and Shell Transport) and the elimination of the investment of Royal Dutch and Shell Transport in the equity of Royal Dutch Shell. The corresponding adjustment is to “Total equity”.

(b)	This adjustment of $2,123 million as at March 31, 2005 reflects:

•	the elimination of dividends payable by the Royal Dutch/ Shell Group to Royal Dutch and Shell Transport as at March 31, 2005 of $2,085 million (included within “Dividends payable to Parent Companies” in the Royal Dutch/ Shell Group balance sheet). These dividends due to Royal Dutch and Shell Transport are included within “Accounts receivable” in the balance sheets of Royal Dutch and Shell Transport. The adjustment eliminates the “Accounts receivable” in the Royal Dutch and Shell Transport balance sheets and the offsetting “Dividends payable to Parent Companies” in the Royal Dutch/ Shell Group balance sheet;

•	the elimination of $2 million of expenses prepaid by a Royal Dutch/ Shell Group company on behalf of Shell Transport as at March 31, 2005. The adjustment eliminates within “Accounts receivable” in the Royal Dutch/ Shell Group balance sheet and the offsetting “Accounts payable and accrued liabilities” in the Shell Transport balance sheet;

•	the elimination of a $30 million amount payable by Royal Dutch to a Royal Dutch/ Shell Group company as at March 31, 2005. The adjustment eliminates within “Accounts receivable” in the Royal Dutch/ Shell Group balance sheet and the offsetting “Accounts payable and accrued liabilities” in the Royal Dutch balance sheet; and

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2005

•	the elimination of a $6 million amount payable by Royal Dutch Shell to a Royal Dutch/ Shell Group company as at March 31, 2005. The adjustment eliminates within “Accounts receivable” in the Royal Dutch/ Shell Group balance sheet and the offsetting “Accounts payable and accrued liabilities” in the Royal Dutch Shell balance sheet.

(c)	This adjustment of $441 million as at March 31, 2005 reflects:

•	the redemption by Royal Dutch of the Royal Dutch priority shares for aggregate consideration of approximately $1 million and the cancelation and repayment by Shell Transport of the Shell Transport First preference shares and Shell Transport Second preference shares for aggregate consideration of approximately $28 million. These amounts will be paid in cash and will reduce “Non-current liabilities debt” by $24 million and “Total equity” by $5 million;

•	the elimination of a $38 million short-term deposit by Royal Dutch with a Royal Dutch/ Shell Group company as at March 31, 2005. The adjustment eliminates within “Cash and cash equivalents” in the Royal Dutch balance sheet and the offsetting “Current liabilities debt” in the Royal Dutch/ Shell Group balance sheet; and

•	the elimination of a $374 million Royal Dutch Shell short-term deposit held with a Royal Dutch/ Shell Group company as at March 31, 2005. The adjustment eliminates the “Cash and cash equivalents” in the Royal Dutch Shell balance sheet and the offsetting “Accounts payable and accrued liabilities” in the Royal Dutch/ Shell Group balance sheet.

(d)	This adjustment of $38 million reflects the elimination of a short-term deposit by Royal Dutch with a Royal Dutch/ Shell Group company as at March 31, 2005. The adjustment eliminates within “Current liabilities debt” in the Royal Dutch/ Shell Group balance sheet and the offsetting “Cash and cash equivalents” in the Royal Dutch balance sheet.

(e)	This adjustment of $346 million as at March 31, 2005, reflects:

•	the estimated costs of the Transaction to be incurred after March 31, 2005 of $66 million. The charge of $66 million has been included as an accrual within “Accounts payable and accrued liabilities” in the balance sheet. The corresponding adjustment is to “Total equity”;

•	the elimination of $2 million of expenses prepaid by a Royal Dutch/ Shell Group company on behalf of Shell Transport as at March 31, 2005. The adjustment eliminates within “Accounts payable and accrued liabilities” in the Shell Transport balance sheet and the offsetting “Accounts receivable” in the Royal Dutch/ Shell Group balance sheet;

•	the elimination of a $30 million amount payable by Royal Dutch to a Royal Dutch/ Shell Group company as at March 31, 2005. The adjustment eliminates within “Accounts payable and accrued liabilities” in the Royal Dutch balance sheet and the offsetting “Accounts receivable” in the Royal Dutch/ Shell Group balance sheet;

•	the elimination of a $6 million amount payable by Royal Dutch Shell to a Royal Dutch/ Shell Group company as at March 31, 2005. The adjustment eliminates within “Accounts payable and accrued liabilities” in the Royal Dutch Shell balance sheet and the offsetting “Accounts receivable” in the Royal Dutch/ Shell Group balance sheet; and

•	the elimination of $374 million Royal Dutch Shell deposited with a Royal Dutch/ Shell Group company as at March 31, 2005. The adjustment eliminates within “Accounts payable and accrued liabilities” in the Royal Dutch/ Shell Group balance sheet and the offsetting “Cash and cash equivalents” in the Royal Dutch Shell balance sheet.

(f)	The adjustment to “Total equity” reflects the elimination of the Royal Dutch and Shell Transport investment in the equity of the Royal Dutch/ Shell Group and Royal Dutch Shell of $206,896 million as at March 31, 2005, noted in (a) above, the accrual for costs of the Transaction to be incurred after March 31, 2005 of

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2005

$66 million noted in (e) above and $5 million for the redemption of the Royal Dutch Priority Shares and the cancelation and repayment of the Shell Transport Preference Shares noted in (c) above.

(g)	This adjustment of $2,605 million as at March 31, 2005 represents the elimination of Royal Dutch’s and Shell Transport’s income derived from their interests in the Royal Dutch/ Shell Group.

Note 6: IFRS Pro forma combined Royal Dutch Shell

      This column in the income statement and balance sheet reflects the Unaudited Condensed Pro forma Combined Income Statement and Balance Sheet of Royal Dutch Shell in accordance with IFRS and presented in U.S. dollars in order to give a better understanding of what the results of operations and financial position of Royal Dutch Shell might have looked like on a combined basis had the Transaction occurred on an earlier date.

Note 7: Earnings per share

      After the Transaction and the exchange of Royal Dutch and Shell Transport shares for Royal Dutch Shell shares, the earnings per share for the shareholders of Royal Dutch and Shell Transport are expected to be equivalent with that for Royal Dutch Shell.

(a)	Earnings per share

      Earnings for Royal Dutch, Shell Transport and Royal Dutch Shell (in accordance with IFRS and presented in U.S. dollars) and the number of shares outstanding at March 31, 2005 are as follows:

						Pro forma
		Royal				combined
	Royal	Dutch/Shell			Pro forma	Royal Dutch
	Dutch Shell	Group	Royal Dutch	Shell Transport	adjustments	Shell

Earnings ($ million) at March 31, 2005	1	6,673	1,563	1,042	(2,605)	6,674
Shares outstanding at March 31, 2005	—	—	2,081,725,000	9,603,350,000	—	6,922,809,999

      The unaudited basic and diluted earnings per share for the Royal Dutch Shell on a pro forma combined basis are calculated using net income of $6,674 million at March 31, 2005 and a weighted average number of shares of 6,733,917,672 at March 31, 2005 for the basic earnings per share and 6,751,688,223 at March 31, 2005 for the diluted earnings per share.

      The weighted average number of shares outstanding during the quarter ended March 31, 2005 for Royal Dutch Shell is based on the equivalent weighted average number of shares for Royal Dutch and Shell Transport (see Note 7(b) below).

			Pro forma
			combined
	Royal Dutch	Shell Transport	Royal Dutch Shell

Average number of shares outstanding during the quarter ended March 31, 2005.	2,011,503,515	9,434,732,591	6,733,917,672
Diluted average number of shares outstanding during the quarter ended March 31, 2005.	2,017,473,735	9,455,023,017	6,751,688,223

	$	$	$

Earnings per share:
Basic	0.78	0.11	0.99
Diluted	0.77	0.11	0.99

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2005

(b)                  Calculation of weighted average number of shares

      The weighted average number of shares is based on outstanding shares, after deduction of shares held by Royal Dutch/ Shell Group companies in respect of stock options and other incentive compensation plans, assuming the Royal Dutch and Shell Transport shares relating to share options schemes will be exchanged 100% and at the agreed ratio of 1:2 and 1:0.287333066, respectively, as under the terms of the Transaction. For the purpose of the calculation, shares repurchased under the Royal Dutch and Shell Transport buyback programs are deemed to have been canceled on the purchase date.

      Diluted earnings per share are based on the same net income figures. For this calculation the weighted average number of Royal Dutch and Shell Transport shares that would have been exchanged at the agreed ratios is increased by 17,770,551 at March 31, 2005 for the dilutive effect of potentially issuable shares relating to share options plans as mentioned above.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2005

Note 8:	Reconciliation between International Financial Reporting Standards and U.S. GAAP

      Royal Dutch Shell has adopted IFRS in 2005.

      The following tables provide the summary of adjustments between IFRS and U.S. GAAP for Royal Dutch Shell on an unaudited condensed pro forma combined basis as at and for the quarter ended March 31, 2005. There are no differences between IFRS and U.S. GAAP for Royal Dutch, Shell Transport or Royal Dutch Shell which would require adjustment to the Royal Dutch Shell pro forma.

					Total U.S.
	Employee		Financial		GAAP
	benefits(a)	Impairments(b)	instruments(c)	Other(d)	adjustments

	$ million
ASSETS
Non-current assets
Property, plant and equipment	—	519	—	(147)	372
Intangible assets	349	—	—	(21)	328
Investments:
equity accounted investments	100	(609)	—	134	(375)
available for sale investments	—	—	—	—	—
financial assets	—	—	(513)	48	(465)
Deferred tax	(994)	(12)	1	224	(781)
Other	5,552	—	—	187	5,739

	5,007	(102)	(512)	425	4,818

Current assets
Inventories	—	—	—	—	—
Accounts receivable	—	—	(78)	(29)	(107)
Cash and cash equivalents	—	—	—	—	—

	—	—	(78)	(29)	(107)

Total assets	5,007	(102)	(590)	396	4,711

LIABILITIES
Non-current liabilities
Debt	—	—	(11)	(230)	(241)
Deferred tax	1,491	107	(13)	272	1,857
Other provisions	(1,342)	—	—	(1,460)	(2,802)
Other	—	—	—	1,471	1,471

	149	107	(24)	53	285

Current liabilities
Debt	—	—	—	26	26
Accounts payable and accrued liabilities and provisions	(54)	—	(30)	(51)	(135)
Taxes payable	—	—	—	—	—
Dividends payable to Parent Companies	—	—	—	—	—

	(54)	—	(30)	(25)	(109)

Total liabilities	95	107	(54)	28	176

EQUITY
Group equity	4,892	(209)	(536)	386	4,533
Minority interests	20	—	—	(18)	2

Total equity	4,912	(209)	(536)	368	4,535

Total liabilities and equity	5,007	(102)	(590)	396	4,711

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2005

	Discontinued
	operations		Total U.S.
	and reclassification		GAAP
	adjustments(e)	Other	adjustments

	$ million
Sales proceeds	(233)	(58)	(291)
Less: Sales taxes, excise duties and similar levies	45	—	45

Revenue	(188)	(58)	(246)
Cost of sales	(240)	40	(200)

Gross profit	(428)	(18)	(446)
Selling and distribution expenses	29	48	77
Administrative expenses	—	25	25
Exploration	—	—	—
Research and development	(93)	—	(93)
Share of profit of equity accounted investments	1,062	29	1,091
Net finance costs and other income	(49)	17	(32)

Income before taxation	521	101	622
Taxation	(1,113)	85	(1,028)

Income from continuing operations	(592)	186	(406)
Income from discontinued operations	592	—	592

Income for the period	—	186	186

Attributable to minority interests	—	(60)	(60)
Cumulative effect of a change in accounting policy	—	554	554

Income for the period attributable to equity holders	—	680	680

      The significant changes affecting the pro forma balance sheet at March 31, 2005 and the income statement for the quarter ended March 31, 2005 are described below.

      For U.S. GAAP purposes, the Royal Dutch/Shell Group changed its presentation of incorporated joint ventures, in which the Group has a liability proportionate to its interest. Previously the joint ventures were proportionately consolidated. As of January 1, 2005, these ventures are presented as equity accounted investments. This change has no impact on total equity or income.

      From the same date, the Group changed its U.S. GAAP accounting policy for major inspection costs. Previously such costs were expensed as incurred. From January 1, 2005 such costs are capitalized and amortized to income over the period until the next planned major inspection. The cumulative effect of the change of policy ($554 million) has been included in U.S. GAAP net income for quarter ended March 31, 2005.

      Consequently, the related reconciling items between IFRS and U.S. GAAP that existed at March 31, 2004 and at December 31, 2004 do not exist at March 31, 2005.

(a)	Employee benefits

      Under IFRS, all gains and losses related to defined benefit pension arrangements and other post retirement benefits at the date of transition have been recognized in the 2004 opening balance sheet, with a corresponding reduction in equity of $4,938 million. The resulting increase in equity under U.S. GAAP at March 31, 2005 is $4,912 million.

      Under IFRS, the use of the fair value of pension plan assets (rather than market-related value under U.S. GAAP) to calculate annual expected investment returns and the changed approach to amortization of investment gains/losses can be expected to increase volatility in income going forward.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2005

(b)	Impairments

      Under U.S. GAAP, only if an asset’s estimated undiscounted future cash flows are below its carrying amount is a determination required of the amount of any impairment based on discounted cash flows. There is no undiscounted test under IFRS.

      Under U.S. GAAP, impairments are not reversed. Under IFRS, a favorable change in the circumstances which resulted in an impairment of an asset other than goodwill would trigger the requirement for a redetermination of the amount of the impairment and any reversal is recognized in income.

(c)	Financial instruments

      From January 1, 2005 certain unquoted equity securities are recognized at fair value under IFRS, compared with recognition at cost under U.S. GAAP. This change in accounting has no impact on the timing of recognition of income arising from these investments. From the same date, certain commodity contracts and embedded derivatives that are not recognized under U.S. GAAP are recognized at fair value under IFRS.

(d)	Other adjustments

      Other reconciling items include: the reclassifications between line item allocations under IFRS which do not affect equity compared with that shown under U.S. GAAP; differences arising from cumulative currency translation differences; other differences arising from IAS 12 Income Taxes and IAS 17 Leases.

(e)	Discontinued operations and reclassifications

      The definition of activities classified as discontinued operations under IFRS differs from that under U.S. GAAP. Under IFRS equity accounted or other investments are not excluded from this classification, but the activity must be a separate major line of business or geographical area of operations. As a result, all of the items presented as discontinued operations in 2005 under U.S. GAAP are included within continuing operations under IFRS.

      Reclassifications are differences in line item allocations under IFRS which do not affect income compared with U.S. GAAP. These mainly comprise the impact of reporting accretion expense on asset retirement obligations as net finance costs rather than as cost of sales, and research and development within cost of sales.

Unaudited Condensed Pro Forma Combined Balance Sheet as at March 31, 2004

IFRS

							IFRS		U.S. GAAP
							Pro forma		Pro forma
							combined	U.S.	Combined
	Royal Dutch	Royal Dutch/	Royal	Shell	Pro forma		Royal Dutch	GAAP	Royal Dutch
	Shell	Shell Group	Dutch	Transport	adjustments		Shell	adjustments	Shell

	Note 1	Note 2	Note 3	Note 4	Note 5		Note 6	Note 8

	$ million
ASSETS
Non-current assets
Property, plant and equipment	—	85,538	—	—	—		85,538	603	86,141
Intangible assets	—	4,373	—	—	—		4,373	335	4,708
Investments:
companies of the Royal Dutch/ Shell Group	—	—	45,617	30,411	(76,028	) (a)	—	—	—
equity accounted investments	—	19,888	—	—	—		19,888	88	19,976
financial assets	—	2,597	—	—	—		2,597	51	2,648
Deferred tax	—	3,050	—	—	—		3,050	(958)	2,092
Other assets	—	4,834	—	—	—		4,834	5,081	9,915

	—	120,280	45,617	30,411	(76,028)		120,280	5,200	125,480

Current assets
Inventories	—	13,602	—	—	—		13,602	13	13,615
Accounts receivable	—	30,229	3,022	2,093	(5,091	) (b)	30,253	435	30,688
Cash and cash equivalents	—	5,723	472	158	(66	)(c)	6,287	9	6,296

	—	49,554	3,494	2,251	(5,157)		50,142	457	50,599

Total assets	—	169,834	49,111	32,662	(81,185)		170,422	5,657	176,079

LIABILITIES
Non-current liabilities
Debt	—	9,902	—	—	—		9,902	(174)	9,728
Deferred tax	—	13,760	—	—	—		13,760	1,414	15,174
Other provisions	—	12,132	—	—	—		12,132	(2,832)	9,300
Other	—	4,292	—	—	—		4,292	1,897	6,189

	—	40,086	—	—	—		40,086	305	40,391

Current liabilities
Debt	—	7,552	—	—	(37	)(d)	7,515	(4)	7,511
Accounts payable and accrued liabilities and provisions	—	32,871	10	1,737	115	(e)	34,733	(494)	34,239
Taxes payable	—	8,750	—	—	—		8,750	1,200	9,950
Dividends payable to Parent Companies	—	5,091	—	—	(5,091	) (b)	—	—	—

	—	54,264	10	1,737	(5,013)		50,998	702	51,700

Total liabilities	—	94,350	10	1,737	(5,013)		91,084	1,007	92,091

EQUITY
Group equity	—	71,718	49,101	30,925	(76,172)		75,572	4,641	80,213
Minority interests	—	3,766	—	—	—		3,766	9	3,775

Total equity	—	75,484	49,101	30,925	(76,172	) (f)	79,338	4,650	83,988

Total liabilities and equity	—	169,834	49,111	32,662	(81,185)		170,422	5,657	176,079

Unaudited Condensed Pro Forma Combined Income Statement for the quarter ended March 31, 2004

IFRS

							IFRS		U.S. GAAP
							Pro forma		Pro forma
							combined	U.S.	Combined
	Royal Dutch	Royal Dutch/	Royal	Shell	Pro forma		Royal Dutch	GAAP	Royal Dutch
	Shell*	Shell Group	Dutch	Transport	Adjustments		Shell	Adjustments	Shell

	Note 1	Note 2	Note 3	Note 4	Note 5		Note 6	Note 8

	$ million (except per share amounts)
Sales proceeds	—	74,748	—	—	—		74,748	160	74,908
Less: Sales taxes, excise duties and similar levies	—	(17,480)	—	—	—		(17,480)	(214)	(17,694)

Revenue	—	57,268	—	—	—		57,268	(54)	57,214
Cost of sales	—	(47,437)	—	—	—		(47,437)	176	(47,261)

Gross profit	—	9,831	—	—	—		9,831	122	9,953
Selling and distribution expenses	—	(2,913)	—	—	—		(2,913)	78	(2,835)
Administrative expenses	—	(463)	(2)	(4)	—		(469)	(8)	(477)
Exploration	—	(111)	—	—	—		(111)	(13)	(124)
Research and development	—	—	—	—	—		—	(136)	(136)
Share of profit of equity accounted investments	—	1,131	—	—	—		1,131	159	1,290
Share of net income of Royal Dutch/Shell Group	—	—	2,739	—	(2,739	) (g)	—	—	—
Net finance costs and other income	—	174	2	2	—		178	110	288

Income before taxation	—	7,649	2,739	(2)	(2,739)		7,647	312	7,959
Taxation	—	(2,822)	—	—	—		(2,822)	(668)	(3,490)

Income from continuing operations	—	4,827	2,739	(2)	(2,739)		4,825	(356)	4,469
Income from discontinued operations	—	20	—	—	—		20	242	262

Income for the period	—	4,847	2,739	(2)	(2,739)		4,845	(114)	4,731

Attributable to minority interests	—	145	—	—	—		145	20	(125)
Income for the period attributable to equity holders	—	4,702	2,739	(2)	(2,739)		4,700	(94)	4,606

Earnings per share (Note 7) ($)
Basic	—	N/A	1.35	—	N/A		0.69	N/A	0.68

Diluted	—	N/A	1.35	—	N/A		0.69	N/A	0.68

*	For the one month to March 31, 2004.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement

for the quarter ended March 31, 2004

Note 1: Royal Dutch Shell

      Royal Dutch Shell has not engaged in any operational activities since its incorporation. Apart from the contemplated Transaction, Royal Dutch Shell has only borne the costs of administration expenses, acquired investments and issued share capital. Between the date of incorporation and the date of acquisition by Shell RDS Holding B.V. (October 21, 2004) these activities relate to previous owners and are inconsequential in amount.

      The unaudited condensed interim financial information of Royal Dutch Shell has been prepared in accordance with International Accounting Standard 34 “Interim Financial Reporting” (“IAS 34”) and the policies applied in accordance with the recognition and measurement requirements of those IFRS and International Financial Reporting Interpretations Committee (“IFRIC”) interpretations effective at time of preparation or will be early adopted at December 31, 2005.

      The balance sheet and income statement figures for Royal Dutch Shell are derived from the First Quarter 2005 Unaudited Condensed Interim Financial Report of Royal Dutch Shell included on pages G1- G12.

Note 2: Royal Dutch/ Shell Group

      The balance sheet and income statement for the quarter ended March 31, 2004 for the Royal Dutch/ Shell Group are derived from the First Quarter 2005 Unaudited Condensed Interim Financial Report of the Royal Dutch/ Shell Group contained in the Q1 Form 6-K. This financial report is prepared in accordance with IAS 34 and policies which are in accordance with the recognition and measurement requirements of those IFRS and IFRIC interpretations that are effective at the time of preparation or will be early adopted at December 31, 2005 and presented in U.S. dollars.

Note 3: Royal Dutch

      The unaudited condensed interim financial information of Royal Dutch has been prepared in accordance with IAS 34 and policies which are in accordance with the recognition and measurement requirements of those IFRS and IFRIC interpretations that are effective at time of preparation or will be early adopted at December 31, 2005.

      The preparation of the unaudited condensed interim financial information in accordance with IFRS has resulted in a change in accounting policies with respect to Investments and Share capital and shareholders’ equity.

      Royal Dutch adopted IAS 32 and IAS 39 with effect from January 1, 2005 and therefore accounted for investments and share capital until the end of 2004 under Netherlands GAAP. Information for quarter ended March 31, 2004 has not been restated to IFRS. The accounting policies in respect of investments and share capital and shareholders’ equity which differ from the accounting policies in effect from January 1, 2005 are set out below:

Investments

      Royal Dutch’s investments in Group companies comprise a 60% interest in the Group’s net assets. These investments are accounted for using the equity method.

Share capital and shareholders’ equity

      All shares are classified as shareholders’ equity.

      Set forth below are tables that present the conversion from euros into U.S. dollars of the financial position and results of operations of Royal Dutch, the financial information of which is prepared in accordance with IFRS.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2004

	Royal Dutch Balance
	Sheet
	As at March 31, 2004

	IFRS(a)	IFRS(b)

	(€ million)	($ million)
ASSETS
Non-current assets
Investments:
companies of the Royal Dutch/ Shell Group	37,269	45,617

	37,269	45,617

Current assets
Accounts receivable	2,469	3,022
Cash and cash equivalents	386	472

	2,855	3,494

Total assets	40,124	49,111

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	8	10

	8	10

Total liabilities	8	10

EQUITY
Group equity	40,116	49,101

Total liabilities and equity	40,124	49,111

	Royal Dutch
	Income Statement
	Quarter ended
	March 31, 2004

	IFRS(a)	IFRS(c)

	(€ million)	($ million)

Administrative expenses	(2)	(2)
Share in net income of Royal Dutch/ Shell Group	2,192	2,739
Net finance costs and other income	2	2

Income before taxation	2,192	2,739
Taxation	—	—

Income for the period	2,192	2,739

	€	$

Earnings per share(d)
Basic	1.08	1.35
Diluted	1.08	1.35

(a)	The figures for Royal Dutch included in this column are derived from the First Quarter 2005 Unaudited Condensed Interim Financial Report of Royal Dutch contained in the Q1 Form 6-K.

(b)	This column presents Royal Dutch’s financial position in accordance with IFRS, translated into U.S. dollars using the closing exchange rate as at March 31, 2004 ($1 = €0.82).

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2004

(c)	This column represents Royal Dutch’s income statement in accordance with IFRS, translated into U.S. dollars using the average exchange rate during the quarter ended March 31, 2004 ($1 = €0.80).

(d)	The basic earnings per share amounts shown are based on net income and after deducting the 4% cumulative preference dividend on Royal Dutch priority shares, which dividend totaled €6,720 in the quarter ended March 31, 2004. The calculation uses a weighted average number of Royal Dutch ordinary shares of 2,033,223,756 for the quarter ended March 31, 2004. This amount is based on outstanding Royal Dutch ordinary shares, after deduction of Royal Dutch ordinary shares held by Royal Dutch/ Shell Group companies in respect of share options and other incentive compensation plans. For the purpose of the calculation, Royal Dutch ordinary shares repurchased under the buyback program are deemed to have been canceled on the purchase date.

Diluted earnings per share are based on net income and after deducting the 4% cumulative preference dividend on priority shares. For this calculation, the weighted number of Royal Dutch ordinary shares is increased by 15,033 for the quarter ended March 31, 2004 to reflect the dilutive effect of potentially issuable shares relating to share options and other incentive compensation plans.

Note 4: Shell Transport

      The unaudited condensed interim financial information of Shell Transport has been prepared in accordance with IAS 34 and policies which are in accordance with the recognition and measurement requirements of those IFRS and IFRIC interpretations that are effective at time of preparation or will be early adopted at December 31, 2005.

      The preparation of the unaudited condensed interim financial information in accordance with IFRS has resulted in a change in accounting policies with respect to Investments and Share capital and shareholders’ equity.

      Shell Transport adopted IAS 32 and IAS 39 with effect from January 1, 2005 and therefore accounted for investments and share capital until the end of 2004 under UK GAAP. Information for quarter ended March 31, 2004 has not been restated to IFRS. The accounting policies in respect of investments and share capital and shareholders’ equity which differ from the accounting policies in effect from January 1, 2005 are set out below:

Investments

      Shell Transport’s investments in Group companies comprise a 40% interest in the Group’s net assets. An amount equal to 40% of the net assets of the Group, as presented in the Group Financial Statements in accordance with Netherlands GAAP, is included in the Company’s accounts as the Directors’ valuation of this investment. The difference between the cost and the amount at which the investments are stated in the balance sheet has been taken to the Revaluation Reserve.

Share capital and shareholders’ equity

      All shares are classified as shareholders’ funds. UK GAAP includes a concept of allocating shareholders’ funds between equity and non-equity interests. As a result of this the First and Second Preference shares of the Company were classified as non-equity within Shareholders’ funds.

      Set forth below are tables that present the conversion from pounds sterling into U.S. dollars of the financial position and results of operations of Shell Transport, the financial information of which are prepared in accordance with IFRS.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2004

	Shell Transport Balance
	Sheet
	As at March 31, 2004

	IFRS(a)	IFRS(b)

	(£ million)	($ million)
ASSETS
Non-current assets
Investments:
companies of the Royal Dutch/ Shell Group	16,568	30,411

	16,568	30,411

Current assets
Accounts receivable	1,140	2,093
Cash and cash equivalents	86	158

	1,226	2,251

Total assets	17,794	32,662

LIABILITIES
Current liabilities
Accrued payable and accrued liabilities	946	1,737

	946	1,737

Total liabilities	946	1,737

EQUITY
Group equity	16,848	30,925

Total liabilities and equity	17,794	32,662

	Shell Transport
	Income Statement
	Quarter ended
	March 31, 2004

	IFRS(a)	IFRS(c)

	(£ million)	($ million)
Administrative expenses	(2)	(4)
Net finance costs and other income	1	2

Income before taxation	(1)	(2)
Taxation	—	—

Income for the period	(1)	(2)

	£	$

Earnings per share(d)
Basic	—	—
Diluted	—	—

(a)	The figures for Shell Transport included in this column are derived from the First Quarter 2005 Unaudited Condensed Interim Financial Report of Shell Transport included in the Q1 Form 6-K.

(b)	This column presents Shell Transport’s financial position in accordance with IFRS, translated into U.S. dollars using the closing exchange rate as at March 31, 2004 ($1 = £0.54).

(c)	This column represents Shell Transport’s income statement in accordance with IFRS, translated into U.S. dollars using the average exchange during the quarter ended March 31, 2004 ($1 = £0.54).

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2004

(d)	The basic earnings per share amounts shown are calculated after deducting the 5.5% and 7% cumulative dividend on Shell Transport First preference shares and Shell Transport Second preference shares, respectively, which dividends totaled £0.2 million in the quarter ended March 31, 2004. The calculation uses a weighted average number of Shell Transport ordinary shares of 9,519,320,000 for the quarter ended March 31, 2004. The earnings per share calculation excludes Shell Transport ordinary shares held by Royal Dutch/ Shell Group companies for share options and other incentive compensation plans. For the purpose of the calculation, Shell Transport ordinary shares repurchased under the buyback program are deemed to have been canceled on the purchase date.

Diluted earnings per share are calculated after deducting the 5.5% and 7% cumulative dividend on Shell Transport First preference shares and Shell Transport Second preference shares, respectively. For this calculation, the weighted number of Shell Transport ordinary shares is increased by 279,000 for the quarter ended March 31, 2004 to reflect the dilutive effect of potentially issuable shares relating to share option and other incentive compensation plans as mentioned above.

Note 5: Pro forma adjustments

      This column gives effect to the adjustments necessary to reflect the Transaction (including the combination of Royal Dutch Shell, the Royal Dutch/ Shell Group, Royal Dutch and Shell Transport), Share Redemptions and, in addition, in the case of the balance sheet only, to reflect transaction costs to be incurred after the balance sheet date.

      Royal Dutch currently owns 60% of the Royal Dutch/ Shell Group and Shell Transport owns 40% and the exchange ratios have been set to give effect to this ownership of their economic interest in the Royal Dutch/ Shell Group. The transactions to give effect to this are the exchange of outstanding Royal Dutch ordinary shares for Class A Shares and Class A ADRs in the offer and the cancelation of outstanding Shell Transport ordinary shares and Shell Transport ADRs and issuance of Class B Shares and Class B ADRs in the Scheme of Arrangement. These steps are transactions between entities within the pro forma Royal Dutch Shell combined financial information and are eliminated upon consolidation.

(a)	This adjustment of $76,028 million as at March 31, 2004 reflects the elimination of the investments of Royal Dutch and Shell Transport in the equity of the Royal Dutch/ Shell Group (reflected in the historical accounts of Royal Dutch and Shell Transport). The corresponding adjustment is to “Total equity”.

(b)	This adjustment of $5,091 million as at March 31, 2004 reflects the elimination of dividends payable by the Royal Dutch/ Shell Group to Royal Dutch and Shell Transport as at March 31, 2004 (included within “Dividends payable to Parent Companies” in the Royal Dutch/ Shell Group balance sheet). These dividends due to Royal Dutch and Shell Transport are included within “Accounts receivable” in the balance sheets of Royal Dutch and Shell Transport. The adjustment eliminates the “Accounts receivable” in the Royal Dutch and Shell Transport balance sheets and the offsetting “Dividends payable to Parent Companies” in the Royal Dutch/ Shell Group balance sheet.

(c)	This adjustment of $66 million as at March 31, 2004 reflects:

•	the redemption by Royal Dutch of the Royal Dutch priority shares for aggregate consideration of approximately $1 million and the cancellation and repayment by Shell Transport of the Shell Transport First preference shares and Shell Transport Second preference shares for aggregate consideration of approximately $28 million. These amounts will be paid in cash and will reduce “Total equity” by $29 million; and

•	the elimination of a $37 million short-term deposit by Royal Dutch with a Royal Dutch/ Shell Group company as at March 31, 2004. The adjustment eliminates within “Cash and cash equivalents” in the Royal Dutch balance sheet and the offsetting “Current liabilities debt” in the Royal Dutch/ Shell Group balance sheet.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2004

(d)	This adjustment of $37 million reflects the elimination of a short-term deposit by Royal Dutch with a Royal Dutch/ Shell Group company as at March 31, 2004. The adjustment eliminates within “Current liabilities debt” in the Royal Dutch/ Shell Group balance sheet and the offsetting “Cash and cash equivalents” in the Royal Dutch balance sheet.

(e)	This adjustment of $115 million as at March 31, 2004, reflects the estimated costs of the Transaction to be incurred after March 31, 2004. The charge of $115 million has been included as an accrual within “Accounts payable and accrued liabilities” in the balance sheet. The corresponding adjustment is to “Total equity”.

(f)	The adjustment to “Total equity” reflects the elimination of the Royal Dutch and Shell Transport investment in the equity of the Royal Dutch/ Shell Group of $76,028 million as at March 31, 2004, noted in (a) above, the accrual for costs of the Transaction of $115 million noted in (e) above and $29 million for the redemption of the Royal Dutch Priority Shares and the cancelation and repayment of the Shell Transport Preference Shares noted in (c) above.

(g)	This adjustment of $2,739 million as at March 31, 2004 represents the elimination of Royal Dutch’s income derived from its interests in the Royal Dutch/ Shell Group.

Note 6: IFRS Pro forma combined Royal Dutch Shell

      This column in the income statement and balance sheet reflects the Unaudited Condensed Pro forma Combined Income Statement and Balance Sheet of Royal Dutch Shell in accordance with IFRS and presented in U.S. dollars in order to give a better understanding of what the results of operations and financial position of Royal Dutch Shell might have looked like on a combined basis had the Transaction occurred on an earlier date.

Note 7: Earnings per share

      After the Transaction and the exchange of Royal Dutch and Shell Transport shares for Royal Dutch Shell shares, the earnings per share for the shareholders of Royal Dutch and Shell Transport are expected to be equivalent with that for Royal Dutch Shell.

(a)	Earnings per share

      Earnings for Royal Dutch, Shell Transport and Royal Dutch Shell (in accordance with IFRS and presented in U.S. dollars) and the number of shares outstanding at March 31, 2004 are as follows:

					Pro forma
	Royal Dutch			Pro forma	combined
	Shell/Group	Royal Dutch	Shell Transport	adjustments	Royal Dutch Shell

Earnings ($ million) at March 31, 2004.	4,702	2,739	(2)	(2,739)	4,700
Shares outstanding at March 31, 2004.	—	2,083,500,000	9,667,500,000	—	6,944,792,416

      The unaudited basic and diluted earnings per share for the Royal Dutch Shell on a pro forma combined basis are calculated using net income of $4,700 million at March 31, 2004 and a weighted average number of shares of 6,801,662,914 at March 31, 2004 for the basic earnings per share and 6,801,773,146 at March 31, 2004 for the diluted earnings per share.

      The weighted average number of shares outstanding during the quarter ended March 31, 2004 for Royal Dutch Shell is based on the equivalent weighted average number of shares for Royal Dutch and Shell Transport (see Note 7(b) below).

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2004

			Pro forma
			combined
	Royal Dutch	Shell Transport	Royal Dutch Shell

Average number of shares outstanding during the quarter ended March 31, 2004.	2,033,223,756	9,519,320,000	6,801,662,914
Diluted average number of shares outstanding during the quarter ended March 31, 2004.	2,033,238,789	9,519,599,000	6,801,773,146

	$	$	$

Earnings per share:
Basic	1.35	—	0.69
Diluted	1.35	—	0.69

(b)	Calculation of weighted average number of shares

      The weighted average number of shares is based on outstanding shares, after deduction of shares held by Royal Dutch/ Shell Group companies in respect of stock options and other incentive compensation plans, assuming the Royal Dutch and Shell Transport shares relating to share options schemes will be exchanged 100% and at the agreed ratio of 1:2 and 1:0.287333066, respectively, as under the terms of the Transaction. For the purpose of the calculation, shares repurchased under the Royal Dutch and Shell Transport buyback programs are deemed to have been canceled on the purchase date.

      Diluted earnings per share are based on the same net income figures. For this calculation the weighted average number of Royal Dutch and Shell Transport shares that would have been exchanged at the agreed ratios is increased by 110,232 at March 31, 2004 for the dilutive effect of potentially issuable shares relating to share options plans as mentioned above.

Note 8:	Reconciliation between International Financial Reporting Standards and U.S. GAAP

      Royal Dutch Shell has adopted IFRS in 2005.

      The following tables provide the summary of adjustments between IFRS and U.S. GAAP for Royal Dutch Shell on an unaudited pro forma combined basis as at and for the quarter ended March 31, 2004. There are no differences between IFRS and U.S. GAAP for Royal Dutch, Shell Transport or Royal Dutch Shell which would require adjustment to the Royal Dutch Shell pro forma.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2004

					Total
		Employee(c)	Major(e)		U.S. GAAP
	Reclassifications(b)	benefits	inspection costs	Other	adjustments

	$ million
ASSETS
Non-current assets
Property, plant and equipment	1,255	—	(578)	(74)	603
Intangible assets	13	326	—	(4)	335
Investments:
equity accounted investments	32	108	(134)	82	88
financial assets	—	—	—	51	51
Deferred tax	—	(950)	19	(27)	(958)
Other assets	9	5,025	—	47	5,081

	1,309	4,509	(693)	75	5,200

Current assets
Inventories	13	—	—	—	13
Accounts receivable	437	—	—	(2)	435
Cash and cash equivalents	9	—	—	—	9

	459	—	—	(2)	457

Total assets	1,768	4,509	(693)	73	5,657

LIABILITIES
Non-current liabilities
Debt	12	—	—	(186)	(174)
Deferred tax	238	1,594	(202)	(216)	1,414
Other provisions	(953)	(1,987)	—	108	(2,832)
Other	1,709	—	—	188	1,897

	1,006	(393)	(202)	(106)	305

Current liabilities
Debt	—	—	—	(4)	(4)
Accounts payable and accrued liabilities and provisions	(438)	(60)	—	4	(494)
Taxes payable	1,200	—	—	—	1,200
Dividends payable to Parent Companies	—	—	—	—	—

	762	(60)	—	—	702

Total liabilities	1,768	(453)	(202)	(106)	1,007

EQUITY
Group equity	—	4,942	(476)	175	4,641
Minority interests	—	20	(15)	4	9

Total equity	—	4,962	(491)	179	4,650

Total liabilities and equity	1,768	4,509	(693)	73	5,657

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2004

								Total U.S.
	Discontinued		Employee	Employee		Major inspection(e)		GAAP
	operations(a)	Reclassifications(b)	benefits(c)	benefits(d)	CCTD(f)	costs	Other	adjustments

	$ million
Sales proceeds	(1,301)	1,461	—	—	—	—	—	160
Less: Sales taxes, excise duties and similar levies	437	(651)	—	—	—	—	—	(214)

Revenue	(864)	810	—	—	—	—	—	(54)
Cost of sales	418	(151)	55	21	(16)	(138)	(13)	176

Gross profit	(446)	659	55	21	(16)	(138)	(13)	122
Selling and distribution expenses	82	—	(6)	2	—	—	—	78
Administrative expenses	7	—	(12)	—	—	—	(3)	(8)
Exploration	1	(14)	—	—	—	—	—	(13)
Research and development	—	(136)	—	—	—	—	—	(136)
Share of profit of equity accounted investments	15	162	(1)	—	—	(17)	—	159
Net finance costs and other income	12	80	—	—	—	—	18	110

Income before taxation	(329)	751	36	23	(16)	(155)	2	312
Taxation	70	(751)	(12)	2	—	47	(24)	(668)

Income from continuing operations	(259)	—	24	25	(16)	(108)	(22)	(356)
Income from discontinued operations	242	—	—	—	—	—	—	242

Income for the period	(17)	—	24	25	(16)	(108)	(22)	(114)

Attributable to minority interests	17	—	—	—	—	—	3	20

Income for the period attributable to equity holders	—	—	24	25	(16)	(108)	(19)	(94)

      The significant changes affecting the pro forma balance sheet at March 31, 2004 and the income statement for the quarter ended March 31, 2004 are described below.

(a)	Discontinued operations

      The definition of activities classified as discontinued operations under IFRS differs from that under U.S. GAAP. Under IFRS equity accounted or other investments are not excluded from this classification, but the activity must be a separate major line of business or geographical area of operations. As a result, all of the items presented as discontinued operations in 2004 under U.S. GAAP are included within continuing operations under IFRS.

(b)	Reclassifications

      Reclassifications shown on the balance sheet are differences in line item allocation under IFRS which do not affect equity compared with that shown under U.S. GAAP. They mainly comprise impacts from reporting all jointly controlled entities using the equity method and separate reporting of all provisions.

      Reclassifications shown within the income statement are differences in line item allocations under IFRS which do not affect income compared with U.S. GAAP. These mainly comprise the impact of reporting accretion expense on asset retirement obligations as net finance costs rather than as cost of sales, and research and development within cost of sales.

Notes to the Unaudited Condensed Pro Forma Combined Balance Sheet and Income Statement
for the quarter ended March 31, 2004

(c)	Employee benefits — Employee retirement plans and other post retirement benefits

      Under IFRS, all gains and losses related to defined benefit pension arrangements and other post retirement benefits at the date of transition have been recognized in the 2004 opening balance sheet, with a corresponding reduction in equity of $4,938 million. The resulting increase in equity under U.S. GAAP at March 31, 2004 is $4,962 million.

      Under IFRS, the use of the fair value of pension plan assets (rather than market-related value under U.S. GAAP) to calculate annual expected investment returns and the changed approach to amortization of investment gains/losses can be expected to increase volatility in income going forward.

(d)	Employee benefits — Share based compensation

      Under IFRS, share option awards made after November 7, 2002 and not vested at January 1, 2005 are expensed rather than the practice under U.S. GAAP of pro forma disclosure.

(e)	Major inspection costs

      Under IFRS, major inspection costs are capitalized and amortized to income over the period until the next planned major inspection. Under U.S. GAAP, prior to 2005, these costs were expensed as incurred.

(f)	Cumulative currency translation differences (“CCTD”)

      At transition to IFRS at January 1, 2004 the composition of equity changed because the balance of CCTD under U.S. GAAP was eliminated to increase retained earnings. Equity in total was not impacted. Because of this elimination, the amount of CCTD charged to income on disposals in 2004 was lower under IFRS compared with U.S. GAAP.

Report of Independent Registered Public Accounting Firms

      To the members of Royal Dutch Shell plc

      We have audited the accompanying balance sheets of Royal Dutch Shell plc as of December 31, 2004, February 28, 2004 and February 28, 2003, and the related statements of profit and loss, of total recognized gains and losses, reconciliations of movements in shareholders’ funds and of cash flows for the ten months ended December 31, 2004, year ended February 28, 2004 and period from February 5, 2002 (date of incorporation) to February 28, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Royal Dutch Shell plc as of December 31, 2004 and February 28, 2004, and the results of its operations and its cash flows for the ten months ended December 31, 2004, year ended February 28, 2004 and period from February 5, 2002 (date of incorporation) to February 28, 2003, in conformity with generally accepted accounting principles in the United Kingdom.

      Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 17 to the financial statements.

/s/ KPMG Audit Plc

KPMG Audit Plc
London, UK
May 18, 2005

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
London, UK
May 18, 2005

ROYAL DUTCH SHELL PLC

PROFIT AND LOSS ACCOUNTS

Presented under UK GAAP

		10 months
		ended	Year ended	Period ended
		December 31,	February 28,	February 28,
	Note	2004	2004	2003*

		US $	US $	US $
Administrative expenses		(293,261)	(697)	(242)

Operating loss		(293,261)	(697)	(242)
Other interest receivable and similar income	4	1,443,925	600	15

Profit/(loss) on ordinary activities before tax	2	1,150,664	(97)	(227)
Tax on profit/(loss) on ordinary activities	5	(387,262)	—	—

Profit/(loss) after tax		763,402	(97)	(227)

*	For the period from incorporation on February 5, 2002 to February 28, 2003.

See accompanying notes to financial statements on pages F-7 to F-18.

ROYAL DUTCH SHELL PLC

STATEMENTS OF TOTAL RECOGNIZED GAINS AND LOSSES

Presented under UK GAAP

	10 months
	ended	Year ended	Period ended
	December 31,	February 28,	February 28,
	2004	2004	2003*

	US $	US $	US $
Profit/(loss) for the period	763,402	(97)	(227)
Currency translation adjustments (Notes 1 (c) and 11)	29,762,003	3,246	(33)

Total recognized gains and losses for the period	30,525,405	3,149	(260)

RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS’ FUNDS

Presented under UK GAAP

	10 months
	ended	Year ended	Period ended
	December 31,	February 28,	February 28,
	2004	2004	2003*

	US $	US $	US $
Total recognized gains and losses for the period	30,525,405	3,149	(260)
New share capital issued	366,429,959	—	21,042

Net addition to shareholders’ funds	396,955,364	3,149	20,782
Opening shareholders’ funds	23,931	20,782	—

Closing shareholders’ funds	396,979,295	23,931	20,782

*	For the period from incorporation on February 5, 2002 to February 28, 2003.

See accompanying notes to financial statements on pages F-7 to F-18.

ROYAL DUTCH SHELL PLC

BALANCE SHEETS

Presented under UK GAAP

		At	At	At
		December 31,	February 28,	February 28,
	Note	2004	2004	2003

		US $	US $	US $
CURRENT ASSETS
Debtors	6	434,520	159	20,307
Investments	7	391,250,015	1,409	475
Cash at bank and in hand		11,970,737	23,508	—

		403,655,272	25,076	20,782
CREDITORS: amounts falling due within one year	8	(6,675,977)	(1,145)	—

NET CURRENT ASSETS		396,979,295	23,931	20,782

NET ASSETS		396,979,295	23,931	20,782

CAPITAL AND RESERVES
Called up share capital	10 and 11	366,451,001	21,042	21,042
Currency translation reserve	11	29,765,216	3,213	(33)
Profit and loss account	11	763,078	(324)	(227)

SHAREHOLDERS’ FUNDS	11	396,979,295	23,931	20,782

Equity		939,475	23,931	20,782
Non equity		396,039,820	—	—

		396,979,295	23,931	20,782

See accompanying notes to financial statements on pages F-7 to F-18.

ROYAL DUTCH SHELL PLC

CASH FLOW STATEMENTS

Presented under UK GAAP

			10 months
			ended	Year ended
			December 31,	February 28,
	Note		2004	2004

			US $	US $
Net cash inflow/(outflow) from operating activities	12		14,316	(13)
Returns on investments and servicing of finance
Interest received			1,039,811	108
Capital expenditure and financial investment
Purchase of bonds			—	(660)
Management of liquid resources
Increase in short term investments	1(g	)	(361,421,048)	—
Financing
Issue of share capital			366,429,959	20,675
Short term financing from related party			5,568,718	—

Increase in cash in the period	13		11,631,756	20,110

Reconciliation of net cash flow to movement in net funds
Increase in cash in the period			11,631,756	20,110
Cash outflow from management of liquid resources			361,421,048	—

Changes in net funds resulting from cash flows			373,052,804	20,110
Exchange movement			30,142,896	3,398

Movement in net funds in the period			403,195,700	23,508
Net funds at start of period			23,508	—

Net funds at end of period	13		403,219,208	23,508

There were no cash movements in the period from February 5, 2002 to February 28, 2003.

See accompanying notes to financial statements on pages F-7 to F-18.

ROYAL DUTCH SHELL PLC

NOTES TO THE FINANCIAL STATEMENTS

1.	Accounting policies

      The following accounting policies have been applied consistently in dealing with items that are considered material in relation to the Company’s financial statements.

a)	Accounting convention and compliance with accounting standards

      The financial statements have been prepared on a going concern basis under the historical cost convention and in accordance with the United Kingdom Companies Act 1985, applicable Accounting Standards in the United Kingdom and the accounting policies as described below.

b)	Foreign currency translation

      The functional currency of the Company for the 10 months ended December 31, 2004, year ended February 28, 2004 and period from February 5, 2002 (date of incorporation) to February 28, 2003 is the euro. The Company has had a limited number of transactions since incorporation, but its net assets are predominately euro denominated.

      Income and expense items denominated in currencies other than the functional currency are translated into the functional currency at the rate ruling on their transaction date. Monetary assets and liabilities recorded in currencies other than the functional currency have been expressed in the functional currency at the rates of exchange ruling at the respective balance sheet dates. Differences on translation are included in the profit and loss account.

      Share capital issued in currencies other than in the functional currency is translated into the functional currency at the exchange rate as at the date of issue.

c)	Presentation currency

      The Company’s presentation currency for each of the three periods is US Dollars.

      On October 21, 2004 the ordinary share capital of the Company was purchased by Shell RDS Holding B.V., a company owned equally by Royal Dutch Petroleum Company (N.V. Koninklijke Nederlandsche Petroleum Maatschappij) (“Royal Dutch”) and The “Shell” Transport and Trading Company p.l.c. (“Shell Transport”).

      On October 28, 2004, the Royal Dutch Board and the Shell Transport Board announced that they had unanimously agreed to propose to shareholders the unification of Royal Dutch and Shell Transport under a single parent company, Royal Dutch Shell plc (“Royal Dutch Shell”), which would, subject to shareholder approval, become the parent of Royal Dutch, Shell Transport and the Royal Dutch/ Shell Group of Companies (the companies, other than Royal Dutch Shell plc, in which Royal Dutch and Shell Transport together, either directly or indirectly, have control either through a majority of the voting rights or the right to exercise a controlling influence or to obtain the majority of the benefits and be exposed to the majority of the risks; the “Royal Dutch/ Shell Group”). The results of the Royal Dutch/ Shell Group are presented in US Dollars in the Annual Report and Accounts of Royal Dutch and Shell Transport. As the intended parent company of the Royal Dutch/ Shell Group, the Directors of the Company, having considered the requirements to select the most appropriate accounting policies and presentation of results, have concluded that it is appropriate that the presentation currency of the Company is US Dollars to enable relevance, comparability and understandibility of the financial statements to existing Royal Dutch and Shell Transport shareholders.

      Assets and liabilities for each balance sheet presented are translated from the functional currency into US Dollars using the closing rate at the date of the balance sheet. Income, expenses and cash flows recognized in the period are translated at an average US Dollar exchange rate for the period.

ROYAL DUTCH SHELL PLC

NOTES TO THE FINANCIAL STATEMENTS (Continued)

      Resulting exchange differences are reflected as currency translation adjustments in the statement of total recognized gains and losses and are included in the currency translation reserve.

      Share capital is recorded at the historical rate on the date of being issued and is not re-translated at each subsequent balance sheet date.

      The applicable exchange rates compared to the US Dollar for each period are as follows:

	Euro		Sterling

	Average	Period End	Average	Period End

10 months ended December 31, 2004	0.8077	0.7333	0.5469	0.5186
Year ended February 28, 2004	0.8618	0.8044	0.5995	0.5591
Period from February 5, 2002 (date of incorporation) to February 28, 2003	1.0271	0.9303	0.6534	0.6338

d)	Taxation

      The Company is tax resident in the Netherlands.

      The Company records a tax charge or credit in the profit and loss account calculated at the tax rate prevailing in the year for tax payable to the Netherlands Tax authorities.

e)	Deferred tax

      Deferred tax is recognized in respect of all timing differences that have originated, but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future, have occurred at the balance sheet date. Timing differences are differences between the Company’s taxable profit and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognized in the financial statements.

      A net deferred tax asset is regarded as recoverable and therefore recognized only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

      Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

      Amounts relating to deferred tax are undiscounted.

f)	Current asset investments

      Securities are stated at cost adjusted by the amortisation of premiums or the accrual of discounts, as appropriate, over periods to maturity. Provisions are made to reduce the carrying value of investments to their net realizable value when the net book value exceeds the net realizable value.

g)	Management of liquid resources

      The Company includes as liquid resources short term deposits that are readily convertible into known amounts of cash.

ROYAL DUTCH SHELL PLC

NOTES TO THE FINANCIAL STATEMENTS (Continued)

2.	Profit/(loss) on ordinary activities before tax

      Profit/(loss) on ordinary activities before taxation is stated after charging the following:

	10 months
	ended	Year ended	Period ended
	December 31,	February 28,	February 28,
	2004	2004	2003

	US $	US $	US $
Auditors’ remuneration for audit services	91,379	—	—

      US $201,034 was paid to the auditors in respect of work to re-register the Company as a public limited company in the 10 months ended December 31, 2004 (year ended February 28, 2004: US $Nil, period ended February 28, 2003: US $Nil). No other fees for non-audit services provided to the Company were payable to the auditors.

      Any audit fees for the year ended February 28, 2004 and the period ended February 28, 2003 were met by the former shareholder.

      The Company had no employees during the 10 months ended December 31, 2004 (year ended February 28, 2004: Nil, period ended February 28, 2003: Nil).

3.	Directors

      None of the Directors received any emoluments (year ended February 28, 2004: US $Nil, period ended February 28, 2003: US $Nil) in respect of their services to the Company.

4.	Other interest receivable and similar income

	10 months
	ended	Year ended	Period ended
	December 31,	February 28,	February 28,
	2004	2004	2003

	US $	US $	US $
Interest from short term investments with a related party	1,434,229	—	—
Interest from banks and similar income	25	173	37
Profit/(loss) on currency translation	9,671	427	(22)

	1,443,925	600	15

5.	Tax on profit/(loss) on ordinary activities

      The charge for the 10 months ended December 31, 2004 of US $387,262 (year ended February 28, 2004: US $Nil, period ended February 28, 2003: US $Nil) is made up as follows:

	10 months
	ended	Year ended	Period ended
	December 31,	February 28,	February 28,
	2004	2004	2003

	US $	US $	US $
Netherlands corporation tax	387,262	—	—

Total current tax charge	387,262	—	—
Deferred tax	—	—	—

Total tax charge	387,262	—	—

ROYAL DUTCH SHELL PLC

NOTES TO THE FINANCIAL STATEMENTS (Continued)

      The tax charge for the 10 months ended December 31, 2004 differs from the standard rates of Netherlands corporation tax (29% and 34.5%). The differences are explained below:

	10 months
	ended	Year ended	Period ended
	December 31,	February 28,	February 28,
	2004	2004	2003

	US $	US $	US $
(Profit)/loss on ordinary activities before tax	(1,150,664)	97	227

Tax on (profit)/loss on ordinary activities at standard Netherlands corporation tax rates:
of 29.0%	8,146	(28)	(66)
of 34.5%	387,288	—	—

	395,434	(28)	(66)
Effects of:
Imputed interest in respect of short term financing from related party	(8,172)	—	—
Losses not utilised	—	28	66

Current tax charge for the period	387,262	—	—

      There are no deferred tax losses carried forward at December 31, 2004. No deferred tax asset has been recognized in respect of tax losses carried forward at February 28, 2004 and February 28, 2003. Consequently there is no tax credit on the loss on ordinary activities before taxation for the year ended February 28, 2004 or the period ended February 28, 2003.

6.	Debtors

	December 31,	February 28,	February 28,
	2004	2004	2003

	US $	US $	US $
Amounts receivable from related party	434,452	—	—
Amounts receivable from shareholders	—	—	20,174
Prepayments	—	159	133
Other debtors	68	—	—

	434,520	159	20,307

7.	Current asset investments

	December 31,	February 28,	February 28,
	2004	2004	2003

	US $	US $	US $
Short-term investments with a related party	391,248,471	—	—
Other investments	1,544	1,409	475

	391,250,015	1,409	475

ROYAL DUTCH SHELL PLC

NOTES TO THE FINANCIAL STATEMENTS (Continued)

8.   Creditors: amounts falling due within one year

	December 31,	February 28,	February 28,
	2004	2004	2003

	US $	US $	US $
Amounts owed to a related party	5,940,827	—	—
Amounts owed to shareholders	—	1,145	—
Corporation tax payable	426,575	—	—
Accruals	308,575	—	—

	6,675,977	1,145	—

9.   Financial instruments

Financial assets and liabilities

      The Company’s financial instruments are cash, investments in short term deposits and other short term debtors and creditors. Short term debtors and creditors have been excluded from the table below in accordance with United Kingdom Financial Reporting Standard 13:

      The interest rate risk of financial assets was:

	Fixed rate	Floating rate	Total

	US $	US $	US $
December 31, 2004
Euro	1,544	403,125,350	403,126,894
Sterling	—	93,858	93,858
February 28, 2004
Euro	1,409	—	1,409
Sterling	—	23,508	23,508
February 28, 2003
Euro	475	—	475
Sterling	—	—	—

      The weighted average interest rate for the fixed rate financial assets was:

	Weighted	Weighted
	average	average period for
	interest rate	which rate is fixed

	%	Years
December 31, 2004	5.25	3.5
February 28, 2004	5.25	4.4
February 28, 2003	5.25	5.4

ROYAL DUTCH SHELL PLC

NOTES TO THE FINANCIAL STATEMENTS (Continued)

      The tables below show the Company’s currency exposure for its monetary assets and liabilities. The exposures that are not denominated in the Company’s functional currency of Euro give rise to exchange gains and losses which are recognized in the profit and loss account.

	Euro	Sterling	US Dollar	Total

	US $	US $	US $	US $
December 31, 2004
Assets	403,561,240	94,032	—	403,655,272
Liabilities	(5,940,827)	(308,575)	—	(6,249,402)

Total	397,620,413	(214,543)	—	397,405,870

February 28, 2004
Assets	1,568	23,508	—	25,076
Liabilities	—	(1,145)	—	(1,145)

Total	1,568	22,363	—	23,931

February 28, 2003
Assets	608	20,174	—	20,782
Liabilities	—	—	—	—

Total	608	20,174	—	20,782

Fair value of financial assets and liabilities

      There is no significant difference between the book value and the fair value of financial assets and liabilities at December 31, 2004, February 28, 2004 and February 28, 2003.

Derivative financial instruments

      In the period from incorporation until December 31, 2004, the Company has not entered into any foreign currency or interest rate contracts, swaps or similar instruments or arrangements.

Non-equity shares

      As at December 31, 2004, the Company had in issue 4,148,800,000 Euro deferred shares of €0.07 each (February 28, 2004: Nil, February 28, 2003: Nil). See Note 10 for the explanation of dividend rights applicable to these shares.

ROYAL DUTCH SHELL PLC

NOTES TO THE FINANCIAL STATEMENTS (Continued)

10.	Called up share capital

	December 31,	February 28,	February 28,
	2004	2004	2003

Authorized
20,000 (February 28, 2004: 20,000)
(February 28, 2003: 20,000)
Ordinary shares of £1 each	£20,000	£20,000	£20,000
30,000 (February 28, 2004: Nil)
(February 28, 2003: Nil)
Sterling deferred shares of £1 each	£30,000	—	—
4,500,000,000 (February 28, 2004: Nil)
(February 28, 2003: Nil)
Euro deferred shares of €0.07 each	€315,000,000	—	—

	December 31,	February 28,	February 28,
	2004	2004	2003

	US $	US $	US $
Allotted, called up and fully paid
20,000 (February 28, 2004: 13,301)
(February 28, 2003: 13,301)
Ordinary shares of £1 each	33,253	21,042	21,042
30,000 (February 28, 2004: Nil)
(February 28, 2003: Nil)
Sterling deferred shares of £1 each	54,685	—	—
4,148,800,000 (February 28, 2004: Nil)
(February 28, 2003: Nil)
Euro deferred shares of €0.07 each	366,363,063	—	—

	366,451,001	21,042	21,042

      The Company was incorporated with an authorized share capital of £1,000 divided into 1,000 ordinary shares of £1 each. On the date of incorporation, 1 ordinary share of £1 was issued at par.

      The following alterations to the authorized and issued share capital of the Company have taken place since its incorporation:

a)	On March 21, 2002, 300 ordinary shares of £1 were allotted and issued;

b)	On February 25, 2003:

•	the authorized share capital was increased to £20,000 by the creation of 19,000 ordinary shares of £1 each ranking pari passu for all purposes with the existing ordinary shares.

•	13,000 ordinary shares were allotted, called up and fully paid up at par in money’s worth, with the amount outstanding at February 28, 2003 included within amounts receivable from shareholders (Note 6);

ROYAL DUTCH SHELL PLC

NOTES TO THE FINANCIAL STATEMENTS (Continued)

c)	On October 21, 2004:

•	the authorized share capital was increased to £50,000 and €315,000,000 by the creation of:

i)	30,000 Sterling deferred shares of £1 each; and

ii)	4,500,000,000 Euro deferred shares of €0.07 each

•	4,148,800,000 Euro deferred shares, 30,000 Sterling deferred shares and 6,699 Sterling ordinary shares were allotted, called up and fully paid up at par.

d)	On November 22, 2004 the rights attaching to the Euro deferred shares were amended such that the Company will have the right at any time to redeem all or any of the Euro deferred shares at a price not exceeding €0.01 (previously redeemable at the nominal value of €0.07 each) for all the Euro deferred shares redeemed at any one time without the requirement to give notice to the holder(s) of the Euro deferred shares.

      The Sterling deferred shares are redeemable only at the option of the Company at £1 for the whole class and carry no voting rights. There are no further rights to participate in profits or assets, including the right to receive dividends. Upon winding up or liquidation, the shares carry a right to repayment of paid up nominal value, ranking ahead of the ordinary shares, but behind the Euro deferred shares.

      The Euro deferred shares are redeemable only at the option of the Company at a price not exceeding €0.01 for all the Euro deferred shares redeemed at any one time and carry no voting rights. The shares carry a right to receive a non-cumulative preference dividend of 1 per cent of nominal value out of the profits of the Company available for distribution in each financial year, subject to a resolution under the Articles approving the distribution. No such resolution has been passed to date. Upon winding up or liquidation, the shares carry a preferred right to repayment of paid up nominal value. The Euro deferred shares represent the non equity shareholders’ funds.

11.	Reconciliation of movements in reserves and shareholders’ funds

		Currency	Profit
		translation	and loss
	Share capital	reserve	account	Total

	US $	US $	US $	US $
At February 5, 2002	—	—	—	—
Shares issued	21,042	—	—	21,042
Loss retained for the period	—	—	(227)	(227)
Currency translation adjustments	—	(33)	—	(33)

At February 28, 2003	21,042	(33)	(227)	20,782
Loss retained for the year	—	—	(97)	(97)
Currency translation adjustments	—	3,246	—	3,246

At February 28, 2004	21,042	3,213	(324)	23,931
Shares issued	366,429,959	—	—	366,429,959
Profit retained for the year	—	—	763,402	763,402
Currency translation adjustments	—	29,762,003	—	29,762,003

At December 31, 2004	366,451,001	29,765,216	763,078	396,979,295

ROYAL DUTCH SHELL PLC

NOTES TO THE FINANCIAL STATEMENTS (Continued)

      Currency translation adjustments for the 10 months ended December 31, 2004 are largely a result of the impact of the movements of the Euro/US Dollar exchange rate on the translation from the Euro functional to US Dollar presentation currency of the short term investment with a related party.

12.	Reconciliation of operating loss to net cash inflow/(outflow) from operating activities

	10 months		Period
	ended	Year ended	ended
	December 31,	February 28,	February 28,
	2004	2004	2003

	US $	US $	US $
Operating loss	(293,261)	(697)	(242)
Decrease in shareholder funding and prepayments	148	684	242
Increase in creditors	307,429	—	—

Net cash inflow/(outflow) from operating activities	14,316	(13)	—

      There were no cash movements in the period from February 5, 2002 until February 28, 2003.

13.	Analysis of net funds

	February 28,		Exchange	December 31,
	2004	Cash Flow	Movement	2004

	US $	US $	US $	US $
Cash at bank and in hand	23,508	11,631,756	315,473	11,970,737
Short term investments	—	361,421,048	29,827,423	391,248,471

Total	23,508	373,052,804	30,142,896	403,219,208

	February 28,		Exchange	February 28,
	2003	Cash Flow	Movement	2004

	US $	US $	US $	US $
Cash at bank and in hand	—	20,110	3,398	23,508
Short term investments	—	—	—	—

Total	—	20,110	3,398	23,508

14.	Related party transactions

      On October 22, 2004, €290,469,029 (US $366,429,959) received from Shell RDS Holding B.V. was invested in short term deposits with Shell Treasury Centre Limited, an entity within the Royal Dutch/ Shell Group. The Company earned interest on these deposits of €1,158,490 (US $1,434,229) up to December 31, 2004.

      At December 31, 2004 the balance outstanding with Shell Treasury Centre Limited was US $391,248,471 (made up of €286,850,254 and £36,945) plus interest accrued of US $434,452 (€318,584). These balances are shown within Notes 7 and 6 respectively.

      Interest on the Euro deposit is earned at Euribor less 0.0625% and on the Pound Sterling deposit at LIBOR less 0.125%. Interest earned is added to the principal amount outstanding at each maturity date. The deposits mature and are rolled over on a monthly basis. The deposits can be withdrawn prior to maturity but this will incur a breakage cost based on prevailing market interest rates.

      Administrative expenses of US $697 and US $242 in the year ended February 28, 2004 and the period ended February 28, 2003 respectively were settled by the then shareholder, BFT Nederland B.V.. At February 28, 2004

ROYAL DUTCH SHELL PLC

NOTES TO THE FINANCIAL STATEMENTS (Continued)

US $1,145 was payable to the former shareholder (February 28, 2003 US $20,174 receivable from the shareholder). The amount was reimbursed to the former shareholder in the 10 months ended December 31, 2004.

      At December 31, 2004, a balance of US $5,940,827 (€4,356,408) was owed to Shell Petroleum N.V., an entity within the Royal Dutch/ Shell Group.

15.	Ultimate parent undertaking

      Royal Dutch Shell plc is a 100% owned subsidiary of Shell RDS Holding B.V., a company owned equally by Royal Dutch and Shell Transport, where the financial rights of Royal Dutch and Shell Transport as shareholders, such as but not limited to the right to profits and liquidation proceeds, are divided 60% for Royal Dutch and 40% for Shell Transport.

16.	Subsequent events

      On October 28, 2004, the Royal Dutch Boards and the Shell Transport Board announced that they had unanimously agreed to propose to shareholders the unification of Royal Dutch and Shell Transport under a single parent company, Royal Dutch Shell plc.

      It is intended that the unification is implemented through a proposed transaction (“the Transaction”) pursuant to which the Company will become the parent company of Royal Dutch and Shell Transport through:

•	An exchange offer being made by the Company for all the Royal Dutch ordinary shares (“the offer”); and

•	A scheme of arrangement under section 425 of the UK Companies Act 1985 between Shell Transport and its ordinary shareholders (“the Scheme”).

      The Transaction is to be implemented in accordance with the Implementation Agreement, dated on May 18, 2005.

      The terms of the Transaction reflect the current 60:40 ownership of the Royal Dutch/ Shell Group by Royal Dutch and Shell Transport. The Transaction seeks to ensure that Royal Dutch Shareholders, Shell Transport Ordinary Shareholders, holders of Shell Transport Bearer Warrants and holders of Shell Transport ADRs are offered Royal Dutch Shell Shares or Royal Dutch Shell ADRs representing the equivalent economic interest in the Royal Dutch/ Shell Group following implementation of the Transaction as their existing shares or ADRs represent in the Royal Dutch/ Shell Group.

      Royal Dutch Shell will have two classes of ordinary shares, Class A Shares and Class B Shares. Royal Dutch Shareholders are being offered Class A Shares (other than holders of Royal Dutch New York Registered Shares who are being offered Class A ADRs) under the offer. Shell Transport Ordinary Shareholders and holders of Shell Transport Bearer Warrants are being offered Class B Shares under the Scheme and holders of Shell Transport ADRs are being offered Class B ADRs.

      The Class A Shares and the Class B Shares will have identical rights except in relation to the Dividend Access Mechanism by which dividends having a UK source are intended to be paid to the holders of Class B Shares. The Dividend Access Mechanism seeks to preserve the current tax treatment of dividends paid to Shell Transport Ordinary Shareholders and holders of Shell Transport Bearer Warrants.

      On 27 April 2005, the directors resolved, with immediate effect, to redeem 9,760,000 euro deferred shares for €0.01 in total, in accordance with the rights attaching to those shares.

      On May 12, 2005, the authorised share capital of the Company was increased to £50,000 and €700,000,000 by the creation of 600,000 Class A Shares of €0.07 each, 2,759,360,000 Class B Shares of €0.07 each and 2,740,040,000 unclassified shares of €0.07 each (to be classified as Class A Shares or Class B Shares upon

ROYAL DUTCH SHELL PLC

NOTES TO THE FINANCIAL STATEMENTS (Continued)

allotment at the discretion of the directors) and an ordinary resolution was passed authorising the directors to allot the 2,759,360,000 Class B Shares. In addition 360,960,000 unissued euro deferred shares were re-classified as unclassified shares (to be classified as Class A Shares or Class B Shares upon allotment at the discretion of the Royal Dutch Shell directors).

      On 13 May, 2005, the directors resolved to allot, conditional upon the Scheme becoming effective, Class B Shares up to an aggregate nominal value of €193,155,200 to Relevant Holders (as such term is defined in the Scheme) in accordance with the terms of the Scheme.

      Also on May 13, 2005:

•	to satisfy the entitlements of Royal Dutch Shareholders under the offer, a special resolution was passed conditional on the offer being declared unconditional in all respects:

—	re-classifying as Class A Shares, immediately upon the offer being declared unconditional (gestand wordt gedaan) in all respects, such number of issued euro deferred shares as is equal to the number of Royal Dutch Shares validly tendered in the offer acceptance period multiplied by two;

—	re-classifying as Class A Shares, on each occasion that Royal Dutch Shares are validly tendered to the offer in the subsequent acceptance period (if any), such number of issued euro deferred shares as is equal to that number of Royal Dutch Shares so tendered multiplied by two; and

—	re-classifying as Class A Shares, on each occasion that Royal Dutch Shares are offered to Royal Dutch Shell for exchange into Class A Shares after the later of the expiry of the offer acceptance period and the expiry of the subsequent acceptance period (if any) but at the absolute discretion of the Royal Dutch Shell directors (and subject to applicable law), such number of issued euro deferred shares as is equal to that number of Royal Dutch Shares so offered multiplied by two; and

•	a special resolution was passed, conditional upon the Scheme becoming effective, reclassifying the sterling ordinary shares of Royal Dutch Shell as Sterling deferred shares.

      There have been no other circumstances or events subsequent to the period end which require adjustment of or disclosure in the Financial Statements or in the notes thereto.

17.	US GAAP

      Under US GAAP financial statements are not required to be presented for the period prior to the acquisition of the Company by Shell RDS Holding B.V. on October 21, 2004. Prior to this date the activities of the Company relate to the previous owners and so have no ongoing significance to shareholders and were limited to the holding of investments and cash of an inconsequential amount.

      Under US GAAP push down accounting requirements, the excess of the consideration paid by Shell RDS Holding B.V. over the book value of the net assets of Royal Dutch Shell at the date of acquisition (which did not differ from the fair value) would have been recorded as an increase in equity and would have been charged to the Profit and Loss account of Royal Dutch Shell as an organization cost.

      Under UK GAAP there is no effect on the accounts of Royal Dutch Shell plc relating to the change of control of the Company. Consequently, for the period from October 21, 2004 to December 31, 2004, the Profit after tax (Net Income) and Total recognized gains and losses (Comprehensive income) under UK GAAP would be reduced by US$ 3 million when measured under US GAAP, resulting in a net loss for the period under US GAAP of US$ 2 million. At December 31, 2004, there are no differences between Shareholders’ funds

ROYAL DUTCH SHELL PLC

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Shareholders’ equity) as presented in the financial statements and the amounts that would be presented under US GAAP.

Statement of cash flows

      The statement of cash flows prepared under UK GAAP presents substantially the same information as that required under US GAAP except for the classification of items within the statements and the definition of cash under UK GAAP and cash and cash equivalents under US GAAP.

Period from
October 21, 2004
to December 31, 2004
US $ millions

Cash inflow from operating activities	1
Cash outflow from investing activities	—
Cash inflow from financing activities	372

Increase in cash and cash equivalents	373
Effect of foreign exchange rate changes	30
Cash and cash equivalents at the beginning of the period under US GAAP	—

Cash and cash equivalents at the end of the period under US GAAP	403

INDEX TO UNAUDITED CONDENSED INTERIM FINANCIAL REPORT OF

ROYAL DUTCH SHELL PLC

UNAUDITED CONDENSED INTERIM FINANCIAL REPORT

ROYAL DUTCH SHELL PLC

Operating and Financial Review for First Quarter 2005

      Royal Dutch Shell plc (Royal Dutch Shell) has no operating activity. Income for the first quarter 2005 was $1,333,464, which arose principally from interest earned on cash deposits, offset by tax and minimal administrative expenses. In the one month ended March 31, 2004, a loss of $953 was made. It is proposed that Royal Dutch Shell will become the new parent company for the Royal Dutch/Shell Group of Companies pursuant to an exchange offer being made by Royal Dutch Shell for all the ordinary shares of Royal Dutch Petroleum Company and a scheme of arrangement under section 425 of the UK Companies Act 1985 between The “Shell” Transport and Trading Company and its ordinary shareholders. Following such proposed transaction, Royal Dutch Shell will receive dividends arising from the Royal Dutch/Shell Group’s operations.

STATEMENT OF INCOME

Presented under IFRS

	Three months	One month
	ended	ended
	March 31,	March 31,
	2005	2004

	US $	US $
Administrative expenses	(383)	(76)
Net finance income/(costs)	1,930,134	(877)

Income/(loss) before taxation	1,929,751	(953)
Taxation	(596,287)	—

Income/(loss) for the period attributable to equity holders	1,333,464	(953)

Basic earnings per £1 ordinary share (see note 6)	66.67	(0.07)
Diluted earnings per £1 ordinary share (see note 6)	66.67	(0.07)

The notes on pages G6 to G12 are an integral part of this Condensed Interim Financial Report.

UNAUDITED CONDENSED INTERIM FINANCIAL REPORT

ROYAL DUTCH SHELL PLC

BALANCE SHEET

Presented under IFRS

	March 31,	December 31,	March 31,
	2005	2004	2004

	US $	US $	US $
ASSETS
Current assets
Other receivables	63,404	434,520	154
Investments — available for sale	1,468	—	—
Investments	—	1,544	1,522
Cash and cash equivalents	385,443,358	403,219,208	24,390

Total current assets	385,508,230	403,655,272	26,066

Total assets	385,508,230	403,655,272	26,066

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	6,940,881	6,675,977	1,253

Total current liabilities	6,940,881	6,675,977	1,253

Total liabilities	6,940,881	6,675,977	1,253

EQUITY
Issued capital	366,451,001	366,451,001	21,042
Cumulative currency translation differences	10,019,806	29,765,216	5,048
Retained earnings	2,096,542	763,078	(1,277)

Total equity	378,567,349	396,979,295	24,813

Total liabilities and equity	385,508,230	403,655,272	26,066

The notes on pages G6 to G12 are an integral part of this Condensed Interim Financial Report.

UNAUDITED CONDENSED INTERIM FINANCIAL REPORT

ROYAL DUTCH SHELL PLC

STATEMENT OF CHANGES IN EQUITY

Presented under IFRS

		Cumulative
		currency
		translation	Retained
	Issued capital	differences	earnings	Total equity

	US $	US $	US $	US $
At January 1, 2005	366,451,001	29,765,216	763,078	396,979,295
Net income for the first quarter	—	—	1,333,464	1,333,464
Currency translation differences	—	(19,745,410)	—	(19,745,410)

Total recognised (expense)/income for the period	—	(19,745,410)	1,333,464	(18,411,946)

At March 31, 2005	366,451,001	10,019,806	2,096,542	378,567,349

		Cumulative
		currency
		translation	Retained
	Issued capital	differences	earnings	Total equity

	US $	US $	US $	US $
At February 29, 2004	21,042	3,213	(324)	23,931
Net loss for the period	—	—	(953)	(953)
Currency translation differences	—	1,835	—	1,835

Total recognised income/(expense) for the period	—	1,835	(953)	882

At March 31, 2004	21,042	5,048	(1,277)	24,813

The notes on pages G6 to G12 are an integral part of this Condensed Interim Financial Report.

UNAUDITED CONDENSED INTERIM FINANCIAL REPORT

ROYAL DUTCH SHELL PLC

STATEMENT OF CASH FLOWS

Presented under IFRS

	Three months	One month
	ended	ended
	March 31,	March 31,
	2005	2004

	Unaudited	Unaudited
	US $	US $
Cash flow from operating activities:
Income/(loss) for the period	1,333,464	(953)
Adjustment for:		—
Taxation accrued	596,287	—
Foreign exchange gain (unrealised)	5,305	893
Interest income	(1,935,439)	(11)
Decrease in net working capital	—	71

Cash flow from operating activities	(383)	—
Cash flow from investing activities:
Interest received	2,289,192	11

Cash flow from investing activities	2,289,192	11
Currency translation differences relating to cash and cash equivalents	(20,064,659)	871

(Decrease)/increase in cash and cash equivalents	(17,775,850)	882
Cash and cash equivalents at beginning of period	403,219,208	23,508

Cash and cash equivalents at end of period	385,443,358	24,390

The notes on pages G6 to G12 are an integral part of this Condensed Interim Financial Report.

UNAUDITED CONDENSED INTERIM FINANCIAL REPORT

ROYAL DUTCH SHELL PLC

NOTES TO THE CONDENSED INTERIM FINANCIAL REPORT

1.	General information

      Royal Dutch Shell plc (the Company or Royal Dutch Shell) has not engaged in any operational activities since its incorporation. The Company has only borne the costs of administration expenses, acquired investments and issued share capital.

      The Company is a 100% subsidiary of Shell RDS Holding B.V., a company owned equally by Royal Dutch Petroleum Company (N.V. Koninklijke Nederlandsche Petroleum Maatschappij) (Royal Dutch) and The “Shell” Transport and Trading Company, p.l.c. (Shell Transport).

      The Condensed Interim Financial Report was authorised for issue by the Board of Directors on May 16, 2005 and should be read in conjunction with the accounts of the Company for the period ended December 31, 2004.

2	Basis of preparation

      The First Quarter Condensed Interim Financial Report of Royal Dutch Shell has been prepared in accordance with International Accounting Standard (IAS) 34 Interim Financial Reporting and with the policies set out in Note 3. These are the policies which the Company expects to apply in its first annual financial statements under International Financial Reporting Standards (IFRS) for the year ending December 31, 2005. The policies are in accordance with the recognition and measurement requirements of those IFRS and International Financial Reporting Interpretations Committee (IFRIC) interpretations issued by the International Accounting Standards Board that are effective or will be early adopted by the Company at December 31, 2005. The policies are also in accordance with accounting standards adopted for use in the European Union (which are based on IFRS and IFRIC interpretations).

      The financial information for the period ended December 31, 2004 does not constitute statutory accounts. A copy of the statutory accounts for that period has been delivered to the Registrar of Companies. The auditors’ report on those accounts was unqualified and does not contain a statement under Section 237(2) or (3) of the Companies Act 1985.

      The Company’s date of transition to IFRS is February 29, 2004. In 2004 the Company changed its reporting date from February 28 to December 31 and therefore, the comparative period disclosed in the Statement of Income, Statement of Changes in Equity and Statement of Cash Flows is for one month only.

      This represents the Company’s first application of IFRS and the accounting policies are set out in Note 3 below. Accounts for 2004 were prepared in accordance with United Kingdom Generally Accepted Accounting Principles (UK GAAP); accounting policies were set out in Note 1 in those accounts. UK GAAP differs in certain respects from IFRS and comparative figures for 2004 have been restated as necessary in accordance with IFRS. Reconciliations and descriptions of the effect of the transition from UK GAAP to IFRS on the Company’s total equity, its income for the period attributable to equity holders and cash flows are given in Note 4 including a description of the nature of the changes in accounting policies.

      These policies have been consistently applied to all the periods presented except for those relating to the classification and measurement of financial instruments to the extent that IFRS differs from UK GAAP. The Company has taken the exemption available under IFRS 1 First-time Adoption of International Financial Reporting Standards to only apply IAS 32 and IAS 39 from January 1, 2005 and the impact on transition is described in Note 5.

UNAUDITED CONDENSED INTERIM FINANCIAL REPORT

ROYAL DUTCH SHELL PLC

NOTES TO THE CONDENSED INTERIM FINANCIAL REPORT (Continued)

      The Condensed Interim Financial Report has been prepared under the historical cost convention except that available for sale investments are stated at their fair value.

      The preparation of interim financial information in conformity with IFRS requires the use of certain accounting estimates. It also requires management to exercise its judgement in the process of applying the Company’s accounting policies. Actual results could differ from these estimates.

3	Accounting policies

Foreign currency translation

      The functional currency of the Company for the three months ended March 31, 2005 and one month ended March 31, 2004 is the euro. The Company has had a limited number of transactions in the period but its net assets are predominately euro denominated.

      Income and expense items denominated in currencies other than the functional currency are translated into the functional currency at the rate ruling on their transaction date. Monetary assets and liabilities recorded in currencies other than the functional currency have been expressed in the functional currency at the rates of exchange ruling at the respective balance sheet dates. Differences on translation are included in the statement of income.

      Share capital issued in currencies other than in the functional currency is translated into the functional currency at the exchange rate as at the date of issue.

Presentation currency

      The Company’s presentation currency for each of the periods is US dollars.

      The results of the Royal Dutch/ Shell Group are presented in US dollars in the Annual Report and Accounts of Royal Dutch and Shell Transport. As the intended parent company of the Royal Dutch/ Shell Group, the Directors of the Company, having considered the requirements to select the most appropriate accounting policies and presentation of results, have concluded that it is appropriate that the presentation currency of the Company is US dollars to enable relevance, comparability and understandibility of the accounts to existing Royal Dutch and Shell Transport shareholders.

      Assets and liabilities for each balance sheet presented are translated from the functional currency into US dollars using the closing rate at the date of the balance sheet. Income, expenses and cash flows recognised in the period are translated at an average US dollar exchange rate for the period. Resulting exchange differences are reflected as currency translation differences in the statement of changes in equity and are included in cumulative currency translation differences.

      Share capital is recorded at the historical rate on the date of issue and is not re-translated at each subsequent balance sheet date.

      The applicable exchange rates compared to the US dollar for each period are as follows:

	Euro		Pound sterling

	Average	Period End	Average	Period End

Three months ended March 31, 2005	0.7625	0.7716	0.5289	0.5320
At December 31, 2004	N/a	0.7333	N/a	0.5186
One month ended March 31, 2004	0.8150	0.8170	0.5473	0.5448

UNAUDITED CONDENSED INTERIM FINANCIAL REPORT

ROYAL DUTCH SHELL PLC

NOTES TO THE CONDENSED INTERIM FINANCIAL REPORT (Continued)

Taxation

      The Company is tax resident in the Netherlands.

      The Company records a tax charge or credit in the statement of income calculated at the tax rate prevailing in the year for tax payable to the Netherlands Tax authorities.

Deferred tax

      Deferred tax is provided using the liability method of accounting for income taxes based on provisions of enacted or substantially enacted laws. Recognition is given to deferred tax assets and liabilities for the expected future tax consequences of events that have been recognised in the Condensed Interim Financial Report or in the tax returns (temporary differences); deferred tax is not generally provided on initial recognition of an asset or liability in a transaction that, at the time of the transaction, affects neither accounting nor taxable profit. In estimating these tax consequences, consideration is given to expected future events.

      Deferred tax assets are recognised where future recovery is probable.

Investments

      The Company adopted IAS 32 and IAS 39 with effect from January 1, 2005 and therefore, accounted for investments until the end of 2004 under UK GAAP. Information for 2004 has not been restated and the impact on transition is described below.

From February 29, 2004 to December 31, 2004

      Securities are stated at cost adjusted by the amortisation of premiums or the accrual of discounts, as appropriate, over periods to maturity. Provisions are made to reduce the carrying value of investments to their net realisable value when the net book value exceeds the net realisable value.

From January 1, 2005

      Securities classified by the Company as available for sale are stated at fair value with any resultant gain or loss being recognised directly in equity.

Cash and cash equivalents

      Cash and cash equivalents comprises cash balances and short-term rolling deposits with Shell Treasury Centre Limited, an entity within the Royal Dutch/ Shell Group.

Finance income and finance costs

      Net finance income/(costs) comprises interest received on funds invested and foreign exchange gains and losses.

      Interest is recognised in the statement of income as it accrues, using the effective interest method.

New accounting standards and interpretations

      IFRS is currently being applied in Europe and in other parts of the world simultaneously for the first time. Furthermore, due to a number of new and revised Standards included within the body of Standards that comprise IFRS, there is not yet a significant body of established practice on which to draw in forming judgements

UNAUDITED CONDENSED INTERIM FINANCIAL REPORT

ROYAL DUTCH SHELL PLC

NOTES TO THE CONDENSED INTERIM FINANCIAL REPORT (Continued)

regarding interpretation and application. Accordingly, practice is continuing to evolve and the full financial effect of reporting under IFRS as it would be applied and reported on in the Company’s first IFRS financial statements cannot be determined with certainty.

4	Reconciliation from UK GAAP to IFRS

      Royal Dutch Shell prepared its previously published financial statements for the ten months ended December 31, 2004 in accordance with UK GAAP. The analysis below provides a reconciliation of total equity, income for the period attributable to equity holders and cash flows as reported under UK GAAP as at and for the period ended December 31, 2004 to the total equity, income attributable to equity holders and cash flows under IFRS as at and for the period ended December 31, 2004 and as reported in this Condensed Interim Financial Report. A reconciliation of equity under UK GAAP to IFRS at February 29, 2004, the transition date is also provided.

(a)	Reconciliation of equity

      There was no difference between total equity measured under UK GAAP and IFRS at February 29, 2004, the transition date.

      There was no difference between total equity measured under UK GAAP and IFRS at December 31, 2004. However, there are certain reclassifications of items within the balance sheet as a result of adopting IFRS:

•	Under UK GAAP short-term deposits with a related party amounting to US $391,248,471 were classified as investments within current assets, under IFRS these have been classified as cash and cash equivalents.

•	UK GAAP includes a concept of allocating shareholders’ funds (total equity) between equity and non-equity interests. As a result of this the Euro Deferred Shares of the Company were classified as non-equity within shareholders’ funds under UK GAAP. Under IFRS no such concept exists and the Euro Deferred Shares are classified along with the other classes of shares as part of total equity.

(b)	Reconciliation of income for the period attributable to equity holders

      There was no difference between income for the period attributable to equity holders measured under UK GAAP and IFRS for the 10 months ended December 31, 2004.

(c)	Reconciliation of cash flows

      Cash and cash equivalents includes short-term deposits of US $361,421,048 under IFRS, whereas under UK GAAP the same has been included in the management of liquid resources category. There are no other material differences between the statement of cash flows presented under IFRS and the statement of cash flows presented under UK GAAP for the 10 months ended December 31, 2004.

5	Effect of adopting IAS 32 and IAS 39

      The Company took the exemption not to restate its comparative information for IAS 32 and IAS 39. It therefore, adopted IAS 32 and IAS 39 on January 1, 2005.

      In accordance with IAS 32 investments have been classified as available for sale and valued at fair value with any resultant gain or loss being recognised directly in equity. Under UK GAAP, the investment was shown at cost. There was no impact as a result of the change from measuring at fair value as opposed to cost.

UNAUDITED CONDENSED INTERIM FINANCIAL REPORT

ROYAL DUTCH SHELL PLC

NOTES TO THE CONDENSED INTERIM FINANCIAL REPORT (Continued)

6	Earnings per share

      The basic earnings per share for the three months ended March 31, 2005 and for the one month ended March 31, 2004 was based on the income for the period attributable to equity holders and the weighted average number of ordinary shares outstanding during the period of 20,000 (2004: 13,301).

      There is no difference between the basic and diluted earnings per share.

7	Related party transactions

      The Company invested in short-term deposits with Shell Treasury Centre Limited, an entity within the Royal Dutch/ Shell Group. The Company earned interest on these deposits of €1,475,538 (US $1,935,346) in the three month period ended March 31, 2005 (one month period ended March 31, 2004 €nil (US $nil)).

      At March 31, 2005 the balance outstanding with Shell Treasury Centre Limited was US $374,067,228 (made up of €288,594,718 and £37,453) plus interest accrued of US $63,404 (€48,905 and £14). These balances are shown within cash and cash equivalents and other receivables respectively.

      Interest on the euro deposit is earned at Euribor less 0.0625% and on the pound sterling deposit at LIBOR less 0.125%. Interest earned is added to the principal amount outstanding at each maturity date. The deposits mature and are rolled over on a monthly basis. The deposits can be withdrawn prior to maturity but this will incur a breakage cost based on prevailing market interest rates.

      In the one month ended March 31, 2004 administrative expenses of US $76 were settled by the then shareholder, BFT Nederland B.V..

      At March 31, 2005, a balance of US $5,645,574 (€4,356,408) was owed to Shell Petroleum N.V., an entity within the Royal Dutch/ Shell Group.

8	Subsequent events

      On October 28, 2004, the Royal Dutch Boards and the Shell Transport Board announced that they had unanimously agreed to propose to shareholders the unification of Royal Dutch and Shell Transport under a single parent company, Royal Dutch Shell plc.

      It is intended that the unification is implemented through a proposed transaction (“the Transaction”) pursuant to which the Company will become the parent company of Royal Dutch and Shell Transport through:

•	An exchange offer being made by the Company for all the Royal Dutch ordinary shares (“the offer”); and

•	A scheme of arrangement under section 425 of the UK Companies Act 1985 between Shell Transport and its ordinary shareholders (“the Scheme”).

      The Transaction is to be implemented in accordance with the Implementation Agreement, dated on May 18, 2005.

      The terms of the Transaction reflect the current 60:40 ownership of the Royal Dutch/ Shell Group by Royal Dutch and Shell Transport. The Transaction seeks to ensure that Royal Dutch Shareholders, Shell Transport Ordinary Shareholders, holders of Shell Transport Bearer Warrants and holders of Shell Transport ADRs are offered Royal Dutch Shell Shares or Royal Dutch Shell ADRs representing the equivalent economic interest in the Royal Dutch/ Shell Group following implementation of the Transaction as their existing shares or ADRs represent in the Royal Dutch/ Shell Group.

UNAUDITED CONDENSED INTERIM FINANCIAL REPORT

ROYAL DUTCH SHELL PLC

NOTES TO THE CONDENSED INTERIM FINANCIAL REPORT (Continued)

      Royal Dutch Shell will have two classes of ordinary shares, Class A Shares and Class B Shares. Royal Dutch Shareholders are being offered Class A Shares (other than holders of Royal Dutch New York Registered Shares who are being offered Class A ADRs) under the offer. Shell Transport Ordinary Shareholders and holders of Shell Transport Bearer Warrants are being offered Class B Shares under the Scheme and holders of Shell Transport ADRs are being offered Class B ADRs.

      The Class A Shares and the Class B Shares will have identical rights except in relation to the Dividend Access Mechanism by which dividends having a UK source are intended to be paid to the holders of Class B Shares. The Dividend Access Mechanism seeks to preserve the current tax treatment of dividends paid to Shell Transport Ordinary Shareholders and holders of Shell Transport Bearer Warrants.

      On 27 April 2005, the directors resolved, with immediate effect, to redeem 9,760,000 euro deferred shares for €0.01 in total, in accordance with the rights attaching to those shares.

      On May 12, 2005, the authorised share capital of the Company was increased to £50,000 and €700,000,000 by the creation of 600,000 Class A Shares of €0.07 each, 2,759,360,000 Class B Shares of €0.07 each and 2,740,040,000 unclassified shares of €0.07 each (to be classified as Class A Shares or Class B Shares upon allotment at the discretion of the directors) and an ordinary resolution was passed authorising the directors to allot the 2,759,360,000 Class B Shares. In addition 360,960,000 unissued euro deferred shares were re-classified as unclassified shares (to be classified as Class A Shares or Class B Shares upon allotment at the discretion of the Royal Dutch Shell directors).

      On May 13, 2005, the directors resolved to allot, conditional upon the Scheme becoming effective, Class B Shares up to an aggregate nominal value of €193,155,200 to Relevant Holders (as that term is defined in the Scheme) in accordance with the terms of the Scheme.

      Also on May 13, 2005:

•	to satisfy the entitlements of Royal Dutch Shareholders under the offer, a special resolution was passed conditional on the offer being declared unconditional in all respects:

—	re-classifying as Class A Shares, immediately upon the offer being declared unconditional (gestand wordt gedaan) in all respects, such number of issued euro deferred shares as is equal to the number of Royal Dutch Shares validly tendered in the offer acceptance period multiplied by two;

—	re-classifying as Class A Shares, on each occasion that Royal Dutch Shares are validly tendered to the offer in the subsequent acceptance period (if any), such number of issued euro deferred shares as is equal to that number of Royal Dutch Shares so tendered multiplied by two; and

—	re-classifying as Class A Shares, on each occasion that Royal Dutch Shares are offered to Royal Dutch Shell for exchange into Class A Shares after the later of the expiry of the offer acceptance period and the expiry of the subsequent acceptance period (if any) but at the absolute discretion of the Royal Dutch Shell directors (and subject to applicable law), such number of issued euro deferred shares as is equal to that number of Royal Dutch Shares so offered multiplied by two; and

•	a special resolution was passed, conditional upon the Scheme becoming effective, reclassifying the sterling ordinary shares of Royal Dutch Shell as Sterling deferred shares.

UNAUDITED CONDENSED INTERIM FINANCIAL REPORT

ROYAL DUTCH SHELL PLC

NOTES TO THE CONDENSED INTERIM FINANCIAL REPORT (Continued)

      There have been no other circumstances or events subsequent to the period end which require adjustment of or disclosure in the Condensed Interim Financial Report or in the notes thereto.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Annex A

N.V. KONINKLIJKE NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ

(ROYAL DUTCH PETROLEUM COMPANY)

and

THE “SHELL” TRANSPORT AND TRADING COMPANY, PUBLIC LIMITED COMPANY

and

ROYAL DUTCH SHELL PLC

IMPLEMENTATION AGREEMENT

De Brauw Blackstone Westbroek N.V	Slaughter and May
Zuid Hollandlaan 7	One Bunhill Row
2509 LW The Hague	London EC1Y 8YY
The Netherlands

A-i

A-ii

IMPLEMENTATION AGREEMENT

THIS AGREEMENT is made on 18 May, 2005

BETWEEN:

(1)	N.V. KONINKLIJKE NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ (ROYAL DUTCH PETROLEUM COMPANY), a company incorporated in The Netherlands having its principal place of business at Carel van Bylandtlaan 30, 2596 HR The Hague, The Netherlands (“RD”);

(2)	THE “SHELL” TRANSPORT AND TRADING COMPANY, PUBLIC LIMITED COMPANY, a public limited company incorporated in England and Wales (registered No. 00054485) having its registered office at Shell Centre, London SE1 7NA, England (“STT”); and

(3)	ROYAL DUTCH SHELL PLC, a company incorporated in England and Wales (registered No. 04366849) having its registered office at Shell Centre, London SE1 7NA, England and having its headquarters at Carel van Bylandtlaan 30, 2596 HR The Hague, The Netherlands (“Royal Dutch Shell”).

WHEREAS:

IT IS AGREED as follows:

1.   INTERPRETATION

1.1	In this Agreement, the following definitions are used:

“Agreed Form”	means, in relation to any document, such document in the form agreed and initialled for the purposes of identification only by or on behalf of RD, STT and Royal Dutch Shell;

“Court Meeting”	means the meeting of holders of STT ordinary shares and STT bearer warrants, for the purpose of approving the Scheme, convened by direction of the Court pursuant to section 425 of the Companies Act 1985, including any adjournment thereof;

“Court”	means the High Court of Justice in England and Wales;

“Existing Agreements”	has the meaning given in Clause 8.1;

“Hearing Date”	means the date of the hearing by the Court of the petition to sanction the Scheme;

“Listing Particulars”	means the listing particulars of Royal Dutch Shell, in the Agreed Form, to be published in connection with the Transaction and the applications for listing of Royal Dutch Shell’s ordinary shares in London and Amsterdam, including any supplementary listing particulars or supplements or wraparounds as necessary in connection with either application;

“Offer Documents”	means the RD Offer Document and the US Offer Document, including any supplements or wraparounds as necessary in connection with the RD Offer;

“RD Offer”	means the public offer to be made by Royal Dutch Shell for the entire issued ordinary share capital of RD on the terms described in, and subject to the conditions set out in, the Offer Documents;

“RD Offer Document”	means the offer document in the Agreed Form, to be dated 19 May 2005 (including any documents incorporated by reference therein) whereby Royal Dutch Shell will make an offer for all RD ordinary shares with a nominal value of €0.56 each in the capital of RD, which document will be addressed to non-US holders of RD ordinary shares in bearer or Hague registry form;

“Schedule 14D-9”	means the Solicitation/ Recommendation Statement on Schedule 14D-9 of RD in respect of the RD Offer;

“STT Short Form Scheme Document”	means the short-form circular relating to the Scheme, in the Agreed Form, to be dated 19 May 2005 and sent to, amongst others, holders of STT ordinary shares;

“STT Long Form Scheme Document”	means the long-form circular relating to the Scheme, in the Agreed Form, to be dated 19 May 2005 and sent, upon request (or otherwise as required by the Court), to, amongst others, holders of STT ordinary shares;

“Scheme Shares”	shall have the meaning set out in the STT Long Form Scheme Document;

“Scheme”	means the proposed scheme of arrangement under section 425 of the Companies Act 1985 between STT and the holders of the Scheme Shares as set out in Part 6 of the STT Long Form Scheme Document with or subject to any modification, addition or condition approved or imposed by the Court;

“Shareholder Documents”	means the Listing Particulars, the Offer Documents, the STT Long Form Scheme Document, the STT Short Form Scheme Document and the Schedule 14D-9;

“Transaction”	means the proposed transaction pursuant to which Royal Dutch Shell will, through the RD Offer and the Scheme, become the holding company of RD and STT; and

“US Offer Document”	means the registration statement on Form F4 to be dated 19 May 2005, consisting of, among other things, the prospectus identified therein and all documents incorporated by reference therein, relating to the part of the RD Offer whereby Royal Dutch Shell will make an offer for all RD ordinary shares with a nominal value of €0.56 each in the capital of RD and the registration of certain Royal Dutch Shell A Shares identified therein under the U.S. Securities Act of 1933, as amended, which document will be addressed to holders of RD ordinary shares in New York registry form or, to the extent located in the U.S., any RD ordinary shares in bearer or Hague registry form.

1.2	In this Agreement, save where the context otherwise requires:

(A)	a reference to a statute or statutory provision shall include a reference:

(i)	to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision; and

(ii)	to any subordinate legislation made under the relevant statute;

(B)	words in the singular shall include the plural, and vice versa;

(C)	the masculine gender shall include the feminine and neuter and vice versa;

(D)	a reference to a person shall be construed so as to include any individual, a firm, a body corporate, an unincorporated association and a person’s executors or administrators;

(E)	a reference to a clause or paragraph shall be a reference to a clause or paragraph (as the case may be) of this Agreement;

(F)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(G)	the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement; and

(H)	references to subsidiary and subsidiary undertaking shall bear the meanings respectively given in sections 736 and 259 of the Companies Act 1985.

1.3	The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and references to this Agreement shall include the Schedules.

2.   STATEMENT OF PRINCIPLES

2.1	RD and STT acknowledge that, prior to the selection of the Transaction as the means of changing the relationship between them, they had agreed the following statement of principles:

(A)	Mindful of the advantages conferred on their shareholders, businesses, employees and other stakeholders by the national origins of RD and STT and their respective cultures and heritage, and anxious that those advantages are not lost in future, while being conscious of the international character and business of the Royal Dutch/ Shell Group of Companies, RD and STT will use all reasonable endeavours to ensure that proper account shall be taken in the creation and conduct of the new organisation, of the national origins, cultures and heritage of RD and STT, in particular with respect to:

(i)	the business principles by which business is conducted;

(ii)	the appointment of directors;

(iii)	the new organisation’s governance;

(iv)	the terms of reference of any Committee of the Board; and

(v)	the drafting of any agreements by which the new structure is implemented.

(B)	To accomplish the objectives set out in Clause 2.1(A):

(i)	the Royal Dutch Shell Annual Report and Accounts shall be produced in English with a Dutch translation available on request.

(ii)	all Royal Dutch Shell shareholder publications other than the Annual Report and Accounts shall be produced in English with a Dutch translation being made available should the Board consider it appropriate to do so.

(iii)	general meetings of Royal Dutch Shell shall generally be held in The Netherlands, drawing as necessary on technological links to permit active two-way participation by persons physically present in the UK and The Netherlands.

2.2	Royal Dutch Shell agrees that it will adhere to the statement of principles set out in clause 2.1 following completion of the Transaction.

3.   CONDITIONS TO THE TRANSACTION, THE OFFER AND THE SCHEME

3.1	The parties have agreed that the Transaction is conditional upon the RD Offer becoming unconditional and the Scheme becoming effective in accordance with their terms by not later than 31 December 2005 (or such later date as the parties may agree and, in respect of the Scheme, the Court may allow).

3.2	The parties have agreed that the RD Offer and the Scheme shall be conditional upon the satisfaction (or waiver where permitted by the terms thereof) of the conditions set out in Part 5 of the STT Long Form Scheme Document and in the Offer Documents.

3.3	Subject to their respective directors’ fiduciary duties, the parties shall use all reasonable endeavours to implement the Transaction in the form described in the Shareholder Documents and as otherwise provided in this Agreement provided, however, that this Agreement shall not create any enforceable obligations against any party other than RD, STT and Royal Dutch Shell.

3.4	RD, STT and Royal Dutch Shell undertake with each other that, between the date of this Agreement and completion of the Transaction (or, if earlier, termination of this Agreement), they will conduct business in the ordinary and usual course and will not, subject to the fiduciary duties of their directors, take any step which might jeopardise or hinder completion of the Transaction.

4.   THE OFFER

      Royal Dutch Shell agrees with RD and STT to make the RD Offer on the terms set out in the Offer Documents and RD agrees with Royal Dutch Shell and STT, subject to its directors’ fiduciary duties, to use all reasonable endeavours to procure the satisfaction of the conditions to the RD Offer and to implement the RD Offer in accordance with its terms as set out in the Offer Documents.

5.   THE SCHEME

      STT agrees with RD and Royal Dutch Shell, subject to its directors’ fiduciary duties, to use all reasonable endeavours to procure the satisfaction of the conditions to the Scheme and to implement the Scheme in accordance with its terms as set out in the STT Scheme Long Form Document with or subject to any modification, addition or condition approved or imposed by the Court.

6.   OFFER AND SCHEME PROCEDURES

6.1	Royal Dutch Shell agrees and undertakes to RD and STT not to vary, terminate, or withdraw the RD Offer or to waive the conditions to the RD Offer or to determine whether any of the conditions to the RD Offer have been satisfied without the prior written consent of RD and STT.

6.2	STT agrees and undertakes to RD not to vary (including accepting any modification, addition or condition imposed by the Court), terminate, or withdraw the Scheme or to waive the conditions to the Scheme or to determine whether any of the conditions to the Scheme have been satisfied without the prior written consent of RD.

7.   CONSTITUTION AND GOVERNANCE

7.1	The parties shall ensure that, with effect from completion of the Transaction, the Articles of Association of Royal Dutch Shell shall be substantially in the form set out in Schedule 1.

7.2	Royal Dutch Shell agrees with RD and STT that it will, with effect from completion of the Transaction:

(A)	adopt the corporate governance arrangements set out in Schedule 2; and

(B)	comply with such arrangements (as amended from time to time by the board of directors of Royal Dutch Shell).

7.3	It is each party’s intention to ensure ongoing compliance with corporate governance guidelines established under the Combined Code on Corporate Governance and with the applicable requirements of the Sarbanes Oxley Act of 2002, applicable securities laws and the New York Stock Exchange rules.

8.   TERMINATION OF EXISTING AGREEMENTS

8.1	RD and STT acknowledge that there are in force between them (and other related parties) a number of agreements which regulate:

(A)	their respective economic rights in their combined business interests; and/or

(B)	the management and governance of their combined business interests,

            (together, the “Existing Agreements”).

8.2	With effect from completion of the Transaction:

(A)	all Existing Agreements between RD and STT shall terminate automatically; and

(B)	RD and STT shall use their respective reasonable endeavours to terminate all Existing Agreements to which any third party is a party.

9.   TERMINATION

9.1	This Agreement may be terminated forthwith by RD giving notice to STT in the event that the resolution approving the Scheme is not passed at the Court Meeting by the requisite majority.

9.2	This Agreement shall terminate automatically if a resolution approving this Agreement is put to the shareholders of RD and is not approved by the requisite majority.

9.3	In the event that by 31 December 2005 any of the conditions to the RD Offer or the Scheme have not been satisfied or waived in accordance with their terms or the Transaction has not become effective in accordance with its terms, this Agreement may be terminated by either RD or STT giving notice to the other and Royal Dutch Shell.

9.4	STT undertakes with Royal Dutch Shell and RD not to proceed with the Scheme and to withdraw the Scheme forthwith if this Agreement is terminated in accordance with its terms at any time prior to the Hearing Date.

10. COSTS

      It is agreed that if the Transaction is not completed each party shall bear its own costs in relation to this Agreement and the transactions contemplated hereby.

11. DELAY

      No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any right, power or privilege hereunder or otherwise.

12. ASSIGNMENT

      No party may assign or transfer all or part of its rights or obligations under this Agreement.

13. NOTICES

13.1	A notice, approval, consent or other communication in connection with this Agreement:

(A)	must be in writing; and

(B)	must be left at the address of the addressee, or sent by prepaid ordinary post (airmail if posted to or from a place outside the United Kingdom) to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number then to that address or facsimile number.

      The address and facsimile number of each party is:

(A)	RD

Carel van Bylandtlaan 30
2596 HR The Hague
The Netherlands

Attention: Company Secretary

Facsimile: +31 70 377 3687

(B)	STT

Shell Centre
London
SE1 7NA
England

Attention: Company Secretary

Facsimile: +44 20 7934 5153

(C)	Royal Dutch Shell

Carel van Bylandtlaan 30
2596 HR The Hague
The Netherlands

Attention: Company Secretary

Facsimile: +31 70 377 3687

14. MISCELLANEOUS PROVISIONS

14.1	No Partnership

      Nothing in this Agreement or in any document referred to in it shall constitute any of the parties a partner of any other.

14.2	Contracts (Rights of Third Parties) Acts 1999

      The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not party to this Agreement.

14.3	Entire Agreement

(A)	This Agreement and the Unification Protocol signed by RD and STT on 28 October 2004 (the “Unification Protocol”) constitute the whole and only agreement between the parties relating to the subject matter of this Agreement.

(B)	Each party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement which is not set out in this Agreement or the Unification Protocol.

(C)	Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement or the Unification Protocol.

(D)	For the purposes of this clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement or the Unification Protocol made or given by any person at any time prior to the date of this Agreement.

15. COUNTERPARTS

      This Agreement may be executed in a number of counterparts and by the parties to it on separate counterparts each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same agreement.

16. GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

16.1	This Agreement shall be governed by, and construed in accordance with, English law.

16.2	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled exclusively and finally by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force.

16.3	The appointing authority shall be The International Chamber of Commerce’s International Court of Arbitration (ICC).

16.4	The number of arbitrators shall be three.

16.5	The place of arbitration shall be The Hague.

16.6	The language to be used in the arbitral proceedings shall be English.

      This Agreement has been executed by the parties hereto on the date first above written.

Signed by /s/ Michiel Brandjes

for and on behalf of N.V. KONINKLIJKE
NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ
(ROYAL DUTCH PETROLEUM COMPANY)

Signed by /s/ Peter Voser

for and on behalf of THE “SHELL” TRANSPORT
AND TRADING COMPANY, PUBLIC LIMITED COMPANY

Signed by /s/ Peter Voser

for and on behalf of ROYAL DUTCH SHELL PLC

SCHEDULE 1

ARTICLES OF ASSOCIATION OF ROYAL DUTCH SHELL PLC

See Exhibit 3.2 to the Registration Statement of which this prospectus is a part.

SCHEDULE 2

ROYAL DUTCH SHELL PLC CORPORATE GOVERNANCE ARRANGEMENTS

A:  CHIEF EXECUTIVE OFFICER (“CEO”)

1.	Appointment, suspension and removal

1.1	The appointment of the CEO is made by the Board as a whole. The appointment process is led by the Nomination and Succession Committee.

1.2	The CEO can be removed by the Board (normally acting through the Chairman) or by shareholder resolution.

2.   Chair of the Executive Committee meetings

2.1	The CEO chairs meetings of the Executive Committee and sets its agenda.

2.2	The CEO is responsible for the effective functioning of the Executive Committee and leads the individual Executive Directors and the Executive Committee as a team.

2.3	The CEO will provide the Board through the Chairman with the information needed to evaluate the performance of individual Executive Directors and the Executive Committee as a whole each year; he fulfils a leading role in the development of individual Executive Directors.

3.   Overall Responsibility

3.1	The CEO bears overall responsibility for the implementation by the Executive Committee of overall strategy agreed by the board, the operational management of Royal Dutch Shell and the business enterprise connected with it.

3.2	The CEO, with the chairman, is responsible for ensuring effective two way communication with shareholders and other stakeholders and for maintaining the corporate reputation of Royal Dutch Shell. In general the CEO will be the chief spokesman for Royal Dutch Shell.

3.3	The CEO determines the assignment of executive roles amongst the Executive Directors, subject to the approval of the Board. Pending consideration by the Board, he may change an Executive Director’s executive role with immediate effect.

3.4	The CEO has oversight responsibility (subject to the views of the Board) for the appointment, proper functioning, and, if necessary, dismissal of individual Executive Directors as employees.

4.   Report to Chairman of the Board and to the Board

4.1	The CEO is accountable to the Chairman and to the Board for the performance of the Executive Committee and individual Executive Directors. They are accountable to the CEO and the Board.

4.2	The CEO, with the Chairman, ensures that members of the Board receive accurate, timely and clear information.

5.	Directions to Executive Directors

      The CEO is authorised to give general directions to each individual Executive Director in relation to the exercise of the operational responsibilities assigned to the respective Executive Director.

B:  EXECUTIVE MANAGEMENT

1.   Executive Committee

          1.1   Duties and Authorities

      The Board delegates the executive management of Royal Dutch Shell to the CEO and, under the CEO’s direction, to the other members of the Executive Committee. Accordingly, the Executive Committee shall be responsible for Royal Dutch Shell’s overall business and affairs and have the final authority in all matters of management that are not within the duties and authorities of the Board or of the shareholders’ meeting. It shall implement all Board resolutions and supervise all management levels in Royal Dutch Shell.

      Without limiting the generality of the foregoing, the Executive Committee’s areas of responsibility shall in particular include (subject to Board or Audit Committee approval, where required):

(A)	Royal Dutch Shell’s strategic aims, as approved by the Board; and its basic organization, policies, plans and performance, against these strategic aims, and in respect of the values and standards set by the Board, including Royal Dutch Shell’s business principles and policies forming the basis of its culture and identity, and its risk and internal control policies;

(B)	Royal Dutch Shell’s accounting framework and its financial control, planning and disclosure procedures;

(C)	compliance with Royal Dutch Shell’s lending and borrowing limits, as determined by the Board, and its procedures and approval processes for new investments;

(D)	the annual operational and capital budget and appraisal, and the consolidated quarterly, half-yearly and annual financial statements;

(E)	acquisitions, divestitures, liquidations, restructurings and other transactions in accordance with established limits, procedures and approval processes;

(F)	appointment and dismissal of senior executives below the Executive Committee level, and staff development;

(G)	monitoring of performance against determined goals; and

(H)	on all matters which are for Board decision or approval, appropriate preparatory and follow-up action.

          1.2   Composition

      The Executive Committee shall consist of:

(A)	the CEO who shall report directly to the Board;

(B)	the Chief Financial Officer (“CFO”) and other Executive Directors who shall direct and supervise the major organizational units; the CFO and such other Executive Directors shall report directly to the CEO in such manner as the CEO shall determine, and they shall be accountable both to the CEO and to the Board;

(C)	such additional members as the Board, in consultation with the CEO, may from time to time determine, and who shall report directly to the CEO.

          1.3   Meetings

      The Executive Committee shall meet as often as business requires.

      Executive Committee proceedings and decisions shall be recorded in minutes. To this effect, the Executive Committee shall be assisted by a secretary not the Company Secretary, whose role and obligations shall be determined by the Executive Committee.

      In principle, Executive Committee meetings shall take place in The Netherlands. Exceptionally, on particular occasions, the Executive Committee may meet in other countries. The meetings will be conducted in the English language.

2.   Extended Executive Leadership Group

      The Executive Management shall also comprise an extended executive leadership group, the membership of which may vary over time.

      Such membership, and the duties and authorities of the members, shall be set forth under the principles of Royal Dutch Shell’s basic organization, as determined by the Executive Committee.

C:  BOARD

1.   Overall role

      The Board is collectively responsible for the success of Royal Dutch Shell.

      The Board should meet as often as is necessary to discharge its duties effectively.

      The Board’s role is to:

1.1	provide entrepreneurial leadership of Royal Dutch Shell within a framework of prudent and effective controls;

1.2	consider and, if appropriate, approve Royal Dutch Shell’s strategic aims and business principles, and review management performance against those aims; and

1.3	set Royal Dutch Shell’s values and standards and ensure that its obligations to its shareholders and others are understood and met.

2.   Composition

      The Board will comprise:

2.1	up to 10 non-executive directors, including the Chairman and Deputy Chairman, with appropriate business and professional experience, including at least one finance expert and one with oil industry experience and together having a suitable balance geographically and by gender; and

2.2	the CEO, the CFO and up to 3 other executive directors.

      In addition to the Chairman and the Deputy Chairman, the number of other non-executive Directors shall at all times exceed the number of executive Directors, including the CEO and CFO.

3.   Appointments

      It is agreed that, in respect of all board appointments, the governing principle shall be the choice of the best person for the job, irrespective of nationality. The Nomination and Succession Committee shall have due regard to the international nature of the Company and to its Dutch/ British heritage.

4.   Annual Review Responsibilities

      The Board will annually:

4.1	review its own performance and that of its committees and individual directors; and

4.2	review Royal Dutch Shell’s system of internal controls.

5.   Roles and Responsibilities of Non-executive Directors

5.1	Non-executive directors should:

(A)	constructively challenge and help develop proposals on strategy;

(B)	scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

(C)	satisfy themselves on the integrity of financial information and that financial controls and systems of risk management are robust and defensible;

(D)	be responsible for determining appropriate levels of remuneration of executive directors;

(E)	appoint and where necessary remove, executive directors, and plan succession; and

(F)	keep Royal Dutch Shell’s business principles under review.

5.2	Non-executive directors should also meet:

(A)	at least annually without the Chairman being present, to review the performance of the Chairman; and

(B)	routinely without the executive directors being present, to discuss, among other things, corporate strategy, Royal Dutch Shell’s system of internal controls and the performance of individual directors.

6.   Committees of the Board

6.1	The Board shall establish from among the Non-Executive Directors: an Audit Committee, a Nomination and Succession Committee, a Remuneration Committee and a Social Responsibility Committee.

6.2	The Chairman of the Board will be the Chairman of the Nomination and Succession Committee. The Board will appoint other Committee Chairmen from among their members.

6.3	Committees shall comprise at least three Directors.

6.4	Any Non-Executive Director shall be entitled to attend any Committee of which he is not a member (other than the Executive Committee).

6.5	A Committee Chairman may invite the CEO or other Executive Director to attend any meeting of that Committee when appropriate.

6.6	The Audit, Remuneration, and Nomination and Succession Committees will comprise Non-Executive Directors exclusively.

6.7	The Chairman of the Board will not be a member of either the Audit Committee or the Remuneration Committee.

7.   Meetings

7.1	In principle, Board and Board Committee meetings shall take place in the Netherlands. Exceptionally, on particular occasions, the meetings may be held in other countries.

7.2	Meetings will be conducted in the English language.

7.3	The Company Secretary shall be The Secretary of the Board.

D:  BOARD CHAIRMAN

      The Chairman is responsible for the leadership of the Board.

1.	Appointment

1.1	The appointment of its Chairman is made by the Board as a whole. The process is led by the Nomination and Succession Committee.

1.2	The Chairman shall not be a former member of the Executive Committee.

2.	The Chairman is responsible for ensuring that the Board and its Committees function effectively. With the CEO, he shall ensure that members of the Board receive accurate, timely and clear information. To this end the Chairman of the Board shall see to it that:

2.1	there is an adequate induction and training programme that all directors follow;

2.2	the development needs of individual directors are identified and met;

2.3	all Directors receive in good time all information which is necessary for the proper performance of their duties and have sufficient time to take decisions;

2.4	the performance of the CEO, the other Executive Directors and Non-Executive Directors is assessed at least once a year;

2.5	the Board elects a Deputy Chairman;

2.6	the Board has proper contact with the CEO and the Executive Committee.

3.	The Chairman will from time to time convene meetings of the Non-Executive Directors without the Executive Directors present.

4.	The Chairman shall ensure the orderly and efficient conduct of General Meetings of Shareholders of Royal Dutch Shell.

5.	The Chairman, with the CEO, is responsible for ensuring effective two-way communication with shareholders and other stakeholders and maintaining the corporate reputation of Royal Dutch Shell.

E:  DEPUTY CHAIRMAN

1.	The Non-Executive Directors shall choose a Deputy Chairman from among their number.

2.	The Deputy Chairman will:

2.1	chair meetings of shareholders or the Board in the absence of the Chairman;

2.2	provide such assistance to the Chairman and the CEO as they may require;

2.3	facilitate the self-evaluation of the Board, and its Committees and its evaluation of the Chairman; and

2.4	fulfil the other functions of “Senior Independent Director”.

3.	The Deputy Chairman shall not be a former member of the Executive Committee.

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Annex B

OPINION OF ABN AMRO BANK N.V.

The Managing Board and Supervisory Board

N.V. Koninklijke Nederlandsche Petroleum
Maatschappij (Royal Dutch Petroleum Company)
Carel van Bylandtlaan 30
2596 HR The Hague
The Netherlands

Letter of opinion	27 October 2004

Dear Sirs,

      We understand that it is proposed that Royal Dutch Shell plc, a company incorporated under the laws of England and Wales (the “Offeror”), will make an offer to acquire all the outstanding ordinary shares in the capital of N.V. Koninklijke Nederlandsche Petroleum Maatschappij (Royal Dutch Petroleum Company), a company incorporated under the laws of The Netherlands (the “Company” or “Royal Dutch”), (the “Offer”) that will be interconnected with and interconditional on a reorganisation of the entire share capital of The “Shell” Transport and Trading Company, public limited company, a company incorporated under the laws of England and Wales (“Shell Transport”), by a court sanctioned scheme of arrangement (the “Scheme of Arrangement” and, together with the Offer, the “Transactions”). Pursuant to the terms of the Offer, as set out in a merger protocol, substantially in the form of the draft dated 25 October 2004 (the “Unification Protocol”), we understand that the Offeror is proposing to offer each holder of one ordinary share, nominal value Euro 0.56 per share, in the capital of the Company (each a “Royal Dutch Share” and each beneficial owner of a Royal Dutch Share a “Royal Dutch Shareholder”), 2 class A shares, nominal value Euro 0.07 per share, in the capital of the Offeror (the “Offeror Class A Shares”) (including in the form of American Depositary Shares representing Offeror Class A Shares) for each Royal Dutch Share (the “Exchange Ratio”).

      We understand that, as set out in the Unification Protocol, the Offeror is proposing to offer each holder of one ordinary share, nominal value 0.25 pence per share, of Shell Transport (each a “Shell Transport Share” and each beneficial owner of a Shell Transport Share, a “Shell Transport Shareholder”), approximately 0.2874 class B shares, nominal value Euro 0.07 per share, in the capital of the Offeror (the “Offeror Class B Shares”) (including in the form of American Depositary Shares representing Offeror Class B Shares) for each Shell Transport Share. We further understand that, as set out in the Unification Protocol, assuming consummation and full acceptances of the Transactions by Royal Dutch Shareholders and Shell Transport Shareholders, respectively, the issued and outstanding share capital of the Offeror will comprise 4,148,800,000 Offeror Class A Shares and 2,765,866,667 Offeror Class B Shares. As set out in the Unification Protocol, we understand that each Offeror

ABN AMRO Bank N.V., Established in Amsterdam
Register of Commerce Amsterdam no. 33002587
VAT no. NL 00 30 27 144 B01

27 October 2004

Class A Share and Offeror Class B Share will carry identical voting and economic rights, except that in the case of the Offeror Class B Shares, holders of Offeror Class B Shares will be entitled, pursuant to a dividend access scheme, to U.K. source dividends instead of dividends paid by the Offeror.

      The Managing Board and Supervisory Board of the Company have asked for ABN AMRO Bank N.V.’s (“ABN AMRO”) opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the Royal Dutch Shareholders.

      For the purposes of providing our opinion, ABN AMRO has:

1.	Reviewed certain publicly available business and financial information relating to the Company, including the audited annual accounts for the three consecutive financial years ending 31 December 2003, 2002 and 2001 and the unaudited half year financial figures for the period ending 30 June 2004;

2.	Reviewed certain publicly available business and financial information relating to Shell Transport, including the audited annual accounts for the three consecutive financial years ending 31 December 2003, 2002 and 2001 and the unaudited half year financial figures for the period ending 30 June 2004;

3.	Reviewed certain publicly available business and financial information relating to the Royal Dutch/ Shell group of companies (the “Group”) owned by the Company and Shell Transport, including the audited annual accounts for the three consecutive financial years ending 31 December 2003, 2002 and 2001 and the unaudited half year financial figures for the period ending 30 June 2004;

4.	Participated in discussions with and reviewed information provided by the senior management of the Company with respect to the businesses and prospects of the Company, Shell Transport and the Group;

5.	Reviewed the historical stock prices and trading volumes of the Royal Dutch Shares and the Shell Transport Shares;

6.	Reviewed the financial terms of certain transactions we believe to be comparable to the Transactions;

7.	Reviewed the draft announcement relating to the Transactions dated 26 October 2004 and those parts of the Unification Protocol and certain other related documents, which ABN AMRO deemed relevant for the purposes of providing this opinion;

8.	Participated in discussions with, and reviewed information provided by, relevant employees of the Group as well as the tax advisors assisting the Group on the various (potential) tax consequences resulting from the Transactions; and

9.	Performed such other financial reviews and analyses, as we, in our absolute discretion, have deemed appropriate.

      With respect to any financial forecasts that may have been made available, ABN AMRO has assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgements of the management of the Company and Shell Transport as to the future financial performance of the Company, Shell Transport and the Group, and that no event subsequent to the date of any such financial forecasts and undisclosed to ABN AMRO has had a material effect on them. ABN AMRO does not assume or accept liability or responsibility for (and expresses no view as to) any such forecasts or the assumptions on which they are based. ABN AMRO has assumed and relied upon, without independent verification, the truth, accuracy and completeness of the information, forecasts (that may have been made available), data and financial terms provided to us or used by us, has assumed that the same are not misleading and does not assume or accept any liability or responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets, operations or liabilities of the Company, Shell Transport or the Group nor have we been provided with such valuation or appraisal. In preparing this opinion, ABN AMRO has received specific

27 October 2004

confirmation from senior management of the Company that the assumptions specified above are reasonable and no information has been withheld from ABN AMRO that could have influenced the purport of this opinion or the assumptions on which it is based.

      Further, ABN AMRO’s opinion is necessarily based on financial, economic, monetary, market and other conditions, including those in the securities and oil and gas markets, as in effect on, and the information made available to ABN AMRO or used by it up to, the date hereof. This opinion exclusively focuses on the fairness, from a financial point of view, of the Exchange Ratio to the Royal Dutch Shareholders and does not address any other issues such as the underlying business decision to unite the share capital of the Company and Shell Transport or to recommend the Offer, any transaction involving Shell Transport, or the commercial merits of any of the foregoing, which are matters solely for the supervisory board and the Managing Board of the Company. In addition, this opinion does not in any manner address the prices or volumes at which the Royal Dutch Shares, the Offeror Class A Shares or the Offeror Class B Shares may trade following consummation of the Transactions. Subsequent developments in the aforementioned conditions may affect this opinion and the assumptions made in preparing this opinion and ABN AMRO is not obliged to update, revise or reaffirm this opinion if such conditions change.

      In rendering this opinion, ABN AMRO has not provided legal, regulatory, tax, accounting or actuarial advice and accordingly ABN AMRO does not assume any responsibility or liability in respect thereof. We did not participate in negotiations with respect to the terms of the Unification Protocol, the Offer, the Scheme of Arrangement and the other transactions contemplated by the Unification Protocol. Furthermore, ABN AMRO has assumed that the Transactions will be consummated on the terms and conditions as set out in the Unification Protocol, without any material changes to, or waiver of, their terms or conditions. Moreover, ABN AMRO has assumed that the Offer will be tax neutral for most Royal Dutch Shareholders and Shell Transport Shareholders.

      The engagement of ABN AMRO, this letter and the opinion expressed herein are provided for the use of the Company’s Managing Board and Supervisory Board in connection with their evaluation of the Offer. This opinion does not in any way constitute a recommendation by ABN AMRO to any Royal Dutch Shareholders as to whether such holders should accept or reject the Offer or otherwise act in relation to the Offer.

      ABN AMRO is acting as financial advisor to the Company in connection with the Offer, and will receive fees for its services, including for rendering this opinion, which fees are contingent upon rendering this opinion. From time to time ABN AMRO and its affiliates may have also (i) maintained banking relationships with the Company, Shell Transport or the Group or (ii) executed transactions, for their own account or for the accounts of customers, in the Royal Dutch Shares or the Shell Transport Shares or debt securities of the Company and Shell Transport and, accordingly, may at any time hold a long or short position in such securities. ABN AMRO is a holder of Royal Dutch Shares and of Shell Transport Shares, and provides financing facilities to the Company. In connection with the Transactions, we have provided certain financial services, and in the future may provide certain financial or investment banking services to the Offeror.

      It is understood that this letter may not be relied upon by, nor be disclosed to, in whole or in part, any third party for any purpose whatsoever, without the prior written consent of ABN AMRO. Notwithstanding the foregoing, this letter (i) may be disclosed if required by or requested under applicable law or regulation and (ii) may be reproduced in the offer document to be distributed to Royal Dutch Shareholders and in any filing made by the Company or the Offeror in respect of the Offer with the U.S. Securities and Exchange Commission, so long as this letter is reproduced in full in such offer document and filing and any description of or reference in such offer document or filing to ABN AMRO, the opinion or the related analysis is in a form reasonably acceptable to us and our counsel.

      This opinion is issued in the English language and reliance may only be placed on this opinion as issued in the English language. If any translations of this opinion are delivered they are provided only for ease of reference,

27 October 2004

have no legal effect and ABN AMRO makes no representation as to (and accepts no liability in respect of) the accuracy of any such translation.

      This letter and ABN AMRO’s obligations to the Managing Board and the Supervisory Board hereunder shall be governed by and construed in accordance with Dutch law and any claims or disputes arising out of, or in connection with, this letter shall be subject to the exclusive jurisdiction of the Dutch Courts.

      Based upon and subject to the foregoing, ABN AMRO is of the opinion that, as at the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Royal Dutch Shareholders.

Yours sincerely,

/s/ ABN AMRO BANK N.V.

ABN AMRO Bank N.V.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Annex C

The Managing Board and Supervisory Board

N.V. Koninklijke Nederlandsche Petroleum
Maatschappij (Royal Dutch Petroleum Company)
Carel van Bylandtlaan 30
2596 HR The Hague
The Netherlands

Letter of opinion	13 May 2005

Dear Sirs,

      We understand that it is proposed that Royal Dutch Shell plc, a company incorporated under the laws of England and Wales (the “Offeror”), will make an offer to acquire all the outstanding ordinary shares in the capital of N.V. Koninklijke Nederlandsche Petroleum Maatschappij (Royal Dutch Petroleum Company), a company incorporated under the laws of The Netherlands (the “Company” or “Royal Dutch”), (the “Offer”) that will be interconnected with and interconditional on a reorganisation of the entire share capital of The “Shell” Transport and Trading Company, public limited company, a company incorporated under the laws of England and Wales (“Shell Transport”), by a court sanctioned scheme of arrangement (the “Scheme of Arrangement” and, together with the Offer, the “Transactions”). Pursuant to the terms of the Offer, as set out in a merger protocol, dated 28 October 2004 (the “Unification Protocol”) and a draft dated 10 May 2005 of the announcement of final proposals for the Transactions, we understand that the Offeror is proposing to offer each holder of one ordinary share, nominal value Euro 0.56 per share, in the capital of the Company (each a “Royal Dutch Share” and each beneficial owner of a Royal Dutch Share a “Royal Dutch Shareholder”), 2 class A shares, nominal value Euro 0.07 per share, in the capital of the Offeror (the “Offeror Class A Shares”) (including in the form of American Depositary Shares representing Offeror Class A Shares) for each Royal Dutch Share (the “Exchange Ratio”).

      We understand that, as set out in the draft dated 10 May 2005 of the announcement of final proposals for the Transactions, the Offeror is proposing to offer each holder of one ordinary share, nominal value 0.25 pence per share, of Shell Transport (each a “Shell Transport Share” and each beneficial owner of a Shell Transport Share, a “Shell Transport Shareholder”), approximately 0.287333066 class B shares, nominal value Euro 0.07 per share, in the capital of the Offeror (the “Offeror Class B Shares”) (including in the form of American Depositary Shares representing Offeror Class B Shares) for each Shell Transport Share. We further understand that, based on the information as set out in the draft dated 10 May 2005 of the announcement of final proposals for the Transactions, assuming consummation and full acceptances of the Transactions by Royal Dutch Shareholders and Shell Transport Shareholders, respectively, the issued and outstanding share capital of the Offeror will comprise 4,139,040,000 Offeror Class A Shares and 2,759,360,000 Offeror Class B Shares. As set out in the Unification

ABN AMRO Bank N.V., Established in Amsterdam
Register of Commerce Amsterdam no. 33002587
VAT no. NL 00 30 27 144 B01

13 May 2005

Protocol, we understand that each Offeror Class A Share and Offeror Class B Share will carry identical voting and economic rights, except that in the case of the Offeror Class B Shares, holders of Offeror Class B Shares will be entitled, pursuant to a dividend access scheme, to U.K. source dividends instead of dividends paid by the Offeror.

      The Managing Board and Supervisory Board of the Company have asked for ABN AMRO Bank N.V.’s (“ABN AMRO”) opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the Royal Dutch Shareholders.

      For the purposes of providing our opinion, ABN AMRO has:

1.	Reviewed certain publicly available business and financial information relating to the Company, including the audited annual accounts for the three consecutive financial years ending 31 December 2004, 2003 and 2002 and the unaudited quarterly financial figures for the period ending 31 March 2005;

2.	Reviewed certain publicly available business and financial information relating to Shell Transport, including the audited annual accounts for the three consecutive financial years ending 31 December 2004, 2003 and 2002 and the unaudited quarterly financial figures for the period ending 31 March 2005;

3.	Reviewed certain publicly available business and financial information relating to the Royal Dutch/ Shell group of companies (the “Group”) owned by the Company and Shell Transport, including the audited annual accounts for the three consecutive financial years ending 31 December 2004, 2003 and 2002 and the unaudited quarterly financial figures for the period ending 31 March 2005;

4.	Participated in discussions with and reviewed information provided by the senior management of the Company with respect to the businesses and prospects of the Company, Shell Transport and the Group;

5.	Reviewed the historical stock prices and trading volumes of the Royal Dutch Shares and the Shell Transport Shares;

6.	Reviewed the financial terms of certain transactions we believe to be comparable to the Transactions;

7.	Reviewed a draft dated 10 May 2005 of the announcement of final proposals for the Transactions, the announcement relating to the Transactions dated 28 October 2004 and those parts of the Unification Protocol and certain other related documents, which ABN AMRO deemed relevant for the purposes of providing this opinion;

8.	Participated in discussions with, and reviewed information provided by, relevant employees of the Group as well as the tax advisors assisting the Group on the various (potential) tax consequences resulting from the Transactions; and

9.	Performed such other financial reviews and analyses, as we, in our absolute discretion, have deemed appropriate.

      With respect to any financial forecasts that may have been made available, ABN AMRO has assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgements of the management of the Company and Shell Transport as to the future financial performance of the Company, Shell Transport and the Group, and that no event subsequent to the date of any such financial forecasts and undisclosed to ABN AMRO has had a material effect on them. ABN AMRO does not assume or accept liability or responsibility for (and expresses no view as to) any such forecasts or the assumptions on which they are based. ABN AMRO has assumed and relied upon, without independent verification, the truth, accuracy and completeness of the information, forecasts (that may have been made available), data and financial terms provided to us or used by us, has assumed that the same are not misleading and does not assume or accept any liability or responsibility for any independent verification of such information or any independent valuation or appraisal of

13 May 2005

any of the assets, operations or liabilities of the Company, Shell Transport or the Group nor have we been provided with such valuation or appraisal. In preparing this opinion, ABN AMRO has received specific confirmation from senior management of the Company that the assumptions specified above are reasonable and no information has been withheld from ABN AMRO that could have influenced the purport of this opinion or the assumptions on which it is based.

      Further, ABN AMRO’s opinion is necessarily based on financial, economic, monetary, market and other conditions, including those in the securities and oil and gas markets, as in effect on, and the information made available to ABN AMRO or used by it up to, the date hereof. This opinion exclusively focuses on the fairness, from a financial point of view, of the Exchange Ratio to the Royal Dutch Shareholders and does not address any other issues such as the underlying business decision to unite the share capital of the Company and Shell Transport or to recommend the Offer, any transaction involving Shell Transport, or the commercial merits of any of the foregoing, which are matters solely for the Supervisory Board and the Managing Board of the Company. In addition, this opinion does not in any manner address the prices or volumes at which the Royal Dutch Shares, the Offeror Class A Shares or the Offeror Class B Shares may trade following consummation of the Transactions. Subsequent developments in the aforementioned conditions may affect this opinion and the assumptions made in preparing this opinion and ABN AMRO is not obliged to update, revise or reaffirm this opinion if such conditions change.

      In rendering this opinion, ABN AMRO has not provided legal, regulatory, tax, accounting or actuarial advice and accordingly ABN AMRO does not assume any responsibility or liability in respect thereof. We did not participate in negotiations with respect to the terms of the Unification Protocol, the Offer, the Scheme of Arrangement and the other transactions contemplated by the Unification Protocol. Furthermore, ABN AMRO has assumed that the Transactions will be consummated on the terms and conditions as set out in the Unification Protocol and the draft dated 10 May 2005 of the announcement of final proposals for the Transactions, without any material changes to, or waiver of, their terms or conditions. Moreover, ABN AMRO has assumed that the Offer will be tax neutral for most Royal Dutch Shareholders and Shell Transport Shareholders.

      The engagement of ABN AMRO, this letter and the opinion expressed herein are provided for the use of the Company’s Managing Board and Supervisory Board in connection with their evaluation of the Offer. This opinion does not in any way constitute a recommendation by ABN AMRO to any Royal Dutch Shareholders as to whether such holders should accept or reject the Offer or otherwise act in relation to the Offer.

      ABN AMRO is acting as financial advisor to the Company in connection with the Offer, and will receive fees for its services, including for rendering the opinion, which fees are contingent upon rendering the opinion. From time to time ABN AMRO and its affiliates may have also (i) maintained banking relationships with the Company, Shell Transport or the Group or (ii) executed transactions, for their own account or for the accounts of customers, in the Royal Dutch Shares or the Shell Transport Shares or debt securities of the Company and Shell Transport and, accordingly, may at any time hold a long or short position in such securities. ABN AMRO is a holder of Royal Dutch Shares and of Shell Transport Shares, and provides financing facilities to the Company. In connection with the Transactions, we have provided certain financial services, and in the future may provide certain financial or investment banking services to the Offeror. ABN AMRO is acting as the Dutch exchange agent to the Offeror in the Offer and as co-listing agent to the Offeror in connection with the listing of the Offeror Class A Shares and the Offeror Class B Shares on Euronext Amsterdam.

      It is understood that this letter may not be relied upon by, nor be disclosed to, in whole or in part, any third party for any purpose whatsoever, without the prior written consent of ABN AMRO. Notwithstanding the foregoing, this letter (i) may be disclosed if required by or requested under applicable law or regulation and (ii) may be reproduced in the offer document to be distributed to Royal Dutch Shareholders and in any filing made by the Company or the Offeror in respect of the Offer with the U.S. Securities and Exchange Commission, so long as this letter is reproduced in full in such offer document and filing and any description of or reference in

13 May 2005

such offer document or filing to ABN AMRO, the opinion or the related analysis is in a form reasonably acceptable to us and our counsel.

      This opinion is issued in the English language and reliance may only be placed on this opinion as issued in the English language. If any translations of this opinion are delivered they are provided only for ease of reference, have no legal effect and ABN AMRO makes no representation as to (and accepts no liability in respect of) the accuracy of any such translation.

      This letter and ABN AMRO’s obligations to the Managing Board and the Supervisory Board hereunder shall be governed by and construed in accordance with Dutch law and any claims or disputes arising out of, or in connection with, this letter shall be subject to the exclusive jurisdiction of the Dutch Courts.

      Based upon and subject to the foregoing, ABN AMRO is of the opinion that, as at the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Royal Dutch Shareholders.

Yours sincerely,

/s/ ABN AMRO BANK N.V.

ABN AMRO Bank N.V.